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As filed with the Securities and Exchange Commission on August 12, 2008

Registration No. 333-133940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.
And Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	43-1304369 (I.R.S. Employer Identification Number)

920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Craig R. Ramsey
Executive Vice President and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, MO 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin M. Connor, Esq. Senior Vice President, General Counsel and Secretary AMC Entertainment Inc. 920 Main Street Kansas City, MO 64105 (816) 221-4000	Monica K. Thurmond, Esq. O'Melveny & Myers 7 Times Square New York, NY 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11% Senior Subordinated Notes due 2016	$325,000,000	100%	$325,000,000	(2)

Guarantees of the 11% Senior Subordinated Notes Due 2016	$325,000,000	N/A	N/A	(3)

8 5/8% Senior Notes due 2012	$250,000,000	100%	$250,000,000	(2)

Guarantees of the 8 5/8% Senior Notes Due 2012	$250,000,000	N/A	N/A	(3)

8% Senior Subordinated Notes due 2014	$300,000,000	100%	$300,000,000	(2)

Guarantees of the 8% Senior Subordinated Notes Due 2014	$300,000,000	N/A	N/A	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The securities were initially registered on March 9, 1999, March 27, 2002, March 24, 2004, January 28, 2005 and April 27, 2006, and the proposed maximum offering prices per note were calculated at those times for purposes of calculating the registration fees in reliance on Rule 457(f), which fee has previously been paid.
(2)
The prospectus that is part of this registration statement will only be used in connection with offers and sales related to market making transactions of an indeterminate amount of the securities. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.
(3)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

          This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

 SCHEDULE A
SUBSIDIARY GUARANTORS

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
AMC Card Processing Services, Inc.	AZ	7832	20-1879589
Loews Citywalk Theatre Corporation	CA	7832	95-4760311
S&J Theatres, Inc.	CA	7832	95-4464380
Club Cinema of Mazza, Inc.	DC	7832	04-3465019
AMC Entertainment International, Inc.	DE	7832	43-1625326
AMC Realty, Inc.	DE	7832	43-1360799
Centertainment, Inc.	DE	7832	43-1714772
LCE Acquisition Sub, Inc.	DE	7832	N/A
LCE Mexican Holdings, Inc.	DE	7832	20-1386585
Loews Cineplex U.S. Callco, LLC	DE	7832	N/A
Loews Theatre Management Corp.	DE	7832	13-3274097
Premium Theater of Framingham, Inc.	MA	7832	04-3399792
American Multi-Cinema, Inc.	MO	7832	43-0908577

 EXPLANATORY NOTE

        This Registration Statement contains a combined Prospectus under Rule 429 promulgated under the Securities Act of 1933, as amended (the "Act"), that relates to each of the several series of notes issued by AMC Entertainment Inc. and the related guarantees thereof (the "Securities") that previously have been registered with the Commission. Each series of Securities has been registered under the Act on registration statements bearing the following File Nos.: 333-122376, 333-113911 and 333-133574. Accordingly, upon effectiveness, this Registration Statement shall act as a post-effective amendment to each such registration statement.

        This Registration Statement is being filed, and the Prospectus that is part hereof will be used, solely in connection with offers and sales by J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC related to market-making transactions of an indeterminate amount of the Securities.

PROSPECTUS

AMC Entertainment Inc.

$325,000,000 11% Series B Senior Subordinated Notes due 2016
$250,000,000 8 5/8% Series B Senior Notes due 2012
$300,000,000 8% Series B Senior Subordinated Notes due 2014

  The 11% Series B Senior Subordinated Notes due 2016:

  •
  Aggregate Principal Amount: $325,000,000

  •
  Maturity Date: February 1, 2016

  •
  Interest Payment Date: Semi-annually on February 1 and August 1 of each year.

  •
  Redemption: The 2016 Notes will be redeemable after February 1, 2011. Prior to February 1, 2009, we may also redeem up to 35% of the 2016 Notes using the proceeds of certain equity offerings.

  The 8 5/8% Series B Senior Notes due 2012:

  •
  Aggregate Principal Amount: $250,000,000

  •
  Maturity Date: August 15, 2012

  •
  Interest Payment Date: Semi-annually on February 15 and August 15 of each year.

  •
  Redemption: The Fixed Rate Notes will be redeemable after August 15, 2008. Prior to August 15, 2007, we may also redeem up to 35% of the Fixed Rate Notes using the proceeds of certain equity offerings.

  The 8% Series B Senior Subordinated Notes due 2014:

  •
  Aggregate Principal Amount: $300,000,000

  •
  Maturity Date: March 1, 2014

  •
  Interest Payment: Semi-annually on March 1 and September 1 of each year.

  •
  Redemption: The 2014 notes will be redeemable on or after March 1, 2009.

         The 8 5/8 Senior Notes due 2012 (the "Fixed Rate Notes" or the "Senior Notes") are our senior unsecured obligations and rank in right of payment to any of our existing and future subordinated debt and rank equally in right of payment with each other and any of our existing and future senior debt and are effectively subordinated to any of our secured debt, including our new senior secured credit facility, as to the assets securing such debt. The 8% Senior Subordinated Notes due 2014 (the "2014 Notes"), and the 11% Senior Subordinated Notes due 2016 (the "2016 Notes" and, together with the 2014 Notes, the "Senior Subordinated Notes" and, together with the Senior Notes, the "notes") are our senior subordinated, unsecured obligations, pari passu with each other and in right of payment with all of our existing and future senior subordinated indebtedness and are effectively subordinated to all of our secured indebtedness, including the indebtedness under our new senior secured credit facility, to the extent of the value of the assets that secure such indebtedness, and the liabilities of our non-guarantor subsidiaries. Each of the Senior Notes are fully and unconditionally guaranteed on a senior basis and each of the Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, in each case by our existing and future subsidiaries that guarantee our other indebtedness on a joint and several basis. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes. If we fail to make payments on the notes each of our subsidiaries that are guarantors must make them instead.

         If a change of control occurs, and unless we have exercised our right to redeem all of the notes, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

         We prepared this prospectus for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. The closing of the offerings of the notes referred to in this prospectus, which constituted delivery of the notes by us, occurred on November 15, 2004, in the case of the 2014 Notes, August 18, 2004, in the case of the Fixed Rate Notes and January 26, 2006, in the case of the 2016 Notes.

         See "Risk Factors" beginning on page 16 for a discussion of certain risks you should consider before making an investment decision in the notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2008.

        You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

 TABLE OF CONTENTS

Market and Industry Information	ii
Where You Can Find More Information About Us	ii
Forward Looking Statements	ii
Summary	1
Risk Factors	16
Use of Proceeds	30
Capitalization	31
Selected Historical Financial and Operating Data	32
AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations	39
Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations	69
Business	79
Management	92
Compensation Discussion and Analysis	96
Principal Stockholders	113
Certain Relationships and Related Party Transactions	116
Description of Other Indebtedness	120
Description of 2016 Notes	123
Description of Senior Notes	154
Description of 2014 Notes	188
Plan of Distribution	214
Legal Matters	214
Experts	214
Index to Consolidated Financial Statements	F-1

i

 MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, and Rentrak Corporation ("Rentrak")), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the Motion Picture Association of America is for the 2007 calendar year, all information provided by NATO is for the 2007 calendar year and all information provided by Rentrak is as of April 3, 2008.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy this registration statement, as well as reports and other information filed by us at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for information regarding the operations of its Headquarters Office. The SEC also maintains a World Wide Web site at http:/ /www.sec.gov that contains reports and information statements and other information regarding registrants (including us) that file electronically.

FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These risks and uncertainties include, but are not limited to, the following: (i) national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate; (ii) the levels of expenditures on entertainment in general and movie theatres in particular; (iii) increased competition within movie exhibition or other competitive entertainment mediums; (iv) technological changes and innovations, including alternative methods for delivering movies to consumers; (v) the popularity of theatre attendance and major motion picture releases; (vi) shifts in population and other demographics; (vii) our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us; (viii) our need for, and ability to obtain, additional funding for acquisitions and operations; (ix) risks and uncertainties relating to our significant indebtedness; (x) fluctuations in operating costs; (xi) capital expenditure requirements; (xii) changes in interest rates; and (xiii) changes in accounting principles, policies or guidelines. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. For a discussion of these and other risk factors, see "Risk Factors."

ii

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this prospectus, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

iii

 SUMMARY

        The following summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. Before deciding to invest in our notes, you should read the entire prospectus carefully, including the section entitled "Risk Factors" and the consolidated financial statements and unaudited pro forma combined financial data and the related notes contained elsewhere in this prospectus.

        On January 26, 2006, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMC Entertainment"), merged with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the "Mergers").

        As used in this prospectus, unless the context otherwise requires, references to "AMC Entertainment" or "AMCE" refer to AMC Entertainment Inc. and its subsidiaries prior to giving effect to the Mergers and references to "Loews" refer to Loews Cineplex Entertainment Corporation and its subsidiaries prior to giving effect to the Mergers. Except as otherwise indicated or otherwise required by the context, references in this prospectus to "we," "us," "our," the "combined company" or the "Company" refer to the combined business of AMC Entertainment, Loews, and their respective subsidiaries after giving effect to the Mergers.

        AMC Entertainment has a 52-week or 53-week fiscal year ending on the Thursday closest to April 1. Fiscal years 2004, 2005, 2006 and 2007 contained 52 weeks. Fiscal year 2008 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. For the fiscal year ended April 3, 2008, we had revenues of $2,504,327,000 and earnings from continuing operations of $43,445,000. As of April 3, 2008, we owned, operated or held interests in 353 theatres with a total of 5,094 screens, approximately 89% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuits. Our average screen per theatre count in the United States and Canada of 15.0 and our annual attendance per theatre of more than 675,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities.

        In the United States and Canada, as of April 3, 2008, we operated 304 theatres with 4,551 screens in 30 states, the District of Columbia and two Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.3% of our revenues for the fiscal year ended April 3, 2008.

        As of April 3, 2008, our international circuit of 49 theatres with 543 screens consisted principally of wholly-owned theatres in Mexico, where we operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries ("Cinemex"). We believe that we have the number one market share in the MCMA with an estimated 47% of MCMA attendance through March 31, 2008. Our wholly-owned international circuit represented 7.7% of our revenues for the fiscal year ended April 3, 2008.

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of allied businesses and strategic initiatives that have created value for our company and, we believe, will continue to generate incremental value for our company. For example:

  •
  We created National Cinema Network, Inc., our advertising subsidiary, in 1985, and combined it with Regal CineMedia to form National CineMedia, LLC ("NCM"), a cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. On February 13, 2007, we received net proceeds of $517,122,000 upon completion of the NCM Transactions. We currently own approximately 19.1% of NCM;

  •
  We were a founding partner and currently own approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 10,000 screens; and

  •
  In February 2007, we formed our most recent joint venture, known as Digital Cinema Implementation Partners LLC ("DCIP"), with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

         Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. As of April 3, 2008, we operated in 23 of the top 25 DMA's and had the number one or two market share in 22 of those DMA's, including the number one market share in New York City, Chicago, Dallas and Washington, D.C. In certain of our densely populated urban markets, we believe there is scarcity of attractive retail real estate opportunities due in part to zoning requirements. We believe our major market presence makes our theatres more important to content providers who rely on our markets for a disproportionate share of box office receipts (as typically 55% of all U.S. box office receipts derive from the top 25 DMA's).

        Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's create a greater opportunity to exhibit a broad array of film genres, which we believe drives higher levels of attendance at our theatres as compared to theatres in less densely populated markets. Historically, this has produced the highest capacity utilization among the group consisting of us and the companies that we view as our peer competitors, meaning Regal Entertainment Group and Cinemark Holdings, Inc. as measured by attendance per theatre. We believe our strong presence in major markets positions us well relative to our peer competitors to take advantage of opportunities for incremental revenues associated with operating a digital theatre circuit, given our patrons' interest in a broader array of content offerings.

         Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. From April 1995 through April 3, 2008, AMC Entertainment and Loews built 208 theatres with 3,733 new screens, acquired 431 theatres with 3,007 screens and disposed of 697 theatres with 4,295 screens. Of the total new build screens, 2,933 were added during the April 1995 through March 2002 period as we led the industry in modernizing our circuit through development of megaplex theatres. As of April 3, 2008, 3,401, or approximately 75%, of our screens in the U.S. and Canada were located in megaplex theatres and the average number of screens per theatre was 15.0, which was more than twice the industry average of 6.9, according to the National Association of Theatre Owners ("NATO"), and higher than any of our peer competitors. Over the past five years we invested over $850,000,000 to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        We believe our high average number of screens per theatre and design of our megaplex theatres provide a more enjoyable entertainment experience and offer us operational benefits, as we are able to offer a wider selection of content and show times. We believe this contributes to our generating the highest attendance and revenues per theatre among our peer competitors. For the fiscal year ended April 3, 2008, we had the number one market share in New York City, Chicago, Dallas and Washington D.C. among others, and we operated 23 of the top 50 theatres in the United States and Canada in terms of box office revenue as measured by Rentrak. Our next closest competitor operated 10 of the top 50 theatres. For the fiscal year ended April 3, 2008, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 21% higher than our closest peer competitor and 35% higher than the industry average, as measured by Rentrak.

        We believe that our theatre circuit will be further enhanced with the installation of digital projection systems in our theatres, which began in newly opened theatres in the fourth quarter of calendar 2007 and which we expect to take approximately 3.5 years to roll out to substantially all of our existing theatres. We believe operating a digital theatre circuit will provide us with greater flexibility in exhibiting our content, which we expect will enhance our capacity utilization, enable us to achieve higher ticket prices for differentiated content formats such as Digital 3D and IMAX, and provide incremental revenue from exhibition of alternative content such as live concerts, sporting events, Broadway shows and opera.

         Strong Cash Flow Generation.    The U.S. theatrical exhibition industry has a long-term history of steady box office growth, even during times of economic downturn. When combined with our major market focus and highly productive theatre assets, we have been able to generate significant and stable cash flow provided by operating activities. For the fiscal year ended April 3, 2008, our net cash provided by operating activities totaled $220,208,000. In future years, we expect to continue to generate cash flow to allow us to maintain our facilities, invest in our business, service our debt and pay dividends.

         Proven Management Team.    Our executive management team has an average of approximately 23 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of strategic acquisitions including Loews and General Cinema, as well as delivered target cost savings and strong operating results.

Our Strategy

        Our strategy is driven by the following three key elements:

         Growing Revenues by Broadening and Enhancing the Guest Experience.    We intend to generate incremental revenues in the future by broadening and enhancing the experience in our theatres through a number of initiatives. Specifically, we will continue to broaden our content offerings through the installation of additional IMAX and Digital 3D systems, present attractive alternative content and enhance our food and beverage offerings. We also will continue to create new strategic marketing and loyalty programs aimed at increasing attendance.

        We recently announced an agreement with IMAX to install 100 MPX digital projection systems at our theatres in 34 major U.S. markets. Deployment of these systems will commence in July 2008 and extend through 2010, depending upon the achievement of specified financial measures. The agreement has an initial term of seven years with one three-year renewal option and provides for a territorial exclusivity covenant that gives us the exclusive rights (subject to previously existing IMAX licensed locations) to IMAX digital projection systems in the geographical areas surrounding 100 of our theatres; and a right of first refusal for installation of IMAX digital projection systems in additional IMAX locations within certain geographical areas.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP and its members have yet to execute definitive agreements concerning the extent of such funding, but based on current negotiations, we expect that with respect to our existing theatres, allowances from

DCIP of $70,000 per screen will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, allowances from DCIP will cover $30,000 to $45,000 of such costs per screen, the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund allowances through virtual print fees ("VPFs") from motion picture studios. We will bear maintenance costs with respect to digital projection systems in our theatres, which we expect to be similar to what we currently spend on our conventional film projectors. We will also bear any incremental installation costs relating to Digital 3D or to enable the exhibition of alternative-content.

        Our ability to implement digital cinema systems in accordance with our plans will depend on the availability of equipment from third-party vendors and on the ongoing negotiation of definitive agreements by DCIP for financing, payment of VPFs by motion picture studios and equipment use agreements with participating exhibitors. We believe that the supply of digital cinema equipment will be sufficient for our needs and that such definitive agreements are likely to be executed during calendar 2008.

         Maximizing Operating Efficiencies.    We believe that the size of our circuit and the breadth of our operations will allow us to continue to achieve economies of scale and drive continued improvement in operating margins. Since fiscal 2001, we have been able to increase our Segment Adjusted EBITDA(1) margins from 14.5% to 17.8% for the fiscal year ended April 3, 2008. We have achieved this margin improvement through an ongoing review of all aspects of our operations and the implementation of cost-saving initiatives, including at the theatre level, more effective scheduling of staff and concession gains. As a result, cost of operations as a percentage of total revenues decreased from 67.4% in fiscal 2001 to 64.4% for the fiscal year ended April 3, 2008. Additionally, general and administrative expenses as a percentage of total revenue decreased from 2.7% in fiscal 2001 to 2.1% for the fiscal year ended April 3, 2008.

(1)
See Note 18—Operating Segments to our audited consolidated financial statements included elsewhere in this prospectus, for a discussion of Segment Adjusted EBITDA, including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in our unaudited and audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

         Enhancing our Theatre Portfolio.    Through a deliberate and focused internal review process, we have closed or disposed of 697 older or obsolete theatres representing 4,295 screens on a combined basis since the end of fiscal 1995, 1,905 of which were owned by AMC Entertainment at the time of disposal and 2,390 of which were owned by Loews. We believe that our efforts in disposing of theatres that are nearing the end of their productive life cycle has differentiated us from our peer competitors and contributed to our overall portfolio quality. We have identified 39 theatres with 366 screens that we may close over the next one to three years due to expiration of leases or early lease termination. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        In addition to our disposition activity, we will evaluate the potential for new theatres and, where appropriate, intend to replace underperforming theatres with new, modern theatres that offer amenities that are consistent with our portfolio. Currently, we have 12 theatres representing 151 screens committed for opening from fiscal 2009 through 2011. Actual number of closures and new builds from fiscal 2009 through 2011 may differ materially from our estimates. Lastly, we intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. Historically we have demonstrated a successful track record of integrating acquisitions such as Loews and General Cinema. Our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

 Our Industry

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

         A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies is one of the most popular and affordable out-of-home entertainment options. In 2007, attendance at indoor movie theatres in the United States and Canada was 1,400,000,000. This contrasts to the 116,000,000 combined annual attendance generated by professional baseball, basketball and football over the same time period. The estimated average price of a movie ticket was $6.88 in 2007, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events.

         Long History of Steady Growth.    The theatrical exhibition industry is a mature business which has, over an extended period, produced steady growth in revenues. The combination of the popularity of moviegoing, its steady long-term growth characteristics, industry consolidation that has resulted in more rational capital deployment and the relative maturity of the business makes theatrical exhibition a highly cash flow generative business today. Box office revenues in the United States and Canada have increased at a 4.2% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. During this period, the industry experienced short-term variability in attendance and resulting revenues which we believe were highly correlated to the quality of film product being exhibited. We believe that these long-term trends will continue.

         Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

         Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of conversion from film-based to digital projection technology. Virtually all filmed entertainment content today can be exhibited digitally. Digital projection results in a premium visual experience for patrons as there is no degradation of image over the life of a film. Digital content also gives the theatre operator greater flexibility in programming content. For example, theatre operators are able to better address capacity utilization and meet demand in their theatres by making real-time decisions on the number and size of auditoriums to program with content. Moreover, digital technology provides theatres with the opportunity for additional revenues through Digital 3D and alternative content offerings. Recent experience with digital has produced increased attendance and average ticket prices. For example, theatres are able to charge $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Furthermore, Digital 3D screens have generated more than double the attendance of standard 2D versions of the same movie. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

Recent Developments

        On December 7, 2007, AMC Entertainment announced a joint-venture agreement to install 100 IMAX MPX digital projection systems at our locations in 34 major U.S. markets. The theatres will feature IMAX's digital projection system, which is being developed for the IMAX MPX theatre design. The agreement is expected to accelerate our transition to digital projection technology in our theatres. The rollout of the first 50 IMAX digital projection systems is expected to begin in July 2008 at our locations in 24 selected markets, with an additional 25 scheduled for rollout in 2009 and 25 more in 2010. The IMAX projection systems are slated to be installed in many of our top-performing locations in major U.S. markets, including theatres in Chicago, Dallas, Houston, Los Angeles, New York, Philadelphia, San Francisco and Washington D.C.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. ("Parent"), merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC (collectively, "Bain"), affiliates of The Carlyle Group (collectively, "Carlyle") and affiliates of Spectrum Equity Investors (collectively, "Spectrum"), (JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to as the "Sponsors"), (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into the right to receive a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and our other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related $270.6 million dividend to Holdings' stockholder.

Risk Factors

        You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the notes.

Additional Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105-1977. Our telephone number is (816) 221-4000 and our website address is www.amctheatres.com. The information contained on our website is not a part of this prospectus.

Summary of the Terms of the Notes

Issuer	AMC Entertainment, Inc.
The Notes

$325,000,000 in aggregate principal amount of 11% Series B Senior Subordinated Notes due 2016.
$250,000,000 8 5/8% in aggregate principal amount of Series B Senior Notes due 2012.
$300,000,000 in aggregate principal amount of 8% Series B Senior Subordinated Notes due 2014.
Maturity Date	February 1, 2016, for the 2016 Notes. August 15, 2012, for the Fixed Rate Notes. March 1, 2014 for the 2014 Notes.
Interest Payment Dates	February 1 and August 1 of each year for the 2016 Notes. February 15 and August 15 of each year for the Fixed Rate Notes. March 1 and September 1 of each year for the 2014 Notes.
Guarantees
The notes are fully and unconditionally guaranteed jointly and severally on a senior unsecured basis, in the case of the Senior Notes, and on a senior subordinated unsecured basis, in the case of the Senior Subordinated Notes, by each of our existing and future subsidiaries that guarantee our other indebtedness.
Optional Redemption
We may redeem some or all of the 2016 Notes after February 1, 2011, some or all of the Fixed Rate Notes after August 15, 2008 and some or all of the 2014 Notes after March 1, 2009 at the redemption prices set forth herein. In addition, prior to February 1, 2009 for the 2016 Notes and August 15, 2007 for the Fixed Rate Notes, we may redeem up to 35% of each series of notes using the proceeds of certain equity offerings. See "Description of 2016 Notes—Optional Redemption," "Description of Senior Notes—Optional Redemption" and "Description of 2014 Notes—Optional Redemption."
Change of Control
Upon a change of control, you as a holder of the notes will have the right to require us to repurchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of 2016 Notes—Change of Control," "Description of Senior Notes—Change of Control" and "Description of 2014 Notes—Change of Control."
Ranking	The Senior Notes are our general unsecured obligations and:
• rank senior in right of payment to any existing and future subordinated indebtedness of the Company, including the Senior Subordinated Notes;
• rank equally to each other and in right of payment with any existing and future senior indebtedness of the Company; and

• are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the Senior Notes.

Similarly, the subsidiary guarantees are general unsecured obligations of the guarantors and:
• rank senior in right of payment to any existing and future subordinated indebtedness of the guarantors, including their guarantees of the Senior Subordinated Notes;
• rank equally in right of payment with any existing and future senior indebtedness of the applicable guarantor; and

• are effectively subordinated in right of payment to any secured debt of such guarantor, including guarantees of indebtedness under the new senior secured credit facility, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary that is not a guarantor.
The Senior Subordinated Notes are our general unsecured obligations and:
• rank junior in right of payment with any existing and future senior indebtedness of the Company, including the Senior Notes;
• rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the Company; and

• are effectively subordinated in right of payment to any secured indebtedness of the Company, including the new senior secured credit facility, to the extent of the value of the assets securing such indebtedness, and all liabilities and preferred stock of each of the Company's subsidiaries that do not guarantee the notes.
Similarly, the subsidiary guarantees relating to the Senior Subordinated Notes are general unsecured obligations of the guarantors and:
• rank junior in right of payment with any existing and future senior indebtedness of the applicable guarantor, including their guarantees of the Senior Notes;
• rank equally to each other and in right of payment with any existing and future senior subordinated indebtedness of the applicable guarantor; and

• are effectively subordinated in right of payment to any secured debt of such guarantor, including guarantees of indebtedness under the new senior secured credit facility, to the extent of the value of the assets securing such debt, and all the liabilities and preferred stock of any subsidiary that is not a guarantor.
As of April 3, 2008, we had:

• $1,061.7 million of outstanding senior indebtedness, consisting of the Senior Notes and related Guarantees, borrowings under our new senior secured credit facility, capital lease obligations and 10% mortgage payable due 2007.
• $623.9 million of outstanding senior subordinated indebtedness, consisting of the Senior Subordinated Notes and related Guarantees.

Our subsidiaries that are not guarantors (including Cinemex) accounted for approximately $218.4 million, or 8.7%, of our total revenues for the 53 weeks ended April 3, 2008 and approximately $556.3 million, or 14.4%, of our total assets and approximately $216.8 million, or 8.0%, of our total liabilities (including the Cinemex indebtedness referred to above) as of April 3, 2008.
Certain Covenants	The indentures governing the notes contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries (other than unrestricted subsidiaries) to:
• incur additional indebtedness;
• pay dividends or make distributions in respect of capital stock;
• purchase or redeem capital stock;
• incur liens;
• enter into transactions with affiliates; or
• consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly-owned subsidiaries and us.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities). See "Risk Factors—The indentures governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise," "Description of 2016 Notes—Certain Covenants" and "—Merger and Sales of Substantially All Assets," "Description of Senior Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets" and "Description of 2014 Notes—Certain Covenants" and "—Merger and Sale of Substantially All Assets."
Risk Factors
You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" for risks involved with investments in the notes.

Summary Historical Financial and Operating Data

AMC Entertainment Inc.

        The following tables set forth certain of AMC Entertainment's historical financial and operating data. The summary historical financial data for the fiscal years ended April 3, 2008, March 29, 2007 and March 30, 2006 have been derived from AMC Entertainment's audited consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The historical financial data set forth below is qualified in its entirety by reference to AMC Entertainment's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        The summary historical financial and operating data presented below should be read in conjunction with "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, including the notes thereto, of AMC Entertainment, each included in this prospectus.

	Years Ended(1)(3)
	53 Weeks Ended April 3, 2008(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)
	(in thousands, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,703,075	$1,659,939	$1,138,034
Concessions	708,786	686,318	456,028
Other revenue	92,466	115,314	92,816
Total revenues	2,504,327	2,461,571	1,686,878
Costs and Expenses:
Film exhibition costs	879,076	855,804	595,353
Concession costs	83,546	79,711	50,581
Operating expense	649,890	619,076	451,522
Rent	457,929	445,924	329,878
General and administrative:
Merger, acquisition and transactions costs	3,739	9,996	12,487
Management fee	5,000	5,000	2,000
Other(6)	49,822	55,875	39,984
Pre-opening expense	7,130	6,569	6,607
Theatre and other closure expense (income)	(20,970)	9,011	601
Restructuring charge(7)	—	—	3,980
Depreciation and amortization	251,194	256,472	164,047
Impairment of long-lived assets	8,933	10,686	11,974
Disposition of assets and other gains	(2,408)	(11,183)	(997)
Total costs and expenses	2,372,881	2,342,941	1,668,017
Other expense (income)(5)	(12,431)	(10,267)	(9,818)

	Years Ended(1)(3)
	53 Weeks Ended April 3, 2008(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)
	(in thousands, except operating data)
Interest expense:
Corporate borrowings	142,439	201,067	116,140
Capital and financing lease obligations	7,150	5,585	4,068
Equity in (earnings) losses of non-consolidated entities(10)	(43,019)	(233,704)	7,807
Investment (income)(11)	(25,538)	(17,982)	(3,151)

Earnings (loss) from continuing operations before income taxes	62,845	173,931	(96,185)
Income tax provision (benefit)	19,400	42,300	69,400

Earnings (loss) from continuing operations	43,445	131,631	(165,585)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	—	2,448	(25,291)

Net earnings (loss)	43,445	$134,079	$(190,876)

Preferred dividends	—	—	—

Net earnings (loss) for shares of common stock	43,445	$134,079	$(190,876)

Balance Sheet Data (at period end):
Cash and equivalents	$106,181	$317,163	$230,115
Corporate borrowings	1,615,672	1,634,265	2,250,559
Other long-term liabilities	351,310	366,813	394,716
Capital and financing lease obligations	69,983	53,125	68,130
Stockholder's equity	1,133,495	1,391,880	1,243,909
Total assets	3,847,282	4,104,260	4,402,590
Other Data:
Net cash provided by (used in) operating activities(9)	$220,208	$417,751	$23,654
Capital expenditures	(151,676)	(138,739)	(117,688)
Proceeds from sale/leasebacks	—	—	35,010
Screen additions	136	128	137
Screen acquisitions	—	32	2,117
Screen dispositions	356	675	150
Average screens—continuing operations(8)	5,049	5,105	3,661
Number of screens operated	5,094	5,314	5,829
Number of theatres operated	353	379	428
Screens per theatre	14.4	14.0	13.6
Attendance (in thousands)—continuing operations(8)	236,235	241,437	165,831

(1)
There were no cash dividends declared on common stock during the last three fiscal years other than the $21,830 dividend and the $275,000 dividend during fiscal 2008.

(2)
Fiscal 2007 and 2006 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007. During fiscal 2007, the Company included earnings from discontinued operations of $2,448 (net of income tax benefit of $0). During fiscal 2006, the Company included loss from discontinued operations of $25,291 (net of income tax provision of $20,400).

(3)
Fiscal year 2008 includes 53 weeks. All other years have 52 weeks.

(4)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate and 40 theatres with 443 screens in Mexico that we consolidate. Accordingly, results of operations for the Successor period ended April 3, 2008, March 29, 2007 and March 30, 2006 are not comparable to our results for the prior fiscal years.

(5)
During fiscal 2008, other expense (income) is composed of $11,289 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $1,246 for property losses related to Hurricane Katrina, $397 of business interruption recoveries related to Hurricane Katrina and $501 of expense related to ineffectiveness on the Cinemex interest rate swap. During fiscal 2007, other expense (income) is composed of $10,992 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $2,469 for property losses related to Hurricane Katrina, $294 of business interruption insurance recoveries related to Hurricane Katrina, call premiums, a write off of deferred financing costs and unamortized premiums related to the redemption of our 9 1/2% Senior Subordinated Notes due 2011, our Senior Floating Rate Notes due 2010 and our 9 7/8% Senior Subordinated Notes due 2012 of $3,488. During fiscal 2006, other expense (income) is composed of $8,699 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346, $1,968 of business interruption insurance recoveries related to Hurricane Katrina, the write-off of deferred financing cost of $1,097 related to our senior secured credit facility in connection with our issuance of the new senior secured credit facility and $2,438 of fees related to an unused bridge facility in connection with the Mergers and related financing transactions.

(6)
Includes stock-based compensation of $207 for the 53 weeks ended April 3, 2008. Includes stock-based compensation of $10,568 for the 52 week period ended March 29, 2007. Includes stock-based compensation of $3,433 for the 52 week period ended March 30, 2006.

(7)
Restructuring charges related to one-time termination benefits and other cost related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of March 29, 2007.

(8)
Includes consolidated theatres only.

(9)
Cash flows provided by operating activities for the 52 weeks ended March 29, 2007 includes $231,308 related to the NCM Transactions. Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142,512 of cash acquired in the Mergers which is included in cash flows from investing activities.

(10)
During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a cash distribution of $22,175 from NCM, LLC. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18,751 from the sale of HGCSA and during fiscal 2007 a gain of $238,810 related to the NCM, Inc. IPO.

(11)
Includes gain of $15,977 for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc.

Loews Cineplex Entertainment Corporation

        The following tables set forth certain of Loews' historical financial and operating data. The summary historical financial data for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from Loews' audited combined consolidated financial statements and related notes for such periods included in this prospectus. Loews' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has reflected the financial position and results of operations of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        On July 30, 2004, Loews completed certain transactions whereby LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of the Loews Transactions. As a result, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the "Predecessor Company" and for all periods from and after August 1, 2004 as those of the "Successor Company." The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The summary historical financial and operating data presented below should be read in conjunction with "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined consolidated financial statements, including the notes thereto, of Loews, included elsewhere in this prospectus.

	Years Ended
	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Statement of Operations Data:
Total operating revenues	$874,716	$356,038	$567,280	$928,238
Expenses
Theatre operations and other expenses	649,290	264,608	404,674	681,493
Cost of concessions	36,648	13,948	23,365	35,460
General and administrative	53,771	20,934	43,334	60,099
Depreciation and amortization	114,063	45,771	49,623	80,940
(Gain)/loss on sale/disposal of theatres(1)	834	1,430	(3,734)	(4,508)

Total operating expenses	854,606	346,691	517,262	853,484
Income (loss) from operations	20,110	9,347	50,018	74,754
Interest expense, net	80,668	36,005	16,663	35,262
Loss on early extinguishment of debt	—	882	6,856	—
Equity (income)/loss in long-term investments	(23,134)	(1,438)	(933)	1,485

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)	27,432	38,007
Income tax expense/(benefit)	7,548	(3,244)	12,886	15,339

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)	14,546	22,668
Discontinued operations, net of tax(2)	—	—	7,417	56,183

Net income (loss)	$(44,972)	$(22,858)	$21,963	$78,851

Balance Sheet Data (at period end):
Cash and cash equivalents	$145,324	$71,015		$139,425
Corporate borrowings	1,044,264	1,037,907		429,865
Other long-term liabilities	104,553	113,290		247,221
Capital and financing lease obligations	29,351	28,033		22,249
Stockholders' equity	364,839	405,390		683,384
Total assets	1,713,140	1,751,958		1,597,319

	Years Ended
	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Cash Flow Data:
Net cash provided by (used in) operating activities(3)	$67,441	$38,097	$75,226	$88,959
Net cash provided by (used in) investing activities	5,613	(1,323,877)	174,302	(31,226)
Net cash provided by (used in) financing activities	963	1,187,060	(217,984)	(12,114)
Other Data:
Capital expenditures	(67,326)	(17,205)	(36,638)	(40,895)
Operating Data (at period end):
Screen additions	67	51	12	59
Screen acquisitions	—	—	12	—
Screen dispositions	62	26	50	48
Average screens—continuing operations(4)	1,806	1,798	1,806	1,834
Number of screens operated	2,169	2,218	2,193	2,219
Number of theatres operated	191	201	200	207
Screens per theatre	11.4	11.0	11.0	10.7
Attendance—continuing operations (in thousands)(4)	94,953	39,850	65,967	106,797

(1)
With respect to Loews' (gain)/loss on sale/disposal of theatres costs, see the notes to its combined consolidated financial statements, which are incorporated by reference into this prospectus.

(2)
The balances reported for discontinued operations for the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(3)
Cash provided by/(used in) operating activities includes the payment of restructuring charges and reorganization costs, as follows:

	December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year Ended December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Restructuring charges paid during the period	$—	$17	$13	$3,065
Reorganization claims paid during the period	—	352	522	3,210

Total	$—	$369	$535	$6,275

(4)
Includes consolidated theatres only.

 RISK FACTORS

        An investment in our notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in our notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Related to Our Notes

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our notes.

        We have a significant amount of debt. As of April 3, 2008, we had outstanding $1,685.7 million of indebtedness, including the Senior Notes and $623.9 million of senior subordinated indebtedness, consisting of the Senior Subordinated Notes. Our Senior Notes are senior in right of payment to our Senior Subordinated Notes. In addition, as of April 3, 2008, we had $200.0 million committed for borrowing as additional senior debt under our senior secured credit facility that would be effectively senior to the notes. The Senior Notes and the Senior Subordinated Notes are also ranked junior to $106.4 million of indebtedness of Cinemex, a non-guarantor subsidiary, pursuant to its senior secured credit facility. Our subsidiaries that do not guarantee the notes (including Cinemex) had $216.8 million of liabilities, which would be structurally senior to the notes. See "—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the Senior Notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings." As of April 3, 2008, we had approximately $4.8 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Inc.—Liquidity and Capital Resources."

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes, our new senior secured credit facility and our other outstanding debt instruments do not fully prohibit us or our subsidiaries from doing so. On April 3, 2008, our senior secured credit facility provides commitments of up to $185.9 million and all of those borrowings would rank senior to the notes and the guarantees thereof. Moreover, none of our indentures impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our new $185.9 million senior secured credit facility. If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness—Senior Secured Credit Facility."

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. As of August 16, 2007, Holdings began paying cash interest on its 12% senior discount notes due 2014 and made its first semi-annual cash interest payment on February 15, 2008. Holdings ability to service the 12% senior discount notes due 2014 is subject to the restrictions on distributions from AMCE contained in our senior secured credit facility and the indentures governing AMCE's debt securities. As of April 3, 2008, the maximum amount AMCE would have been permitted to distribute to Holdings in compliance with our senior secured credit facility and the indentures governing AMCE's debt securities was approximately $275.4 million.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors and the Senior Subordinated Notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the Senior Notes and possibly all of our future borrowings. Further, the guarantees of the notes are effectively subordinated to all of our guarantors' existing and future secured indebtedness and the guarantees of our Senior Subordinated Notes are subordinated to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, will be parties to our new senior secured credit facility, which will be secured by liens on substantially all of our assets and the assets of the guarantors. The notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        The Senior Subordinated Notes are subordinated in right of payment to our existing and future senior indebtedness, including the Senior Notes, and our obligations under our new senior secured credit facility, to the extent set forth in the indentures governing the Senior Subordinated Notes. The effect of the subordination of the Senior Subordinated Notes is that if we were to undergo insolvency, liquidation, a bankruptcy proceeding or other reorganization, our assets would be available to pay our obligations on the Senior Subordinated Notes only after all senior indebtedness, including the Senior Notes and our new senior secured credit facility, and all interest and other amounts due in respect of the senior indebtedness, is paid in full. We cannot assure you that there will be sufficient assets remaining to pay amounts due on all or any of the Senior Subordinated Notes or the Notes due 2016.

        As of April 3, 2008, the aggregate amount of our and our subsidiaries' secured indebtedness was approximately $811.7 million (includes Cinemex indebtedness), and $200.0 million was committed for borrowing as additional senior debt under our senior secured credit facility. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our new $200.0 million senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of our indentures.

Our subsidiaries are required to guarantee the notes if they guarantee our other indebtedness, including our new senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries are required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our new senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by a subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

        Some of our subsidiaries (including all of our foreign subsidiaries) are not guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        As of April 3, 2008, these notes were effectively junior to $216.8 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 8.7% of our consolidated revenues for the fiscal year ended April 3, 2008 and held approximately 14.4% of our consolidated assets as of April 3, 2008.

The indentures governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

        The indentures governing the notes contain various covenants that limit our ability to, among other things:

  •
  incur additional indebtedness;

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  make restricted payments;

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  incur liens;

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  engage in transactions with affiliates; and

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  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under the notes," "Description of 2016 Notes—Certain Covenants—Limitation on Consolidated Indebtedness," "Description of Senior Notes—Certain Covenants—Limitation on Consolidated Indebtedness," and "Description of 2014 Notes—Certain Covenants—Limitation on Consolidated Indebtedness." Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility or under the indentures governing the notes.

        The indentures governing the notes require that, upon the occurrence of a "change of control," as such term is defined in each of these indentures, we must make an offer to repurchase the notes governed thereby at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of 2016 Notes—Change of Control," "Description of Senior Notes—Change of Control," and "Description of 2014 Notes—Change of Control." We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indentures governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

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  was insolvent or rendered insolvent by reason of such incurrence; or

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

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  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

You cannot be sure that an active trading market will develop for the notes.

        You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by each of Credit Suisse Securities (USA) LLC (formerly known as Credit Suisse First Boston LLC) and J.P. Morgan Securities Inc. that as of the date of this prospectus, each intends to make a market in the notes. Neither is obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activities will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate (and Credit Suisse Securities (USA) LLC may be an affiliate), J.P. Morgan Securities Inc. is (and Credit Suisse Securities (USA) LLC may be) required to deliver a current "market making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus.

        In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Related to Our Business

We have had significant financial losses in recent years.

        Prior to fiscal 2007, AMCE reported net losses in each of the last nine fiscal years totaling approximately $510.1 million. For fiscal 2007, AMCE reported net earnings of $134.1 million and for fiscal 2008, AMCE reported net earnings of $43.4 million. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        Our net capital expenditures aggregated approximately $151.7 million for fiscal 2008. We estimate that our planned capital expenditures will be between $145.0 million and $150.0 million in fiscal 2009 and less than that in each of fiscal 2010 and 2011. Actual capital expenditures in fiscal 2009, 2010 and 2011 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share and in connection with DCIP.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Loews Dispositions (as defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations of AMC Entertainment Holdings, Inc.—Overview—Recent History"), we were required to dispose of 10 theatres located in various markets across the United States, including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

        In addition, as a cooperative venture among competitors for the purpose of joint purchasing, DCIP is potentially subject to restrictions under applicable antitrust law. While we believe that DCIP has conducted and will conduct its operations in accordance with all applicable law, it is possible that antitrust authorities will choose to examine and place limitations on DCIP's operations. Such limitations could include requiring that the venture be opened to include other independent competitors or striking down the joint purchasing arrangements altogether. If this were to occur, we might not realize the cost benefits, competitive advantages and increased core and ancillary revenues that we expect to receive from DCIP.

Acquisition opportunities that would increase our number of theaters in markets where we have a leading market share may result in an antitrust review that requires us to dispose of theatres in such markets in order to complete such acquisitions.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Merger Transactions, we were required to dispose of 10 theaters located in various markets across the U.S., including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

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  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

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  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        Even after giving effect to the NCM Transactions, we will maintain an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theater-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $207.7 million. Loews' impairment losses aggregated $4 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through April 3, 2008, AMC Entertainment also incurred lease termination charges aggregating $55.9 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations.

Our international and Canadian operations are subject to fluctuating currency values.

        We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, France and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. Revenues from our theatre operations outside the United States accounted for 10% of our total revenues during the 53 weeks ended April 3, 2008. As a result of our international operations, we have risks from fluctuating currency values. As of April 3, 2008, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $3.6 million and $38.3 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

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  unexpected changes in tariffs and other trade barriers;

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  changes in foreign government regulations;

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  inflation;

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  price, wage and exchange controls;

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  reduced protection for intellectual property rights in some countries;

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  licensing requirements;

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  potential adverse tax consequences; and

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  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that AMCE's stadium-style theatres violate the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final existing judgment under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. On January 10, 2006, the trial court ruled in favor of the Department. Currently AMCE estimates that betterments related to non-line of sight remedies will be required at approximately 140 stadium-style theatres. AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMCE estimates that the total cost of these betterments will be $53.3 million, which is expected to be incurred over the remaining term of the consent order of twenty-one months or as extended by agreement between the parties. Through April 3, 2008 AMCE has incurred approximately $16.9 million of these costs. AMCE has appealed the trial court's order to the Ninth Circuit Court of Appeals on November 8, 2007 and anticipates a decision soon. See "Business—Legal Proceedings."

We will not be fully subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until the end of our fiscal year 2010.

        We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments and reports by an issuer's independent registered public accounting firm on the effectiveness of internal controls over financial reporting. We have completed our Section 404 annual management report and included the report in our Annual Report on Form 10-K for fiscal 2008, which ended in April 2008. Our independent registered public accounting firm did not, however, need to include its attestation report in our annual report for fiscal 2008. Under current rules, the attestation of our independent registered public accounting firm will be required beginning in our Annual Report on Form 10-K for our fiscal 2010, which ends in April 2010.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, the defense of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see "Business—Legal Proceedings."

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. In particular, Mr. Peter C. Brown, our chairman and chief executive officer, has substantial experience and expertise in the theatrical exhibition industry and has made significant contributions to our growth and success. The loss of Mr. Brown's services or the services of other key members of our management team could materially adversely affect our business, financial condition, results of operations or prospects.

        In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we no longer own as a result of the disposition by Loews of its Canadian and German film exhibition operations prior to the Mergers, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of dispositions by Loews prior to the Mergers. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly- owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

        We also often remain secondarily obligated for lease payments in the event the acquiring entity does not perform under its obligations for theaters we are divesting of, including the theatres required to be divested by us by the U.S. Department of Justice and state attorneys general, in conjunction with the Loews merger.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM. As such, although we retain board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the past, we have identified a material weakness in our internal control over financial reporting and concluded that our disclosure controls and procedures were ineffective. In addition, we may in the future discover areas of our internal controls that need improvement or that constitute material weaknesses. A material weakness is a control deficiency or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. Any failure to remediate any future material weaknesses in our internal control over financial reporting or to implement and maintain effective internal controls, or difficulties encountered in their implementation, could cause us to fail to timely meet our reporting obligations, result in material misstatements in our financial statements or could result in defaults under our senior credit facility, the indentures governing our debt securities or under any other debt instruments we may enter into in the future. Deficiencies in our internal controls could also cause investors to lose confidence in our reported financial information.

There can be no assurance that we will not have to restate our financial statements in the future.

        We have undergone restatements of our financial statements. In response to this situation, we have taken what we believe to be the necessary measures to ensure that restatements will not occur in the future. However, there can be no assurance that future restatements will not be necessary due to evolving policies, revised or new accounting pronouncements or other factors. Future restatements of our financial statements could also cause investors to lose confidence in our reported financial information.

We are controlled by the Sponsors, whose interests may not be aligned with yours.

        The Sponsors have the power to control our affairs and policies and will control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The interests of the Sponsors could conflict with your interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. In addition, because the taking of certain significant actions requires a majority vote of our Sponsors, a deadlock (i.e., equal votes for and against a matter) may occur. A deadlock would only occur if the former sponsors of AMC Entertainment, JPMP and Apollo, were to vote differently than both Bain Capital Partners and The Carlyle Group. If a deadlock occurs, the matter will be deemed not to have been approved, subject to applicable law, which may be harmful to us and conflict with your interests. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

        The master contracts between film producers and the Screen Actors Guild ("SAG") expired at the beginning of July 2008. A strike has not been initiated, but the parties have been unable to reach agreement on a new contract. The American Federation of Television and Radio Artists, the smaller of the two screen actors' unions, had previously reached a new three-year agreement with producers prior to its contract expiration. If SAG union members choose to strike or film producers choose to lock out the union members, a disruption in the production of motion pictures could result.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 28% of AMC Entertainment's revenues in fiscal 2008, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to digital-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to digital-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear substantially all of the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from film-based media to digital-based media.

 USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment as of April 3, 2008. The information in this table should be read in conjunction with "Business" and the historical financial statements of AMC Entertainment and Loews and the respective accompanying notes thereto appearing elsewhere in this prospectus.

As of April 3, 2008
(in thousands)
Cash and cash equivalents	$106,181

Short term debt (current maturities of long-term debt and capital and financing lease obligations)	20,753
Long-term debt:
Senior secured credit facility:
Revolving loan facility(1)	—
Term loan	628,875
8 5/8% senior fixed rate notes due 2012	250,000
8% senior subordinated notes due 2014	298,915
11% senior subordinated notes due 2016	325,000
Existing Cinemex term loan facility	95,744
Capital and financing lease obligations, 10 3/4%	66,368

Total debt	$1,685,655

Stockholder's equity
Common stock ($0.01 par value, 1 share issued, AMCE)	—
Additional paid-in capital	1,190,651
Accumulated other comprehensive losses	(3,668)
Accumulated deficit	(53,488)

Total stockholder's equity	1,133,495

Total capitalization	$2,819,150

(1)
The aggregate revolving loan commitment under our senior secured credit facility is $200.0 million. As of April 3, 2008, this availability was reduced by approximately $14.1 million of standby letters of credit that were outstanding on April 3, 2008. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our $200.0 million revolving loan facility.

 SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

AMC Entertainment Inc.

        The following table sets forth certain of AMC Entertainment's selected historical financial and operating data. AMC Entertainment's selected financial data for the fiscal years ended April 3, 2008, March 29, 2007 and March 30, 2006, the period from July 16, 2004 through March 31, 2005, the period from April 2, 2004 through December 23, 2004, and for the fiscal year ended April 1, 2004 have been derived from the consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the "Predecessor") with AMC Entertainment as the surviving entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through December 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

        The selected financial data presented herein should be read in conjunction with "AMCE's Management's Discussion and Analysis of Financial Condition and Results of Operations" consolidated financial statements, including the notes thereto, and other historical financial information of AMC Entertainment, including the notes thereto, included elsewhere in this prospectus.

	Years Ended(1)(3)(6)
	53 Weeks Ended April 3, 2008(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)	From Inception July 16, 2004 through March 31, 2005(7)	April 2, 2004 through December 23, 2004(7)	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(in thousands, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,703,075	$1,659,939	$1,138,034	$297,310	$847,476	$1,139,108
Concessions	708,786	686,318	456,028	117,266	328,970	436,737
Other revenue	92,466	115,314	92,816	24,884	82,826	102,387

Total revenues	2,504,327	2,461,571	1,686,878	439,460	1,259,272	1,678,232

Costs and Expenses:
Film exhibition costs	879,076	855,804	595,353	152,747	452,727	605,898
Concession costs	83,546	79,711	50,581	12,801	37,880	46,868
Operating expense	649,890	619,076	451,522	115,590	324,427	442,974
Rent	457,929	445,924	329,878	80,776	223,734	288,321
General and administrative:
Merger, acquisition and transactions costs	3,739	9,996	12,487	22,268	42,732	5,508
Management fee	5,000	5,000	2,000	500	—	—
Other(8)	49,822	55,875	39,984	14,600	33,727	56,798
Pre-opening expense	7,130	6,569	6,607	39	1,292	3,865
Theatre and other closure expense (income)	(20,970)	9,011	601	1,267	10,758	4,068
Restructuring charge(9)	—	—	3,980	4,926	—	—
Depreciation and amortization	251,194	256,472	164,047	43,931	86,052	115,296
Impairment of long-lived assets	8,933	10,686	11,974	—	—	16,272
Disposition of assets and other gains	(2,408)	(11,183)	(997)	(302)	(2,715)	(2,590)

Total costs and expenses	2,372,881	2,342,941	1,668,017	449,143	1,210,614	1,583,278

Other expense (income)(5)	(12,431)	(10,267)	(9,818)	(6,778)	—	13,947
Interest expense:
Corporate borrowings	142,439	201,067	116,140	39,668	66,851	66,963
Capital and financing lease obligations	7,150	5,585	4,068	1,449	5,848	8,698
Equity in (earnings) losses of non-consolidated entities(12)	(43,019)	(233,704)	7,807	(161)	(129)	(25)
Investment (income)(13)	(25,538)	(17,982)	(3,151)	(2,351)	(6,344)	(2,812)

Earnings (loss) from continuing operations before income taxes	62,845	173,931	(96,185)	(41,510)	(17,568)	8,183
Income tax provision (benefit)	19,400	42,300	69,400	(6,880)	14,760	10,400

Earnings (loss) from continuing operations	43,445	131,631	(165,585)	(34,630)	(32,328)	(2,217)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	—	2,448	(25,291)	(133)	(3,550)	(8,497)

Net earnings (loss)	$43,445	$134,079	$(190,876)	$(34,763)	$(35,878)	$(10,714)

Preferred dividends	—	—	—	—	104,300	40,277

Net earnings (loss) for shares of common stock	$43,445	$134,079	$(190,876)	$(34,763)	$(140,178)	$(50,991)

	Years Ended(1)(3)(6)
	53 Weeks Ended April 3, 2007(4)	52 Weeks Ended March 29, 2007(4)	52 Weeks Ended March 30, 2006(4)	From Inception July 16, 2004 through March 31, 2005(7)	April 2, 2004 through December 23, 2004(7)	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(in thousands, except per share and operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$106,181	$317,163	$230,115	$70,949		$333,248
Corporate borrowings	1,615,672	1,634,265	2,250,559	1,161,970		686,431
Other long-term liabilities	351,310	366,813	394,716	350,490		182,467
Capital and financing lease obligations	69,983	53,125	68,130	65,470		61,281
Stockholder's equity (deficit)	1,133,495	1,391,880	1,243,909	900,966		280,604
Total assets	3,847,282	4,104,260	4,402,590	2,789,948		1,506,534
Other Data:
Net cash provided by (used in) operating activities(11)	$220,208	$417,751	$23,654	$(46,687)	$145,364	$155,227
Capital expenditures	(151,676)	(138,739)	(117,688)	(18,622)	(66,155)	(95,011)
Proceeds from sale/leasebacks	—	—	35,010	50,910	—	63,911
Ratio of earnings to fixed charges(14)	1.2x	1.5x	—	—	—	1.0x
Operating Data (at period end):
Screen additions	136	128	137	—	44	114
Screen acquisitions	—	32	2,117	3,728	—	48
Screen dispositions	356	675	150	14	28	142
Average screens—continuing operations(10)	5,049	5,105	3,661	3,355	3,350	3,309
Number of screens operated	5,094	5,314	5,829	3,714	3,728	3,712
Number of theatres operated	353	379	428	247	249	250
Screens per theatre	14.4	14.0	13.6	15.0	15.0	14.8
Attendance (in thousands)—continuing operations(10)	236,235	241,437	165,831	44,278	126,450	176,162

(1)
There were no cash dividends declared on common stock other than the $21,830 dividend and the $275,000 dividend during fiscal 2008.

(2)
Fiscal 2004 includes losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2007, 2006, 2005, and 2004 includes losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007. During fiscal 2007 the Successor includes a loss from discontinued operations of $2,448 (net of income tax benefit of $0). During fiscal 2006 the Successor includes a loss from discontinued operations of $25,291 (net of income tax provision of $20,400). During fiscal 2005 the Successor includes a loss from discontinued operations of $133 (net of income tax provision of $80) and the Predecessor includes a loss from discontinued operations of $3,550 (net of income tax provision of $240). Fiscal 2004 includes an $8,497 loss from discontinued operations (net of income tax benefit of $2,000).

(3)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(4)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate and 40 theatres with 443 screens in Mexico that we consolidate. Accordingly, results of operations for the Successor periods ended April 3, 2008, March 29, 2007 and March 30, 2006 are not comparable to our results for the prior fiscal years.

(5)
During fiscal 2008, other expense (income) is composed of $11,289 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $1,246 for property losses related to Hurricane Katrina, $397 of business interruption recoveries related to Hurricane Katrina and $501 of expense related to ineffectiveness on the Cinemex interest rate swap. During fiscal 2007, other expense (income) is composed of $10,992 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $2,469 for property losses related to Hurricane Katrina, $294 of business interruption insurance recoveries related to Hurricane Katrina, call premiums, a write off of deferred financing costs and unamortized premiums related to the redemption of our 9 1/2% Senior Subordinated Notes due 2011, our Senior Floating Rate Notes due 2010 and our 9 7/8% Senior Subordinated Notes due 2012 of $3,488. During fiscal 2006, other expense (income) is composed of $8,699 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346, $1,968 of business interruption insurance recoveries related to Hurricane Katrina, the write-off of deferred financing cost of $1,097 related to our senior secured credit facility in connection with our issuance of the new senior secured credit facility and $2,438 of fees related to an unused bridge facility in connection with the Mergers and related financing transactions. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of our 9 1/2% senior subordinated notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of our 9 1/2% senior subordinated notes due 2009 and $83,400 of our 9 1/2% senior subordinated notes due 2011.

(6)
As a result of the merger with Marquee, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(7)
In connection with the merger with Marquee, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until consummation of the merger. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 related to Marquee.

(8)
Includes stock-based compensation of $207 for the 53 weeks ended April 3, 2008. Includes stock based compensation of $10,568, $3,433, $1,201, $0, and $8,727 during fiscal 2007 Successor, fiscal 2006 Successor, fiscal 2005 Successor, fiscal 2005 Predecessor, and fiscal 2004, respectively.

(9)
Restructuring charges related to one-time termination benefits and other cost related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of March 29, 2007.

(10)
Includes consolidated theatres only.

(11)
Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142,512 of cash acquired in the Mergers which is included in cash flows from investing activities.

(12)
During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes cash distributions of $22,175 from NCM. LLC. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18,751 from the sale of HGCSA and during fiscal 2007 a gain of $238,810 related to the NCM, Inc. IPO.

(13)
Includes gain of $15,977 for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc.

(14)
AMCE had a deficiency of earnings to fixed charges for the 52 weeks ended March 30, 2006 (Successor) of $89.4 million. AMCE had a deficiency of earnings to fixed charges for the Successor period from inception on July 16, 2004 through March 31, 2005 of $41.5 million. AMCE had a deficiency of earnings to fixed charges for the Predecessor Period from April 2, 2004 through December 23, 2004 of $17.1 million. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

Loews Cineplex Entertainment Corporation

        The following table sets forth Loews' selected historical and operating data. The selected financial data presented for the year ended February 28, 2002, the one month ended March 31, 2002, the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from Loews' audited combined consolidated financial statements included elsewhere in this prospectus or, with respect to the year ended February 28, 2002, included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC. Loews' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has reflected the financial position and results of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        During the period from February 15, 2001 through March 21, 2002, Loews operated under the protection of Chapter 11 of the U.S. Bankruptcy Code. For accounting purposes, it has accounted for the reorganization as of March 31, 2002. Accordingly, Loews' historical financial information for all periods through March 31, 2002 reflects the financial results of operations of its Pre-Bankruptcy Predecessor Company (prior to reorganization), and its historical financial information for the period April 1, 2002 through July 31, 2004 reflects that of its Predecessor Company (post-reorganization, pre-Loews Transactions). Loews' results of operations during the reorganization period were significantly affected by its bankruptcy proceedings and are therefore not comparable in all respects with the results of other periods presented.

        On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The selected financial data presented herein should be read in conjunction with "Loews' Management's Discussion and Analysis of Financial Condition and Results of Operations" consolidated financial statements, including the notes thereto, and other historical financial information of Loews, including the notes thereto, included elsewhere in this prospectus.

	Successor		Predecessor				Pre-Bankruptcy
	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004		Year ended December 31, 2003	Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002		Year Ended February 28, 2002
			(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues
Box office	$580,978	$237,545		$384,814	$628,643	$475,505		$52,514	$600,725
Concessions	244,625	94,884		156,646	253,406	192,353		20,869	224,289
Other	49,113	23,609		25,820	46,189	36,657		2,158	31,139

Total operating revenues	874,716	356,038		567,280	928,238	704,515		75,541	856,153

Expenses
Theatre operations and other expenses	649,290	264,608		404,674	681,493	517,017		55,187	652,944
Cost of concessions	36,648	13,948		23,365	35,460	27,574		2,609	35,080
General and administrative	53,771	20,934		43,334	60,099	55,942		3,906	42,186
Depreciation and amortization	114,063	45,771		49,623	80,940	50,746		6,010	108,823
Restructuring charges(1)	—	—		—	—	—		1,445	9,549
(Gain)/Loss on sale/disposal of theatres(1)	834	1,430		(3,734)	(4,508)	733		—	33,810

Total operating expense	854,606	346,691		517,262	853,484	652,012		69,157	882,392

Income/(loss) from operations	20,110	9,347		50,018	74,754	52,503		6,384	(26,239)
Interest expense, net	80,668	36,005		16,663	35,262	30,613		3,914	60,866
Loss on early extinguishment of debt	—	882		6,856	—	—		—	—
Equity (income)/loss in long-term investments(2)	(23,134)	(1,438)		(933)	1,485	(1,499)		(85)	1,748
Reorganization costs(1)	—	—		—	—	—		2,573	96,497

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)		27,432	38,007	23,389		(18)	(185,350)
Income tax expense/(benefit)	7,548	(3,244)		12,886	15,339	8,033		199	2,550

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)		14,546	22,668	15,356		(217)	(187,900)
Discontinued operations, net of tax(3)	—	—		7,417	56,183	10,846		—	—
Extraordinary gain, net of tax(4)	—	—		—	—	—		474,290	—
Cumulative effect of change in accounting principle, net of tax(5)	—	—		—	—	4,000		—	—

Net income/(loss)	$(44,972)	$(22,858)		$21,963	$78,851	$30,202		$474,073	$(187,900)

Balance Sheet Data (at period end):
Cash and equivalents	$145,324	$71,015	$		$139,425	$95,643	$		$61,168
Corporate borrowings	1,044,264	1,037,907			429,865	610,084			753,882
Other long-term liabilities(7)	104,553	113,290			247,221	62,392			638,817
Capital and financing lease obligations	29,351	28,033			22,249	23,126			23,709
Stockholders' equity/(deficit)	364,839	405,390			683,384	606,341			(15,547)
Total assets	$1,713,140	1,751,958			1,597,319	1,517,374			1,579,719

	Successor		Predecessor			Pre-Bankruptcy
	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year ended December 31, 2003	Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002	Year Ended February 28, 2002
			(thousands of dollars, except operating data)
Cash Flow Data:
Net cash provided by (used in) operating activities(6)	67,441	38,097	75,226	88,959	64,347	(46,747)	60,631
Net cash provided by (used in) investing activities	5,613	(1,323,877)	174,302	(31,226)	(34,057)	3,416	(53,254)
Net cash provided by (used in) financing activities	963	1,187,060	(217,984)	(12,114)	10,311	73,272	6,067
Other Data:
Capital Expenditures	$(67,326)	$(17,205)	$(36,638)	$(40,895)	$(31,478)	$(1,512)	$(55,888)
Proceeds from sale/leasebacks	—	—	—	—	—	—	—
Operating Data (at period end):
Screen additions	67	51	12	59	118	20	148
Screen acquisitions	—	—	12	—	349	—	—
Screen dispositions	62	26	50	48	72	11	263
Average screens—continuing operations(8)	1,806	1,798	1,806	1,834	1,908	1,988	2,081
Number of screens operated	2,169	2,218	2,193	2,219	2,208	2,457	2,448
Number of theatres operated	191	201	200	207	211	261	262
Screens per theatre	11.4	11.0	11.0	10.7	10.5	9.4	9.3
Attendance (in thousands)—continuing operations(8)	94,953	39,850	65,967	106,797	80,711	8,846	99,251

(1)
See the notes to Loews' combined consolidated financial statements with respect to its bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and its restructuring charges, (gain)/loss on sale/disposal of theatres and reorganization costs, which are included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC.

(2)
Includes the financial results of Loeks-Star Partners for all periods prior to April 2, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis for all periods from April 2, 2002, the date Loeks-Star Partners became an entity under common control. Also includes the financial results of Magic Johnson Theatres for all periods prior to April 1, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis from April 1, 2002, as a result of its adoption of FIN 46(R).

(3)
The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(4)
Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with Loews' reorganization.

(5)
Represents a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51."

(6)
Cash provided by/(used in) operating activities includes the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows (in thousands):

	Successor		Predecessor			Pre-Bankruptcy
	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year ended December 31, 2003	Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002	Year Ended February 28, 2002
Restructuring charges paid during the period)	$—	$17	$13	$3,065	$9,817	$32	$1,549
Payment of bankruptcy claims	—	—	—	—	—	45,000	—
Reorganization claims paid during the period	—	352	522	3,210	20,278	6,009	21,913

Total	$—	$369	$535	$6,275	$30,095	$51,041	$23,462

(7)
Includes liabilities subject to compromise of $540,933 as of February 28, 2002.

(8)
Includes consolidated theatres only.

 AMCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis concerns our historical financial condition and results of operations for the periods indicated. The consolidated financial statements presented herein are those of AMC Entertainment for all periods presented. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements.

Overview

        We are one of the world's leading theatrical exhibition companies. As of April 3, 2008, we owned, operated or had interests in 353 theatres and 5,094 screens with 89%, or 4,551 of our screens in the United States and Canada, and 11%, or 543 of our screens in Mexico, China (Hong Kong), France and the United Kingdom.

        Our principal directly owned subsidiaries are American Multi-Cinema, Inc. ("AMC"), Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI"). We conduct our U.S. and Canada theatrical exhibition business through AMC and its subsidiaries and AMCEI and its subsidiaries. We are operating theatres outside the United States primarily through Cinemex and AMCEI and its subsidiaries.

        On March 29, 2005, AMC Entertainment, along with Regal Entertainment Group ("Regal"), combined our respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The new company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. We record our share of on-screen advertising revenues generated by our advertising subsidiary, National Cinema Network, Inc. ("NCN") and NCM in other theatre revenues. We contributed fixed assets and exhibitor agreements of our cinema screen advertising subsidiary NCN to NCM. We also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to our investment in NCM. Additionally, we paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above NCM issued a 37% interest in its Class A units to NCN. Since that date, our interest in NCM has declined to 19.1% due to the entry of new investors. On February 13, 2007, NCM, Inc., a newly-formed entity that serves as the sole manager of NCM, announced the pricing of its initial public offering of 42,000,000 shares of common stock at a price of $21.00 per share. Subsequent to the NCM, Inc. IPO, we held a 18.6% interest in NCM, and at April 3, 2008, we held a 19.1% interest. AMCE received net proceeds upon completion of the NCM initial public offering of $517.1 million. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012. On March 19, 2007 we redeemed $212.8 million aggregate principal amount of our 9 1/2% senior subordinated notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205.0 million aggregate principal amount of our senior floating rate notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175.0 million aggregate principal amount of our 9 7/8% senior subordinated notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3.5 million.

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, the parent of Loews, pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the Mergers. The transactions closed on January 26, 2006.

Upon completion of the Mergers, JPMP, Apollo, JPMP's and Apollo's co-investors, Bain, Carlyle, Spectrum and management held 100% of Holdings' outstanding capital stock.

        In conjunction with the Mergers, we entered into a final judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees require us to hold separate and divest ourselves of certain theatres. We sold six of these theatres during the 52 weeks ended March 29, 2007 for an aggregate sales price of $64.3 million, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, retained one of the theatres pursuant to an agreement reached with the California Attorney General and closed one remaining theatre during fiscal 2007.

        In connection with the Mergers, on January 26, 2006, we entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016 (the "Notes due 2016");

  •
  a new senior secured credit facility with Citicorp North America, Inc., Banco Nacional De Mexico, S.A., Integrante del Grupo Financiero Banamex and the lenders named therein, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility (the "Senior Secured Credit Facility");

  •
  the termination of AMC Entertainment's March 25, 2004 senior secured credit facility, under which no amounts were outstanding;

  •
  the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder (the "Loews Facility"); and

  •
  the completion of a tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews Facility, to fund the tender offer, to pay related fees and expenses, and to pay fees and expenses related to the Mergers.

        In connection with the Mergers, we acquired Loews on January 26, 2006, which significantly increased our size. In the Mergers, we acquired 112 theatres with 1,308 screens in the United States (included in our U.S. and Canada operating segment) and 40 theatres with 443 screens in Mexico (included in our International operating segment) that are included in our consolidated results of operations from January 26, 2006. Accordingly, results of operations for the fifty-three weeks ended April 3, 2008 and the fifty-two weeks ended March 29, 2007, which include fifty-three and fifty-two weeks, respectively, of operations of the businesses we acquired, are not comparable to our results of operations for the fifty-two weeks ended March 30, 2006 which include nine weeks of operations of the businesses we acquired.

        On June 30, 2005, we sold one of our wholly-owned subsidiaries Japan AMC Theatres Inc., including four of our five theatres in Japan. We sold our remaining Japan theatre on September 1, 2005. The operations and cash flows of the Japan theatres have been eliminated from our ongoing operations as a result of the disposal transactions. We do not have any significant continuing involvement in the operations of the Japan theatres. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in our International theatrical exhibition operating segment.

        We disposed of our only theatre in Hong Kong on January 5, 2006 and entered into a license agreement with the purchaser for continued use of our trademark. These operations did not meet the criteria for reporting as discontinued operations.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal. These operations have been classified as discontinued operations as a result of our disposition of Yelmo Cineplex, S.L., or Yelmo, in December 2006 as we no longer have continuing involvement in the region.

        In December 2006 we disposed of our equity method investment in Yelmo, which owned and operated 27 theaters with 310 screens in Spain on the date of sale.

        During the fifty-three weeks ended April 3, 2008, we closed eighteen theatres with 196 screens in the U.S., opened nine new theatres with 136 screens in the U.S., and sold seventeen theatres with 160 screens in Argentina, Brazil, Chile and Uruguay, resulting in a circuit total of 353 theatres and 5,094 screens.

        On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $11.0 million in our consolidated financial statements which reduced our pension expense for fiscal 2007.

        For financial reporting purposes we have three segments, (1) U.S. and Canada theatrical exhibition, (2) International theatrical exhibition and (3) Other, with the most significant activity in "Other" related to on-screen advertising.

        Our U.S. and Canada and International theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift certificates and theatre tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amount of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2008, films licensed from our eleven largest distributors based on revenues accounted for approximately 95% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2007, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 599 in 2006, according to Motion Picture Association 2007 MPA Market Statistics.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We believe our introduction of the megaplex concept to North America in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. From 1995 through April 3, 2008, AMC Entertainment and Loews added 208 theatres with 3,733 new screens, acquired 431 theatres with 3,007 screens and disposed of 697 theatres with 4,295 screens. As of April 3, 2008, approximately 75% of our screens in the U.S. and Canada were located in megaplex theatres.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123(R), "Shared-Based Payment (Revised)" and Staff Accounting Bulletins No. 107 and No. 110 "Share Based Payments". Under SFAS 123(R), compensation cost is calculated on the date of the grant and then amortized over the vesting period. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. Option awards which require classification as a liability under FAS 123(R) are revalued at each subsequent reporting date using the Black-Scholes model.

        We granted 38,876.72873 options on December 23, 2004 and 600 options on January 26, 2006 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22,373,000 and $138,000. All of these options are equity classified for Holdings, except for 7,684.57447 unexercised options granted on December 23, 2004, which are classified as a liability.

        The holder of options which are classified as a liability by Holdings exercised options on 500 shares during the fiscal year 2008.

        The common stock value used to estimate the fair value of each option on the December 23, 2004 grant date was based upon a contemporaneous third party arms-length transaction on December 23, 2004 in which we sold 769,350 shares of our common stock for $1,000 per share to unrelated parties.

        For the 7,684.57447 option awards classified as liabilities by Holdings, we revalued the options at each period end following the grant date using the Black-Scholes model. In valuing this liability, Holdings used a fair value of common stock of $1,000 per share, which was based on a contemporaneous valuation reflecting market conditions as of April 3, 2008.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. ("Parent"), merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). In connection with this, Parent adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan of Marquee Holdings Inc.). The option exercise price per share of $1,000 was adjusted to $491 pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock. The Company applied the guidance in SFAS 123(R) and determined that there was no incremental value transferred as a result of the modification and as a result, no additional compensation cost to recognize.

        Our Chairman of the Board, President and Chief Executive Officer, Peter C. Brown, has an amended and restated employment agreement that generally will revert to his prior agreement if an initial public offering of Parent does not occur on or before December 31, 2008. In the event of an initial public offering on or before December 31, 2008, within 15 days after such initial public offering, Mr. Brown shall receive a grant of restricted stock or restricted stock units having a value of $2,567,000 on the date of grant, based on the initial public offering price. This grant was an inducement for Mr. Brown to enter into his amended and restated employment agreement, whereby the term of his employment would be shorter than in his current employment agreement and he would be subject to certain restrictive covenants that did not exist in his prior employment agreement. Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date. We expect that we would incur annual stock-based compensation expense of $856,000 related to these awards for three years from the date of grant in the event of an initial public offering on or before December 31, 2008.

        On November 14, 2007, we entered into an agreement with Richard T. Walsh (formerly executive vice president, AMC Entertainment Inc., and chairman, AMC Film Programming), which extended the exercise period applicable to his outstanding vested stock options from 90 days following his departure on August 17, 2007 until 60 days after an initial public offering of the common stock of AMC Entertainment Holdings, Inc., or in the event no initial public offering has occurred by June 16, 2008, until January 2, 2009. We have accounted for the extension of the exercise term for vested options for Mr. Walsh as a modification under SFAS No. 123(R), Share Based Payment. We measured the compensation cost for the modified award by comparing the fair value of the modified award and the fair value of the original award immediately before it was modified, and we recognized a charge to expense and an offsetting increase to additional paid-in capital for the incremental fair value of the vested awards, which was determined to be $32,326 as calculated using the Black-Scholes option pricing model, during fiscal year 2008. Because Mr. Walsh held no unvested awards and no unvested awards were modified, there is no additional compensation cost to recognize in the future related to his awards.

Critical Accounting Estimates

        The accounting estimates identified below are critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these estimates on our business operations are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where such estimates affect our reported and expected financial results. For a detailed discussion on the application of these estimates and other accounting policies, see the notes to Holding's consolidated financial statements included elsewhere in this prospectus. The methods and judgments we use in applying our accounting estimates have a significant impact on the results we report in our financial statements. Some of our accounting estimates require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of long-lived assets, including intangibles, which impacts impairment of long-lived assets when we impair assets or accelerate their depreciation; recoverability of goodwill, which creates the potential for write-offs of goodwill; recognition and measurement of current and deferred income tax assets and liabilities, which impacts our tax provision; recognition and measurement of our remaining lease obligations to landlords on our closed theatres and other vacant space, which impacts theatre and other closure expense (income); estimation of self-insurance reserves which impacts theatre operating and general and administrative expenses; recognition and measurement of net periodic benefit costs for our pension and other defined benefit programs, which impacts general and administrative expense; estimation of film settlement terms and measurement of film rental fees which impacts film exhibition costs and estimation of the fair value of assets acquired, liabilities assumed and consideration paid for acquisitions, which impacts the measurement of assets acquired (including goodwill) and liabilities assumed in a business combination. Below, we discuss these areas further, as well as the estimates and judgments involved.

         Impairments.    We review long-lived assets, including intangibles and investments in unconsolidated subsidiaries accounted for under the equity method, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We review internal management reports on a quarterly basis as well as monitor current and potential future competition in the markets where we operate for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. We evaluate theatres using historical and projected data of theatre level cash flow as our primary indicator of potential impairment and consider the seasonality of our business when evaluating theatres for impairment. The Company performs its annual impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when we do not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was 20% and was based on management's expected return on assets during fiscal 2008, 2007, and 2006. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and, accordingly, actual results could vary significantly from such estimates. We have recorded impairments of long-lived assets of $8,933,000, $10,686,000, and $11,794,000 during fiscal 2008, 2007, and 2006, respectively.

         Goodwill.    Our recorded goodwill was $2,048,865,000 and $2,056,053,000 as of April 3, 2008 and March 29, 2007, respectively. We evaluate goodwill for impairment annually as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that reduce the fair value for a reporting unit below its carrying amount. Goodwill is recorded in our U.S. and Canada theatrical exhibition operating segment and in Cinemex, which are also our reporting units for purposes of evaluating our recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness or by using assistance of third party valuation studies, which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value.

         Income taxes.    In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense as well as operating loss and tax credit carryforwards. We must assess the likelihood that we will be able to recover our deferred tax assets in each domestic and foreign tax jurisdiction in which we operate. If recovery is not more likely than not, we must record a valuation allowance for the deferred tax assets that we estimate are more likely than not unrealizable. As of April 3, 2008, we had recorded approximately $730,000 of net deferred tax liabilities (net of valuation allowances of approximately $328,174,000) related to the estimated future tax benefits and liabilities of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. The recoverability of these deferred income tax assets is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgment about future attendance levels, revenues and expenses.

         Theatre and Other Closure Expense (Income).    Theatre and other closure expense (income) is primarily related to payments made or received or expected to be made or received to or from landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to or from landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense (income) based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense (income) is based on estimates of our borrowing costs at the time of closing. As a result of the merger with Marquee, we have remeasured our liability for theatre closure at a rate of 7.55%, our estimated borrowing cost on the date of this merger. Subsequent theatre closure liabilities have been measured using discount rates that ranged from 8.54% to 8.82%. We have recorded theatre and other closure (income) expense of $(20,970,000), $9,011,000, and $601,000 during the fiscal years ended April 3, 2008, March 29, 2007, and March 30, 2006.

         Casualty Insurance.    We are self-insured for general liability up to $500,000 per occurrence and carry a $400,000 deductible limit per occurrence for workers compensation claims. We utilize actuarial projections of our estimated ultimate losses that we will be responsible for paying and as a result there is considerable judgment necessary to determine our casualty insurance reserves. The actuarial method that we use includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of April 3, 2008 and March 29, 2007, we had recorded casualty insurance reserves of $23,254,000 and $25,675,000, respectively. We have recorded expense related to general liability and workers compensation claims of $15,376,000, $14,644,000, and $10,936,000 during the periods ended April 3, 2008, March 29, 2007, and March 30, 2006, respectively.

         Pension and Postretirement Assumptions.    Pension and postretirement benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. In addition, medical trend rates are an important assumption in projecting the medical claim levels for our postretirement benefit plan. Other assumptions affecting our pension and postretirement obligations involve demographic factors such as retirement, expected increases in compensation, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement expense. For our principal pension plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $1,327,000. For our postretirement plans, a 50 basis point decrease in the discount rate would increase postretirement expense by approximately $86,000. For fiscal 2008, we increased our discount rate to 6.25% from 5.75% for our pension plans and to 6.00% from 5.75% for our postretirement benefit plan. On November 7, 2006, our Board of Directors approved an amendment to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 we amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, we recognized a curtailment gain of $10,983,000 in our consolidated financial statements which reduced our pension expense for fiscal 2007. In connection with a reorganization, there was a reduction in certain pension and postretirement plan participants, which resulted in curtailment gains in fiscal 2006 for accounting purposes of $2,300,000. We have recorded net periodic benefit cost (income) for our pension and postretirement plans of $1,461,000, $(4,454,000), and $4,706,000 during the periods ended April 3, 2008, March 29, 2007, and March 30, 2006, respectively.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets obtained from our investment portfolio manager. A 50 basis point decrease in the expected return on assets of our qualified defined benefit pension plan would increase pension expense on our principal plans by approximately $376,000 per year.

        The annual rate of increase in the per capita cost of covered health care benefits assumed for 2008 was 8.0% for medical and 3.5% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2010 and remain at 3.5% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 2008 by $3,911,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2008 by $455,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2008 by $3,238,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2008 by $370,000. Note 13—Employee Benefit Plans to Marquee Holdings' consolidated financial statements included elsewhere in this prospectus includes disclosures of our pension plan and postretirement plan assumptions and information about our pension plan assets.

         Film Exhibition Costs.    We predominantly license "first-run" motion pictures on a film-by-film and theatre-by-theatre basis from distributors owned by major film production companies and from independent distributors. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        We accrue film exhibition costs based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses entered into with our distributors. Generally, less than one third of our quarterly film exhibition cost is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. However, actual film costs and film costs payable could differ materially from those estimates. For fiscal years 2008, 2007, and 2006 there were no significant changes in our film cost estimation and settlement procedures.

        As of April 3, 2008 and March 29, 2007, we had recorded film payables of $49,730,000 and $72,070,000, respectively. We have recorded film exhibition costs of $879,076,000, $855,804,000, and $595,353,000 during the periods ended April 3, 2008, March 29, 2007, and March 30, 2006.

         Acquisitions.    We account for our acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that we estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. We have utilized valuation studies for certain of the assets and liabilities acquired to assist us in determining fair value. The estimation of the fair value of the assets and liabilities acquired including deferred tax assets and liabilities related to such amounts and consideration given involves a number of judgments and estimates that could differ materially from the actual amounts.

        We completed the Mergers on January 26, 2006. The acquisition was treated as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations for an estimated purchase price of $537,171,000. Consideration was provided through a stock issuance by Holdings. The consolidated financials include the results of Loews operations from the date of the Mergers.

Operating Results

        The following table sets forth our revenues, costs and expenses attributable to our United States and Canada and International theatrical exhibition operations and Other businesses. Reference is made to Note 18—Operating Segments to our consolidated financial statements included elsewhere in this prospectus for additional information about our operations by operating segment.

        Fiscal year 2008 includes 53 weeks, and fiscal years 2007 and 2006 include 52 weeks.

	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Revenues
U.S. and Canada theatrical exhibition
Admissions	$1,601,126	$1,564,850	$1,110,464
Concessions	642,368	627,179	443,580
Other theatre	67,486	92,823	76,485

	2,310,980	2,284,852	1,630,529

International theatrical exhibition
Admissions	101,949	95,089	27,570
Concessions	66,418	59,139	12,448
Other theatre	24,980	22,318	3,424

	193,347	176,546	43,442
Other	—	173	12,907

Total revenues	$2,504,327	$2,461,571	$1,686,878

Costs and Expenses
U.S. and Canada theatrical exhibition
Film exhibition costs	$834,863	$815,321	$583,626
Concession costs	68,494	65,567	47,922
Theatre operating expense	599,470	569,924	421,665
Rent	429,694	419,443	317,181
Preopening expense	7,130	4,776	5,768
Theatre and other closure expense	(21,013)	8,966	1,313

	1,918,638	1,883,997	1,377,475

International theatrical exhibition
Film exhibition costs	44,213	40,483	11,727
Concession costs	15,052	14,144	2,659
Theatre operating expense	50,162	47,363	14,888
Rent	28,235	26,481	12,697
Pre-opening expense	—	1,793	839
Theatre and other closure expense	43	45	(712)

	137,705	130,309	42,098

Other	258	1,789	14,969
Theatre and other closure expense (included in Other)		—	—
General and administrative expense:
Merger, Acquisition and Transaction Costs	3,739	9,996	12,487
Management Fee	5,000	5,000	2,000
Other	49,822	55,875	39,984
Restructuring Charge	—	—	3,980
Depreciation and amortization	251,194	256,472	164,047
Impairment of long-lived assets	8,933	10,686	11,974
Disposition of assets and other gains	(2,408)	(11,183)	(997)

Total costs and expenses	$2,372,881	$2,342,941	$1,668,017

Operating Data (at period end):
Screen additions	136	128	137
Screen acquisitions	—	32	2,117
Screen dispositions	356	675	150
Average screens—continuing operations(1)	5,049	5,105	3,661
Number of screens operated	5,094	5,314	5,829
Number of theatres operated	353	379	428
Screens per theatre	14.4	14.0	13.6
Attendance (in thousands)—continuing operations(1)	236,235	241,437	165,831

(1)
Includes consolidated theatres only.

For the Year Ended April 3, 2008 and March 29, 2007

         Revenues.    Total revenues increased 1.7%, or $42,756,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007.

        U.S. and Canada theatrical exhibition revenues increased 1.1%, or $26,128,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Admissions revenues increased 2.3%, or $36,276,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007, due to a 5.1% increase in average ticket prices partially offset by a 2.6% decrease in total attendance. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2008) increased 1.2% during the year ended April 3, 2008 over the comparable period last year, primarily due to a 4.8% increase in average ticket price partially offset by a 3.5% decrease in attendance at comparable theatres. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Based upon available industry sources, box office revenues of our comparable theatres performed similarly to overall performance of industry comparable theatres in the markets where we operate. Concessions revenues increased 2.4%, or $15,189,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to a 5.2% increase in average concessions per patron related primarily to price increases partially offset by the decrease in attendance. Other theatre revenues decreased 27.3%, or $25,337,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Included in other theatre revenues is our share of on-screen advertising revenues generated by NCM. The decrease in other theatre revenues was primarily due to decreases in on-screen advertising revenues as a result of the new Exhibitor Services Agreement with NCM. See Note 1—Revenues for discussion of the change in estimate for revenues recorded during the year ended April 3, 2008.

        International theatrical exhibition revenues increased 9.5%, or $16,801,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Admissions revenues increased 7.2%, or $6,860,000, due to a 5.9% increase in average ticket price and a 1.3% increase in attendance. Concessions revenues increased 12.3%, or $7,279,000, due to the increase in attendance and a 10.9% increase in concessions per patron. Concessions per patron increased in Mexico due primarily to price increases and promotions designed to increase transaction size and incidence of purchase. International revenues were positively impacted by a weaker U.S. dollar, although this did not contribute materially to our consolidated earnings from continuing operations.

         Costs and expenses.    Total costs and expenses increased 1.3%, or $29,940,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007.

        U.S. and Canada theatrical exhibition costs and expenses increased 1.8%, or $34,641,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. Film exhibition costs increased 2.4%, or $19,542,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 52.1% in both the current period and the prior period. Concession costs increased 4.5%, or $2,927,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in concessions revenues and an increase in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.7% in the current period compared with 10.5% in the prior period. As a percentage of revenues, theatre operating expense increased to 25.9% in the current period from 24.9% in the prior period due primarily to increases in advertising expenses as a result of the new Exhibitor Services Agreement with NCM. Rent expense increased 2.4%, or $10,251,000, during the year ended April 3, 2008 compared to the year ended March 29, 2007. During the year ended April 3, 2008, we recognized $21,013,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for seven of our theatres that were closed during fiscal 2008 or where the lease was terminated during this period. During the year ended March 29, 2007, we recognized $8,966,000 of theatre and other closure expense (income) due primarily to the closure of 26 theatres with 253 screens and to accretion of the closure liability related to theatres closed during prior periods.

        International theatrical exhibition costs and expenses increased 5.7% or $7,396,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. Film exhibition costs increased $3,730,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in admissions revenues. Concession costs increased $908,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the increase in concession revenues partially offset by a decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenue, concession costs were 22.7% in the current period compared to 23.9% in the prior period. As a percentage of revenues, theatre operating expense was 25.9% in the current period compared to 26.8% in the prior period. Rent expense increased $1,754,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. International costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to our consolidated earnings from continuing operations. We continually monitor the performance of our international theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements.

General and Administrative Expense:

         Merger, acquisition and transaction costs.    Merger and acquisition costs decreased $6,257,000 from $9,996,000 to $3,739,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. Current year costs are primarily comprised of preacquisition expenses for casualty insurance losses and payments for a union-sponsored pension plan related to the Merger with Loews.

         Management fees.    Management fees were unchanged during the year ended April 3, 2008 compared to the year ended March 29, 2007. Management fees of $1,250,000 were paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

         Other.    Other general and administrative expenses decreased 10.8%, or $6,053,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007. The decrease in other general and administrative expenses is primarily due to a decrease in stock compensation expense of $10,361,000 during the year ended April 3, 2008 compared to the year ended March 29, 2007 due to the accelerated vesting of certain options as a result of entry into a separation and general release agreement with the holder of these options during the year ended March 29, 2007 and forfeitures during the year ended April 3, 2008. As a result of the accelerated vesting during the prior year and forfeitures during the current year, there is no expense related to these options during the current year. Additionally, incentive compensation expense decreased by $3,297,000 related to declines in operating performance compared to the annual target underlying our annual incentive plan. These declines in general and administrative expense were partially offset by a decrease in pension income of $5,974,000 related to an amendment to freeze our Plans as of December 31, 2006 which resulted in the recording of a curtailment gain of $10,983,000 during fiscal 2007.

         Impairment of Long-Lived Assets.    During fiscal 2008 we recognized a non-cash impairment loss of $8,933,000 that reduced property, net on 17 theatres with 176 screens (in New York, Maryland, Indiana, Illinois, Nebraska, Oklahoma, California, Arkansas, Pennsylvania, Washington, and the District of Columbia). During fiscal 2007 we recognized a non-cash impairment loss of $10,686,000 on 10 theatres with 117 screens (in New York, Washington, Indiana, Illinois, Michigan, Texas, Pennsylvania and Massachusetts). Of the charge, $1,404,000 was related to intangible assets, net and $9,282,000 was related to property, net. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases.

         Depreciation and Amortization.    Depreciation and amortization decreased 2.1%, or $5,278,000 compared to the prior period. The prior year includes a cumulative adjustment to depreciation expense of approximately $2,200,000 related to adjustments to fair value for the Merger.

         Disposition of Assets and Other Gains.    Disposition of assets and other gains were $2,408,000 in the current period compared to $11,183,000 in the prior period. The current and prior periods include $2,426,000 and $13,130,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres. The prior year includes a loss on the dispositions of theatres in the United States as required by and in connection with the Mergers of $1,946,000.

         Other Income.    Other income includes $11,289,000 and $10,992,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, during the year ended April 3, 2008 and March 29, 2007, respectively. During the year ended April 3, 2008, other income includes insurance recoveries related to Hurricane Katrina of $1,246,000 for property losses in excess of property carrying cost and $397,000 for business interruption, partially offset by expense of $501,000 related to ineffectiveness of the Cinemex interest rate swap. During the year ended March 29, 2007, other income includes insurance recoveries related to Hurricane Katrina of $2,469,000 for property losses in excess of property carrying cost and $294,000 for business interruption, partially offset by a loss on redemption of debt as described below of $3,488,000.

         Interest Expense.    Interest expense decreased 27.6%, or $57,063,000, primarily due to decreased borrowings.

        AMC received net proceeds upon completion of the NCM initial public offering of $517,122,000. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011"), our senior floating rate notes due 2010 (the "Floating Notes due 2010") and 9 7/8% senior subordinated notes due 2012 (the "Notes due 2012"). On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000, which was recorded in Other Income in fiscal 2007.

        On January 26, 2006, we issued $325,000,000 of the Notes due 2016 and entered into the Senior Secured Credit Facility for $850,000,000, of which $635,375,000 is currently outstanding as a variable rate term note. We also incurred interest expense related to debt held by Cinemex of $11,929,000 during fiscal 2008.

         Equity in Earnings of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities were $43,019,000 in the current period compared to earnings of $233,704,000 in the prior period. Equity in earnings related to our investment in HGCSA were $18,743,000 for the year ended April 3, 2008, and include the gain on disposition of HGCSA of $18,751,000. Equity in earnings related to our investment in National CineMedia, LLC were $22,175,000 and $234,213,000 for the years ended April 3, 2008 and March 29, 2007, respectively. We received net proceeds upon completion of the NCM initial public offering of $517,122,000. We recorded deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our Exhibitor Services Agreement with National CineMedia, LLC. We recorded the $285,814,000 of remaining proceeds we received from the NCM IPO for the redemption of our preferred and common units to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. As a result we recorded a change of interest gain of $132,622,000 and received distributions in excess of our investment in National CineMedia, LLC related to the redemption of preferred and common units of $106,188,000. See Note 6—Investments for the components of equity in earnings related to National CineMedia, LLC.

         Investment Income.    Investment income was $25,538,000 for the year ended April 3, 2008 compared to $17,982,000 for the year ended March 29, 2007. Current year investment income includes a gain on the sale of Fandango of $15,977,000. Interest income decreased $9,382,000 compared to prior year due primarily to less cash and equivalents available for investment.

         Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $19,400,000 for the year ended April 3, 2008 and $42,300,000 for the year ended March 29, 2007. See Note 11—Income Taxes.

         Loss from Discontinued Operations, Net.    On May 11, 2006, we sold our operations in Iberia, including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all fiscal 2008 and 2007 reflects the new classifications. See Note 3—Discontinued Operations for the components of the loss from discontinued operations.

         Net Earnings (Loss).    Net earnings were $43,445,000 and $134,079,000 for the year ended April 3, 2008 and March 29, 2007, respectively.

For the Year Ended March 29, 2007 and March 30, 2006

         Revenues.    Total revenues increased 45.9%, or $774,693,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. This increase included approximately $633,436,000 of additional admission and concessions revenues resulting from the Merger.

        U.S. and Canada theatrical exhibition revenues increased 40.1%, or $654,323,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Admissions revenues increased 40.9%, or $454,386,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006, due to a 32.7% increase in total attendance, including the increased attendance and admissions revenues of $375,953,000 due to the Merger, and a 6.2% increase in average ticket prices. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2006) increased 7.9% during the year ended March 29, 2007 over the comparable period last year, primarily due to a 5.0% increase in average ticket price and a 2.8% increase in attendance at comparable theatres. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Based upon available industry sources, box office revenues of our comparable theatres (including comparable theatres acquired in the Merger) performed in line with overall performance of industry comparable theatres in the markets where we operate. Concessions revenues increased 41.4%, or $183,599,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in attendance and a 6.6% increase in average concessions per patron related primarily to price increases. Concession revenues increased by $140,807,000 due to the Merger. Other theatre revenues increased 21.4%, or $16,338,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues as a result of the Merger.

        International theatrical exhibition revenues increased $133,104,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Admissions revenues increased by $70,224,000 due to the theatres acquired in Mexico in the Merger. Overall, admissions revenues increased $67,519,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Concessions revenues increased $46,452,000 due to the theatres acquired in Mexico in the Merger. Overall, concession revenues increased $46,691,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006.

        Revenues from Other decreased 98.7%, or $12,734,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the contribution of NCN's net assets to NCM on March 29, 2005 and the related run-off of customer contracts. The revenues of NCN during fiscal 2006 and 2007 are comprised of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada Other theatre revenues.

         Costs and expenses.    Total costs and expenses increased 40.5%, or $674,924,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. The effect of the Merger was an increase in total costs and expenses of approximately $565,751,000.

        U.S. and Canada theatrical exhibition costs and expenses increased 36.8%, or $506,522,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. Film exhibition costs increased 39.7%, or $231,695,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in admissions revenues, offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 52.1% in the current period as compared with 52.6% in the prior period due to more favorable film rental terms primarily from theatres acquired in the Merger. Concession costs increased 36.8%, or $17,645,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in concessions revenues, partially offset by a decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.5% in the current period compared with 10.8% in the prior period. As a percentage of revenues, theatre operating expense was 24.9% in the current period as compared to 25.9% in the prior period. Rent expense increased 32.2%, or $102,262,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 primarily due to the Merger, which increased rent expense by approximately $84,523,000. During the year ended March 29, 2007, we recognized $8,966,000 of theatre and other closure expense due primarily to the closure of 26 theatres with 253 screens and to accretion of the closure liability related to theatres closed during prior periods. During the year ended March 30, 2006, we recognized $1,313,000 of theatre and other closure expense related primarily to accretion of the closure liability related to theatres closed during prior periods.

        International theatrical exhibition costs and expenses increased $88,211,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Film exhibition costs increased $28,756,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in admissions revenues. Overall, film exhibition costs increased $30,042,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the theatres acquired in Mexico. Concession costs increased $11,485,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the increase in concession revenues. Overall, concession costs increased $11,362,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the theatres acquired in Mexico. As a percentage of revenues, theatre operating expense was 26.8% in the current period compared to 34.3% in the prior period. Theatre operating expense as a percentage of revenues in Mexico were 25.2% in the current period. Rent expense increased $13,784,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006 primarily as a result of the theatres acquired in Mexico. We continually monitor the performance of our international theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements.

        Costs and expenses from Other decreased 88.0%, or $13,180,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006 due to the contribution of net assets by NCN to NCM and run-off of customer contracts.

General and Administrative Expense:

         Merger, acquisition and transaction costs.    Merger and acquisition costs decreased $2,491,000 from $12,487,000 to $9,996,000 during the year ended March 29, 2007 compared to the year ended March 30, 2006. Current year costs are primarily comprised of professional and consulting, repairs and maintenance to update certain of the Loews theatres and salaries costs related to the Merger and other potential divestiture activities.

         Management fees.    Management fees increased $3,000,000 during the year ended March 29, 2007. For fiscal 2007, management fees of $1,250,000 were paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

         Other.    Other general and administrative expense increased 39.7%, or $15,891,000, during the year ended March 29, 2007 compared to the year ended March 30, 2006. We incurred increased expense at Cinemex of $7,905,000, incentive-based compensation increased $2,412,000 due to improvements in operating results and we experienced increases in other salaries of $7,179,000 and professional services and consulting of $1,648,000 primarily related to the Merger and a payment of $2,465,000 to one of our former executive officers pursuant to his separation and general release agreement. Additionally, stock compensation expense increased $7,135,000 based on the increase in estimated fair value for outstanding liability classified options and accelerated vesting of these options as a result of entry into a separation and general release agreement with the holder of these options (see Note 9—Stockholder's Equity). These increases were partially offset by a curtailment gain of $10,983,000 related to our defined benefit pension plan (see Note 12—Employee Benefit Plans).

         Restructuring Charges.    Restructuring charges were $0 during the year ended March 29, 2007 as compared to $3,980,000 during the year ended March 30, 2006. The prior period expenses are primarily related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM.

         Impairment of Long-Lived Assets.    During fiscal 2007 we recognized a non-cash impairment loss of $10,686,000 on 10 theatres with 117 screens (in New York, Washington, Indiana, Illinois, Michigan, Texas, Pennsylvania and Massachusetts). Of the charge, $1,404,000 was related to intangible assets, net and $9,282,000 was related to property, net. During fiscal 2006 we recognized a non-cash impairment loss of $11,974,000 on four theatres with 66 screens (in Ohio, Illinois, New York and New Jersey). The entire charge was related to property. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases.

         Depreciation and Amortization.    Depreciation and amortization increased 56.3%, or $92,425,000 compared to the prior period, due primarily to increased asset values recorded as a result of the Merger.

         Disposition of Assets and Other Gains.    Disposition of assets and other gains were $11,183,000 in the current period compared to $997,000 in the prior period. The current and prior periods include $13,130,000 and $935,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres (see Note 13—Commitments and Contingencies). The current period includes a loss on the dispositions of theatres in the United States as required by and in connection with the Mergers of $1,946,000.

         Other Income.    Other income includes $10,992,000 and $8,699,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, during the year ended March 29, 2007 and March 30, 2006, respectively. Other income includes insurance recoveries related to Hurricane Katrina of $2,469,000 for property losses in excess of property carrying cost and $294,000 for business interruption during the year ended March 29, 2007. Other income also includes insurance recoveries related to Hurricane Katrina of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 for business interruption during the year ended March 30, 2006. During the year ended March 29, 2007 we recorded a loss on redemption of debt as described below of $3,488,000.

         Interest Expense.    Interest expense increased 71.9%, or $86,444,000, primarily due to increased borrowings.

        On January 26, 2006, we issued $325,000,000 of the Notes due 2016 and entered into the Senior Secured Credit Facility for $850,000,000, of which $643,500,000 is currently outstanding as a variable rate term note. We also incurred interest expense related to debt held by Cinemex of $12,258,000 during fiscal 2007.

        AMC received net proceeds upon completion of the NCM initial public offering of $517,122,000. We used the net proceeds from the NCM initial public offering, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011"), our senior floating rate notes due 2010 (the "Floating Notes due 2010") and 9 7/8% senior subordinated notes due 2012 (the "Notes due 2012"). On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000.

         Equity in (Earnings) Losses of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities were $233,704,000 in the current period compared to losses of $7,807,000 in the prior period. Equity in (earnings) losses related to our investment in National CineMedia LLC were ($234,213,000) and $5,478,000 for the year ended March 29, 2007 and March 30, 2006, respectively. We received net proceeds upon completion of the NCM initial public offering of $517,122,000. We recorded deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our Exhibitor Services Agreement with National CineMedia, LLC. We recorded the $285,814,000 of remaining proceeds we received from the NCM IPO for the redemption of our preferred and common units to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. As a result we recorded a change of interest gain of $132,622,000 pursuant to SAB Topic 5H and received distributions in excess of our investment in National CineMedia, LLC related to the redemption of preferred and common units of $106,188,000. See Note 6—Investments for the components of equity in earnings related to National CineMedia, LLC.

         Investment Income.    Investment income was $17,982,000 for the year ended March 29, 2007 compared to $3,151,000 for the year ended March 28, 2006. Interest income increased $14,835,000 from the prior period due primarily to larger amounts of cash and equivalents available for investment.

         Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $42,300,000 for the year ended March 29, 2007 and $69,400,000 for the year ended March 30, 2006. See Note 10—Income Taxes.

         Loss from Discontinued Operations, Net.    On May 11, 2006, we sold our operations in Iberia, including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all fiscal 2007 and 2006 reflects the new classifications. See Note 3—Discontinued Operations for the components of the loss from discontinued operations.

         Net Earnings (Loss).    Net earnings (loss) was $134,079,000 and ($190,876,000) for the year ended March 29, 2007 and March 30, 2006, respectively.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

Cash Flows from Operating Activities

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $220,208,000, $417,751,000, and $23,654,000 during the periods ended April 3, 2008, March 29, 2007, and March 30, 2006 respectively. The decrease in operating cash flows during the year ended April 3, 2008 is primarily due to the one-time receipt of payments related to the Exhibitor Service Agreement with National CineMedia, LLC in fiscal 2007. The increase in operating cash flows during the year ended March 29, 2007 is primarily due to an increase in deferred revenues of $231,308,000 for the proceeds we received related to modification payments to our Exhibitor Services Agreement with National CineMedia, LLC, increases in attendance and improvement in operating results, including amounts relating to the Mergers.

        We had working capital deficits as of April 3, 2008 and March 29, 2007 of ($220,072,000) and ($38,306,000), respectively. Working capital includes $134,560,000 and $127,334,000 of deferred revenue as of April 3, 2008 and March 29, 2007 respectively. We received litigation settlement checks related to fireproofing claims totaling $2,426,000 and $13,130,000 during the years ended April 3, 2008 and March 29, 2007. We have the ability to borrow against our credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $185,947,000 and $177,500,000 available on our credit facility to meet these obligations for the periods ended April 3, 2008 and March 29, 2007, respectively.

        During the year ended April 3, 2008, we closed 18 theatres with 196 screens in the U.S., opened 9 new theatres with 136 screens in the U.S., and sold seventeen theatres with 160 screens in Argentina, Brazil, Chile, and Uruguay, resulting in a circuit total of 353 theatres and 5,094 screens.

Cash Flows from Investing Activities

        Cash provided by (used in) investing activities, as reflected in the Consolidated Statement of Cash Flows were $(139,405,000), $283,969,000, and $109,323,000 during the periods ended April 3, 2008,

March 29, 2007, and March 30, 2006 respectively. As of April 3, 2008, we had construction in progress of $21,649,000. We had 6 U.S. theatres with a total of 72 screens under construction on April 3, 2008 that we expect to open in fiscal 2009. Cash outflows from investing activities include capital expenditures of $151,676,000 during the year ended April 3, 2008. We expect that our gross capital expenditures in fiscal 2009 will be approximately $145,000,000 to $150,000,000.

        Cash flows for the period ended April 3, 2008 include proceeds from the disposal of HGCSA and Fandango of $28,682,000 and $17,977,000, respectively. Cash flows for the period ended March 29, 2007 include proceeds from the NCM distribution of $285,814,000, proceeds from the sale of our theatres in Spain and Portugal of $35,446,000 and proceeds from our disposition of Yelmo and of U.S. theatres as required by and in connection with the mergers of $116,439,000. Cash flows for the period ended March 30, 2006 include cash acquired from the Mergers of $142,512,000, proceeds from the sale leaseback of two theatres of $35,010,000 and proceeds from the sale of the Japan theatres of $53,456,000, partially offset by capital expenditures of $117,668,000. The cash acquired from the Mergers represented the cash held by Loews at the date of the Mergers. The Mergers were non-cash, and funded by the issuance of Holdings' common stock

        In December 2006, we disposed of our investment in Yelmo which owned and operated 27 theatres and 310 screens in Spain as of the date sold for proceeds of $52,137,000.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal for a net sales price of approximately $35,446,000.

        During the fifty-two weeks ended March 29, 2007, we sold six theatres with 68 screens, exchanged two theatres with 32 screens, and closed one theatre with six screens in the U.S. as required by and in connection with the approval of the Mergers for an aggregate sales price of $64,302,000.

        On February 13, 2007, NCM, Inc. completed its IPO of 42,000,000 shares of common stock at a price of $21.00 per share. Net proceeds from the NCM, Inc. IPO were used to acquire newly issued equity interest from NCM, and NCM distributed the net proceeds to each of AMC, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for access to our theatres pursuant to the Exhibitor Services Agreement. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' option to purchase additional shares. In connection with the completion of the NCM, Inc. IPO, NCM entered into a $725,000,000 term loan facility the net proceeds of which were used to redeem preferred units held by each of AMC, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM. AMC received net proceeds upon completion of such transactions of $517,122,000. We recorded $285,814,000 of the proceeds received from the NCM, Inc. IPO to first reduce our recorded equity method investment to $0 and second to reflect the remaining proceeds as equity in earnings of non-consolidated entities. We used the proceeds from these transactions, together with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012.

        In connection with the completion of the NCM, Inc. IPO, AMC amended and restated its existing services agreement with NCM whereby in exchange for our pro rata share of the NCM, Inc. IPO proceeds, AMC agreed to a modification of NCM's payment obligation under the existing agreement. The modification extended the term of the agreement to 30 years, provided NCM with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which AMC is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, AMC entered into the Loews Screen Integration

Agreement with NCM pursuant to which AMC will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of the NCM, Inc. IPO, and NCM issued to AMC common membership units in NCM increasing its ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are estimated to total approximately $15,850,000 in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, AMC would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of the NCM, Inc. IPO, AMC expects to receive mandatory quarterly distributions of excess cash from NCM.

        We currently own 18,414,743 units or a 19.1% interest in NCM accounted for using the equity method of accounting. As of April 3, 2008 the fair market value of the shares in National CineMedia LLC was approximately $409,241,000 based on a price for shares of National CineMedia, Inc. on April 3, 2008 of $22.22 per share. Because we have little tax basis in these units and because the sale of all these units would require us to report taxable income of $520,969,000 for distributions received from NCM that were previously tax deferred, we expect that any sales of these units would be made ratably over a period of time to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

        In March 2007, the board of directors of Fandango, Inc. ("Fandango"), an online movie ticketing company in which we owned approximately 8.4% of the outstanding common stock on an as converted basis as of March 29, 2007, approved an Agreement and Plan of Merger (the "Fandango Merger Agreement"), which was adopted and approved by its stockholders. Pursuant to the Fandango Merger Agreement, we and the other existing stockholders sold our interests in Fandango to Comcast Corporation. The transaction closed in the first quarter of fiscal 2008. In connection with the transaction, we received an equity earn up which raised our interest in Fandango to approximately 10.4% of the outstanding common stock on an as converted basis immediately prior to the sale of our shares. Pursuant to the terms of the Fandango Merger Agreement and subject to certain closing adjustments, we estimate that we will have received approximately $20,000,000 in cash consideration in connection with the sale of our interest in Fandango of which $17,977,000 was received during fiscal 2008.

        We fund the costs of constructing new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. On March 30, 2006, we sold the real estate assets associated with two theatres with 32 screens to Entertainment Properties Trust for proceeds of $35,010,000 and then leased the real estate assets associated with the theatres pursuant to a non-cancelable operating lease with terms of approximately 15 and 17 years at an initial lease rate of 9.25% with options to extend each for up to 15 additional years.

Cash Flows from Financing Activities

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were $(289,388,000), $(611,131,000), and $21,434,000 during the periods ended April 3, 2008, March 29, 2007, and March 30, 2006, respectively. During fiscal 2008, we made principal payments of $26,295,000 on our corporate borrowings, capital and financing lease obligation, and mortgage obligations. We also paid two cash dividends to Parent totaling $293,551,000. During fiscal 2007, we made principal payments of $592,811,000 to redeem our debt. We used the net proceeds included in investing activities from the NCM, Inc. IPO of $517,122,000, along with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011"), our senior floating rate notes due 2010 (the "Floating Notes due 2010") and our 9 7/8% senior subordinated notes due 2012 (the "Notes due 2012"). On March 19, 2007 we redeemed $212,811,000 aggregate principal amount of our Notes due 2011 at 100% of principal value, on March 23, 2007 we redeemed $205,000,000 aggregate principal amount of our Floating Notes due 2010 at 103% of principal value and on March 23, 2007 we redeemed $175,000,000 aggregate principal amount of our Notes due 2012 at 104.938% of principal value. Our loss on redemption of these notes including call premiums and the write off of unamortized deferred charges and premiums was $3,488,000. Cash flows from financing activities for the period ended March 30, 2006 primarily include proceeds of $325,000,000 from the issuance of the Notes due 2016 and $650,000,000 from the Term Loan B which were used to repurchase $939,363,000 of debt, as well as $24,895,000 paid for financing costs which will be deferred and amortized over the life of the debt. On September 29, 2005 we received $6,661,000 additional construction allowance from our landlord Entertainment Properties Trust related to three of our Canada theatres which allowed for sale leaseback accounting at these locations and reduced our financing lease obligations by approximately $31,292,000, reduced the net book value of building assets related to these locations by approximately $15,839,000 and resulted in a deferred gain of $22,114,000. The deferred gain is amortized as a reduction of rent expense over the remaining terms of the leases.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our Senior Secured Credit Facility, consisting of a $650,000,0000 term loan facility and a $200,000,000 revolving credit facility; (2) the issuance by AMCE of $325,000,000 in aggregate principal amount of the Notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315,000,000 on aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        As a result of the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 in aggregate principal amount of the 8 5/8% Senior Fixed Rate Notes due 2012 (the "Fixed Notes due 2012") and $205,000,000 in aggregate principal amount of Floating Notes due 2010 that were previously issued by Marquee Inc. on August 18, 2004. AMCE redeemed the Floating Notes due 2010 on March 23, 2007 with proceeds from the NCM transactions and cash on hand.

        In connection with the Marquee Transactions, Holdings issued $304,000,000 principal amount at maturity of its Discount Notes for gross proceeds of $169,917,760. The only operations of Holdings prior to the merger with Marquee were related to this financing.

        Concurrently with the consummation of the merger with Marquee, AMC Entertainment entered into an amendment to its credit facility. We refer to this amended credit facility as the "amended credit facility." The amended credit facility modified a previous Second Amended and Restated Credit Agreement dated as of March 26, 2004, which was superseded in connection with the execution of the "amended credit facility," which was scheduled to mature on April 9, 2009. The amended credit facility was replaced with the Senior Secured Credit Facility on January 26, 2006.

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). We used the net proceeds (approximately $294,000,000) to redeem our Notes due 2009 and a portion of our Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2014). The Notes due 2014 rank equally with AMC Entertainment's Notes due 2016.

        On January 26, 2006, AMC Entertainment sold $325,000,000 aggregate principal amount of the Notes due 2016. Net proceeds from the issuance of the Notes due 2016 were used to fund a portion of the Merger Transactions and to pay related fees and expenses. The Notes due 2016 bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The Notes due 2016 are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date. The Notes due 2016 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2016). The Notes due 2016 rank equally with its Notes due 2014.

        The indentures relating to our notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, after giving effect to the event on a pro forma basis (under the indentures for the Fixed Notes due 2012, Notes due 2014 and Notes due 2016). Under the terms of the Parent Term Loan Facility which is more restrictive than the AMCE and Holdings indentures and as a practical matter limits our ability to incur indebtedness, we could borrow approximately $426,200,000 as of April 3, 2008 in addition to permitted indebtedness (assuming an interest rate of 11% on the additional senior subordinated borrowings). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100,000,000 of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014 and Notes due 2016.

        The indentures relating to the above-described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

        As of April 3, 2008, we were in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Cinemex Credit Facility, the Notes due 2016, the Notes due 2014 and the Fixed Notes due 2012.

  Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice. The Company's ability to borrow against the revolving credit facility is limited to approximately $185.9 million as of April 3, 2008 due to $14.1 million of outstanding letters of credit which reduce the capacity of the revolving credit facility.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. On March 13, 2007, the Company amended the Senior Secured Credit Facility to, among other things, lower the interest rates related to its term loan, reduce its unused commitment fee and amend the change of control definition so that an initial public offering and related transactions would not constitute a change of control. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to AMC Entertainment attaining certain leverage ratios. In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Existing Subordinated Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the Senior Secured Credit Facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The Senior Securied Credit Facility also contains certain customary affirmative covenants and events of default.

        As a result of the completion on February 13, 2007 of the NCM, Inc. IPO, we received proceeds of $517.1 million. Such proceeds along with approximately $100 million of cash on hand were used for the redemption of our Notes due 2011, Notes due 2012 and our Floating Notes due 2010. The redemption of the subordinated notes, our Notes due 2011 and Notes due 2012, would have constituted restricted payments under our senior secured credit facility. Because our restricted payment basket amount, after giving pro forma effect to an increase resulting from the NCM transaction, would have been insufficient to accommodate this debt repayment, we amended the Senior Secured Credit Facility on February 14, 2007 to allow for up to $600 million in subordinated debt repayments to be carved out of the restricted payments basket. This carve out was available for redemptions/repayments through April 30, 2007.

  Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remains in place after the consummation of the Mergers. The initial amount drawn under the Cinemex senior secured credit facility was 1,026.4 million Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew 106.3 million Mexican pesos (approximately $10.0 million in August 2005) under the delayed draw feature of its senior secured credit facility. Approximately $106.4 million was outstanding under the senior secured credit facility as of April 3, 2008. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). During January and February of 2006 Cinemex drew 105.4 million Mexican pesos under the revolving credit facility. There were no outstanding borrowings under the revolving credit facility as of April 3, 2008. All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings were non-recourse to Loews, and thus, are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of April 3, 2008 was 7.94%.

        In December 2006, Cinemex amended its senior secured revolving credit facility to extend it for an additional year, now maturing December 19, 2008. In December 2006, Cinemex also modified the terms of its senior secured credit facility term loan. The Cinemex term loan will mature on August 16, 2011 and will amortize beginning on February 16, 2009 in installments ranging from 10% to 30% of the principal balance per annum over the remaining period. Additionally, the applicable margin for the rate of interest has been modified to be based on a ratio of Net Debt to EBITDA. The applicable margin will now be 200 basis points for a ratio of 2.50 times to 3.00 times, 175 basis points for a ratio of 2.01 times to 2.50 times, 150 basis points for a ratio of 1.51 times to 2.00 times and 125 basis points for a ratio at or below 1.50 times.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

        On June 12, 2007, Holdings announced that it had completed a solicitation of consents from holders of its 12% Senior Discount Notes due 2014 (the "Discount Notes due 2014"), and that it had received consents for $301,933,000 in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding Discount Notes due 2014. In connection with the receipt of consents, Holdings paid an aggregate consent fee of approximately $4,360,000, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit Holdings to make restricted payments in an aggregate amount of $275,000,000 prior to making an election to pay cash interest on its senior discount notes. The Amendment also contained a covenant by Holdings to make an election on August 15, 2007, the next semi-annual accretion date under the indenture, to pay cash interest on the senior discount notes. As a result, Holdings made its first cash interest payment in the amount of $14,447,700 on the senior discount notes on February 15, 2008. Holdings used cash on hand at AMCE to pay a dividend to Holdings' current stockholders in an aggregate amount of $275,000,000 and Holdings used cash on hand at AMCE of $18,551,000 from a $21,830,000 dividend paid by AMCE to make the interest payment on the senior discount notes and to pay other professional and consulting expenses. Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through dividends it may receive from AMCE. AMCE's Senior Secured Credit Facility and note indentures contain provisions which limit the amount of loans and dividends which AMCE could make to Holdings. Under the most restrictive of these provisions, set forth in the note Indenture for the Fixed Notes due 2012, the amount of loans and dividends which AMCE could make to Holdings may not exceed $275,422,000 in the aggregate as of April 3, 2008.

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 10 to our audited consolidated financial statements included elsewhere in this prospectus, our Parent entered into the Parent Term Loan Facility for net proceeds of $396,000,000. The interest rate on borrowings under the Parent Term Loan Facility was 7.80% per annum as of April 3, 2008. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. Unpaid principal of $400,000,000 and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012. The Parent Term Loan Facility is neither guaranteed by, nor secured by the assets of, us or our subsidiaries.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stock.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of April 3, 2008 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2009	$10,386	$17,138	$119,217	$415,643	$56,274	$3,342	$622,000
2010	10,425	33,096	118,071	424,142	18,220	—	603,954
2011	10,476	43,734	115,658	415,881	—	—	585,749
2012	8,808	38,414	110,816	402,690	—	—	560,728
2013	7,396	859,375	91,379	389,275	—	—	1,347,425
Thereafter	80,142	625,000	123,292	2,736,409	—	—	3,564,843

Total	$127,633	$1,616,757	$678,433	$4,784,040	$74,494	$3,342	$7,284,699

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts or premiums on issuance.

(2)
Interest expense on the term loan was estimated at 4.64%, based upon the published LIBOR at April 24, 2008.

(3)
Includes committed capital expenditures including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
Historically the Company funds its pension plan such that the plan is 90% funded. The plan has been frozen effective December 31, 2006. The funding requirement has been estimated based upon our expected funding amount. The retiree health plan is not funded.

        As discussed in Note 11—Income Taxes to our audited financial statements included elsewhere in this prospectus, the Company adopted FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109." At April 3, 2008, the Company had a liability for unrecognized benefits for $34,400,000. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our unrecognized tax benefits will be.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors, as amended and restated on January 26, 2006 (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain Parents' and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of April 3, 2008, we estimate this amount would be $36,546,000 should a change in control transaction or an IPO occur.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Investment in NCM

        As discussed in Cash Flows From Investing Activities, we hold an investment in 19.1% of NCM accounted for following the equity method. The fair market value of these shares is approximately $409.2 million as of April 3, 2008. Because we have little tax basis in these units and because the sale of all these units would require us to report taxable income of $521.0 million for distributions received from NCM that were previously deferred, we expect that any sales of these units would be made ratably over a period of time to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

Conclusion

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the Senior Secured Credit Facility and the notes. We are considering various options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings and payment of dividends to shareholders.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        In March 2008, the FASB released SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, ("SFAS 161"), which expands the disclosure requirements about an entity's derivative and hedging activities. SFAS 161 requires entities to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, and is effective for us in the fourth quarter of fiscal 2009. Early application is encouraged. We are currently evaluating the enhanced disclosure requirements of this pronouncement.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No.51, ("SFAS 160"). SFAS 160 establishes accounting and reporting standards that require noncontrolling interest in a subsidiary to be reported as a component of equity, changes in a parent's ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. The Statement also establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Earlier adoption is prohibited. We have not determined the effect that the application of SFAS 160 will have on our consolidated financial position.

        In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations, ("SFAS 141(R)"). SFAS 141(R) establishes the principles and requirements for how an acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) in a business combination achieved in stages, sometimes referred to as a step acquisition, recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values; 3) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period on or after December 15, 2008, and is effective for us at the beginning of fiscal 2010. Earlier adoption is prohibited. We are in the process of evaluating the impact SFAS 141(R) will have on our financial statements.

        In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110 ("SAB 110"). SAB 110 extends the opportunity to use the "simplified" method beyond December 31, 2007, as was allowed by Staff Accounting Bulletin No. 107 ("SAB 107"). Under SAB 110 and 107, a company is able to use the "simplified" method in developing an estimate of expected term based on the date of exercise of "plain vanilla" share options. SAB 110 allows companies which do not have sufficient historical experience to provide a reasonable estimate to continue use of the "simplified" method for estimating the expected term of "plain vanilla" share option grants after December 31, 2007. We will continue to use the "simplified" method until there is sufficient historical experience to provide a reasonable estimate of expected term in accordance with SAB 110. SAB 110 was effective for us on January 1, 2008.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. We will be required to adopt this standard in the first quarter of fiscal 2009. We are currently evaluating the requirements of SFAS 159 and have not yet determined the impact on our consolidated financial statements.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is effective for us the first quarter of fiscal 2009. Early adoption is permitted. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of SFAS 157 ("FSP 157-2"), which delays the effective date for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are currently evaluating the requirements of SFAS 157 and have not yet determined the impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk. All financial instruments are used solely for hedging purposes and are not issued or held for speculative reasons.

         Interest Rate Swaps.    We periodically enter into interest rate swap agreements to manage the interest rate risk associated with variable rate debt instruments. In October 2007, AMCE executed an interest rate swap agreement, scheduled to mature in April 2009, to hedge $200,000,000 of our variable rate debt obligation. Under the terms of the agreement, we pay interest at a fixed rate of 4.707% and receive interest at a variable rate based on 1-month U.S. Dollar LIBOR-BBA. In addition, Grupo Cinemex is party to an interest rate swap with notional amounts ranging between 283,932,000 and 907,146,000 Mexican pesos ($26,151,000 and $83,894,000). Under the terms of the agreement, we pay interest at a fixed rate of 9.89% and receive interest at a variable rate based on 1-month MXN TIIE. The interest rate swap is scheduled to mature in August 2009. Based upon a sensitivity analysis performed as of April 3, 2008, a decrease in the underlying interest rates of 100 basis points would increase the fair value of the interest rate swap liability by $2,634,000 and a 100 basis point increase in the underlying interest rates would decrease the fair value of the interest rate swap liability by $2,545,000.

         Market risk on variable-rate financial instruments.    We maintain a $850,000,000 Senior Secured Credit Facility, comprised of a $200,000,000 revolving credit facility and a $650,000,000 term loan facility, which permits borrowings at a rate equal to an applicable margin plus, at our option either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our new revolving credit facility as of April 3, 2008 and had $635,375,000 outstanding under the term loan facility on April 3, 2008. Therefore, a 100 basis point increase in market interest rates would have increased or decreased interest expense on the Senior Secured Credit Facility by $5,623,000 during the fifty-three weeks ended April 3, 2008.

         Market risk on fixed-rate financial instruments.    Included in long-term debt are $325,000,000 of our Notes due 2016, $300,000,000 of our Notes due 2014 and $250,000,000 of our Fixed Notes due 2012. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2016, Notes due 2014 and Fixed Notes due 2012 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2016, Notes due 2014 and Fixed Notes due 2012.

         Foreign currency exchange rates.    We currently operate theatres in Canada, Mexico, France and the United Kingdom. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. Although we do not currently hedge against foreign currency exchange rate risk, we do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations. A 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease earnings before income taxes and accumulated other comprehensive income (loss) by approximately $3,568,000 or $38,285,000, respectively, as of April 3, 2008.

 LOEWS' MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of Loews' financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meaning ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        Loews operated theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. Its significant partnership operated theatres under the Yelmo Cineplex name. As of December 31, 2005, Loews owned, or had an interest in, and operated 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in Loews'screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex de Espana, S.L. ("Yelmo Cineplex"), in which it held a 50% partnership interest. Loews' principal geographic markets included the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

Recent Developments

The Megabox Cineplex Sale

        On December 28, 2005, Loews sold its 50% interest in Megabox to Finventures (UK) Limited and Mediaplex, Inc., its joint venture partner in Megabox, for proceeds of $78.4 million and recorded a gain on sale of $18.8 million included in equity income in long-term investments.

The Loews Transactions

        On July 30, 2004, LCE Holdings, a company formed by investment funds affiliated with Loews' former sponsors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the 9% senior subordinated notes due 2014 and cash equity investments by Loews' former sponsors. Prior to the closing, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. We refer to these and other related transactions collectively as the "Loews Transactions."

Revenues

        Loews generates revenues primarily from box office receipts, concession sales and other revenue sources, including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect Loews' revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, Loews' revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film's appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. Loews generates other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of its theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of its theatre lobbies.

Expenses

        The largest expenses of operating Loews' theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon its film licensing arrangement with a distributor for a particular film. Loews purchases concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as Loews' theatre leases generally require a fixed monthly minimum rent payment. Many of Loews' theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of Loews' leases provide for percentage rent only.

        General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of Loews' business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Loews' general and administrative costs also include payroll, occupancy costs related to its corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Loews' general and administrative staffing and associated costs are maintained at a level that Loews deems appropriate to manage and support the size and nature of its theatre portfolio and its business activities.

Discontinued Operations

        In January 2004, Loews' management committed to a plan to sell Cineplex Odeon Corporation ("COC"), its wholly-owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, Loews has reported COC's results of operations for the one and seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $159.7 million and income before taxes of $12.1 million for the seven months ended July 31, 2004. COC generated total revenue of $198.5 million and income before taxes of $74.5 million for the year ended December 31, 2003.

        On July 30, 2004, as a condition to, and immediately prior to, the closing of the Loews Transactions, Loews sold 100% of its shares of capital stock of COC to affiliates of its former investors for a cash purchase price of $205.9 million. Loews used the proceeds from this sale to repay debt outstanding under its old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

        Although the Loews Transactions were consummated on July 30, 2004, for accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of the Loews Transactions. As such, Loews has reported operating results and financial position for all periods presented from January 1, 2004 through July 31, 2004 as those of the Predecessor Company and all periods from and after August 1, 2004 as those of the Successor Company. Each period has a different basis of accounting and, as a result, they are not comparable. As a result, for purposes of presenting a comparison of Loews' 2005 results to prior periods, Loews has presented the twelve months ended December 31, 2004 as the mathematical addition of its operating results for the seven months ended July 31, 2004 to the operating results for the five months ended December 31, 2004. Loews believes that this presentation provides more meaningful information about its results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results Loews would have achieved.

Year Ended December 31, 2005 Compared to the Combined Year Ended December 31, 2004

         Total operating revenues.    Total operating revenues for the year ended December 31, 2005 decreased $48.6 million, or 5.3%, to $874.7 million from $923.3 million for the combined year ended December 31, 2004.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.     Box office revenue for the year ended December 31, 2005 decreased $41.4 million, or 6.6%, to $581.0 million from $622.4 million for the combined year ended December 31, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($73.8 million) during the period and a decrease in box office revenue from closed theatres ($10.2 million). These decreases in box office revenue, which aggregated $84.0 million, were partially offset by an increase in average revenue per patron ($24.5 million) during the period, an increase in box office revenue from the operation of new theatres ($15.3 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($2.8 million). Attendance decreased approximately 10.9 million patrons, or 10.3%, for the year ended December 31, 2005 as compared to the same combined period in the prior year. For the year ended December 31, 2005, U.S. industry attendance decreased by approximately 8.7%. This decrease in attendance can be attributed to the strong performance of film shown during the combined year ended December 31, 2004, including The Passion of the Christ, The Lord of the Rings: Return of the King, Shrek 2, Harry Potter and the Prisoner of Azkaban and The Day After Tomorrow.

          Concession revenue.     Concession revenues for the year ended December 31, 2005 decreased $6.9 million, or 2.7%, to $244.6 million from $251.5 million for the combined year ended December 31, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($29.8 million) and a decrease in concession revenue from closed theatres ($3.8 million). These decreases in concession revenue, which aggregated $33.6 million, were offset by an increase in concession revenue per patron ($16.8 million) during the period, an increase in concession revenue from the operation of new theatres ($8.2 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.7 million).

          Other revenues.     Other revenues for the year ended December 31, 2005 decreased $0.3 million, or 0.6%, to $49.1 million from $49.4 million for the combined year ended December 31, 2004. This decrease in other revenue was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($0.9 million), a decrease in attendance volume ($0.7 million) during the period and a decrease in other revenue from closed theatres ($0.4 million). These decreases in other revenue, which aggregated $2.0 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.7 million)

  and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.7 million).

Theatre operations and other expenses.    Theatre operations and other expenses for the year ended December 31, 2005 decreased $20.0 million, or 3.0%, to $649.3 million from $669.3 million for the combined year ended December 31, 2004. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($41.3 million) during the period, a decrease in operating costs related to closed theatres ($11.4 million) and a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $54.0 million, were offset by increases in operating costs related to the operation of new theatres ($18.6 million), the additional film rental costs associated with ticket price increases ($11.8 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.0 million). Theatre operations and other expenses, as a percentage of total revenues, increased to 74.2% for the year ended December 31, 2005 as compared to 72.5% for the combined year ended December 31, 2004 due primarily to the aforementioned decrease in revenues without corresponding decrease in costs, primarily fixed costs.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.     Film costs decreased $20.6 million, or 6.9% for the year ended December 31, 2005 to $279.3 million from $299.9 million for the combined year ended December 31, 2004. This decrease in film costs was due primarily to a decrease in attendance ($35.5 million), a decrease in film costs associated with closed theatres ($4.9 million) and a decrease in film rental percentage primarily related to film product mix ($1.3 million). These decreases in film costs, which aggregated $41.7 million, were partially offset by increases in film rental costs resulting from ticket price increases ($11.8 million), increased film costs associated with the operation of new theatres ($8.1 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.2 million). Film costs, as a percentage of box office revenue, of 48.1% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

          Rent expense.     Rent expense increased $1.4 million, or 1.2%, for the year ended December 31, 2005 to $121.6 million from $120.2 million for the combined year ended December 31, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions.    Cost of concessions for the year ended December 31, 2005 decreased $0.7 million, or 1.8%, to $36.6 million from $37.3 million for the combined year ended December 31, 2004. This decrease in cost of concessions was due primarily to a decrease in attendance volume ($4.4 million) during the period and a decrease in the cost of concessions from closed theatres ($0.5 million). These decreases in cost of concessions, which aggregated $4.9 million, was partially offset by an increase in product costs and the timing of certain promotional programs ($2.2 million), the incremental costs associated with the operation of new theatres ($1.6 million) and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, of 15.0% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

         General and administrative costs.    General and administrative costs for the year ended December 31, 2005 decreased $10.5 million, or 16.3%, to $53.8 million from $64.3 million for the combined year ended December 31, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to the evaluation of potential merger and acquisition transactions which Loews incurred during the prior period ($13.0 million) and a decrease in the management fee charged by Loews' current sponsors compared to the fee charged by Loews' former investors ($0.6 million). This decrease in general and administrative expenses, which aggregated $13.6 million, was partially offset by an increase in costs associated with its day-to-day home office operations ($2.5 million) primarily due to inflation and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.6 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.1% for the year ended December 31, 2005 as compared to 7.0% for the combined year ended December 31, 2004.

         Depreciation and amortization.    Depreciation and amortization costs for the year ended December 31, 2005 increased $18.7 million, or 19.6%, to $114.1 million from $95.4 million for the combined year ended December 31, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds, the revaluation of Loews' depreciable assets as a result of the closing of the Loews Transactions in July 2004 ($17.7 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.0 million).

         (Gain)/loss on asset disposition.    (Gain)/loss on asset disposition for the year ended December 31, 2005 decreased $3.1 million to a loss of $0.8 million from a gain of $2.3 million for the combined year ended December 31, 2004. The loss for the year ended December 31, 2005 was comprised of several theatre dispositions in the U.S. and Mexico. The gain for the combined year ended December 31, 2004 was primarily due to a large gain on the sale of one theatre property in the State of New York.

         Income from operations.    Loews' operating income for the year ended December 31, 2005 decreased $39.3 million, or 66.1%, to $20.1 million from $59.4 million for the combined year ended December 31, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

         Interest expense.    Interest expense for the year ended December 31, 2005 increased $28.0 million, or 53.2%, to $80.7 million from $52.7 million for the combined year ended December 31, 2004. This increase in Loews' interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing Loews undertook in order to effect the Loews Transactions and an overall increase in the average interest rate paid on its outstanding debt.

         Loss on early extinguishment of debt.    Loews' loss on early extinguishment of debt decreased by $7.7 million, or 100%, to $0.0 million for the year ended December 31, 2005 from $7.7 million for the combined year ended December 31, 2004. This decrease was due to the write-off of deferred debt financing fees associated with Loews' and Cinemex's former credit facilities that were repaid at the time of the Loews Transactions.

         Equity (income)/loss in long-term investments.    Loews' equity income in long-term investments increased by $20.7 million to $23.1 million for the year ended December 31, 2005 from $2.4 million for the combined year ended December 31, 2004 primarily due to the gain realized on Loews' sale of its interest in Megabox on December 28, 2005.

         Income tax expense.    Income tax expense for the year ended December 31, 2005 decreased $2.1 million, or 21.7%, to $7.5 million from $9.6 million for the combined year ended December 31, 2004. The decrease was driven by the reduction in book income and Mexican inflationary adjustments offset by tax provisions on the dividend received from Megabox during 2005 and the gain on the sale of Loews' interest in Megabox. The effective tax rate for the year ended December 31, 2005 was approximately 20.2% as compared to approximately 12.4% for the successor period August 1, 2004 through December 31, 2004. The change in the effective rate between the periods is primarily a result of the impact of Mexican inflationary adjustments, the Megabox transaction and other permanent differences, offset by a valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

         Discontinued operations.    Income from discontinued operations for the year ended December 31, 2005 decreased $7.4 million to $0.0 million from $7.4 million for the combined year ended December 31, 2004. The decrease is attributable to the year ended December 2004 including seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of its former investors.

         Net Loss.    Net loss increased $44.1 million to a loss of $45.0 million for the year ended December 31, 2005 from a loss of $0.9 million for the combined year ended December 31, 2004. This increase in Loews' net loss was due to the aggregate effect of all the factors described above and the income from discontinued operations that had been included in the combined year ended December 31, 2004. Net loss, excluding discontinued operations, increased by $36.7 million to a loss of $45.0 million for the year ended December 31, 2005 as compared to a loss of $8.3 million for the combined year ended December 31, 2004 due to the aggregate effect of the items noted above.

Combined Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

         Total operating revenues.    Total operating revenues for the combined year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the year ended December 31, 2003.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.     Box office revenue for the combined year ended December 31, 2004 decreased $6.2 million, or 1.0%, to $622.4 million from $628.6 million for the year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the combined year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, Loews' decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

          Concession revenue.     Concession revenues for the combined year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

          Other revenues.     Other revenues for the combined year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million) and an increase in other revenues from the operation of new theatres ($0.2 million). These increases in other revenues, which aggregated $4.4 million, were partially offset by a decrease in other revenues from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

Theatre operations and other expenses.    Theatre operations and other expenses for the combined year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $21.7 million, were partially offset by increases in operating costs related to the operation of new theatres ($5.5 million) and the additional film costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenues, improved to 72.4% for the combined year ended December 31, 2004 as compared to 73.4% for the year ended December 31, 2003.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.     Film costs decreased $4.3 million, or 1.4% for the combined year ended December 31, 2004 to $299.9 million from $304.2 million for the year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in attendance ($3.9 million), a decrease in the film rental percentage ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the combined year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

          Rent expense.     Rent expense increased $0.7 million for the combined year ended December 31, 2004 to $120.2 million from $119.5 million for the year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions.    Cost of concessions for the combined year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the costs associated with the operation of new theatres ($0.9 million). These increases in cost of concessions, which aggregated $3.2 million, were partially offset by a decrease in cost of concession from closed theatres ($0.5 million), decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, increased to 14.8% for the combined year ended December 31, 2004 as compared to 14.0% for the year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

         General and administrative costs.    General and administrative costs for the combined year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Loews Transactions ($8.0 million), including the payment of success bonuses. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with Loews' day to day operations ($3.0 million), a decrease in the management fee paid to Loews' shareholders ($0.4 million) and the effect of changes in exchange rates with respect to Loews' international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, increased to 7.0% for the combined year ended December 31, 2004 as compared to 6.5% for the year ended December 31, 2003.

         Depreciation and amortization.    Depreciation and amortization costs for the combined year ended December 31, 2004 on a combined basis increased $14.5 million, or 17.9%, to $95.4 million from $80.9 million for the year ended December 31, 2003. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds and the revaluation of Loews' depreciable assets as a result of the closing of the Loews Transactions ($15.5 million). This increase was partially offset by the effect of foreign currency exchange rates with respect to Loews' international operations ($1.0 million).

         Gain on asset disposition.    The gain on asset disposition for the combined year ended December 31, 2004 decreased $2.2 million to $2.3 million from $4.5 million for the year ended December 31, 2003. The gain for the year ended December 31, 2004 was due primarily to the sale of one theatre property in the state of New York and the gain for the year ended December 31, 2003 was due primarily to the sale of two theatre properties located in Massachusetts and Minnesota.

         Income from Operations.    Loews' operating income for the combined year ended December 31, 2004 decreased $15.4 million, or 20.6%, to $59.4 million from $74.8 million for the year ended December 31, 2003. This decrease in operating income was due to the aggregate effect of all the factors described above.

         Interest expense.    Interest expense for the combined year ended December 31, 2004 increased $17.4 million, or 49.4%, to $52.7 million from $35.3 million for the year ended December 31, 2003. This increase in Loews' interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing Loews undertook in order to effect the Loews Transactions and an overall increase in the average interest rate paid on its outstanding debt.

         Loss on early extinguishment of debt.    Loss on early extinguishment of debt for the combined year ended December 31, 2004 was $7.7 million. This is due primarily to the write-off of the deferred financing fees associated with Loews' and Cinemax's former credit facilities that were repaid at the time of the Loews Transactions. Loews did not record any loss on early extinguishment of debt for the year ended December 31, 2003.

         Discontinued operations.    Income from discontinued operations for the combined year ended December 31, 2004 decreased $48.8 million to $7.4 million for the combined year ended December 31, 2004 from $56.2 million for the year ended December 31, 2003. A portion of the decrease is attributable to the year ended December 2004 including only seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of Loews' former investors. The remaining portion of the decrease in income from discontinued operations is the result of a gain that had been recorded during 2003 related to the sale of a portion of the interest in Loews' Canadian theatre operations to the Cineplex Galaxy Income Fund.

         Income tax expense.    Income tax expense for the combined year ended December 31, 2004 decreased $5.7 million to $9.6 million from $15.3 million for the year ended December 31, 2003. The decrease was driven by the reduction of book income offset by an increase in non-deductible expenses. As a result of combining the predecessor and successor periods to obtain a full year ended December 31, 2004, the effective rates of 12.4% and 47.0% for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, are not meaningful for comparison to the effective rate of 40.4% for the year ended December 31, 2003.

         Net Income.    Net income decreased $79.8 million to a loss of $0.9 million for the combined year ended December 31, 2004 from income of $78.9 million for the year ended December 31, 2003. This decrease in net income was due to the aggregate effect of all the factors described above. Net income, excluding discontinued operations, decreased by $31.0 million to a loss of $8.3 million for the year ended December 31, 2004 on a combined period basis as compared to income of $22.7 million for the year ended December 31, 2003 due to the aggregate effect of the items noted above.

Liquidity and Capital Resources

Cash Flows

        Loews generates cash flows from its theatre operations. Loews' cash flows are generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides Loews with positive working capital, which is consistent with the industry, since cash revenues are generally collected in advance of payment of Loews' operating expenses. Loews' operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

         Operating Cash Flows.    Net cash provided by operating activities was $67.4 million, $38.1 million, $75.2 million and $89.0 million for year ended December 31, 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004, and the year ended December 31, 2003, respectively. Cash provided by operating activities was a result of changes in Loews' operating activities and changes in its working capital related to the timing of payments to various vendors. Cash provided by operating activities for the seven months ended July 31, 2004 was a result of an increase in revenues from the operations of its theatres and changes in its working capital related to the timing of payments to various vendors. This increase was offset by increased operating costs related to the increase in revenues. Cash provided by operating activities for the year ended December 31, 2003 was a result of an increase in box office revenue, concession revenue and miscellaneous income from the operations of Loews' theatres.

         Investing Cash Flows.    Net cash provided by investing activities, as reflected in Loews' statement of cash flows, was $5.6 million for the year ended December 31, 2005 and was due primarily to the proceeds from the sale of Loews' interest in the Megabox joint venture ($78.4 million) and the proceeds from the sale of assets ($1.5 million). This source of cash was partially offset by capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications ($67.3 million), Loews' purchase of an additional 49.99% interest in Magic Johnson Theatres Limited Partnership ($3.7 million), payments made on pre-acquisition contingencies ($1.9 million) and investments made in marketable equity securities ($1.2 million).

        Net cash used in investing activities, as reflected in Loews' statement of cash flows, was $1,323.9 million for the five months ended December 31, 2004 and cash provided by investing activities was $174.3 million for the seven months ended July 31, 2004. Cash used in investing activities for the five months ended December 31, 2004 was due primarily to payments made to Loews' former investors at the time of the Loews Transactions ($1,305.9 million), capital expenditures related to the construction of one theatre location comprising 12 screens in the U.S. ($17.2 million) and payments made as a result of the Loews Transactions ($3.2 million). This use of cash was partially offset by the proceeds from the sale of assets, which included one theatre location with 14 screens ($2.4 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of COC ($205.9 million) and the proceeds from the sale of assets, which included one theatre location with five screens ($7.4 million). These sources of cash were partially offset by capital expenditures related to the construction of one theatre location comprising 12 screens in Mexico ($36.6 million) and investment in/advances to partnerships ($2.4 million).

        Net cash used in investing activities was $31.2 million for the year ended December 31, 2003 and was due primarily to the proceeds from asset sales, which included three theatre locations with 12 screens ($13.7 million). These sources of cash were partially offset by capital expenditures ($40.9 million) and investment in/advances to partnerships ($4.1 million).

         Financing Cash Flows.    Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1.0 million for the year ended December 31, 2005 and was due primarily to the proceeds from the delay draw portion of the Cinemex term loan ($10.0 million) and a capital contribution from LCE Holdings ($1.1 million). These sources of cash were partially offset by prepayments of debt related to Loews' senior secured credit facility in the United States ($8.0 million), the repayment of mortgages and capital leases ($1.2 million) and debt issuance costs paid related to Loews' exchange offer of their 9% senior subordinated notes due 2014 ($1.0 million).

        Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1,187.1 million for the five months ended December 31, 2004 and net cash used in financing activities was $218.0 million for the seven months ended July 31, 2004. Cash provided by financing activities for the five months ended December 31, 2004 was due primarily to the proceeds received from equity contributions from Loews' former sponsors ($421.7 million) and the proceeds from Loews' senior secured credit facility ($630.0 million), Loews' 9% senior subordinated notes due 2014 ($315.0 million), the Cinemex term loan ($90.0 million) and amounts drawn under its revolving credit facility ($7.3 million). These sources of cash were partially offset by repayment of Loews' former term loan ($92.3 million), Mexican credit facility ($87.7 million) and priority secured credit agreement ($28.7 million), payments on amounts previously drawn under its revolving credit facilities ($7.3 million), scheduled payments of amounts due under its senior secured credit facility ($1.6 million), the payment of Loews Transaction related expenses ($17.4 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to payments made on its former term loan ($215.0 million) and priority secured credit agreement ($2.4 million).

        Net cash used in financing activities for the year ended December 31, 2003 was $12.1 million and was due primarily to the repayment of debt ($174.3 million) and the payment of deferred financing fees ($1.8 million) partially offset by a return of capital from the sale of a minority interest in Cineplex Galaxy ($163.5 million) and an equity contribution ($0.5 million).

Capital Expenditures

        Loews funds the cost of its capital expenditures through internally generated cash flows, cash on hand and financing activities. Loews' capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading its theatre facilities and general management information system upgrades. During the year ended December 31, 2005, the five months ended December 31, 2004, the seven months ended July 31, 2004 and the year ended December 31, 2003 Loews had $67.3, $17.2 million, $36.6 million and $40.9 million, respectively, in capital expenditures.

	Total Capital Expenditures	New Build Capital Expenditures	Maintenance and Upgrade Capital Expenditures
		(in millions)
Year ended December 31, 2005	$67.3	$35.2	$32.1
Combined year ended December 31, 2004	$53.8	$42.1	$11.7
Year ended December 31, 2003	$40.9	$23.1	$17.8

 BUSINESS

        We are one of the world's leading theatrical exhibition companies based on a number of measures, including total revenues, total number of screens and annual attendance. For the fiscal year ended April 3, 2008, we had revenues of $2,504,327,000 and earnings from continuing operations of $43,445,000. As of April 3, 2008, we owned, operated or held interests in 353 theatres with a total of 5,094 screens, approximately 89% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competition. We believe that we operate a modern and highly productive theatre circuit. Our average screen per theatre count in the United States and Canada of 15.0 and our annual attendance per theatre of more than 675,000 patrons substantially exceed industry averages. Historically, these favorable attributes have enabled us to generate significant cash provided by operating activities.
        In the United States and Canada, as of April 3, 2008, we operated 304 theatres with 4,551 screens in 30 states, the District of Columbia and two Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.3% of our revenues for the fiscal year ended April 3, 2008.

        The following table provides detail with respect to the geographic location of our U.S. and Canada theatre circuit as of April 3, 2008:

United States and Canada	Theatres(1)	Screens(1)
California	40	625
Texas	22	437
Florida	23	392
New Jersey	25	318
New York	27	279
Illinois	18	271
Michigan	13	214
Arizona	9	183
Georgia	11	177
Pennsylvania	13	150
Washington	14	141
Maryland	13	136
Massachusetts	10	129
Missouri	8	117
Virginia	7	113
Ohio	6	93
Minnesota	5	78
Louisiana	5	68
Colorado	3	62
North Carolina	3	60
Oklahoma	3	60
Kansas	2	49
Indiana	3	42
Connecticut	2	36
South Carolina	3	28
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Wisconsin	1	18
Arkansas	1	16
Utah	1	9

Total United States	296	4,367

Canada	8	184

Total United States and Canada	304	4,551

(1)
Included in the above table are five theatres and 64 screens that we manage or in which we have a partial interest.

        As of April 3, 2008, our international circuit of 49 theatres with 543 screens consisted principally of wholly-owned theatres in Mexico, where we operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 47% of MCMA attendance through March 31, 2008. Our wholly-owned international circuit represented 7.7% of our revenues for the fiscal year ended April 3, 2008.

        The following table provides detail with respect to the geographic location of our international theatre circuit as of April 3, 2008:

International	Theatres(1)	Screens(1)
Mexico	44	488
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28

Total International	49	543

    (1)
    Included in the above table are two theatres and 13 screens that we manage or in which we have a partial interest.

    (2)
    Although we sold our only theatre in Hong Kong on January 5, 2006, we maintain a partial interest represented by a license agreement with purchaser for continued use of our trademark.

        We have improved the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of April 3, 2008, 3,401, or approximately 75%, of our screens in the United States and Canada were located in megaplex theatres. The average number of screens per theatre in the United States and Canada as of April 3, 2008 was 15.0, which was more than twice the National Association of Theatre Owners average of 6.9 for calendar year 2007, according to NATO, and higher than any of our competitors.

        The following table sets forth historical information of AMC Entertainment and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including the Loews Dispositions and our Portugal and Spain dispositions) and end of period theatres and screens through April 3, 2008:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,569
1997	20	368	—	—	30	133	361	2,804
1998	28	674	—	—	33	151	356	3,327
1999	33	547	314	1,736	73	278	630	5,332
2000	33	650	—	—	96	490	567	5,492
2001	16	262	—	—	144	837	439	4,917
2002	15	255	5	68	54	338	405	4,902
2003	7	123	109	1,155	106	829	415	5,351
2004	9	133	3	48	27	190	400	5,342
2005	7	89	—	—	16	102	391	5,329
2006	14	197	—	—	30	264	375	5,262
2007	8	122	—	—	28	307	355	5,077
2008	9	136	—	—	18	196	346	5,017

	208	3,733	431	3,007	697	4,295

(1)
Excludes seven theatres and 77 screens that we manage or in which we have a partial interest.

        We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely conversion to AMC's operating procedures, headcount reductions, consolidation of corporate functions and adoption of best practices. We have also created and invested in a number of allied businesses and strategic initiatives that have created value for our company and, we believe, will continue to generate incremental value for our company. For example:

  •
  We created National Cinema Network, Inc., our advertising subsidiary, in 1985, and combined it with Regal CineMedia to form National CineMedia, LLC ("NCM"), a cinema screen advertising venture, in March 2005. Another major exhibitor joined the NCM joint venture by contributing its screen advertising business in July 2005. On February 13, 2007, we received net proceeds of $517,122,000 upon completion of the NCM Transactions. As of April 3, 2008, we own approximately 19.1% of NCM;

  •
  We were a founding partner and currently own approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 10,000 screens; and

  •
  In February 2007, we formed our most recent joint venture, known as Digital Cinema Implementation Partners LLC ("DCIP"), with two other major exhibitors to facilitate the financing and deployment of digital technology in our theatres and to enter into agreements with equipment vendors and major motion picture studios for the implementation of digital cinema.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

  •
  our major market position;

  •
  our modern, highly productive theatre circuit;

  •
  our strong cash flow generation; and

  •
  our proven management team.

         Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. As of April 3, 2008, we operated in 23 of the top 25 DMA's and had the number one or two market share in 22 of those DMA's, including the number one market share in New York City, Chicago, Dallas and Washington, D.C. In certain of our densely populated urban markets, we believe there is scarcity of attractive retail real estate opportunities due in part to zoning requirements. We believe our major market presence makes our theatres more important to content providers who rely on our markets for a disproportionate share of box office receipts (as typically 55% of all U.S. box office receipts derive from the top 25 DMA's).

        Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's create a greater opportunity to exhibit a broad array of film genres, which we believe drives higher levels of attendance at our theatres as compared to theatres in less densely populated markets. Historically, this has produced the highest capacity utilization among the group consisting of us and the companies that we view as our peer competitors, meaning Regal Entertainment Group and Cinemark Holdings, Inc. as measured by attendance per theatre. We believe our strong presence in major markets positions us well relative to our peer competitors to take advantage of opportunities for incremental revenues associated with operating a digital theatre circuit, given our patrons' interest in a broader array of content offerings.

         Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. From April 1995 through April 3, 2008, AMC Entertainment and Loews built 208 theatres with 3,733 new screens, acquired 431 theatres with 3,007 screens and disposed of 697 theatres with 4,295 screens. Of the total new build screens, 2,933 were added during the April 1995 through March 2002 period as we led the industry in modernizing our circuit through development of megaplex theatres. As of April 3, 2008, 3,401, or approximately 75%, of our screens in the U.S. and Canada were located in megaplex theatres and the average number of screens per theatre was 15.0, which was more than twice the industry average of 6.9, according to the National Association of Theatre Owners ("NATO"), and higher than any of our peer competitors. Over the past five years we invested over $850,000,000 to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        We believe our high average number of screens per theatre and design of our megaplex theatres provide a more enjoyable entertainment experience and offer us operational benefits, as we are able to offer a wider selection of content and show times. We believe this contributes to our generating the highest attendance and revenues per theatre among our peer competitors. For the fiscal year ended April 3, 2008, we had the number one market share in New York City, Chicago, Dallas and Washington DC among others, and we operated 23 of the top 50 theatres in the United States and Canada in terms of box office revenue as measured by Rentrak. Our next closest competitor operated 10 of the top 50 theatres. For the fiscal year ended Aprl 3, 2008, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 21% higher than our closest peer competitor and 35% higher than the industry average, as measured by Rentrak.

        We believe that our theatre circuit will be further enhanced with the installation of digital projection systems in our theatres, which began in newly opened theatres in the fourth quarter of calendar 2007 and which we expect to take approximately 3.5 years to roll out to substantially all of our existing theatres. We believe operating a digital theatre circuit will provide us with greater flexibility in exhibiting our content, which we expect will enhance our capacity utilization, enable us to achieve higher ticket prices for differentiated content formats such as Digital 3D and IMAX, and provide incremental revenue from exhibition of alternative content such as live concerts, sporting events, Broadway shows and opera.

         Strong Cash Flow Generation.    The U.S. theatrical exhibition industry has a long-term history of steady box office growth, even during times of economic downturn. When combined with our major market focus and highly productive theatre assets, we have been able to generate significant and stable cash flow provided by operating activities. For the fiscal year ended April 3, 2008, our net cash provided by operating activities totaled $220,208,000. In future years, we expect to continue to generate cash flow to allow us to maintain our facilities, invest in our business, service our debt and pay dividends.

         Proven Management Team.    Our executive management team has an average of approximately 23 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of strategic acquisitions including Loews and General Cinema, as well as delivered target cost savings and strong operating results.

 Our Strategy

        Our strategy is driven by the following three key elements:

  •
  growing our revenues by broadening and enhancing the guest experience;

  •
  maximizing operating efficiencies by focusing on the fundamentals of our business; and

  •
  enhancing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres.

         Growing Revenues by Broadening and Enhancing the Guest Experience.    We intend to generate incremental revenues in the future by broadening and enhancing the experience in our theatres through a number of initiatives. Specifically, we will continue to broaden our content offerings through the installation of additional IMAX and Digital 3D systems, present attractive alternative content and enhance our food and beverage offerings. We also will continue to create new strategic marketing and loyalty programs aimed at increasing attendance. Initiatives we have implemented in the past and that we will continue to pursue to grow revenues and enhance the experience include the following:

  •
  We have enhanced our concession program by expanding the menu of premium food and beverage products. In 2006, we introduced "Clip's Picks®", a first in the industry that gives AMC patrons the opportunity to create their own value meal from items on the Clip's Picks menu.

  •
  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.5 million active members, which we believe to be one of the largest active membership for a loyalty program in our industry. We are currently evaluating a number of marketing strategies which target this loyal customer base with programs intended to increase attendance at our theatres;

  •
  We introduced the AMC Gift Card in October 2002, the first stored-value gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 47,000 retail outlets throughout the United States and Canada. We intend to expand this program and create additional marketing alliances.

        We currently have IMAX systems in place at seven of our theatres. We recently announced an agreement with IMAX to install 100 MPX digital projection systems at our theatres in 34 major U.S. markets. Deployment of these systems will commence in July 2008 and extend through 2010, depending upon the achievement of specified financial measures. The agreement has an initial term of seven years with one three-year renewal option and provides for a territorial exclusivity covenant that gives us the exclusive rights (subject to previously existing IMAX licensed locations) to IMAX digital projection systems in the geographical areas surrounding 100 of our theatres; and a right of first refusal for installation of IMAX digital projection systems in additional IMAX locations within certain geographical areas.

        We recently formed DCIP, a joint venture to facilitate the deployment of digital cinema systems. With digital technology deployed in our theatres we expect to realize a number of benefits. This technology will provide consistent state-of-the-art presentation quality for our patrons. We will also be able to broaden the entertainment experience in our theatres and improve capacity utilization by using our screens for the exhibition of alternative content. We have experienced an increase in alternative content available to us as well as a growing slate of Digital 3D and IMAX content. As directors and producers continue to embrace new technology in their productions, we expect new and innovative content generation to continue. It will also facilitate the distribution of next generation Digital 3D content which we believe will drive incremental attendance and revenues.

        Over the past two years, Digital 3D versions of a movie have generated more than double the attendance of 2D versions of the same movie at an additional $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Additionally, digital technologies will enable us to create further operational and programming efficiencies in our theatres. For example, we will be able to better address capacity utilization and meet demand in our theatres by making real-time decisions on the number and size of the auditoriums to program with content. Given our major market positions, the overall diversity of our patron base and our high average screen per theatre count, we believe the benefits associated with digital technologies will be significant for our theatre circuit and will provide us with the opportunity for incremental revenues.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. DCIP and its members have yet to execute definitive agreements concerning the extent of such funding, but based on current negotiations, we expect that with respect to our existing theatres, allowances from DCIP of $70,000 per screen will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, allowances from DCIP will cover $30,000 to $45,000 of such costs per screen, the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund allowances through virtual print fees ("VPFs") from motion picture studios. We will bear maintenance costs with respect to digital projection systems in our theatres, which we expect to be similar to what we currently spend on our conventional film projectors. We will also bear any incremental installation costs relating to Digital 3D or to enable the exhibition of alternative-content.

        Our ability to implement digital cinema systems in accordance with our plans will depend on the availability of equipment from third-party vendors and on the ongoing negotiation of definitive agreements by DCIP for financing, payment of VPFs by motion picture studios and equipment use agreements with participating exhibitors. We believe that the supply of digital cinema equipment will be sufficient for our needs and that such definitive agreements are likely to be executed during calendar 2008.

         Maximizing Operating Efficiencies.    We believe that the size of our circuit and the breadth of our operations will allow us to continue to achieve economies of scale and drive continued improvement in operating margins. Since fiscal 2001, we have been able to increase our Segment Adjusted EBITDA(1) margins from 14.5% to 17.8% for the fiscal year ended April 3, 2008. We have achieved this margin improvement through an ongoing review of all aspects of our operations and the implementation of cost-saving initiatives, including at the theatre level, more effective scheduling of staff and concession gains. As a result, cost of operations as a percentage of total revenues decreased from 67.4% in fiscal 2001 to 64.4% for the fiscal year ended April 3, 2008. Additionally, general and administrative expenses as a percentage of total revenue decreased from 2.7% in fiscal 2001 to 2.1% for the fiscal year ended April 3, 2008.

(1)
See Note 18—Operating Segments to our audited consolidated financial statements included elsewhere in this prospectus, for a discussion of Segment Adjusted EBITDA, including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in our unaudited and audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

         Enhancing our Theatre Portfolio.    Through a deliberate and focused internal review process, we have closed or disposed of 697 older or obsolete theatres representing 4,295 screens on a combined basis since the end of fiscal 1995, 1,905 of which were owned by AMC Entertainment at the time of disposal and 2,390 of which were owned by Loews. We believe that our efforts in disposing of theatres that are nearing the end of their productive life cycle has differentiated us from our peer competitors and contributed to our overall portfolio quality. We have identified 39 theatres with 366 screens that we may close over the next one to three years due to expiration of leases or early lease termination. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        In addition to our disposition activity, we will evaluate the potential for new theatres and, where appropriate, intend to replace underperforming theatres with new, modern theatres that offer amenities that are consistent with our portfolio. Currently, we have 12 theatres representing 151 screens committed for opening from fiscal 2009 through 2011. Actual number of closures and new builds from fiscal 2009 through 2011 may differ materially from our estimates. Lastly, we intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. Historically we have demonstrated a successful track record of integrating acquisitions such as Loews and General Cinema. Our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2008, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 599 in 2006, according to the Motion Picture Association 2007 MPA Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of April 3, 2008, approximately 87% of our screens in the United States were located in film licencing zones where we are the sole exhibitor.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), SONY Pictures Releasing and Universal Pictures. Films licensed from these distributors accounted for approximately 85% of our U.S. and Canadian admissions revenues during fiscal 2008. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2008, no single distributor accounted for more than 15% of the motion pictures that we licensed or for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

        We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

        We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures, as of April 3, 2008:

Property Holding Classification	Theatres	Screens
Owned	12	121
Leased pursuant to ground leases	8	93
Leased pursuant to building leases	283	4,327
Build to suit and ground leases (Cinemex)	43	476

Total	346	5,017

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the lease for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        The majority of the concessions, projection, seating and other equipment required for each of our theatres is owned.

Employees

        As of April 3, 2008, we employed approximately 1,200 full-time and 19,000 part-time employees. Approximately 35.4% of our U.S. theatre associates were paid the minimum wage.

        Approximately 1.8% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. Approximately 80% of our Cinemex employees are represented by unions. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 4.2% compound annual growth rate ("CAGR") over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 2.9% CAGR. In calendar 2007, industry box office revenues were $9.6 billion, an increase of 5.4%, compared to an increase of 3.5% in calendar year 2006.

        The following table represents information about the exhibition industry obtained from NATO.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2007	$9,629	1,400	$6.88	5,545	38,159	6.9
2006	9,138	1,395	6.55	5,543	37,776	6.8
2005	8,832	1,376	6.41	5,713	37,092	6.5
2004	9,215	1,484	6.21	5,629	36,012	6.4
2003	9,165	1,521	6.03	5,700	35,361	6.2
2002	9,272	1,599	5.80	5,712	35,170	6.2
2001	8,125	1,438	5.65	5,813	34,490	5.9
2000	7,468	1,383	5.39	6,550	35,567	5.4
1999	7,314	1,440	5.06	7,031	36,448	5.2
1998	6,760	1,438	4.69	6,894	33,418	4.8
1997	6,216	1,354	4.59	6,903	31,050	4.5
1996	5,817	1,319	4.42	7,215	28,905	4.0
1995	5,269	1,211	4.35	7,151	26,995	3.8

        There are approximately 620 companies competing in the North American theatrical exhibition industry, approximately 360 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the NATO 2007-08 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 65% of the indoor screens in 2007. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating with the top four exhibitors accounting for approximately 56% of box office revenues in 2007 compared to 29% in 1995. During the period from 1995, when we first introduced the North American megaplex theatre, to 1999, U.S. and Canada screen count grew at an 8% CAGR from 27,000 to approximately 36,500. Since then, screen counts have grown at a more moderate pace, resulting in a total screen count of 38,159 at the end of 2007. According to NATO and the Motion Picture Association 2007 MPA Marketing Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.9 in 2007, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

         A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies is one of the most popular and affordable out-of-home entertainment options. In 2007, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 116 million combined annual attendance generated by professional baseball, basketball and football over the same time period. The estimated average price of a movie ticket was $6.88 in 2007, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events.

         Long History of Steady Growth.    The theatrical exhibition industry is a mature business which has, over an extended period, produced steady growth in revenues. The combination of the popularity of moviegoing, its steady long-term growth characteristics, industry consolidation that has resulted in more rational capital deployment and the relative maturity of the business makes theatrical exhibition a highly cash flow generative business today. Box office revenues in the United States and Canada have increased at a 4.2% CAGR over the last 20 years, driven by increases in both ticket prices and attendance across multiple economic cycles. During this period, the industry experienced short-term variability in attendance and resulting revenues which we believe were highly correlated to the quality of film product being exhibited. We believe that these long-term trends will continue.

         Importance of Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

         Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of conversion from film-based to digital projection technology. Virtually all filmed entertainment content today can be exhibited digitally. Digital projection results in a premium visual experience for patrons as there is no degradation of image over the life of a film. Digital content also gives the theatre operator greater flexibility in programming content. For example, theatre operators are able to better address capacity utilization and meet demand in their theatres by making real-time decisions on the number and size of auditoriums to program with content. Moreover, digital technology provides theatres with the opportunity for additional revenues through Digital 3D and alternative content offerings. Recent experience with digital has produced increased attendance and average ticket prices. For example, theatres are able to charge $1 to $3 more per ticket for a Digital 3D film than for a standard 2D film. Furthermore, Digital 3D screens have generated more than double the attendance of standard 2D versions of the same movie. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003 the court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the court entered a consent order and final judgment about the non-line of sight aspects of this case. On January 10, 2006, a federal judge in the United States District Court for the Central District of California ruled in favor of the Department of Justice with respect to a remedy in the line of sight aspects of this case. We have appealed this portion of the court's order. See "—Legal Proceedings" below.

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violate the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case and on January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies. AMCE estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $22 million, which is expected to be incurred over a 4-5 year term. Through April 3, 2008, AMCE has not incurred any of these costs. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMCE has appealed these decisions, argued its case to the Ninth Circuit Court of Appeals on November 8, 2007 and anticipates a decision soon.

        As a result of the January 10, 2006 order AMCE estimates the range of the loss to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability at $349,000.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final existing judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $53.3 million, which is expected to be incurred over the remaining term of the consent order of twelve months or as extended by agreement between the parties. Through April 3, 2008 AMCE has incurred approximately $16.9 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against us in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on electronic receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. Plaintiff is seeking an order certifying the case as a class action as well as statutory and punitive damages in an unspecified amount. On October 31, 2007, the District Court denied plaintiff's motion for class certification without prejudice pending the Ninth Circuit's decision in an appeal from a denial of certification in a similar FACTA case. The parties have requested the District Court to stay all proceedings in the case pending the outcome of the Ninth Circuit case. We believe the plaintiff's allegations, particularly those asserting willfulness, are without merit.

        We are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

 MANAGEMENT

        Our business and affairs are managed by our board of directors currently consisting of nine members. Peter C. Brown, our chief executive officer, is a director of Parent and Holdings.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of August 12, 2008:

Name	Age	Position(s) Held
Peter C. Brown	50	Chairman of the Board, Chief Executive Officer, Director and President (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Michael R. Hannon	48	Director (Parent, Holdings and AMCE)
Stephen P. Murray	46	Director (Parent, Holdings and AMCE)
Stan Parker	32	Director (Parent, Holdings and AMCE)
Aaron J. Stone	35	Director (Parent, Holdings and AMCE)
John Connaughton	42	Director (Parent, Holdings and AMCE)
Eliot P. S. Merrill	37	Director (Parent, Holdings and AMCE)
Kevin Maroni	45	Director (Parent, Holdings and AMCE)
Travis Reid	54	Director (Parent, Holdings and AMCE)
Craig R. Ramsey	56	Executive Vice President and Chief Financial Officer (Parent, Holdings, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
John D. McDonald	51	Director Executive Vice President, U.S. and Canada Operations (American Multi-Cinema, Inc.)
Kevin M. Connor	45	Senior Vice President, General Counsel and Secretary (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Mark A. McDonald	50	Executive Vice President, International Operations (AMC Entertainment International, Inc.)
Chris A. Cox	42	Vice President and Chief Accounting Officer (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Terry W. Crawford	51	Vice President and Treasurer (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Michael W. Zwonitzer	44	Vice President Finance (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Peter C. Brown has served as a Director of AMCE and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown has served as a Director, Chairman of the Board and Chief Executive Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown has served as a Director, Chairman of the Board, Chief Executive Officer and President of Holdings since December 2004 and President of American Multi-Cinema, Inc. since March 2007. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a director of American Multi-Cinema, Inc. Mr. Brown serves as a Director of Embarq Corporation, Midway Games, Inc., National CineMedia, Inc. and MovieTickets.com. Mr. Brown is also a member of the executive committee and

Vice Chairman of the Board of Directors of the National Association of Theatre Owners. Mr. Brown is a graduate of the University of Kansas.

        Mr. Michael R. Hannon has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Hannon serves as Managing Director in the New York office of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Mr. Hannon joined J.P. Morgan Partners, LLC in 1988 and has focused on making investments in the media and telecommunications and the financial services sectors. Mr. Hannon has been responsible for numerous investments in broadcasting, publishing, cable, outdoor, and both wireless and wireline communications. Mr. Hannon also serves on the board of directors of Ascend Media, Hanley Wood, NuVox Communications and Olympus Media. Mr. Hannon holds a B.A. from Yale University and an M.B.A. from Columbia Business School.

        Mr. Stephen P. Murray has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Murray serves as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Mr. Murray focuses on investments in consumer, Retail and Services, Financial Services and Healthcare Infrastructure. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray also serves on the board of directors of Cabela's, Jetro Holdings, MedQuest Associates, National Surgical Care, Pinnacle Foods Group, Quiznos Sub, Strongwood Insurance, USA.NET and Warner Chilcott. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

        Mr. Stan Parker has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Parker has been affiliated with Apollo and its related investment advisors and investment managers since 2000 and has been a Partner since 2005. Prior to joining Apollo in 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker also serves on the board of directors of Momentive Performance Materials and UAP Holding Corp. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

        Mr. Aaron J. Stone has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Stone is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the board of directors of Educate Inc., Hughes Communications, Inc., Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

        Mr. John Connaughton has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since January 2006. Mr. Connaughton has served as a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital Partners, LLC, Mr. Connaughton served as a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton also serves as a director of M/C Communications (PriMed), Warner Chilcott, Epoch Senior Living, CRC Health Group, Hospital Corporation of America (HCA), Warner Music Group (NYSE-WMG), ProSiebenSat.1.Media AG (MDAX-PSMG), Sungard Data Systems, Cumulus Media Partners and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVa McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from Harvard Business School.

        Mr. Eliot P. S. Merrill has served as a Director of Parent, Holdings and AMCE since January 2008. Mr. Merrill is a Managing Director of The Carlyle Group focused on buyout opportunities in the media and telecommunications sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. and, before that, at Doyle Sailmakers, Inc. Mr. Merrill also serves as a director of The Nielsen Company B.V. Mr. Merrill holds an A.B. Degree from Harvard College.

        Mr. Kevin Maroni has served as a Director of Parent, Holdings and AMCE since April 2008. Mr. Maroni is a Senior Managing Director of Spectrum Equity Investors ("Spectrum'), based in Boston, Massachusetts. Prior to joining Spectrum at inception in 1994, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company's private equity affiliate. Mr. Maroni holds a BA from the University of Michigan and an MBA from Harvard University.

        Mr. Travis Reid has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since January 2006. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid served as President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. Mr. Reid began his career at age 20 at a drive-in movie theatre in California. Mr. Reid is also Chief Executive Officer and a director of Digital Cinema Implementation Partners LLC. Mr. Reid also serves as a director of Fandango. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of Parent and Holdings since June 2007 and December 2004, respectively. Prior to April 2003, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. effective April 19, 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 20, 1998 until May 13, 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. effective October 15, 1999. Mr. Ramsey served as Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. on February 1, 1995. Mr. Ramsey currently serves as a member of the board of directors of Bank Midwest.

        Mr. John D. McDonald has served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of Parent and Holdings since June 2007 and December 2004, respectively. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 6, 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1, 1995.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

        Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 13, 2002. Mr. Cox has served as Vice President and Chief Accounting Officer of Parent and Holdings since June 2007 and December 2004, respectively. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

        Mr. Terry W. Crawford has served as Vice President and Treasurer of Parent since June 2007, and of Holdings, AMCE and American Multi-Cinema, Inc. since April 1, 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. from December 23, 2004 until April 1, 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 13, 2002 until December 23, 2004 and American Multi-Cinema, Inc. from January 24, 2000 until December 23, 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 14, 2001 until May 13, 2002 and AMC from November 11, 1999 until January 24, 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 27, 1997 until September 14, 2001 and American Multi-Cinema, Inc. from March 21, 1997 until November 11, 1999.

        Mr. Michael W. Zwonitzer has served as Vice President, Finance of AMCE and American Multi-Cinema, Inc. since September 17, 2004 and has served as Vice President, Finance of Parent and Holdings since June 2007 and December 2004, respectively. Prior thereto, Mr. Zwonitzer served as Director of Finance from December 19, 2002 to September 17, 2004 and Manager of Financial Analysis from November 10, 2000 to December 19, 2002. Mr. Zwonitzer joined AMC on June 26, 1998.

 COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers and Richard Walsh, our former Executive Vice President, AMCE and the former Chairman of AMC Film Programming, a division of American Multi-Cinema, Inc., whose employment ended on August 17, 2007. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Brown in setting compensation levels for our executive officers other than Mr. Brown.

Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. From time to time, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company. In fiscal 2008, the Compensation Committee conducted a series of exploratory meetings with outside compensation consultants and selected Towers Perrin to evaluate our current compensation programs, review our benchmarking group, and make recommendations regarding compensation and benefits.

Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes based on their general business and industry experience and knowledge that the use of the combination of base salary, discretionary annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy, but we do not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee's goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program to respond to and adjust for specific circumstances and our evolving business environment. For fiscal 2008, the Company obtained information regarding the salaries of employees at comparable companies, including approximately 150 multi-unit businesses in the retail, entertainment and food service industries. Base salaries for our Named Executive Officers are reviewed annually or at other appropriate times by the Compensation Committee and may be increased from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal 2008, this review began in the fourth quarter of fiscal 2007 as part of our annual budgeting process and was finished during the first quarter of fiscal 2008 as part of our annual performance review process. Following this review, base salaries for our Named Executive Officers increased between 2.0% and 2.5% from fiscal 2007 to fiscal 2008.

Annual Performance Bonus

        The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. Under the current employment agreements, each Named Executive Officer is eligible for an annual bonus based on our annual incentive compensation program as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and shareholders, and our annual bonus program is primarily designed to reward increases in EBITDA. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee and, except with respect to his own bonus, our chief executive officer, based on our annual incentive compensation program as it may exist from time to time. For fiscal 2008, the annual incentive compensation program was based primarily on attainment of specified EBITDA targets. The plan guideline was that no bonus would be paid below attainment of 90% of targeted EBITDA and that upon attainment of 100% of targeted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 120% of targeted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. Under the annual incentive compensation program, our Compensation Committee and, except with respect to his own bonus, chief executive officer retain discretion to decrease or increase bonuses relative to the guidelines based on qualitative or other objective factors deemed relevant by the Compensation Committee. No bonuses were earned in fiscal 2008 under the annual incentive compensation program because the Company did not meet the minimum 90% of targeted EBITDA threshold established by the Compensation Committee.

        Our annual bonuses have historically been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year following issuance of our annual audit report. On a going forward basis, it is contemplated that these annual bonuses may be paid in a combination of cash and equity value with the method for any allocation between cash and equity value to be determined in the future.

Long Term Incentive Equity Awards

        In connection with the holdco merger, on June 11, 2007 Parent adopted an amended and restarted 2004 stock option plan (formerly known as the 2004 Stock Option Plan), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to acquire Parent common stock to eligible employees and consultants of Parent and its subsidiaries and non-employee directors of Parent. Options previously granted under the plan vest in equal installments over 3 to 5 years from the grant date, subject to the optionee's continued service with Parent or one of its subsidiaries. The Compensation Committee did not grant any options pursuant to the 2004 Stock Option Plan during fiscal 2008.

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and our supplemental defined-benefit plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. The Compensation Committee determined that these types of plans are not as effective as other elements of compensation in aligning executives' interests with the interests of shareholders, a particularly important consideration for a public company. As a result, the Compensation Committee determined to freeze these plans. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan or the AMC Retirement Enhancement Plan for our Named Executive Officers or for other participants.

        In connection with the freezing of benefits under our defined-benefit plans, our Board of Directors determined it was important to further encourage participation in our defined contribution plan, so our Board of Directors simultaneously approved a proposal to increase our matching contribution in the 401(k) Savings Plan to 100% of elective contributions up to 5% of employee compensation (previously, the Company matched 100% of contributions up to 3% of employee compensation and 50% of contributions between 3% and 5% of employee compensation). The increase in our matching contribution was effective January 1, 2007.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment by AMCE without cause or due to death or disability. In the case of Mr. Brown, resignation for good reason would also entitle the employee to severance benefits. We have determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with AMCE and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within 60 days following certain specified changes in their responsibilities following a change in control. No claim for severance due to a change in control has been made by an executive who is a party to an employment agreement providing for such severance benefits since the Marquee Transactions (then a change in control for purposes of the agreements). In the case of Mr. Brown only, he is eligible for severance if he resigns during 60 days following a change in control. The severance benefits for these executives are generally determined as if they continued to remain employed by us for two years following their actual termination date, and in the case of Mr. Brown, for three years following his actual termination date.

Perquisites

        The perquisites provided to each Named Executive Officer during fiscal 2008 and 2007 are reported in Column (i) of the "Summary Compensation Table" below, and are further described in footnote (6) to that table. Perquisites are benchmarked and reviewed, revised and approved by the Compensation Committee every year.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of AMCE and its stockholder.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee directors named below. The Compensation Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this prospectus.

        Compensation Committee of the Board of Directors

  John Connaughton
  Aaron J. Stone
  Stephen P. Murray
  Eliot P.S. Merrill

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for services rendered during fiscal 2008 and for Richard T. Walsh, who although not serving as an executive officer on the last day of our fiscal year, had served as our Executive Vice President, AMC Entertainment Inc., and Chairman, AMC Film Programming, until his employment ended on August 17, 2007. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)(6)	Total ($)
Peter C. Brown Chairman of the Board, Chief Executive Officer and President (AMCE and American Multi-Cinema, Inc.)	2008 2007	$822,065 772,700	$	— —	$	— —	$1,884,022 1,884,022	$	— 124,684	$	— 26,094	$30,629 29,809	$2,736,716 2,837,309
Craig R. Ramsey Executive Vice President and Chief Financial Officer (AMCE and American and American Multi-Cinema, Inc.)	2008 2007	374,183 351,700		— —		— —	471,005 471,005		— 55,510		— 33,527	29,365 27,367	874,553 939,109
John D. McDonald Executive Vice President North American Operations (American Multi-Cinema, Inc.)	2008 2007	374,182 351,700		— —		— —	235,503 235,503		— 55,510		— 45,620	28,356 22,010	638,041 710,343
Kevin M. Connor Senior Vice President, General Counsel and Secretary (AMCE and American Multi-Cinema, Inc.)	2008 2007	321,696 302,400		— —		— —	235,503 235,503		— 43,188		— 13,740	25,230 19,753	582,429 614,584
Mark A. McDonald Executive Vice President International Operations (AMC Entertainment International, Inc.)	2008	281,851		—		—	235,503		—		—	23,935	541,289
Richard T. Walsh Former Executive Vice President (AMCE): Chairman (AMC Film Programming, a division of American Multi-Cinema, Inc.)	2008 2007	149,066 358,800		— —		— —	(94,484 471,005)		— 55,510		— 54,013	774,280 25,808	828,862 965,136

(1)
The principal positions shown are at April 3, 2008. Compensation for Mr. Mark McDonald is provided only for fiscal 2008 because he was not a Named Executive Officer in fiscal 2007.

(2)
The amount reported in this column of the table above reflects the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2008 and 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). No option awards were granted with regards to Named Executive Officers during fiscal 2008 and 2007. The unvested options of Mr. Walsh were forfeited at the end of his employment in fiscal 2008. No option awards granted to Named Executive Officers were forfeited in fiscal 2007. The Company has not granted any equity-based awards other than stock options to Named Executive Officers that were outstanding during fiscal 2008 or 2007. The amounts reflected in this column represent the compensation recognized during fiscal 2008 and 2007 for options granted on December 23, 2004 which became partially vested during fiscal 2008 and 2007. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see the discussion of option awards contained in Note 1 to the Company's consolidated financial statements contained elsewhere in this prospectus. Options are to acquire shares of Parent common stock.

(3)
No bonuses were earned in fiscal 2008 under the annual incentive bonus program since the Company did not meet the minimum 90% of targeted EBITDA threshold established by the Compensation Committee. The Compensation Committee approved bonuses for fiscal 2007 performance at approximately 24% of assigned bonus target (equivalent to 14% to 16% of base salary) for each of our Named Executive Officers. Further discussion on the annual incentive bonus program for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Annual Performance Bonus section.

(4)
For fiscal 2008 the aggregate change in actuarial present value of the officer's accumulated benefit amounts are negative and have been omitted from the table. Under the AMC Supplemental Executive Retirement Plan the aggregate decrease in actuarial present value is as follows: Mr. Peter Brown ($3,621), Mr. Craig Ramsey ($1,776), Mr. John McDonald ($6,766), Mr. Kevin Connor ($3,567), Mr. Mark McDonald ($8,010), and Mr. Richard Walsh ($5,687) and the aggregate decrease in actuarial present value of the officer's accumulated benefit under the Defined Benefit Retirement Income Plan is as follows: Mr. Peter Brown ($6,985), Mr. Craig Ramsey ($3,426), Mr. John McDonald ($13,050), Mr. Kevin Connor ($1,849), Mr. Mark McDonald ($11,911), and Mr. Richard Walsh ($10,968). Mr. Peter Brown is the only active participant in the Retirement Enhancement Plan and the aggregate decrease in actual present value for his accumulated benefits of ($59,837) has been omitted from the table. See Note 13-Employee Benefit Plans for more information.

For fiscal 2007 the amounts include the aggregate change in actuarial present value of the officer's accumulated benefit under the AMC Supplemental Executive Retirement Plan in the following amounts: Mr. Peter Brown $6,335, Mr. Craig Ramsey $8,579, Mr. John McDonald $9,651, Mr. Kevin Connor $6,076 and Mr. Richard Walsh $11,423 and the aggregate change in actuarial present value of the officer's accumulated benefit under the Defined Benefit Retirement Income Plan in the following amounts: Mr. Peter Brown $19,759, Mr. Craig Ramsey $24,948, Mr. John McDonald $35,969, Mr. Kevin Connor $7,664 and Mr. Richard Walsh $42,590. Mr. Brown is the only active participant in the Retirement Enhancement Plan and the aggregate decrease in actual present value for his accumulated benefits of $235,505, has been omitted from the table.

(5)
Mr. Richard Walsh's employment ended on August 17, 2007. Pursuant to the terms of his employment agreement, Mr. Walsh received a cash severance payment of $731,944 and accrued vacation of $29,236.

(6)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, automobile related benefits, life insurance premiums, holiday gift awards and a club membership. The following table summarizes "All Other Compensation" provided to the Named Executive Officers:

		Perquisites and Other Personal Benefits				Additional All Other Compensation
		Car Allowance	Holiday Gift Award	Club Membership		Company Matching Contributions to 401(k) Plan	Life Insurance Premiums
Peter Brown	2008 2007	$16,200 15,600	$254 500	$	— 1,397	$12,792 11,073	$1,383 1,239
Craig Ramsey	2008 2007	13,500 13,000	254 500		— —	12,128 10,382	3,483 3,485
John McDonald	2008 2007	13,500 12,650	254 500		— —	12,739 7,554	1,863 1,306
Kevin Connor	2008 2007	12,150 11,700	254 500		— —	11,781 6,780	1,045 773
Mark McDonald	2008	10,800	254		—	11,849	1,032
Richard Walsh	2008 2007	5,300 13,000	— 500		— —	7,110 10,414	690 1,894

Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. The Company does not allocate any incremental cost to the executive for the family member's use.

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2008. The primary element of each Named Executive Officer's total compensation reported in the table is base salary. Mr. Walsh also earned a lump sum cash severance payment of $731,944 in connection with his separation from the Company pursuant to his employment agreement.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of our pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to our Named Executive Officers.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Brown, Ramsey, McDonald, Connor, and McDonald. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

         Peter C. Brown.    On December 23, 2004, Holdings and AMCE entered into an employment agreement with Peter C. Brown who has served as the Chairman of the Board, Chief Executive Officer and President of each of Holdings and AMCE since that time. The agreement was amended on January 26, 2006 in connection with the Merger. The term of the agreement is for five years, with automatic one-year extensions each year. The agreement provides that Mr. Brown will receive an initial annualized base salary of $772,654 subject to review by the Compensation Committee. Based on its review, the Compensation Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Brown based on the applicable incentive compensation program of the Company and consistent with the determination of the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Brown will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control, severance arrangements and restrictive covenants in Mr. Brown's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        On December 17, 2007, Parent, Holdings and AMCE entered into an amended and restated employment agreement with Peter C. Brown, which agreement will take effect only in the event of an initial public offering of Parent on or before December 31, 2008. The term of the agreement is for three years, with automatic one-year extensions each year. The agreement provides that Mr. Brown will receive an initial annualized base salary of $791,970 subject to review by the Compensation Committee. Based on its review, the Compensation Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Brown based on the applicable incentive compensation program of the Company and consistent with the determination of the Compensation Committee. As an inducement for Mr. Brown to enter into the amended and restated employment agreement, which reduces the term of Mr. Brown's employment and whereby Mr. Brown agrees to both non-competition and non-solicitation covenants, the agreement also provides that within 15 days after a calendar year 2008 initial public offering of Parent, Mr. Brown will receive a grant of restricted stock or restricted stock units of Parent with an aggregate value of $2,567,000 on the date of grant (based on our estimated initial public offering price). Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date, and is subject to accelerated vesting upon Mr. Brown's termination for death, disability, by the Company without cause, or by Mr. Brown for good reason or following a change in control. Change in control, severance arrangements and restrictive covenants in Mr. Brown's amended and restated employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

         Craig R. Ramsey.    On July 1, 2001, AMC and AMCE entered into an employment agreement with Craig R. Ramsey who serves as the Executive Vice President and Chief Financial Officer of the Company and reports directly to AMCE's Chairman of the Board, President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. Ramsey also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

         John D. McDonald.    On July 1, 2001, AMC and AMCE entered into an employment agreement with John D. McDonald, who serves as an Executive Vice President, North America Operations. Mr. McDonald reports directly to AMC's President and Chief Operating Officer or such officer's designee. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $275,000, subject to review by the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. Based on their review, the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. McDonald also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. McDonalds' employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

         Kevin M. Connor.    On November 6, 2002, AMC and AMCE entered into an employment agreement with Kevin M. Connor who serves as the Senior Vice President, General Counsel and Secretary of the Company. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Connor will receive an initial annualized base salary of $225,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Connor based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Connor will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. Connor also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. Connor's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

         Mark A. McDonald.    On July 1, 2001, AMCE and AMC Entertainment International entered into an employment agreement with Mark A. McDonald who serves as the Executive Vice President of International Operations. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $225,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. McDonald also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. McDonald's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

Grants of Plan-based Awards—Fiscal 2008

        There were no grants of plan-based awards to Named Executive Officers in fiscal 2008.

 Outstanding Equity Awards at end of Fiscal 2008

        The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of April 3, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter C. Brown	9,821.489364	6,547.659576		$491	12/23/2014
Craig R. Ramsey	2,455.372338	1,636.914892		491	12/23/2014
John D. McDonald	1,227.686172	818.457448		491	12/23/2014
Kevin M. Connor	1,227.686172	818.457448		491	12/23/2014
Mark A. McDonald	1,227.686172	818.457448		491	12/23/2014
Richard T. Walsh(2)	1,636.914892	—		491	01/02/2009

(1)
The options vest for each Named Executive Officer, 20% per year commencing on December 23, 2005. Options are to acquire shares of Parent common stock.

(2)
Mr. Walsh's unexercisable options were forfeited at the end of his employment. The vested options were to have expired 90 days from August 17, 2007 or on November 15, 2007. On November 14, 2007 Mr. Walsh and Parent entered into an agreement which extended the date that the options were exercisable from November 15, 2007 until 60 days after an Initial Public Offering of Parent common stock, but if no Initial Public Offering has occurred by June 16, 2008, the vested options shall remain outstanding and exercisable until January 2, 2009.

(3)
The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one-time nonrecurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock.

Option Exercises and Stock Vested—Fiscal 2008

        None of our Named Executive Officers exercised options or held any outstanding stock awards during fiscal 2008.

 Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Peter C. Brown	Defined Benefit Retirement Income Plan Supplemental Executive Retirement Plan Retirement Enhancement Plan	15.60 15.60 15.60	$118,376 61,377 1,005,031	$	— — —
Craig R. Ramsey	Defined Benefit Retirement Income Plan Supplemental Executive Retirement Plan	12.00 12.00	139,194 72,171		— —
John D. McDonald	Defined Benefit Retirement Income Plan Supplemental Executive Retirement Plan	31.05 31.05	265,985 137,911		— —
Kevin M. Connor	Defined Benefit Retirement Income Plan Supplemental Executive Retirement Plan	4.00 4.00	23,355 9,644		— —
Mark A. McDonald	Defined Benefit Retirement Income Plan Supplemental Executive Retirement Plan	26.60 26.60	201,845 97,897		— —
Richard T. Walsh(2)	Defined Benefit Retirement Income Plan	31.10	319,552		—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through April 3, 2008. It includes the value of contributions made by the Named Executive Officers throughout their careers. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 6.25%. The post-retirement mortality assumption is based on the RP-2000 Combined Mortality Table, male and female, projected to 2005 with scale AA. See Note 13—Employee Benefit Plans for more information.

(2)
Mr. Walsh's employment ended on August 17, 2007.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan, and our supplemental plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement

Enhancement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan are described below.

         AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

         AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan), or equal semi-annual installments over a period of 2 to 10 years, with such form, and, if applicable, period, to be irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

         AMC Retirement Enhancement Plan.    AMC has established a Retirement Enhancement Plan for the benefit of officers who, from time to time, may be designated as eligible participants therein by the Board of Directors. As mentioned above, the plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        The only active participant in the plan is Peter C. Brown.

        The Retirement Enhancement Plan is a non-qualified defined benefit plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation but excluding certain special compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and the participant's primary social security benefit at age 65, or if later, at the date of normal retirement, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to AMC's contributions under the supplemental executive retirement plan, the 401(k) savings plan and the non-qualified deferred compensation plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The Retirement Enhancement Plan benefit may commence for a participant who has attained the later of age 55 or completion of 15 years of service and has participated in the plan for at least five years and who retires on or after age 55. For participants retiring before age 65 the benefit is reduced actuarially, namely 6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60. Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by AMC. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. A participant will be entitled to receive a benefit under the Retirement Enhancement Plan if such a participant's employment is terminated at AMC's request (other than for cause) or as a result of a change of control (as defined in the Retirement Enhancement Plan).

Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2008, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2008.

Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Peter C. Brown	$79,160	$—	$(1,111)	$—	$192,017
Craig R. Ramsey	1,665	—	(2,584)	—	137,459
John D. McDonald	29,129	—	(22,627)	—	529,691
Kevin M. Connor	—	—	—	—	—
Mark A. McDonald	—	—	(13,275)	—	324,146
Richard T. Walsh	—	—	3,011	(85,929)	—

Non-Qualified Deferred Compensation Plan

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2008 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Parent and/or a change in control of Parent, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Holdings under the terms of our 2004 Stock Option Plan. Furthermore, upon a termination following a "Change of Control" (as such term is defined in the AMC Retirement Enhancement Plan), the Named Executive Officer is entitled to his accrued benefits payable thereunder in a form of payment that he has previously chosen. The Retirement Enhancement Plan and the present value of benefits accumulated under the plan are described above in the table "Pension Benefits" and the accompanying narrative "Pension and Other Retirement Plans."

         Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Holdings) occurred on the last business day of fiscal 2008 and that the price per share of our common stock is equal to the fair market value of a share of our common stock as of that date.

Peter C. Brown

        Mr. Brown's employment agreement, described above under "Employment Agreements—Salary and Bonus Payments," provides for certain benefits to be paid to Mr. Brown in connection with a termination of his employment with Holdings under the circumstances described below.

         Severance Benefits.    In the event Mr. Brown's employment is terminated during the employment term by Parent, Holdings or AMCE pursuant to a termination for death, "Disability", "Without Cause" (each as defined in the employment agreement) or by Mr. Brown pursuant to a termination for "Good Reason" or within sixty days after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Brown will be entitled to severance pay in a lump sum cash payment equal to the product of (x) the sum of his base salary as then in effect plus his target bonus times (y) three. In addition, upon such a qualifying termination, the restricted stock or restricted stock units granted pursuant to the employment agreement and all of Mr. Brown's stock options shall vest in full.

        If Mr. Brown had terminated employment with us on April 3, 2008 pursuant to his amended and restated employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $3,908,910. This amount is derived by multiplying three by the sum of $791,970 which represents Mr. Brown's annualized base salary rate in effect on April 3, 2008, plus $511,000, which represents his target bonus. Finally, Mr. Brown would have been entitled to accelerated vesting of unvested stock options with an aggregate value of $3,332,759 (based on the spread between the exercise price of the options and the estimated fair market value of our common stock as of April 3, 2008). Since Mr. Brown's restricted stock or restricted stock unit grant pursuant to his employment agreement having a value of $2,567,000 did not occur as of April 3, 2008, we did not include the potential accelerated vesting of this award.

Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "Employment Agreements—Salary and Bonus Payments," provide for certain benefits to be paid to the executive in connection with a termination of his employment with AMC or AMCE under the circumstances described below and/or a change in control of AMC or AMCE.

         Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by AMC or AMCE pursuant to a "Termination Without Cause" or by the executive during 60 days following certain changes in his responsibilities, annual base salary or benefits, the executive (or his personal representative) will be entitled to a lump cash severance payment equal to two years of his base salary then in effect.

        Upon a termination of employment with us on April 3, 2008 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Brown) would have been entitled to a lump sum cash payment as follows: Mr. Craig Ramsey—$720,962; Mr. John McDonald—$720,961; Mr. Kevin Connor—$619,832; and Mr. Mark McDonald—$543,058. These amounts are derived by multiplying two by the respective executive's annualized base salary rate in effect on April 3, 2008.

         Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of AMC or AMCE at any time during or after his employment with AMC/AMCE.

Richard T. Walsh Separation

        On August 17, 2007, Mr. Walsh's employment with AMCE ended. Mr. Walsh received a cash severance payment of $731,944 in a lump sum, less applicable withholdings. Mr. Walsh's unexercisable options were forfeited at the end of his employment.

        On November 14, 2007, we entered into an agreement with Mr. Walsh that extended the exercise period applicable to his vested stock options from 90 days following his departure on August 17, 2007 until 60 days after an initial public offering of Parent's common stock, and in the event no initial public offering has occurred by June 16, 2008, until January 2, 2009.

Director Compensation—Fiscal 2008

        The following section presents information regarding the compensation paid during fiscal 2008 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Peter C. Brown, who is also one of our employees, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Brown did not receive additional compensation for his service as a director.

Non-Employee Directors

        We paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        The following table presents information regarding the compensation of our non-employee Directors in fiscal 2008:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Michael R. Hannon	$63,000	$—	$—	$—	$—	$—	$63,000
Stephen P. Murray	56,500	—	—	—	—	—	56,500
Stan Parker	61,500	—	—	—	—	—	61,500
Aaron J. Stone	59,000	—	—	—	—	—	59,000
John Connaughton	59,000	—	—	—	—	—	59,000
Michael Connelly(1)	6,500	—	—	—	—	—	6,500
Benjamin Coughlin	63,000	—	—	—	—	—	63,000
Travis Reid	62,500	—	—	—	—	—	62,500
Eliot P. S. Merrill(1)	52,500	—	—	—	—	—	52,500

(1)
On January 3, 2008, the Company elected Eliot P. S. Merrill to the Company's Board of Directors, effective January 3, 2008. Mr. Merrill fills the vacancy created by the passing of Michael Connelly, who had served as a director since January 2006.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of fiscal 2008. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving on our Board of Directors or on the Compensation Committee during the fiscal year ended April 3, 2008.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of Parent capital stock as of May 30, 2008, with respect to:

  •
  each person or group of affiliated persons known by Parent to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

  •
  each of Parent's directors;

  •
  each of our Named Executive Officers; and

  •
  all directors and nominees and executive officers as a group.

Name and Address	Shares of Class A-1 Common Stock		Shares of Class A-2 Common Stock		Shares of Class N Common Stock	Shares of Class L-1 Common Stock	Shares of Class L-1 Common Stock	Percentage of Ownership
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)	249,225.00	(2)	249,225.00	(2)	—	—	—	38.86%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	249,225.00	(4)	249,225.00	(4)	—	—	—	38.86%
Bain Capital Investors, LLC and Related Funds(5)(6)	—		—		—	96,743.45	96,743.45	15.08%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)	—		—		—	96,743.45	96,743.45	15.08%
Spectrum Equity Investors IV. L.P. and Related Funds(9)(10)	—		—		—	62,598.71	62,598.71	9.76%
Peter C. Brown(11)(12)	—		—		2,542.00	—	—	*
Craig R. Ramsey(11)(13)	—		—		153.00	—	—	*
Richard T. Walsh(11)(14)	—		—		153.00	—	—	*
John D. McDonald(11)(15)	—		—		127.00	—	—	*
Kevin M. Connor(11)(16)	—		—		51.00	—	—	*
Mark A. McDonald(11)(17)	—		—		102.00	—	—	*
Michael R. Hannon(1)	—		—		—	—	—	*
Stephen P. Murray(1)	—		—		—	—	—	*
Stan Parker(18)	—		—		—	—	—	*
Aaron J. Stone(18)	—		—		—	—	—	*
John Connaughton(5)(6)	—		—		—	—	—	*
Eliot P. S. Merrill(7)	—		—		—	—	—	*
Kevin Maroni(9)(10)	—		—		—	—	—	*
Travis Reid(11)(19)	—		—		728.77	—	—	*
All directors and officers as a group (14 persons)	—		—		22,312.61	—	—	1.72%

*
less than 1%

(1)
Represents 18,012.61 shares of Class A-1 common stock and 18,012.61 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors, L.P., 7,712.95 shares of Class A-1 common stock and 7,712.95 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P., 1,011.31 shares of Class A-1 common stock and 1,011.31 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P., 2,767.70 shares of Class A-1 common stock and 2,760.7 shares of Class A-2 common stock owned by AMCE (Ginger), L.P., 1,330.19 shares of Class A-1 common stock and 1,330.19 shares of Class A-2 common stock owned by AMCE (Luke), L.P., 2,881.66 shares of Class A-1 common stock and 2,881.66 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P., 3,217.09 shares of Class A-1 common stock and 3,217.09 shares of Class A-2 common stock owned by AMCE (Scarlett), L.P., 12,661.15 shares of Class A-1 common stock and 12,661.15 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., 1,253.55 shares of Class A-1 common stock and 1,253.55 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P., 7,260.06 shares of Class A-1 common stock and 7,260.06 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and 75,141.71 shares of Class A-1 common stock and 75,141.71 shares of Class A-2 common stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA.

  Each of Michael R. Hannon and Stephen P. Murray is a Managing Director and Managing Director, President and Chief Executive Officer, respectively, of CCMP Capital Advisors, LLC a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Each of Messrs. Hannon and Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities, except to the extent of his pecuniary interest therein. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Messrs. Hannon and Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Parent's' board of directors.

(3)
Represents shares owned by the following group of investment funds: (i) 114,328.50 shares of Class A-1 common stock and 114,328.50 shares of Class A-2 common stock owned by Apollo Investment Fund V, L.P.; (ii) 14,997.29 shares of Class A-1 common stock and 14,997.29 shares of Class A-2 common stock owned by Apollo Overseas Partners V, L.P.; (iii) 1,572.35 shares of Class A-1 common stock and 1,572.35 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv) 1,108.64 shares of Class A-1 common stock and 1,108.64 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v) 1,243.22 shares of Class A-1 common stock and 1,243.22 shares of Class A-2 common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

  Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Parent's' board of directors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i) 64,255.29 shares of Class L-1 common stock and 64,255.29 shares of Class L-2 common stock owned by Bain Capital (Loews) I Partnership, whose administrative member is Bain Capital (Loews) L, L.L.C., whose general partners are Bain Capital (Lowes) A Partnership, Bain Capital (Loews) L Partnership and Bain Capital (Loews) P Partnership, each of whose general partners are (x) Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (y) Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI and (ii) 32,488.16 shares of Class L-1 common stock and 32,488.16 shares of Class L-2 common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

  BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I Partnership and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, Edward W. Conard, John P. Connaughton, Paul B. Edgerley, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i) 91,610.60 shares of Class L-1 common stock and 91,610.60 shares of Class L-2 common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 5,132.86 shares of Class L-1 common stock and 5,132.86 shares of Class L-2 common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Mr. Merrill is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Merrill expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Merrill and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three-person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i) 61,503.23 shares of Class L-1 common stock and 61,503.23 shares of Class L-2 common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 363.07 shares of Class L-1 common stock and 363.07 shares of Class L-2 common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 732.40 shares of Class L-1 common stock and 732.40 shares of Class L-2 common stock owned by Spectrum IV Investment Managers' Fund, L.P. Kevin Maroni is a Senior Managing Director of Spectrum and disclaims beneficial ownership of any shares beneficially owned by Spectrum. The address of Mr. Maroni and Spectrum Equity Investors is c/o Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

  SpectrumEquity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Holdings, Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes 9,821.489364 shares underlying options that will vest within 60 days of the date of this table.

(13)
Includes 2,455.372338 shares underlying options that will vest within 60 days of the date this table.

(14)
Includes 1,636.91489 shares underlying options that will vest within 60 days of the date of this table.

(15)
Includes 1,227.686172 shares underlying options that will vest within 60 days of the data of this table.

(16)
Includes 1,227.686172 shares underlying options that will vest within 60 days of the date of this table.

(17)
Includes 1,227.686172 shares underlying options that will vest within 60 days of the date of this table.

(18)
Although each of Messrs Parker and Stone may be deemed a beneficial owner of shares of Holdings beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messer. Parker and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(19)
Includes 400 shares underlying options that will vest within 60 days of the date of this table.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company seeks to ensure that all transactions with related parties are fair, reasonable and in their best interest. In this regard, generally the board of directors or one of the committees reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions was on terms at least as favorable to it as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since March 31, 2006 or which involve obligations that remain outstanding as of April 3, 2008.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.776%); Apollo (20.776%); Bain Capital Partners (15.084%); The Carlyle Group (15.084%); Spectrum Equity Investors (9.76%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.898%); Co-Investment Partners, L.P. (3.898%); Caisse de Depot et Placement du Quebec (3.118%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.728%); SSB Capital Partners (Master Fund) I, L.P. (1.949%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opoprtunities Fund (Helios), L.P. (1.559%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.779%); Screen Investors 2004, LLC (0.152%); and members of management (0.439%)(1).

(1)
All percentage ownerships are approximate.

        For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Richard T. Walsh and Craig R. Ramsey, see "Compensation Discussion and Analysis—Description of Employment Agreements—Salary and Bonus Awards."

Governance Agreements

        In connection with the holdco merger, Parent, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Parent's stockholders with respect to voting, governance and ownership and transfer of the stock of Parent, including an Amended and Restated Certificate of Incorporation of Parent, a Stockholders Agreement, a Voting Agreement among Parent and the former continuing stockholders of Holdings, a Voting Agreement among Parent and the BCS Investors and Management Stockholders Agreement among Parent and certain members of management of Parent who are stockholders of Parent (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent, Holdings and our company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Parent, Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

        The Voting Agreement among Parent, and the former continuing stockholders of Holdings provides that, until the fifth anniversary of the holdco merger ("Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the BCS Investors further provide that during the Blockout Period, the BCS Investors will generally vote their voting shares of capital stocks of Parent on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Parent, Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10.0 million, the settlement of claims or litigation in excess of $2.5 million, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5.0 million or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the "Requisite Stockholder Majority") if at such time they hold at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE (an "IPO"), the Governance Agreements prohibit the Sponsors and the other former stockholders of Parent from transferring any of their interests in Parent, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Parent, including the following:

         Right of first offer.    After the Blockout Date and prior to an IPO, Parent and, in the event Parent does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

         Drag-along rights.    If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Parent or us, such Sponsors may elect to require each of the other stockholders of Parent to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

         Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Parent held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

         Participant rights.    On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

         Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Parent as a group shall have the right at any time following an IPO to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

         Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

         Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors, as amended and restated on January 26, 2006 (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Parent of up to $3,500,000 for fees payable by Parent in any single fiscal year in order to maintain Parents' and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Continuing Service Agreement with Travis Reid

        In connection with the termination of his employment agreement with Loews, the Company paid Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, paid him a lump sum payment of $1,575,000, and provided outplacement assistance and automobile benefits through December 31, 2006 and granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. In June 2007, the option was assumed by Parent, and the option is subject to other terms and conditions substantially similar to the terms of options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three equal installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Parent, Holdings or AMCE if provided for by the Compensation Committee. In addition, in order to facilitate integration following the Mergers, the Company entered into an agreement with Mr. Reid, whereby Mr. Reid provided certain transitional consulting services to the Company and reported to Mr. Peter C. Brown, our Chief Executive Officer. Pursuant to the continuing service agreement, which terminated in February 2007, the Company paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for the final five months. The continuing service agreement terminated in February 2007 and the final severance payment to Mr. Reid was made during fiscal 2008. In February 2007, Mr. Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema.

AMCE Dividend to Holdings

        On April 3, 2008 the Company declared and made distributions to Holdings in the amount of $21,830,000 which has been recorded by the Company as a reduction to Additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount Notes due 2014 of $14,447,700. In connection with the holdco merger, AMCE paid a dividend to Holdings of $275,000,000 which has been recorded by AMCE as a reduction to Additional paid-in capital.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006 AMC Entertainment Inc. sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes.

 DESCRIPTION OF OTHER INDEBTEDNESS

        As of April 3, 2008, we had $1,685.7 million of outstanding indebtedness. The following is a summary of provisions relating to our indebtedness after giving effect to the NCM Transactions.

Senior Secured Credit Facility

        We entered into our senior secured credit facility on January 26, 2006 with a syndicate of banks and other financial institutions which provided financing of up to $850.0 million, consisting of a:

  •
  $650.0 million term loan facility with a maturity of seven years; and

  •
  $200.0 million revolving credit facility with a maturity of six years.

        The revolving credit facility includes borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        As of April 3, 2008, we had $635.4 million outstanding under our term loan facility and $185.9 million available under our revolving credit facility.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facility, AMC Entertainment was required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. AMC Entertainment also pays customary letter of credit fees.

Prepayments

        The senior secured credit facility requires AMC Entertainment to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after its first full fiscal year after the closing, 50% of AMCE's excess cash flow if AMCE's net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        AMC Entertainment may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facility.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of AMCE's existing and future direct and indirect 100% domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of AMCE's domestic subsidiaries and 65% of the equity interests of AMCE's "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of AMCE's tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMCE's ability, and the ability of AMCE's subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing its subordinated indebtedness;

  •
  change the business conducted by AMCE and its subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires AMCE, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

Holdings' Holdco Notes

        On August 18, 2004, Holdings issued $304.0 million aggregate principal amount of its Senior Unsecured Discount Notes, the Holdco Notes, resulting in gross proceeds of $169.9 million of which $166.6 million was contributed by Holdings as equity to AMCE. The indenture governing the Holdco Notes contains covenants substantially similar to those governing the Notes due 2016. Neither AMCE nor any of its subsidiaries have guaranteed the indebtedness of Holdings, nor have AMCE or any of its subsidiaries pledged any of AMCE assets as collateral. As of April 3, 2008, we had $240.8 million carrying value outstanding under our Holdco Notes.

 DESCRIPTION OF 2016 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company" and "we" refer only to AMC Entertainment Inc. and not to any of its subsidiaries, and the word "notes" refers only to the Company's 11% Senior Subordinated Notes due 2016.

        The proceeds from the sale of the notes were used to fund the purchase of the 9% Senior Subordinated Notes due 2014 of Loews Cineplex Entertainment Corporation ("Loews") validly tendered pursuant to a tender offer (the "Tender Offer") made in connection with the merger of the Company and Loews and to pay related fees and expenses.

        The Company issued the notes under an indenture dated as of January 26, 2006 (as supplemented or amended from time to time, the "Indenture"), between itself, the guarantors party thereto and HSBC Bank USA, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        We urge you to read the Indenture because it, not this description, defines your rights as a holder of these notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part (SEC File No. 333-133940), and you can obtain a copy as indicated under "Where You Can Find More Information About Us."

Brief Description of the Notes and the Guarantees

        The notes:

  •
  were initially issued in the aggregate principal amount of $325.0 million;

  •
  are general unsecured senior subordinated obligations of the Company;

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company.

        The Guarantees:

  •
  are general unsecured senior subordinated obligations of each Guarantor;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of each Guarantor.

Principal, Maturity and Interest

        The notes will mature on February 1, 2016. We issued $325.0 million of Series A notes on January 26, 2006 (the "Original Notes") in a private placement and issued $325.0 million of Series B notes in exchange for all Original Notes pursuant to a registered exchange offer. Subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the

Offered Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2006. We will pay interest to those persons who were holders of record at the close of business on January 15 or July 15 next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

        The payment of all Obligations in respect of the notes and the Subsidiary Guarantees will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company and the Guarantors, as applicable.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company or any Guarantor;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, any Guarantor or to their respective assets;

  •
  any liquidation, dissolution or other winding-up of the Company or any Guarantor, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company or any Guarantor;

the holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of Permitted Junior Securities) on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of April 3, 2008, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

  •
  $1,061.7 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $200 million under the Senior Secured Credit Facility, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $623.9 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of April 3, 2008, the Company had $811.7 million of Secured Indebtedness (includes Cinemex indebtedness), consisting of borrowings under the Senior Secured

Credit Facility and capital and financing lease obligations. In addition, as of April 3, 2008, the Company's non-guarantor Subsidiaries, including Cinemex, had $132.6 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        The Subsidiary Guarantee of each of the Guarantors will be subordinated to Senior Indebtedness of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company. Payments under the Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the Senior Secured Credit Facility and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company.

        All of the Company's operations are conducted through subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Senior Secured Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantors subsidiaries. Our non-guarantor subsidiaries, including Cinemex, accounted for approximately $218.4 million, or 8.7%, of our total revenues for the 53 weeks ended April 3, 2008, and approximately $556.3 million, or 14.4%, of our total assets, and approximately $216.8 million, or 8.0%, of our total liabilities, in each case, as of April 3, 2008.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. The Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with all Senior Indebtedness of such Guarantor and equally in right of payment with other Senior Subordinated Indebtedness of such Guarantor.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and may be Senior Indebtedness and /or may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Senior Secured Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to February 1, 2011 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on February 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2011	105.500%
2012	103.667%
2013	101.833%
2014 and thereafter	100.000%

        Prior to February 1, 2009, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

         Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

         Limitation on Restricted Payments.    The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness;" and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (4) of the next succeeding paragraph) declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of:

            (i)    (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on the Issue Date); plus

            (ii)   the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than (i) Redeemable Capital Stock and (ii) Capital Stock issued to the stockholders of Loews in connection with the Transactions) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

        As of April 3, 2008, the Company would have been able to make approximately $275 million of restricted payments under the foregoing clause (c); provided that the Company's ability to make restricted payments may be further restricted by the other limitations set forth in this covenant, by the covenants governing the Company's other Indebtedness or by applicable law.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis; and

          (4)   make cash dividends or loans to Holdings in amounts equal to:

            (a)   the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit Holdings to pay its corporate overhead expense Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company; and

          (5)   make other Restricted Payments in an aggregate amount not to exceed $200.0 million.

Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in the Offering Circular under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee.

         Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Senior Secured Credit Facility, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Senior Secured Credit Facility and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company shall be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness;" and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers of the Original Notes. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Senior Secured Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such rights is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" shall mean Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that corporate overhead expenses payable by Holdings described in clause 4(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Senior Secured Credit Facility; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company or any Guarantor, as applicable; and

            (c)   as to which the Trustee has been given written notice of such designation.

        "Equity Offering" means a public or private sale for cash by the Company of its common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to its common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to the Company's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing Senior Notes and the Existing Senior Subordinated Notes.

        "Existing Senior Notes" shall mean the Company's 8 5/8% Senior Notes due 2012.

        "Existing Senior Subordinated Notes" shall mean the Company's 8% Senior Subordinated Notes due 2014 and any Loews Notes that remain outstanding following the completion of the tender offer.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Grupo Cinemex" means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its Subsidiaries.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Holdings" means Marquee Holdings Inc., the direct parent company of the Company.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the Original Notes were initially issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Loews Notes" means the 9% Senior Subordinated Notes due 2014 of Loews Cineplex Entertainment Corporation.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Merger Transactions" means the merger of Holdings and LCE Holdings, Inc., the merger of the Company and Loews, the Tender Offer, the offering of the notes and the use of proceeds therefrom, the refinancing of the existing AMC credit agreement and the existing Loews credit agreement with the proceeds of the Senior Secured Credit Facility, and the payment of fees and expenses in connection with any of the foregoing.

        "Mexican Credit Agreements" mean that certain loan agreement and that certain revolving loan agreement, each dated as of August 16, 2004, among Cadena Mexicana de Exhibicion, S.A. de C.V. as Borrower, Grupo Cinemex, S.A. de C.V. and the Subsidiaries listed therein, as Guarantors, Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as Syndication Agent, and Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as Administrative Agent, Documentation Agent, Collateral Agent, Bookrunner and Lead Arranger, and the Banks listed therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or agreements extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Senior Secured Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Offering Circular" means the offering circular dated January 19, 2006 relating to the Original Notes.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor;" provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements and the Guarantees by the Guarantors of the Existing Notes;

          (2)   Indebtedness of the Company or any Guarantor under the Senior Secured Credit Facility together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $975.0 million; provided that Grupo Cinemex may Incur Indebtedness under this clause (2) in an aggregate principal amount not to exceed $25.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Senior Notes or the Existing Senior Subordinated Notes;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than Indebtedness outstanding under the Senior Secured Credit Facility or the Mexican Credit Agreements);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness;"

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Indebtedness Incurred by Grupo Cinemex under the Mexican Credit Agreements together with the Incurrence of Guarantees thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $125.0 million at any time outstanding;

          (16) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (17) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (16) above which, together with any other Indebtedness pursuant to this clause (17), has an aggregate principal amount that does not exceed $100.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means:

          (1)   all Obligations of the Company now or hereafter existing, under or in respect of the Senior Secured Credit Facility;

          (2)   Indebtedness of the Company under the Existing Senior Notes; and

          (3)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the notes and the Existing Senior Subordinated Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the notes;

          (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Indebtedness evidenced by the Existing Senior Subordinated Notes;

          (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company;

          (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture;

          (5)   any liability for federal, state or local taxes or other taxes, owed or owing by the Company;

          (6)   trade account payables owed or owing by the Company;

          (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company;

          (8)   Indebtedness of the Company to any Subsidiary of the Company; and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Senior Indebtedness" of any Guarantor has the above meaning, mutatis mutandis.

        "Senior Subordinated Indebtedness" means (i) with respect to the Company, the notes, the Existing Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantees, the Guarantees of the Existing Senior Subordinated Notes and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" shall mean, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable; provided, however, that so long as the Senior Secured Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Senior Secured Credit Facility; and

          (b)   the acceleration of any amounts under the Senior Secured Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository. References to the "initial purchasers" below are to the initial purchasers of the Original Notes.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons pursuant to this prospectus. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        HSBC Bank USA, National Association is the Trustee under the Indenture.

        HSBC Bank USA, National Association is the indenture trustee under the indentures relating to the Existing Notes and the 12% Senior Discount Notes due 2014 issued by Holdings.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

 DESCRIPTION OF SENIOR NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," the "issuer," "AMC Entertainment," "AMCE" or "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. For purposes of this summary, the term notes refers to the 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes").

        The notes were originally issued on August 18, 2004 by Marquee Inc., a corporation owned by Apollo Management V, L.P. and J.P. Morgan Partners LLC and formed for the purpose of merging with and into AMC Entertainment. Each series of notes was issued under an indenture, dated as of August 18, 2004, between Marquee Inc. and HSBC Bank USA, National Association, as trustee (the "Original Indentures"). On December 23, 2004, Marquee Inc. merged with and into AMC Entertainment, and AMC Entertainment assumed the obligations of Marquee Inc. in respect of the notes, and certain of AMC Entertainment's subsidiaries that guarantee the notes entered into those guarantees, pursuant to a supplemental indenture to each of the Original Indenture on that date. The Original Indenture, as supplemented or amended from time to time, are referred to as the "Indenture." The net proceeds from the initial sale of the notes was used principally to fund a portion of the consideration for the merger described above.

        The following description is a summary of the material provisions of the Indenture and the registration rights agreements. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreements because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part (SEC File No. 333-133940), and you can obtain a copy as indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of Notes and Subsidiary Guarantees

The Notes

        The Fixed Rate Notes:

  •
  were initially issued in the aggregate principal amount of $250.0 million;

  •
  are general unsecured obligations of the Company;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Company, including our several series of outstanding senior subordinated notes described elsewhere in this prospectus;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  are effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness; and

  •
  are fully and unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

        The Subsidiary Guarantees:

  •
  are full and unconditional general unsecured obligations, on a joint and several basis, of the Guarantors;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Guarantors, including their Guarantees of our several series of outstanding senior subordinated notes described elsewhere in this prospectus;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Guarantors, without giving effect to collateral arrangements; and

  •
  are effectively subordinated to any secured Indebtedness of the Guarantors, including Guarantees of Indebtedness under the Credit Facility, as to the assets securing such Indebtedness.

Principal, Maturity and Interest

        The notes were initially issued in $455.0 million aggregate principal amount, of which $250.0 million in aggregate principal amount was 8 5/8% Series A Senior Notes due 2012 (the "Original Notes"). The Original Notes were issued in a private placement on August 18, 2004, and we issued $250.0 million in aggregate principal amount of our 8 5/8% Series B Senior Notes due 2012 in exchange for all of the Original Notes pursuant to a registered exchange offer.

        We may from time to time, without notice to or the consent of the holders of notes, create and issue further notes ranking equally with the notes in all respects, subject to the limitations described under the caption "—Certain Covenants—Limitation on Consolidated Indebtedness" as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the Fixed Rate Exchange Notes, that are currently outstanding, except that such notes issued in the future will have different issuance prices and issuance dates. Any additional Fixed Rate Notes of the same series as the outstanding Fixed Rate Notes will be part of the same issue as the outstanding Fixed Rate Notes and will vote on all matters with the outstanding Fixed Rate Notes. References to Fixed Rate Notes in this "Description of Senior Notes" include these additional notes, as the case may be, if they are in the same series, unless the context requires otherwise. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

         Fixed Rate Notes.    The Fixed Rate Notes will mature on August 15, 2012. Interest on the Fixed Rate Notes accrues at a rate of 8 5/8% per annum and is payable semi-annually in arrears on February 15 and August 15. We will pay interest to those persons who were holders of record at the close of business on February 1 or August 1 next preceding the interest payment date.

        Interest on the Fixed Rate Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Ranking

        The notes are our general unsecured obligations and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes, including our several series of outstanding senior subordinated notes described elsewhere in this prospectus. The notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our secured Indebtedness, including the Indebtedness under the Credit Facility, to the extent of the value of the assets that secure such Indebtedness, and the liabilities of our non-guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Facility or other secured Indebtedness, the assets of the Company and the Guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Facility and other secured Indebtedness has been repaid in full from such assets.

        All of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of April 3, 2008, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

  •
  $1,061.7 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $200 million under the Senior Secured Credit Facility, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $623.9 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of April 3, 2008, the Company had $811.7 million of Secured Indebtedness (includes Cinemex indebtedness), consisting of borrowings under the Senior Secured Credit Facility, a mortgage payable and capital and financing lease obligations.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees any of our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. Our non-guarantor Subsidiaries, including Cinemex, accounted for approximately $218.4 million, or 8.7%, of our total revenues for the 53 weeks ended April 3, 2008, and approximately $556.3 million, or 14.4%, of our total assets, and approximately $216.8 million, or 8.0%, of our total liabilities, in each case, as of April 3, 2008.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indentures. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantees rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indenture limit the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indentures, its Subsidiary Guarantees and the Registration Rights Agreements if:

          (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

          (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

          (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the applicable Indenture.

        In addition, a Guarantor will be released from its obligations under the applicable Indenture, its applicable Subsidiary Guarantee and the applicable Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the applicable Indenture.

Optional Redemption

         Fixed Rate Notes.    The Fixed Rate Notes are not be redeemable at the option of the Company prior to August 15, 2008. Starting on that date, we may redeem all or any portion of the Fixed Rate Notes, at once or over time, after giving the required notice under the Indenture for the Fixed Rate Notes. The Fixed Rate Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Fixed Rate Notes redeemed during the 12-month period commencing on August 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2008	104.313%
2009	102.156%
2010 and thereafter	100.000%

        Prior to August 15, 2007, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Fixed Rate Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

          (1)   at least 65% of the original aggregate principal amount of the Fixed Rate Notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the Fixed Rate Notes are to be redeemed at any time, selection of Fixed Rate Notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Fixed Rate Notes will not be redeemed in amounts less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of such Fixed Rate Notes to be redeemed at its registered address. If any Fixed Rate Note is to be redeemed in part only, the notice of redemption that relates to such Fixed Rate Note shall state the portion of the principal amount thereof to be redeemed. A new Fixed Rate Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Fixed Rate Note. On and after the redemption date, interest will cease to accrue on Fixed Rate Notes or portions thereof called for redemption.

Certain Covenants

         Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, each of the following conditions are satisfied: (1) the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1 (such condition not being applicable to the Incurrence of Permitted Indebtedness); and (2) with respect to the Incurrence of Senior Indebtedness, the Company's Senior Leverage Ratio is less than or equal to 3.25 to 1.0 (such condition not being applicable to the Incurrence of Permitted Senior Indebtedness).

         Limitation on Restricted Payments.    The Company shall not directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); (such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

            (a)   no Default or Event of Default shall have occurred and be continuing;

            (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

            (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clauses (5) and (7) of the next succeeding paragraph) declared or made after January 27, 1999 (including Restricted Payments made in connection with the Transactions) does not exceed the sum of:

              (i)    (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

              (ii)   the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

              (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

              (iv)  $100.0 million.

        As of April 3, 2008, the Company would have been able to make approximately $275 million of restricted payments under the foregoing clause (c); provided that the Company's ability to make restricted payments may be further restricted by the other limitations set forth in this covenant, by the covenants governing the Company's other Indebtedness or by applicable law.

        Notwithstanding the foregoing limitation, the Company may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness;

          (5)   make cash dividends or loans to Holdings in amounts equal to:

            (a)   the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company;

          (6)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer; or

          (7)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the 2011 Notes at a purchase price not greater than 101% of the principal amount thereof plus accrued and unpaid interest as a consequence of the holders of the 2011 Notes exercising put rights resulting from the Transactions.

Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in the Offering Memorandum under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the date of the consummation of the Transactions.

Limitation on Liens.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indentures or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indentures and the notes or, in respect of Liens on any Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

         SEC Reports.    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act following the consummation of the Transactions, the Company shall file with the SEC and provide the Trustee and holders of notes with such annual reports and such information by the Company, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of notes.

         Payments for Consent.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company shall be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indentures;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the applicable outstanding notes and the applicable Indenture and its obligations under the applicable Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indentures, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

        Notwithstanding the foregoing, the merger of Marquee Inc. with and into AMC Entertainment Inc. pursuant to the Merger Agreement was permitted without compliance with this "—Merger and Sale of Substantially All Assets" covenant.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in each of the Indentures) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of outstanding notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers of the Original Notes. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Company's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indentures. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "Modification and Waiver."

        The provisions of the Indentures do not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means Apollo Investment Fund V, L.P. ("AIF V)," Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B, or Apollo German Partners assigns any of their respective interests in Marquee Inc.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under each of the Indentures.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indentures, any of the following events:

          (1)   any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of Holdings or the Company (for purposes of calculating the total voting power of the Voting Stock held by a group solely in the context of a merger, consolidation or other business combination with a Person engaged in a line of business similar to that of the Company on the Issue Date, the voting power beneficially owned by the Permitted Holders or by Permitted Co-Investors, to the extent such voting power of the Voting Stock was acquired by such Permitted Co-Investors on or before January 31, 2005 in transactions that satisfy the definition of Permitted Co-Investor, shall be excluded in an amount equal to the lesser of the total voting power of the Voting Stock beneficially owned by such Permitted Co-Investors on (x) January 31, 2005 or (y) the date of such merger, consolidation or other business combination);

          (2)   the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under the indentures relating to the Existing Notes (other than a change of control under the 2011 Notes resulting from the Transactions).

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that corporate overhead expenses payable by Holdings described in clause 5(b) of the second paragraph of the covenant described under "—Limitation on Restricted Payments," the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio and the Senior Leverage Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        Notwithstanding the foregoing, for the purpose of calculating Consolidated EBITDA as used in the definition of Senior Leverage Ratio and clause (1) of the definition of Permitted Liens, Consolidated Net Income shall be increased, to the extent deducted therefrom and in the appropriate period, by the expenses and charges relating to the Transactions and associated financings.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among AMC Entertainment Inc., The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extension, revisions, increases, refinancing or replacement thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Equity Offering" means a public or private sale for cash by the Company or Holdings, as the case may be, of its common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to its common stock, preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to the Company's or Holdings' common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Existing Notes" shall mean the 8% Series B Senior Subordinated Notes due 2014 issued by AMC Entertainment Inc.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the applicable Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the applicable Indenture, such Subsidiary shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Holdings" shall mean Marquee Holdings Inc.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes were initially issued under the Indentures.

        "J.P. Morgan Partners Group" means (1) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the applicable Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Merger Agreement" means the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMC Entertainment Inc. dated as of July 22, 2004.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Senior Secured Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Offering Memorandum" means the Offering Memorandum dated August 6, 2004 relating to the notes.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Co-Investor" means any one or more institutional investors and their respective Affiliates to which any Permitted Holder transfers in the aggregate up to, but no more than, 35% of (a) its equity commitments to the Transactions or (b) its equity securities of Holdings or the Company, in each case on or before January 31, 2005 (all transfers to any Affiliates of such institutional investor shall be included in such percentage calculation).

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group; and

          (3)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or Holdings or any Subsidiary or any Person holding securities of the Company or Holdings for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company or Holdings held by any Person listed in this clause (3), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)   Indebtedness of the Company in respect of the notes and indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements and the Guarantees by the Guarantors of the Existing Notes;

          (2)   Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $175.0 million and the related Guarantees by the Guarantors;

          (3)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date;

          (4)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (6)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (7)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (8)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (10) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness;"

          (13) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes; and

          (14) Indebtedness not otherwise permitted to be Incurred pursuant to clauses (1) through (13) above which, together with any other Indebtedness pursuant to this clause (14), has an aggregate principal amount that does not exceed $350.0 million at any one time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be Incurred under the Indentures (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the product of (x) 200% and (y) Consolidated EBITDA for the four full fiscal quarters immediately preceding the Incurrence of such Lien;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness does not exceed $85.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that financing lease obligations reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect shall not be subject to this clause (10)(a)); and

            (b)   such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facility and Liens of the kind referred to in clause (10) above);

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (15) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

          (17) Liens securing the notes and the Subsidiary Guarantees;

          (18) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (21) or (22)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (19) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (20) Liens relating to the escrow agreement in effect on the Issue Date and future escrow arrangements securing Indebtedness Incurred in accordance with the Indentures;

          (21) Liens securing Construction Indebtedness not to exceed $100.0 million; and

          (22) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time.

        "Permitted Senior Indebtedness" shall mean the following:

          (1)   Senior Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $175.0 million and any related Guarantees by the Guarantors;

          (2)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (3)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Senior Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (4)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company or Guarantors in accordance with the provisions of the Indenture;

          (5)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (6)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (7)   Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (8)   Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (9)   Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding. and

          (10) Letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Subordinated Obligation or Guarantor Subordinated Obligation (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

  (2)
  the Refinancing Indebtedness has a Weighted Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

  (4)
  such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee of a Guarantor, as the case may be, on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Registration Rights Agreements" shall mean the registration rights agreement among the Company, the Guarantors, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., UBS Securities LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and various other parties dated August 18, 2004 regarding the Fixed Rate Notes and the registration rights agreement among the Company, the Guarantors, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., UBS Securities LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and various other parties dated August 18, 2004 regarding the Floating Rate Notes, and any similar registration rights agreements executed in connection with an offering of any additional notes.

        "Restricted Payments" shall have the meaning set forth in the "—Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the Existing Notes.

        "Senior Leverage Ratio," as of any date of determination, means the ratio of:

          (1)   the sum of the aggregate outstanding Senior Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

          (2)   Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters immediately preceding the date of such determination; provided, however, that:

          (3)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

              (ii)   if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" shall mean, individually, any Guarantee of payment of the Fixed Rate Notes or Floating Rate Notes, as the case may be, and exchange notes issued in a registered exchange offer for such Fixed Rate Notes or Floating Rate Notes, as the case may be, pursuant to the applicable Registration Rights Agreement and the applicable Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the applicable Indenture.

        "Surviving Entity" shall have the meaning set forth under "—Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Total Tangible Assets" shall mean the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company, less goodwill, patents, trademarks and other intangible assets as determined in accordance with GAAP.

        "Transactions" means the transactions set forth in the Merger Agreement and the transactions related thereto.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under each of the Indentures:

          (1)   default in the payment of any interest (including Additional Interest) on the applicable note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on the applicable note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenants described under "—Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the applicable Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   during the period from the Issue Date to the closing of the Transactions, any violation of the covenants in the indentures relating to the Existing Notes.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, as the case may be, then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all such applicable notes due and payable.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the Fixed Rate Notes or Floating Rate Notes, as the case may be, shall become due and payable without any declaration or other act on the part of the Trustee or any holder of such applicable notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the applicable outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the applicable Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Additional Interest) on all applicable notes;

            (C)  the principal of and premium, if any, on all applicable notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such applicable notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the applicable notes; and

          (2)   all Events of Default, other than the non-payment of principal of the applicable notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of the applicable notes before proceeding to exercise any right or power under the applicable Indenture at the request of such holders. Each Indenture provides that the holders of a majority in aggregate principal amount of the applicable notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under each of the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under each of the Indentures.

Defeasance and Covenant Defeasance of the Indentures

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Fixed Rate Notes and/or Floating Rate Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding notes and to have satisfied its other obligations under the applicable Indentures, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Additional Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the applicable Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under each of the Indentures ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the applicable notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable notes, cash in U.S. dollars, certain U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Additional Interest) on the applicable outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the applicable outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the applicable outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company has paid or caused to be paid all sums payable by it under the applicable Indenture; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the applicable Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of each of the Indentures may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the applicable outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder of the outstanding Fixed Rate Notes affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Additional Interest) on, the applicable note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the applicable note or any premium or the interest (including Additional Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of the applicable outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults; or

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the applicable notes, relating to the rights of holders to receive payment of principal and interest on the applicable notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the applicable notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of applicable outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holder of each applicable note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the applicable Indenture.

        Without the consent of any holder of the Fixed Rate Notes, the Company and the Trustee may amend the Indentures to cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indentures; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the SEC in connection with the qualification of the Indentures under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The notes were deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee is initially the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository. References to the "initial purchasers" below are to the initial purchasers of the Original Notes.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cede. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indentures. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indentures and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indentures. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Concerning the Trustee

        HSBC Bank USA, National Association is the Trustee under the Indenture.

        HSBC Bank USA, National Association is also the indenture trustee under the indentures relating to our 2014 Notes and our 2016 Notes, as well as the 12% Senior Discount Notes due 2014 issued by our parent, Marquee Holdings Inc.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Existing Notes, our 11% Senior Subordinated Notes due 2016 and the 12% Senior Discount Notes due 2014 issued by Holdings.

Governing Law

        The Indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

 DESCRIPTION OF 2014 NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," "the Issuer," "AMC Entertainment," "AMCE," or "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. References to the "notes" refer to the 8% Series B Senior Subordinated Notes due 2014, or the "2014 Notes."

        The Company issued the notes in a private placement (the "Original Notes") under an indenture, dated as of February 24, 2004, among itself and HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee (the "Original Indenture"). The net proceeds from the initial sale of the Original Notes was used principally to redeem all of our 9 1/2% Senior Subordinated Notes due 2009 and a portion of our 9 1/2% Senior Subordinated Notes due 2011 and to pay related fees and expenses. We subsequently issued $300 million in aggregate principal amount of our Series B Notes in exchange for the Original Notes pursuant to a registered exchange offer. On December 23, 2004, Marquee Inc. merged with and into AMC Entertainment, with AMC Entertainment as the surviving corporation. The Original Indenture, as supplemented or amended from time to time, is referred to as the "Indenture."

        The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part (SEC File No. 333-133940), and you can obtain a copy as indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Principal, Maturity and Interest

        The notes will mature on March 1, 2014. We initially issued $300.0 million in aggregate principal amount of notes. We issued notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes accrues at a rate of 8% per annum and is payable semi-annually in arrears on March 1 and September 1. We will pay interest to those persons who were holders of record at the close of business on February 15 or August 15 next preceding the interest payment date.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes are:

  •
  senior subordinated unsecured obligations of the Company;

  •
  junior in ranking in right of payment with our existing and future Senior Indebtedness;

  •
  equal in ranking ("pari passu") in right of payment with our existing and future senior subordinated Indebtedness; and

  •
  effectively subordinated to any secured Indebtedness of the Company, including the Credit Facility, as to the assets securing such Indebtedness.

        In addition, all of the Company's operations are conducted through its Subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its Subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's Subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to Subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these Subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's Subsidiaries have against those Subsidiaries.

        As of April 3, 2008, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

  •
  $1,061.7 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $200 million under the Senior Secured Credit Facility, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

  •
  $623.9 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

        Not all of our Subsidiaries Guarantee the notes. The notes are guaranteed by each of our Subsidiaries that guarantees our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor Subsidiaries. Our guarantor Subsidiaries would have accounted for approximately $218.4 million, or 8.7%, of our total revenues for the 53 weeks ended April 3, 2008, and approximately $556.3 million, or 14.4%, of our total assets, and approximately $216.8 million, or 8.0%, of our total liabilities, in each case, as of April 3, 2008.

Subordination

        The payment of all Obligations in respect of the notes are subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets;

  •
  any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company;

the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        "Senior Indebtedness" means:

          (1)   all Obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility; and

          (2)   the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the notes and the 9 1/2% Notes due 2009), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)   Indebtedness evidenced by the notes;

          (2)   Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company and the notes or the Indebtedness evidenced by the 9 1/2% Notes due 2009;

          (3)   Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company;

          (4)   Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture;

          (5)   any liability for federal, state or local taxes or other taxes, owed or owing by the Company;

          (6)   trade account payables owed or owing by the Company;

          (7)   amounts owed by the Company for compensation to employees or for services rendered to the Company;

          (8)   Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company; and

          (9)   Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Facility; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company; and

            (c)   as to which the Trustee has been given written notice of such designation.

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated basis the Company's obligations under the notes and all obligations under the Indenture. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantee.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Guarantors.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or will be continuing or would occur as a consequence of a release of the obligations of such Guarantor;

          (2)   all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; and

          (3)   the notes are legally defeased, satisfaction of the conditions relating to legal defeasance in accordance with the Indenture.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the Guarantor is released from all the obligations of such Guarantor under any Credit Facility and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes are not entitled to the benefit of any sinking fund.

Optional Redemption

        The notes are not redeemable at the option of the Company prior to March 1, 2009. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that Notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

         Limitation on Consolidated Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (excluding Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1.

         Limitation on Restricted Payments.    The Company shall not directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment

(the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

            (a)   no Default or Event of Default shall have occurred and be continuing;

            (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

            (c)   the aggregate amount of all Restricted Payments declared or made after January 27, 1999 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)    (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

              (ii)   the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

              (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 27, 1999 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

              (iv)  $100.0 million.

As of April 3, 2008, taking into account the calculation required under clause (c) above, the Company could have made Restricted Payments of $275 million, subject to the other limitations set forth in the "Limitation on Restricted Payments" covenant and limitations in the Company's other debt instruments and under applicable law.

        Notwithstanding the foregoing limitation, the Company may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation; or

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock).

Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Closing Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary); and

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

Merger and Sale of Substantially All Assets

        The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company shall be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers of the Original Notes. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" mean (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; (iii) any Affiliate of Apollo (including the Apollo Holders); and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV)", and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the preferred stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, referred to as the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the preferred stock.

        "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the Indenture, either of the following events:

          (1)   any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B stock currently has ten votes per share and the Company's common stock currently has one vote per share); or

          (2)   any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

        "Closing Date" shall mean the date on which the notes are originally issued under the Indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests"

basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement dated as of April 10, 1997, as amended, among the Company, The Bank of Nova Scotia as administrative agent, Bank of America National Trust and Savings Association as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" shall mean each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such

Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Senior Secured Credit Facility" shall mean that certain Credit Agreement, dated as of the date hereof, among the Company, Grupo Cinemex, S.A. de C.V. and Cadena Mexicana de Exhibicion, S.A. de C.V., as Borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Facility Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   Mr. Stanley H. Durwood's surviving spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family;

          (2)   Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below;

          (3)   any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations;

          (4)   any member of the Apollo Group; and

          (5)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (5), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)   Indebtedness of the Company under the notes;

          (2)   Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425.0 million;

          (3)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

          (4)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (6)   Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (7)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

          (8)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9)   Capital Lease Obligations of the Company or any of its Subsidiaries;

          (10) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness;"

          (13) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (15), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, collectively, the Company's Series A convertible preferred stock and Series B exchangeable preferred stock.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenants described under "Merger and Sale of Substantially All Assets;"

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or AMC, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility; and

          (b)   the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an

Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes were initially issued in the form of Global Securities held in book-entry form. The notes were deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository. References to the "initial purchasers" below are to the initial purchasers of the Original Notes.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global

Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is the Trustee under the Indenture.

        HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA) is also the trustee under the indentures relating to the Senior Notes, the 2016 Notes and the 12% Senior Discount Notes due 2014 issued by our parent, Marquee Holdings Inc.

Governing Law

        The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

 PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions effected from time to time. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may act as principals or agents in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. might be required to make in respect thereof.

        J.P. Morgan Securities Inc. is an affiliate of JPMP, which owns approximately 20.78% of Marquee Holdings Inc. Certain of our directors are employed by JPMP. See "Management" and "Certain Relationships and Related Transactions" for a summary of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

        We have been advised by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, neither Credit Suisse Securities (USA) LLC nor J.P. Morgan Securities Inc. is not obligated to do so and each may discontinue its market making activities at any time without notice. In addition, such market making activities will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors—You cannot be sure that an active trading market will develop for the notes."

LEGAL MATTERS

        The validity of the notes and guarantees will be passed upon for us by O'Melveny & Myers LLP, New York, New York. The due authorization by certain guarantors of their guarantees under the laws of their respective states of organization will be passed upon for us by Quarles & Brady Streich Lang LLP, Cohn Birnbaum & Shea P.C., Hackman Hulett & Cracraft, LLP, Ballard Spahr Andrews & Ingersoll, LLP, Ropes & Gray LLP, Warner Norcross & Judd LLP, Lathrop & Gage L.C., Porter, Wright, Morris & Arthur LLP, and Fulbright & Jaworski LLP.

EXPERTS

        The consolidated financial statements of AMC Entertainment Inc. as of April 3, 2008 and March 29, 2007 and for the fiscal years ended April 3, 2008, March 29, 2007 and March 30, 2006 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Loews Cineplex Entertainment Corporation as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and the five-month period ended December 31, 2004 and the combined consolidated financial statements for the seven-month period ended July 31, 2004, and the year ended December 31, 2003 included this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of National CineMedia, LLC as of December 27, 2007 and December 28, 2006 and for the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
AMC ENTERTAINMENT INC.
AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations—periods ended April 3, 2008, March 29, 2007 and March 30, 2006	F-3
Consolidated Balance Sheets—April 3, 2008 and March 29, 2007	F-4
Consolidated Statements of Cash Flows—periods ended April 3, 2008, March 29, 2007 and March 30, 2006	F-5
Consolidated Statements of Stockholders' Equity (Deficit)—Periods ended April 3, 2008, March 29, 2007 and March 30, 2006	F-6
Notes to Consolidated Financial Statements—Fiscal years ended April 3, 2008, March 29, 2007 and March 30, 2006	F-7
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
AUDITED FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firm	F-78
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2005	F-80

Combined Consolidated Statement of Operations for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)

F-81

Combined Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and the year ended December 31, 2005 (Successor Company) Company) and the year ended December 31, 2005 (Successor Company)

F-82

Combined Consolidated Statement of Cash Flows for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company), the period from August 1, 2004 to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)

F-84
Notes to Combined Consolidated Financial Statements	F-85
NATIONAL CINEMEDIA, LLC
AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-123
Balance Sheets as of December 27, 2007 and December 28, 2006	F-124

Statements of Operations for the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005

F-125
Statements of Changes in Members' Equity (Deficit) for the periods ended December 28, 2006 and December 27, 2007	F-126

Statement of Cash Flows for the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005

F-127

Notes to Financial Statements as of December 28, 2006 and December 27, 2007 and the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005

F-128

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries (the "Company"), at April 3, 2008 and March 29, 2007, and the results of their operations and their cash flows for the 53 week period ended April 3, 2008, the 52 week period ended March 29, 2007 and the 52 week period ended March 30, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 11, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FAS 109, in the first fiscal quarter of 2008.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 16, 2008

AMC Entertainment Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Revenues
Admissions	$1,703,075	$1,659,939	$1,138,034
Concessions	708,786	686,318	456,028
Other theatre	92,466	115,314	92,816

Total revenues	2,504,327	2,461,571	1,686,878

Costs and Expenses
Film exhibition costs	879,076	855,804	595,353
Concession costs	83,546	79,711	50,581
Operating expense	649,890	619,076	451,522
Rent	457,929	445,924	329,878
General and administrative:
Merger, acquisition and transaction costs	3,739	9,996	12,487
Management fee	5,000	5,000	2,000
Other	49,822	55,875	39,984
Preopening expense	7,130	6,569	6,607
Theatre and other closure expense (income)	(20,970)	9,011	601
Restructuring charges	—	—	3,980
Depreciation and amortization	251,194	256,472	164,047
Impairment of long-lived assets	8,933	10,686	11,974
Disposition of assets and other gains	(2,408)	(11,183)	(997)

Total costs and expenses	2,372,881	2,342,941	1,668,017

Other expense (income)
Other expense (income)	(12,431)	(10,267)	(9,818)
Interest expense
Corporate borrowings	142,439	201,067	116,140
Capital and financing lease obligations	7,150	5,585	4,068
Equity in (earnings) losses of non-consolidated entities	(43,019)	(233,704)	7,807
Investment income	(25,538)	(17,982)	(3,151)

Total other expense (income)	68,601	(55,301)	115,046

Earnings (loss) from continuing operations before income taxes	62,845	173,931	(96,185)
Income tax provision	19,400	42,300	69,400

Earnings (loss) from continuing operations	43,445	131,631	(165,585)
Earnings (loss) from discontinued operations, net of income taxes	—	2,448	(25,291)

Net earnings (loss)	$43,445	$134,079	$(190,876)

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	April 3, 2008	March 29, 2007
Assets
Current assets:
Cash and equivalents	$106,181	$317,163
Receivables, net of allowance for doubtful accounts of $1,597 and $1,221 as of April 3, 2008 and March 29, 2007, respectively	46,844	65,532
Other current assets	74,166	30,402

Total current assets	227,191	413,097
Property, net	1,250,406	1,298,823
Intangible assets, net	206,674	234,176
Goodwill	2,048,865	2,056,053
Other long-term assets	111,846	94,811
Non-current assets held for sale	2,300	7,300

Total assets	$3,847,282	$4,104,260

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$177,354	$162,686
Accrued expenses and other liabilities	114,596	137,112
Deferred revenues and income	134,560	127,334
Current maturities of corporate borrowings and capital and financing lease obligations	20,753	24,271

Total current liabilities	447,263	451,403
Corporate borrowings	1,598,534	1,613,454
Capital and financing lease obligations	66,368	49,665
Deferred revenues for exhibitor services agreement	250,312	231,045
Other long-term liabilities	351,310	366,813

Total liabilities	2,713,787	2,712,380

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued as of April 3, 2008 and March 29, 2007 with 1¢ par value	—	—
Additional paid-in capital	1,190,651	1,487,274
Accumulated other comprehensive loss	(3,668)	(3,834)
Accumulated deficit	(53,488)	(91,560)

Total stockholder's equity	1,133,495	1,391,880

Total liabilities and stockholder's equity	$3,847,282	$4,104,260

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net earnings (loss)	$43,445	$134,079	$(190,876)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	251,194	257,017	169,527
Non-cash portion of stock-based compensation	207	10,568	3,433
Non-cash portion of pension and postretirement (gain) expense	1,461	(4,454)	4,706
Impairment of long-lived assets	8,933	10,686	11,974
Deferred income taxes	8,400	30,000	88,240
Write-off of unamortized premium and issuance costs related to early extinguishment of debt	—	(11,304)	—
Increase in deferred revenues from NCM ESA	—	231,308	—
Equity in (earnings) losses of non-consolidated entities, net of distributions	(18,354)	(233,704)	7,807
Disposition of assets and other gains	(16,152)	(729)	—
Change in assets and liabilities, net of effects from acquisitions:
Receivables	10,389	3,375	9,084
Other assets	(39,972)	(3,682)	31,053
Accounts payable	5,906	3,448	(46,035)
Accrued expenses and other liabilities	(25,896)	(9,378)	(60,496)
Other, net	(9,353)	521	(4,763)

Net cash provided by operating activities	220,208	417,751	23,654

Cash flows from investing activities:
Capital expenditures	(151,676)	(138,739)	(117,668)
Proceeds from sale/leasebacks	—	—	35,010
Construction project costs reimbursable by landlord	(2,138)	(9,726)	—
NCM Distribution	—	285,814	—
Proceeds from restricted cash	1,513	—	—
Acquisition of Loews, net of cash acquired	—	—	142,512
Proceeds on disposal of Fandango	17,977	—	—
Proceeds on disposal of HGCSA	28,682	—	—
Proceeds on disposal—discontinued operations	—	35,446	53,456
LCE Screen Integration payments	(11,201)	—	—
Proceeds from disposition of long-term assets	175	116,439	3,032
Software licensing and development	(19,424)	(4,703)	(4,717)
Other, net	(3,313)	(562)	(2,302)

Net cash provided by (used in) investing activities	(139,405)	283,969	109,323

Cash flows from financing activities:
Repurchase of senior secured floating rate notes due 2010	—	(205,000)	—
Repurchase of notes due 2011	—	(212,811)	—
Repurchase of notes due 2012	—	(175,000)	—
Payments on Term Loan B	(8,125)	(6,500)	—
Principal payments under mortgages and capital and financing lease obligations	(6,070)	(3,848)	(3,173)
Deferred financing costs	—	(2,606)	(24,895)
Change in construction payables	13,586	(7,466)	1,204
Proceeds from issuance of 11% Senior Subordinated Notes due 2016	—	—	325,000
Proceeds from issuance of Senior Secured Credit Facility	—	—	650,000
Repayment of LCE credit facility	—	—	(620,425)
Repurchase of LCE 9% Senior Subordinated Notes due 2014	—	—	(318,938)
(Repayment of) borrowing under Cinemex credit facility	(12,100)	2,100	6,000
Dividends paid to Marquee Holdings Inc.	(293,551)	—	—
Proceeds from financing lease obligations	16,872	—	6,661

Net cash provided by (used in) financing activities	(289,388)	(611,131)	21,434
Effect of exchange rate changes on cash and equivalents	(2,397)	(3,541)	4,755

Net increase (decrease) in cash and equivalents	(210,982)	87,048	159,166
Cash and equivalents at beginning of year	317,163	230,115	70,949

Cash and equivalents at end of year	$106,181	$317,163	$230,115

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $1,114, $1,760, and $2,239 during periods 2008, 2007, and 2006, respectively)	$146,855	$210,284	$115,753
Income taxes, net	17,064	897	(4,488)
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$4,600	$8,199	$—
Dividend to Holdings	3,279	—	—
Investment in NCM (See Note 6—Investments)	21,598	—	—
Refer to Note 2—Acquisitions for discussion of non-cash activities related to acquisitions.

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
(In thousands, except share and per share data)			Additional Paid-in Capital			Total Stockholder's Equity
	Shares	Amount
March 31, 2005 through April 3, 2008
Balance, March 31, 2005	1	$—	$935,344	$385	$(34,763)	$900,966
Comprehensive loss:
Net loss	—	—	—	—	(190,876)	(190,876)
Foreign currency translation adjustment	—	—	—	(11,685)	—	(11,685)
Additional minimum pension liability	—	—	—	(172)	—	(172)
Unrealized gain on Cinemex swap agreements	—	—	—	594	—	594
Unrealized loss on marketable securities	—	—	—	220	—	220
Comprehensive loss						(201,919)
Stock-based compensation—options	—	—	4,191	—	—	4,191
Issuance of Common Stock for Merger	—	—	540,671	—	—	540,671

Balance, March 30, 2006	1	—	1,480,206	(10,658)	(225,639)	1,243,909
Comprehensive earnings:
Net earnings	—	—	—	—	134,079	134,079
Foreign currency translation adjustment	—	—	—	(5,037)	—	(5,037)
Additional minimum pension liability	—	—	—	(139)	—	(139)
Unrealized loss on Cinemex swap agreements	—	—	—	(560)	—	(560)
Unrealized gain on Cinemex lease agreements	—	—	—	80	—	80
Unrealized gain on marketable securities	—	—	—	339	—	339
Comprehensive earnings						128,762
Adjustment for adoption of SFAS No. 158	—	—	—	12,141	—	12,141
Stock-based compensation—options	—	—	10,568	—	—	10,568
Purchase price adjustment of fair value of Common Stock issued for Merger	—	—	(3,500)	—	—	(3,500)

Balance March 29, 2007	1	—	1,487,274	(3,834)	(91,560)	1,391,880
Comprehensive earnings:
Net earnings	—	—	—	—	43,445	43,445
FIN 48 adoption adjustment	—	—	—	—	(5,373)	(5,373)
Foreign currency translation adjustment	—	—	—	(1,708)	—	(1,708)
Change in fair value of cash flow hedges	—	—	—	(5,507)	—	(5,507)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	1,523	—	1,523
Pension and other benefit adjustments	—	—	—	6,532	—	6,532
Unrealized loss on marketable securities	—	—	—	(674)	—	(674)
Comprehensive earnings						38,238
Stock-based compensation—options	—	—	207	—	—	207
Dividends paid to Marquee Holdings, Inc.	—	—	(296,830)	—	—	(296,830)

Balance April 3, 2008	1	$—	$1,190,651	$(3,668)	$(53,488)	$1,133,495

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries' Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States and Canada ("U.S. and Canada") and in Mexico, China (Hong Kong), France and the United Kingdom. The Company discontinued its operations in Japan during the first quarter of fiscal 2006 and discontinued its operations in Spain and Portugal during the third quarter of fiscal 2007. The Company's U.S. and Canada theatrical exhibition business is conducted through AMC and AMCEI. The Company's International theatrical exhibition business is conducted primarily through Cinemex and AMCEI. See Note 2 for a discussion of the merger with Loews on January 26, 2006.

        Marquee Holdings Inc. ("Holdings") is a holding company with no operations of its own and has no ability to service interest or principal on the 12% Senior Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the 8 5/8% Senior Notes due 2012, the Existing Subordinated Notes and the amended credit facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. ("Parent"), merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into the right to receive a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to Holdings' stockholders. See Note 8—Corporate Borrowings and Capital and Financing Lease Obligations and Note 10—Stockholder's Equity.

         Discontinued Operations:    The results of operations for the Company's discontinued operations have been eliminated from the Company's continuing operations and classified as discontinued operations for each period presented within the Company's Consolidated Statements of Operations. See Note 3—Discontinued Operations.

         Assets held for Sale:    In conjunction with the Loews Merger (see Note 2—Acquisitions), the Company entered into a Final Judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees required the Company to hold separate and divest itself of 10 certain theatres. As a result, the Company classified the assets and liabilities of these theatres as held for sale as of March 30, 2006. During fiscal 2007 the Company sold six of these theatres for cash, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, and closed one of the remaining theatres. One theatre continues to be held by consent of the relevant state attorney general. Proceeds from the sales were $64,302,000. These proceeds have been classified as

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Proceeds on disposal—continuing operations in the Company's Cash Flows from investing activities. These theatres were part of the company's U.S. and Canada theatrical exhibition operating segment. The Company recorded a loss on the sales of these theatres of $1,947,000 during fiscal 2007.

        The Company entered into an agreement to sell its consolidated operations in Spain and Portugal and as a result, the Company classified the assets and liabilities of these theatres as held for sale as of March 30, 2006. These sales were subsequently consummated on May 11, 2006. See Note 3 for additional proceeds on disposal—discontinued operations and proceeds from disposition of long-term assets.

        Additionally, the Company has classified certain real estate as available for sale based on an active marketing program to sell the assets, which is recorded in noncurrent assets held for sale.

         Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated.

         Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 2008 reflects a 53 week period, while fiscal 2007 and fiscal 2006 reflect 52 week periods.

         Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of stored value cards and discounted theatre tickets (no revenue or income recognition for non-presentment) until such time as the items are redeemed or management believes future redemption to be remote. During fiscal 2008, management changed its estimate of when it believes future redemption to be remote for discounted threatre tickets from 24 months from the date of sale to 18 months from the date of sale. Management believes the 18 month estimate is supported by its continued development of redemption history and that it is reflective of management's current best estimate. This change in estimate had the effect of increasing other revenues and earnings from continuing operations by approximately $4,200,000 and $2,600,000, respectively, during fiscal 2008. The Company recognizes revenues related to on-screen advertising pursuant to the specific terms of its Exhibitor Services Agreement with National CineMedia, LLC. During the periods ended April 3, 2008, March 29, 2007, and March 30, 2006, the Company recognized $11,289,000, $10,992,000, and $8,699,000 of income, respectively, related to the derecognition of stored value card liabilities where management believes future redemption to be remote which was recorded in other expense (income) in the Consolidated Statements of Operations.

         Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. As of April 3, 2008 and March 29, 2007, the Company recorded film payables of $49,730,000 and $72,070,000, respectively. The Company recorded film exhibition costs of $879,076,000, $855,804,000, and $595,353,000 for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Concession Costs:    The Company records payments from vendors as a reduction of concession costs when earned unless it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. In the latter instance revenue is recorded when and if the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

         NCN and Other:    On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCN and NCM in other theatre revenues. The Company contributed fixed assets and exhibitor agreements of its cinema screen advertising subsidiary NCN to NCM. The Company also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to its investment in NCM. Additionally, the Company paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM, issued a 37% interest in its Class A units to NCN. Since that date, the Company's interest in NCM has declined to 19.1% due to the entry of new investors.

        Prior to the contribution to NCM on March 29, 2005, the Company recognized revenues related to on-screen advertising over the period the related advertising was delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. Its on-screen advertising subsidiary (NCN) operated its advertising program through agreements with other theatre circuits. These circuit agreements stipulated the amount of circuit payments a theatre would receive for running on-screen slides, on-film programs and other related in-theatre products and services. The Company's circuit agreements have terms of 1 to 5 years, with an annual cancellation provision included in select agreements. Certain circuits have agreements requiring an annual minimum exhibitor share payment. The Company recognizes the minimum exhibitor share payments as an expense on a straight-line basis over the terms of the agreements and any excess minimum exhibitor share payments are recognized when earned.

         Loyalty Program:    The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards are earned. Historically, the costs of these awards have not been significant.

         Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $20,825,000, $21,385,000, and $22,679,000 during the 53 weeks ended April 3, 2008 and the fifty-two weeks ended March 29, 2007 and March 30, 2006, respectively.

         Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of April 3, 2008 and March 29, 2007 was $55,246,000 and $21,101,000, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property:    Property is recorded at cost or fair value, in the case of property resulting from the acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

         Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from the acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer relationship intangible assets, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC and Cinemex Trademark intangible assets associated with the merger with Marquee. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC and Cinemex Trademark intangible assets are considered indefinite lived intangible assets, and therefore not amortized, but rather evaluated for impairment annually. The Company did not impair any intangible assets during fiscal 2008.

         Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings and losses of those entities accounted for following the equity method of accounting within equity in (earnings) losses of non-consolidated entities in its consolidated statements of operations. The Company follows the guidance in EITF 03-16 Accounting for Investments in Limited Liability Companies which prescribes the use of the equity method for investments that are not considered to be minor in Limited Liability Companies that maintain specific ownership accounts. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in (earnings) losses of non-consolidated entities, and classifies gains and losses on sales of investments accounted for using the cost method in investment income. As of April 3, 2008, the Company holds a 19.1% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 26% interest in Movietickets.com, a joint venture that provides moviegoers with a convenient way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 33 1/3% interest in Digital Cinema Implementation Partners LLC, a joint venture to explore the possibility of implementing digital cinema in the Company's theatres, a 50% interest in three theatres that are accounted for following the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

equity method of accounting and a 50% interest in Midland Empire Partners, LLC, a joint venture developing live and film entertainment venues in the Power & Light District of Kansas City, Missouri. In February 2007, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. Future equity in earnings from NCM will not be recognized until cumulative earnings exceed the redemption gain or cash distributions of earnings are received. The Company's recorded investments exceed its proportional ownership of the underlying equity in these entities by approximately $5,523,000, excluding NCM. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets or evaluated for impairment. There was no impairment of the Company's investments as of April 3, 2008.

         Acquisitions:    The Company accounts for its acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that the Company estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and valuation assessments.

         Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $2,048,865,000 as of April 3, 2008 and $2,056,053,000 as of March 29, 2007. The Company evaluates goodwill for impairment as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that would reduce the fair value for a reporting unit below its carrying amount. The Company's goodwill is recorded in its U.S. and Canada theatrical exhibition operating segment and in Cinemex which are also the reporting units for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by considering multiples applied to cash flow estimates less net indebtedness or contemporaneous valuations which it believes are appropriate methods to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value. There was no goodwill impairment as of April 3, 2008.

         Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and capitalized computer software, which is amortized over the estimated useful life of the software.

         Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

         Theatre and Other Closure Expense (Income):    Theatre and other closure expense (income) is primarily related to payments made or expected to be made to landlords to terminate leases on certain

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the Company's closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense relates to changes in the Company's theatre closure liability due to the passage of time where the Company has based its expected payments to landlords on discounted amounts and is a component of theatre and other closure expense (income). The Company recorded theatre and other closure expense (income) of $(20,970,000), $9,011,000, and $601,000 for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively. The theatre and other closure income recognized in fiscal 2008 was primarly due to lease terminations negotiated on favorable terms at seven theatre locations. Accrued theatre and other closure expense (income) is generally classified as current based upon management's intention to negotiate termination of the related lease obligations within one year. See Note 15—Theatre and Other Closure and Disposition of Assets.

         Restructuring Charge:    The Company recognizes restructuring charges based upon the nature of the costs incurred. Costs resulting from one-time termination benefits where employees are not required to render future service to receive the benefits are recognized and a liability is recorded when management commits to a plan of termination which identifies the number of employees to be terminated, their job classifications, locations, expected termination dates and when the plan is communicated to the employees and establishes the detailed terms of the benefits to be received by employees.

        If employees are required to render service until they are terminated in order to receive the termination benefits, the benefits are measured at the fair value of the costs and related liabilities at the communication date and are recognized ratably over the future service period from the communication date.

        On March 24, 2005, the Company commenced an organizational restructuring related to functions at its Home Office and its Film Office. The Company's new organizational structure flattens management structure and aligns systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring is to create a simplified organizational structure.

        The Company recorded $4,926,000 of expenses, primarily at its home office and at its NCN and other operating segment, related to one-time termination benefits and other costs for the displacement of approximately 200 associates in connection with the organizational restructuring and the contribution of assets by NCN to NCM during fiscal 2005. The Company incurred an additional $3,139,000 in one-time termination benefits and approximately $841,000 related to closure of offices during fiscal 2006. The Company's restructuring activities were complete as of March 30, 2006.

        The Company recorded a liability of $25,846,000 related to one-time termination benefits and other costs for the displacement of approximately 230 associates in connection with the Merger with Loews as part of purchase accounting. The Company recorded an additional $3,932,000 liability related to closures of Loews' duplicate administrative facilities in connection with the Merger with Loews as part of purchase accounting.

         Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        The Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises which is generally a date prior to the "lease commencement date" contained in the lease agreements.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreement. Rent expense related to the "rent holiday" is recorded as a component of preopening expense until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in SFAS 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $39,117,000 and $18,469,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of April 3, 2008 and March 29, 2007, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with Statement of Financial Accounting Standards No. 98, Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

         Impairment of Long-lived Assets:    Management reviews long-lived assets, including intangibles and investments in non-consolidated entities, for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where the Company operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. The Company performs its annual impairment analysis during the fourth quarter because the Christmas and New Years holiday results comprise a significant portion of the Company's operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the Company's impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. Fair value for furniture, fixtures and equipment has been determined using factors such as similar asset sales and in some instances third party valuation studies. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

        If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation. Impairment losses were recorded during fiscal 2008, 2007 and 2006 due to deterioration in cash flows at certain theatres.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Impairment losses by operating segment are as follows:

Impairment of long-lived assets (In thousands)	53 weeks Ended April 3, 2008	52 weeks Ended March 29, 2007	52 weeks Ended March 30, 2006
U.S. and Canada theatrical exhibition	$8,933	$10,686	$11,974
International theatrical exhibition	—	—	—

Total impairments of long-lived assets	$8,933	$10,686	$11,974

         Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net loss and have not been material.

         Stock-based Compensation:    AMCE has no stock-based compensation arrangements of its own; however its ultimate parent, AMC Entertainment Holdings, Inc. granted options on 39,476.72872 shares to certain employees during the periods ended March 31, 2005 and March 30, 2006. Because the employees to whom the options were granted are employed by AMCE, AMCE has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009. The options granted during fiscal 2006 step vest in equal amounts over three years with final vesting occurring on December 23, 2008, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). AMCE has recorded $207,000 of stock-based compensation expense during the year ended April 3, 2008, $10,568,000 of stock-based compensation expense during the year ended March 29, 2007, and $3,433,000 of stock-based compensation expense during the year ended March 30, 2006.

        The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements as prescribed by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS 123(R)") and Staff Accounting Bulletin ("SAB") No. 107 and 110, Share-Based Payment, and the Company has valued the options using the Black-Scholes formula. There is no cash impact related to the options included in the Company's Consolidated Statements of Cash Flows.

        One of the holders of stock options has put rights associated with his options deemed to be within his control whereby he can require Holdings to repurchase his options and as a result, the expense for these options is remeasured each reporting period as liability based options at Holdings and the related compensation expense is included in AMCE's financial statements. However, since the put option that causes liability classification is a put to AMCE's parent Holdings rather than AMCE, AMCE's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $207,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	April 3, 2008(1)	March 29, 2007(1)	March 30, 2006(2)
Weighted average fair value on grant date	$—	$—	$230.75
Risk-free interest rate	—	—	4.5%
Expected life (years)	—	—	3
Expected volatility(3)	—	—	25.8%
Expected dividend yield	—	—	—

(1)
There were no options granted during the years ended April 3, 2008 and March 29, 2007.

(2)
Represents assumptions for stock options granted to certain employees of the Company.

(3)
The Company uses a combination of historical AMC Entertainment Inc. share values for the periods when the Company was publicly traded as well as those of its competitor peer group for purposes of calculating volatility.

         Income Taxes:    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        The Company adopted the new requirements of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 ("FIN 48"), in the first quarter of fiscal 2008. As a result of the adoption of FIN 48, the Company recorded a $5,373,000 increase in current deferred tax assets, a $5,373,000 reduction of goodwill, a $5,373,000 current FIN 48 liability and a $5,373,000 charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position of stockholder's accumulated deficit at March 30, 2007. See Note 11—Income Taxes.

        AMCE entered into a tax sharing agreement with Holdings under which AMCE agreed to make cash payments to Holdings to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to AMCE or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Holdings' legal existence.

         Casualty Insurance:    The Company is self-insured for general liability up to $500,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of April 3, 2008 and March 29, 2007, the Company had recorded casualty insurance reserves of $23,254,000 and $25,675,000, respectively. The Company recorded expenses related to general liability and workers compensation claims of $15,376,000, $14,644,000, and $10,936,000 for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Derivative Instruments:    Derivative instruments are recognized as assets or liabilities on the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive income, to the extent effective, depending on whether the derivative is designated as a cash flow hedge and qualifies for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Changes in the fair value of derivative instruments recorded to accumulated other comprehensive income are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the change in fair value of a derivative instrument determined to be ineffective under the rules is recognized in current earnings. The estimated fair value for interest rate swap derivatives are based on prevailing market data that represents the theoretical cost the Company would have to pay to terminate the transactions. See Note 9—Derivative Instruments to these consolidated financial statements regarding the Company's derivative hedging activities.

         New Accounting Pronouncements:    In March 2008, the FASB released SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, ("SFAS 161"), which expands the disclosure requirements about an entity's derivative and hedging activities. SFAS 161 requires entities to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, and is effective for the Company in the fourth quarter of fiscal 2009. Early application is encouraged. The Company is currently evaluating the enhanced disclosure requirements of this pronouncement.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No.51, ("SFAS 160"). SFAS 160 establishes accounting and reporting standards that require noncontrolling interest in a subsidiary to be reported as a component of equity, changes in a parent's ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. The Statement also establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008, and is effective for the Company at the beginning of fiscal 2010. Earlier adoption is prohibited. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial position.

        In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations, ("SFAS 141(R)"). SFAS 141(R) establishes the principles and requirements for how an acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) in a business combination achieved in stages, sometimes referred to as a step acquisition, recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values; 3) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) establishes disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

first annual reporting period on or after December 15, 2008, and is effective for the Company at the beginning of fiscal 2010. Earlier adoption is prohibited. The Company is in the process of evaluating the impact SFAS 141(R) will have on its financial statements.

        In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110 ("SAB 110"). SAB 110 extends the opportunity to use the "simplified" method beyond December 31, 2007, as was allowed by Staff Accounting Bulletin No. 107 ("SAB 107"). Under SAB 110 and 107, a company is able to use the "simplified" method in developing an estimate of expected term based on the date of exercise of "plain vanilla" share options. SAB 110 allows companies which do not have sufficient historical experience to provide a reasonable estimate to continue use of the "simplified" method for estimating the expected term of "plain vanilla" share option grants after December 31, 2007. The Company will continue to use the "simplified" method until there is sufficient historical experience to provide a reasonable estimate of expected term in accordance with SAB 110. SAB 110 is effective for the Company on January 1, 2008.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. The Company will be required to adopt this standard in the first quarter of fiscal 2009. Management is currently evaluating the requirements of SFAS 159 and has not yet determined the impact on the consolidated financial statements.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, or the first quarter of fiscal 2009 for the Company. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of SFAS 157 ("FSP 157-2"), which delays the effective date for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on the consolidated financial statements.

         Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation. As a result of the merger with Loews, the Company applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, as of January 26, 2006. The purchase method of accounting requires that the assets and liabilities be recorded at their fair values on the date of the purchase.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 2—ACQUISITIONS

Merger with Loews

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006. Upon completion of the Mergers, the stockholders of Holdings immediately prior to the Mergers, including affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., held approximately 60% of the outstanding capital stock of Holdings, and the stockholders of LCE Holdings immediately prior to the Merger, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, held approximately 40% of the outstanding capital stock of Holdings.

        The Company has accounted for the Merger as a purchase in accordance with SFAS No. 141, Business Combinations, for an estimated purchase price of $537,171,000. Results of operations of Loews are included in the Company's Consolidated Statements of Operations from January 26, 2006. The acquisition included 112 theatres with 1,308 screens in the United States, 40 theatres with 443 screens in Mexico (Cinemex), 4 managed/joint venture theatres with 55 screens in the United States and a 50% interest in Yelmo Cineplex, S.L. ("Yelmo"), which operated 27 theatres with 311 screens in Spain that was accounted for using the equity method until December 2006 when the Company disposed of its investment in Yelmo. The Merger did not constitute a change in control.

        The following is a summary of the allocation of the purchase price to the assets and liabilities of LCE Holdings based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, estimates of fair value for issuance of common stock and a valuation assessment:

(In thousands)
Cash and equivalents	$142,512
Current assets	41,102
Property, net	726,993
Intangible assets, net	107,269
Goodwill	806,496
Deferred income taxes	14,112
Other long-term assets	73,902
Current liabilities	(180,918)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(107,581)

Total estimated purchase price	$537,171

        Amounts recorded for goodwill were not subject to amortization, and were not considered deductible for income tax purposes. Goodwill in the amount of $602,035,000 and $204,461,000 was recorded at the Company's U.S. and Canada theatrical exhibition operating segment and the International operating segment, respectively. During fiscal years 2007 and 2008, the Company has

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 2—ACQUISITIONS (Continued)

recorded fair value adjustments to its preliminary allocation of purchase price, see Note 5—Goodwill and Other Intangible Assets.

        The Merger included the acquisition of intangible assets including $43,133,000 related to favorable leases with a weighted average amortization period of 10 years, $2,300,000 related to Loews trademark and trade name with an amortization period of 5 years, $44,853,000 related to advertising contracts with a weighted average amortization period of 5 years, $7,708,000 related to management contracts with a weighted average amortization period of 22 years, $1,940,000 related to Cinemex non-compete agreement with less than one year remaining on the agreement, and $7,335,000 related to Cinemex trademark and trade name which is not amortized. The Cinemex trademark and trade name are indefinite-lived intangible assets which are not subject to amortization but do require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Intangible assets are more fully discussed in Note 5—Goodwill and Other Intangible Assets.

Unaudited Pro Forma Effect of Loews Merger

        The unaudited pro forma financial information presented below sets forth the Company's pro forma consolidated statement of operations for the fifty-two weeks ended March 30, 2006 to give effect to the Merger and the related debt issuances as if the transaction occurred at the beginning of the fiscal year. Such information is presented for comparative purposes only and does not purport to

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 2—ACQUISITIONS (Continued)

represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

(In thousands)	52 Weeks Ended Pro Forma March 30, 2006
(Unaudited)
Revenues
Admissions	$1,588,412
Concessions	648,873
Other revenues	131,866

Total revenues	2,369,151
Cost of operations	1,524,526
Rent	429,439
General and administrative:
Merger, acquisition and transaction costs*	18,023
Management fee	5,000
Other	78,661
Preopening expense	10,635
Theatre and other closure expense	601
Restructuring charge	3,980
Depreciation and amortization	262,764
Impairment of long-lived assets	11,974
Disposition of assets and other gains	(1,300)

Total costs and expenses	2,344,303
Other income	(9,818)
Interest expense	200,976
Investment expense (income)	5,390

Total other expense	196,548

Earnings (loss) from continuing operations before income taxes	(171,700)
Income tax provision (benefit)	9,197

Earnings (loss) from continuing operations	(180,897)
Income (loss) from discontinued operations, net of income tax benefit	(25,291)

Net loss	$(206,188)

Operating data (at period end) (unaudited):
Average screens**	5,080
Number of screens operated	5,337
Number of theatres operated	389
Screens per theatre	13.7
Attendance (in thousands)—continuing operations**	240,229

*
Primarily represents nonrecurring costs for the Merger Transactions.

**
Includes consolidated theatres only.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 3—DISCONTINUED OPERATIONS

        On May 11, 2006, the Company sold two of its wholly-owned subsidiaries, AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectáculos, LDA (collectively "Iberia"), which owned and operated 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal, for a cash sales price of $35,446,000. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, the company disposed of its investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52,137,000. There was no gain or loss recorded on the sale of Yelmo. The investment in Yelmo was reported within other long-term assets at March 30, 2006. The Company no longer has continuing involvement in the region as a result of the sale of Yelmo and the results of the operations in Iberia have been classified as discontinued operations as the Company no longer has operations or significant cash flows from the Iberia component.

        Information presented for all periods reflects the discontinued classification. All affected amounts within the consolidated financial statements have been adjusted accordingly. The results of operations of the Iberia theatres were previously reported in the Company's International theatrical exhibition operating segment. The Company has recorded a gain on sale of Iberia of $2,658,000 during fiscal 2007 which is included in discontinued operations. Goodwill of $11,700,000 was allocated to the Iberia theatres in connection with the sale. The Iberia assets and liabilities were classified as held for sale at March 30, 2006.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 3—DISCONTINUED OPERATIONS (Continued)

        Components of amounts reflected as earnings (loss) from discontinued operations for Iberia in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Revenues
Admissions	$3,892	$31,192
Concessions	1,292	10,651
Other revenue	172	1,729

Total revenues	5,356	43,572

Costs and Expenses
Film exhibition costs	1,901	15,247
Concession costs	255	2,003
Operating expense	1,189	10,663
Rent	1,410	11,423
General and administrative—other	50	171
Preopening expense	—	—
Depreciation and amortization	545	4,774
Disposition of assets and other gains	(2,658)	—

Total costs and expenses	2,692	44,281

Interest expense	220	1,878
Investment income	(4)	(5)

Total other expense	216	1,873

Earnings (loss) before income taxes	2,448	(2,582)
Income tax provision	—	300

Earnings (loss) from discontinued operations	$2,448	$(2,882)

        On June 30, 2005, the Company sold one of its wholly-owned subsidiaries Japan AMC Theatres Inc., including four of its five theatres in Japan. The Company sold its remaining Japanese theatre during the second fiscal quarter of 2006. The Company opened its first theatre in Japan during fiscal 1997 and since that time the Company has incurred cumulative pre-tax losses of $38,689,000 including a $4,999,000 impairment charge in fiscal 2003.

        The operations and cash flows of the Japan theatres have been eliminated from the Company's ongoing operations as a result of the disposal transactions. The Company will not have any significant continuing involvement in the operations of the Japan theatres after the disposal transactions. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in the Company's International theatrical exhibition operating

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 3—DISCONTINUED OPERATIONS (Continued)

segment. Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 30, 2006
Revenues
Admissions	$11,293
Concessions	2,134
Other revenue	363

Total revenues	13,790

Costs and Expenses
Film exhibition costs	6,076
Concession costs	323
Operating expense	3,243
Rent	3,918
General and administrative—other	1,833
Depreciation and amortization	706

Total costs and expenses	16,099

Investment income	—
Earnings (loss) before income taxes	(2,309)

Income tax provision	20,100

Earnings (loss) from discontinued operations	$(22,409)

        Goodwill of $44,774,000 was allocated to Japan AMC Theatres Inc. and goodwill of $6,599,000 was allocated to the Company's Japan branch and disposed of in connection with the consummation of the sale of those entities and there was no gain or loss on the sales. The goodwill is not deductible for tax purposes and is discussed in Note 11. For the fifty-two weeks ended March 30, 2006, the loss from discontinued operations includes $1,960,000 transferred from currency translation adjustments which increased the gain from discontinued operations prior to allocation of goodwill.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 4—PROPERTY

        A summary of property is as follows:

(In thousands)	April 3, 2008	March 29, 2007
Property owned:
Land	$44,565	$44,524
Buildings and improvements	172,232	162,194
Leasehold improvements	888,513	861,510
Furniture, fixtures and equipment	1,334,117	1,228,694

	2,439,427	2,296,922
Less-accumulated depreciation and amortization	1,208,332	1,018,771

	1,231,095	1,278,151

Property leased under capital leases:
Buildings and improvements	35,342	39,281
Less-accumulated amortization	16,031	18,609

	19,311	20,672

	$1,250,406	$1,298,823

        Included in property is $21,649,000 and $29,147,000 of construction in progress as of April 3, 2008 and March 29, 2007, respectively. Also included is capitalized interest of $1,114,000 and $1,760,000 as of April 3, 2008 and March 29, 2007, respectively.

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill by operating segment is presented below.

(In thousands)	U.S. and Canada	International	Total
Balance as of March 30, 2006	$1,893,716	$124,602	$2,018,318
Currency translation adjustment	—	(4,047)	(4,047)
Fair value adjustments LCE(1)	(7,548)	75,300	67,752
Goodwill allocated to sale of divestitures(2)	(10,082)	—	(10,082)
Fair value adjustments AMCE(3)	(15,888)	—	(15,888)

Balance as of March 29, 2007	$1,860,198	$195,855	$2,056,053
Currency translation adjustment	—	7,565	7,565
Fair value deferred tax asset adjustments LCE(4)	(19,232)	—	(19,232)
Fair value change in fiscal 2007 APB 23 assertion(5)	6,220	—	6,220
Other fair value adjustments(6)	(933)	(808)	(1,741)

Balance as of April 3, 2008	$1,846,253	$202,612	$2,048,865

(1)
Adjustments to fair value relate primarily to changes in the preliminary estimated fair values of property, a full valuation allowance recorded on the net deferred tax assets at Cinemex (see Note 11—Income Taxes), changes in the estimated fair value for the equity investment in Yelmo

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

  and the release of valuation allowance for deferred tax assets related to capital loss carryforwards that were utilized on the 2007 tax return.

(2)
Allocations based on additional information the Company was awaiting with respect to the estimated sales price for these theatres during the preliminary allocation period.

(3)
Adjustments to fair value relate to the release of valuation allowance for AMCE deferred tax assets that were valued at $0 in the merger with Marquee.

(4)
Adjustments to fair value relate to the release of valuation allowance initially recorded in purchase accounting for deferred tax assets related to net operating (loss) carryforwards that are expected to be utilized on the 2008 income tax return.

(5)
Adjustments to valuation allowance initially recorded in purchase accounting for acquired deferred tax assets related to a change in APB 23 assertion based on basis calculations determined as part of the 2007 income tax return.

(6)
Adjustments to fair value relate to the favorable settlement of accrued liabilities for retail transfer taxes and rent. Based on the results of the settlement process, the Company determined that these favorable settlements were not the result of events or additional information arising subsequent to the Merger.

Activity of other intangible assets is presented below:

		April 3, 2008		March 29, 2007
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	1 to 13 years	$115,419	$(33,233)	$117,607	$(25,448)
Loyalty program	3 years	46,000	(29,946)	46,000	(23,460)
LCE trade name	3 years	2,300	(1,000)	2,300	(540)
LCE/Cinemex advertising and management contracts	1 to 23 years	52,147	(27,610)	51,692	(17,510)
Other intangible assets	1 to 14 years	19,088	(17,685)	23,526	(20,935)

Total, amortizable		$234,954	$(109,474)	$241,125	$(87,893)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Cinemex trademark		7,194		6,944

Total, unamortized		$81,194		$80,944

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Amortization expense associated with the intangible assets noted above is as follows:

	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Recorded amortization	$28,387	$37,029	$21,440

Estimated amortization expense for the next five fiscal years for intangible assets owned as of April 3, 2008 is projected below:

(In thousands)	2009	2010	2011	2012	2013
Projected amortization expense	$22,306	$16,581	$14,627	$13,504	$12,634

NOTE 6—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of April 3, 2008, include a 19.1% interest in National CineMedia, LLC, a 50% interest in three domestic motion picture theatres, a 26% equity interest in Movietickets.com, Inc., a 50% interest in Midland Empire Partners, LLC, and a 33.3% interest in Digital Cinema Implementation Partners, LLC. Investments as of March 29, 2007 include a 50% interest in Hoyts General Cinemas South America ("HGCSA"), an entity that operated 17 theatres in South America, which was disposed of in July 2007. Financial results for the fifty-two weeks ended March 29, 2007 include a 50% equity interest in Yelmo, which was disposed of in December 2006.

        In May 2007 the Company disposed of its investment in Fandango, accounted for using the cost method, for total expected proceeds of approximately $20,000,000, of which $17,977,000 has been received, and has recorded a gain on the sale included in investment income of approximately $15,977,000. In July 2007 the Company disposed of its investment in HGCSA for total proceeds of $28,682,000 and has recorded a gain on the sale included in equity in earnings of non-consolidated entities of approximately $18,751,000.

NCM Transactions

        On March 29, 2005, the Company formed NCM with Regal Entertainment Group ("Regal") to combine its screen advertising business. On July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among American Multi-Cinema, Inc., Regal and Cinemark (the "Founding Members"). Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for NCM, Inc. shares of common stock on a

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 6—INVESTMENTS (Continued)

one-for-one basis, or at the option of NCM, Inc., a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by the Founding Members was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725,000,000 term loan facility and $59,800,000 of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259,347,000 in the aggregate for the redemption of all its preferred units in NCM. The Company received approximately $26,467,000 from selling common units in NCM to NCM, Inc., in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        In connection with the completion of NCM, Inc.'s IPO, the Company also entered into an Exhibitor Services Agreement ("ESA") with NCM on February 13, 2007, whereby in exchange for approximately $231,308,000, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to the Founding Members will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15,850,000. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. In addition, the Company expects to receive mandatory quarterly distributions of excess cash from NCM. Immediately following the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        Annual adjustments to the common membership units are made pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Founding Members. The adjustments to common membership units reflect changes in the number of theatres operated and attendance. As a result of the 2007 Common Unit Adjustment the Company's interest in NCM was increased to 19.1%. The Company recorded the additional units received as a result of the 2007 Common Unit Adjustment at fair value and as a new investment with an offsetting adjustment to deferred revenue.

        As a result of NCM, Inc's. IPO and debt financing, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 6—INVESTMENTS (Continued)

redemption of preferred and common units of $106,188,000. The Company has recognized the change of interest gain and the excess distribution as a gain in equity in earnings of non-consolidated entities as it has not guaranteed any obligations of NCM and is not otherwise committed to provided further financial support for NCM.

        In future periods, the Company will not recognize any undistributed equity in the earnings of NCM until NCM's future net earnings equal the amount of the excess distribution. In essence, the Company considers the excess distribution as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as the Company's share of NCM's future earnings exceeds the excess distribution. The Company believes that the accounting model provided by paragraph 19(i) of APB 18 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

        As of April 3, 2008, the Company owns 18,414,743 units or a 19.1% interest in NCM accounted for using the equity method of accounting. The fair market value of the shares in National CineMedia, LLC was approximately $409,241,000 based on a price for shares of National CineMedia, Inc. on April 3, 2008 of $22.22 per share. Because the Company has little tax basis in these units and because the sale of these units would require it to report taxable income of $520,969,000 including distributions received from NCM that were previously deferred, the Company estimates that the amount of current tax that it would be required to pay as a result of realizing the fair value of these shares would be $208,388,000 that could be payable within 15 to 150 days of the sale.

        As of April 3, 2008 and March 29, 2007, the Company has recorded $1,255,000 and $900,000, respectively, of amounts due from National CineMedia, LLC related to on-screen advertising revenue. As of April 3, 2008 and March 29, 2007, the Company had recorded $6,177,000 and $17,200,000, respectively, of amounts due to National CineMedia, LLC related to the ESA and the Loew's Screen Integration Agreement. The Company recorded revenues for advertising from National CineMedia, LLC of $14,531,000, $38,600,000 and $42,200,000 during fiscal years 2008, 2007, and 2006, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 6—INVESTMENTS (Continued)

Summary Financial Information

        Condensed financial information of our non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

Financial Condition:

(In thousands)	April 3, 2008	March 29, 2007
Current assets	$72,848	$107,709
Noncurrent assets	131,751	87,210
Total assets	204,599	194,919
Current liabilities	29,485	80,088
Noncurrent liabilities	822,832	786,272
Total liabilities	852,317	866,360
Stockholders' deficit	(647,718)	(671,441)
Liabilities and stockholders' deficit	204,599	194,919

The Company's recorded investment(1)	$41,693	$27,661

(1)
Certain basis differences in the Company's recorded investment over its proportional ownership share are amortized to equity in earnings or losses over the estimated useful life of the underlying assets or liabilities. The recorded equity in earnings of NCM following the IPO of NCM, Inc. do not include undistributed equity in earnings. The Company considered the excess distribution received following NCM, Inc's IPO as an advance on NCM's future earnings. As a result, the Company will not recognize any undistributed equity in earnings of NCM until NCM's future net earnings equal the amount of the excess distribution. Distributed earnings from NCM included in equity in earnings were $22,175,000 during the fifty-three weeks ended April 3, 2008.

Operating Results:

(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Revenues	$322,536	$403,455	$198,846
Operating costs and expenses	214,144	386,572	220,031
Net (earnings) loss	$(108,392)	$(16,883)	$21,185
The Company's recorded equity in (earnings) loss	$(43,019)	$(233,704)	$7,807

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 6—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in (earnings) losses of NCM during the fifty-two weeks ended March 29, 2007 and the fifty-three weeks ended April 3, 2008:

(in thousands)	Investment in NCM	Deferred Revenue	Cash	Due to NCM	Equity in (Earnings) Losses	Advertising (Revenue)
Beginning balance March 30, 2006	$35,751	$—	$—	$—	$—	$—
Equity in losses	(4,597)	—	—	—	4,597	—
Loews' Screen Integration Agreement	15,850	—	—	(15,850)	—	—
Change of interest gain	132,622	—	—	—	(132,622)	—
ESA Payment	—	(231,308)	231,308	—	—	—
Amortization of deferred revenue	—	263	—	—	—	(263)
Preferred and common unit redemption	(179,626)	—	285,814	—	(106,188)	—

Ending balance March 29, 2007	—	(231,045)	517,122	(15,850)	$(234,213)	$(263)

Receipt of excess cash distributions	—	—	22,175	—	$(22,175)	$—
Payments on Loews' Screen Integration Agreement	—	—	(11,201)	11,201	—	—
2007 Common Unit Adjustment	21,598	(21,598)	—	—	—	—
Amortization of Deferred Revenue	—	2,331	—	—	—	(2,331)

Ending Balance April 3, 2008	$21,598	$(250,312)	$528,096	$(4,649)	$(22,175)	$(2,331)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 7—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	April 3, 2008	March 29, 2007
Other current assets:
Prepaid rent	$33,986	$3,550
Income taxes receivable	8,284	1,929
Prepaid insurance and other	12,796	12,073
Merchandise inventory	8,820	9,172
Current deferred tax asset	3,792	—
Other	6,488	3,678

	$74,166	$30,402

Other long-term assets:
Investments in real estate	$7,100	$7,100
Deferred financing costs	24,865	29,949
Investments in joint ventures	41,693	27,661
EDP and other deferred charges	23,087	10,121
Cinemex prepaid rent	6,894	9,190
Pension assets	672	—
Other	7,535	10,790

	$111,846	$94,811

Accrued expenses and other liabilities:
Taxes other than income	$43,360	$44,758
Income taxes payable	—	577
Interest	13,056	14,350
Payroll and vacation	8,142	12,004
Current portion of casualty claims and premiums	9,984	10,472
Accrued bonus	4,110	7,291
Theatre and other closure	10,146	16,955
Rent	10,130	10,167
Current portion of pension liabilities	1,580	—
Other	14,088	20,538

	$114,596	$137,112

Other long-term liabilities:
Unfavorable lease obligations	$184,743	$209,526
Deferred rent	71,443	46,550
Pension and other benefits	37,138	49,847
Deferred gain	21,086	20,051
Deferred tax liability	4,522	—
Other	32,378	40,839

	$351,310	$366,813

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	April 3, 2008	March 29, 2007
Senior Secured Credit Facility (4.356% as of April 3, 2008)	$635,375	$643,500
8 5/8% Senior Fixed Rate Notes due 2012	250,000	250,000
8% Senior Subordinated Notes due 2014	298,915	298,775
11% Senior Subordinated Notes due 2016	325,000	325,000
Capital and financing lease obligations, 10 3/4%	69,983	53,125
Cinemex Credit Facility	106,382	114,803
Mortgage Payable	—	2,187

	1,685,655	1,687,390
Less: current maturities	(20,753)	(24,271)

	$1,664,902	$1,663,119

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 2008 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2009	$10,386	$6,565	$3,821	$17,138	$20,959
2010	10,425	6,211	4,214	33,096	37,310
2011	10,476	5,740	4,736	43,734	48,470
2012	8,808	5,283	3,525	38,414	41,939
2013	7,396	4,552	2,844	859,375	862,219
Thereafter	80,142	29,299	50,843	625,000	675,843

Total	$127,633	$57,650	$69,983	$1,616,757	$1,686,740

Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity of seven years and a $200,000,000 revolving credit facility with a maturity of six years. The revolving credit facility includes borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. As described in Note 9, the Company has hedged a portion of its borrowings to limit the interest rate variability. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the initial applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

borrowings. The applicable margin for such borrowings may be reduced, subject to AMC Entertainment attaining certain leverage ratios. In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan on a calendar-quarter basis, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the notes due 2011, 2012, 2014 and 2016; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the Senior Secured Credit Facility requires, commencing with the fiscal quarter ended March 30, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default.

        Costs related to the issuance of the New Senior Secured Credit Facility were capitalized and are charged to interest expense following the interest method, over the lives of the facilities. Unamortized issuance costs were $10,883,000 as of April 3, 2008 and $13,327,000 as of March 29, 2007.

Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remains in place after the consummation of the Merger with Loews. The initial amount drawn under the Cinemex senior secured credit facility was 1,026.4 million Mexican pesos (approximately $90,000,000 as of August 16, 2004). Cinemex drew 106.3 million Mexican pesos (approximately $10,000,000 in August 2005) under the delayed draw feature of its senior secured credit facility. Approximately $106,382,000 was outstanding under the senior secured credit facility as of April 3, 2008. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

credit facility which provides for an available revolving credit line of the peso equivalent of $25,000,000 with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt and expires in December 2008). During January and February of 2006 Cinemex drew 105.4 million Mexican pesos under the revolving credit facility. There were no outstanding borrowings under the revolving credit facility as of April 3, 2008. All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to Loews, and thus are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of April 3, 2008 was 7.94%. As described in Note 9, Cinemex has hedged a portion of its borrowings in order to limit the interest rate variability. The Cinemex term loan matures on August 16, 2011 and commences amortization beginning on February 16, 2009 in installments ranging from 10% to 30% per annum over this period. Costs related to the issuance of the credit facility were capitalized and are charged to interest expense, following the interest method, over the life of the facility. Unamortized issuance costs were $515,000 as of April 3, 2008 and $917,000 as of March 29, 2007.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

Notes Due 2011, 2012 and Floating Notes due 2010

        AMC received net proceeds upon completion of the NCM, Inc. initial public offering of $517,122,000. The Company used the net proceeds from the NCM, Inc. initial public offering, along with cash on hand, to redeem its 9 1/2% senior subordinated notes due 2011, its senior floating rate notes due 2010 and its 9 7/8% senior subordinated notes due 2012. On March 19, 2007 the Company redeemed $212,811,000 aggregate principal amount of its 9 1/2% senior subordinated notes due 2011 at 100% of principal value, on March 23, 2007 the Company redeemed $205,000,000 aggregate principal amount of its senior floating rate notes due 2010 at 103% of principal value and on March 23, 2007 the Company redeemed $175,000,000 aggregate principal amount of our 9 7/8% senior subordinated notes due 2012 at 104.938% of principal value. The Company's loss on redemption of these notes including

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

call premiums and the write off of unamortized deferred charges and premiums in fiscal 2007 was $3,488,000 and was included in Other (Income) Expense.

Notes Due 2014

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). AMC Entertainment applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of AMC Entertainment, in whole or in part, at any time on or after March 1, 2009 at 104% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2014), AMC Entertainment will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2014 are subordinated to all existing and future senior indebtedness of AMC Entertainment. The Notes due 2014 are unsecured senior subordinated indebtedness of AMC Entertainment ranking equally with AMC Entertainment's Notes due 2016.

        The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of AMC Entertainment and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        In connection with the merger with Marquee the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized discount as of April 3, 2008 is $1,085,000 and $1,225,000 as of March 29, 2007. Unamortized issuance costs were $0 as of April 3, 2008 and $0 as of March 29, 2007.

Fixed Notes due 2012

        In connection with the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012"), that were previously issued by Marquee on August 18, 2004. The Notes due 2012 (i) rank senior in right of payment to any of AMC Entertainment's existing and future subordinated indebtedness, rank equally in right of payment with any of AMC Entertainment's existing and future senior indebtedness and are effectively subordinated in right of payment to any of AMC Entertainment's secured senior indebtedness, including the amended credit facility, and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of AMC Entertainment's existing and future 100% owned subsidiaries that is a guarantor or direct borrower under AMC Entertainment's other indebtedness. The Notes due 2012 are structurally subordinated to all existing and future liabilities and preferred stock of AMC Entertainment's subsidiaries that do not guarantee the notes.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Notes due 2012 are redeemable at AMC Entertainment's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010. Costs related to the issuance of the Fixed Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $4,767,000 as of April 3, 2008 and $5,876,000 as of March 29, 2007, are included in other long-term assets.

Notes Due 2016

        On January 26, 2006, AMC Entertainment issued $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes (the "Notes due 2016") issued under an indenture (the "Indenture"), with HSBC Bank USA, National Association, as trustee. The Notes due 2016 will bear interest at a rate of 11% per annum, payable on February 1 and August 1 of each year (commencing on August 1, 2006), and have a maturity date of February 1, 2016.

        The Notes due 2016 are general unsecured senior subordinated obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

        AMC Entertainment may redeem some or all of the Notes due 2016 at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to February 1, 2009. If AMC Entertainment experiences a change of control (as defined in the indenture governing the Notes due 2016), AMC Entertainment will be required to make an offer to repurchase the Notes due 2016 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the Notes due 2016 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2016 to AMC Entertainment's obligations under its Senior Secured Credit Facility and other senior indebtedness. Costs related to the issuance of the Notes due 2016 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $8,700,000 as of April 3, 2008 and $9,829,000 as of March 29, 2007, are included in other long-term assets.

        As of April 3, 2008, the Company was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Cinemex Credit Facility, the Notes due 2016, the Notes due 2014 and the Fixed Notes due 2012.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Holdings Discount Notes Due 2014

        To help finance the merger with Marquee, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The indenture governing the Discount Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, , the Notes due 2011, the Notes due 2012, the Notes due 2014, the Notes due 2016 and the Senior Secured Credit Facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral and the obligation is not reflected on AMCE's balance sheet.

        On any interest payment date prior to August 15, 2009, Holdings may elect to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note will be equal to the accreted value of such notes as of such interest payment date. Holdings commenced paying cash interest on August 16, 2007 and made its first semi-annual interest payment on February 15, 2008 at which time the principal became fixed at $240,795,000.

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 10—Stockholder's Equity, Parent entered into a $400,000,000 Credit Agreement dated as of June 13, 2007 ("Parent Term Loan Facility") for net proceeds of $396,000,000. Costs related to the issuance of the Parent Term Loan Facility were capitalized and are charged to interest expense, following the interest method, over the life of the Parent Term Loan Facility.

        Parent is a holding company with no operations of its own and has no ability to service interest or principal on the Parent Term Loan Facility other than through dividends it may receive from Holdings and AMCE. Holdings and AMCE are restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing their Fixed Notes due 2012, Notes due 2014, Notes due 2016, Discount Notes due 2014 and the Senior Secured Credit Facility. Holdings, AMCE and its subsidiaries have not guaranteed the indebtedness of Parent nor pledged any of their assets as collateral.

        Borrowings under the Parent Term Loan Facility bear interest at a rate equal to an applicable margin plus, at the Parent's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the Parent Term Loan Facility is 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 8—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Parent is required to pay an administrative agent fee to the lenders under the Parent Term Loan Facility of $100,000 annually.

        Parent may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time on or before June 13, 2008 at 100% of principal, at any time after June 13, 2008 and on or prior to June 13, 2009 at 102% of principal, at any time after June 13, 2009 and on or prior to June 13, 2010 at 101% of principal and at 100% of principal thereafter. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012.

        In the event of a change of control offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay all loans properly tendered pursuant to the change of control offer at a prepayment price equal to 100% of the principal amount thereof if such change of control occurs on or prior to June 13, 2008 or 101% of the principal amount thereof if such change of control occurs after June 13, 2008, in each case plus accrued and unpaid interest, if any, to the date of prepayment. In the event of a qualified equity issuance offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay the maximum principal amount of loans properly tendered that may be purchased out of any qualified equity issuance net proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stocks and this obligation is not reflected on AMCE's balance sheet.

NOTE 9—DERIVATIVE INSTRUMENTS

        The Company enters into interest rate swap agreements with major banks and institutional lenders as part of its interest rate risk management strategy. The objective for holding these derivative instruments is to reduce the exposure to variability in cash flows relating to interest payments on certain outstanding debt. All financial instruments are used solely for hedging purposes and are not issued or held for speculative reasons.

        The interest rate swaps have been designated as cash flow hedges and have qualified for hedge accounting in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133). The related mark-to-market gain or loss on qualifying hedges is deferred as a component of accumulated other comprehensive income (loss), to the extent the cash flow hedges are effective, and is reclassified into interest expense corporate borrowings in the period during which the hedged transaction affects earnings. Any ineffective portion of the hedges is recognized currently in the consolidated statements of operations in other income.

        In October 2007 AMCE executed an interest rate swap agreement, scheduled to mature in April 2009, to hedge $200,0000,000 of its variable rate debt obligation. Under the terms of the agreement, the Company pays interest at a fixed rate of 4.707% and receives interest at a variable rate based on 1-month U.S. Dollar LIBOR-BBA.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 9—DERIVATIVE INSTRUMENTS (Continued)

        In August 2005 Grupo Cinemex entered into an interest rate swap with notional amounts ranging between 283,932,000 and 907,146,000 Mexican pesos ($26,151,000 and $83,894,000) to hedge its variable rate debt obligation. Under the terms of the agreement, the Company pays interest at a fixed rate of 9.89% and receives interest at a variable rate based on 1-month MXN TIIE. In November 2007 the Company redesignated the interest rate swap prospectively in a new cash flow hedging relationship. In addition, at the date of redesignation, the interest rate swap had an unrealized gain of approximately $1,091,000 recorded in accumulated other comprehensive loss that will be reclassified against interest expense corporate borrowings over the remaining term of the hedged period, through August 2009. The effective portion of the changes in fair value of the interest rate swap under the new hedging relationship will be deferred in accumulated other comprehensive income (loss) and will be reclassified into interest expense corporate borrowings when the hedged forecasted transactions affect earnings.

        The aggregate fair value of the interest rate swaps was a liability of approximately $6,511,000 and $2,937,000 as of April 3, 2008 and March 29, 2007, respectively, which was recorded as a component of other long-term liabilities. The estimated fair value for the interest rate swap agreements was based on prevailing market data that represents the theoretical cost the Company would have to pay to terminate the transactions. At April 3, 2008, the Company had a net unrealized loss of approximately $3,950,000 recorded in accumulated other comprehensive loss with offsetting entries to other long-term liabilities. During the next 12 months, the Company expects to reclassify approximately $4,197,000 of the net unrealized loss in accumulated other comprehensive loss against interest expense corporate borrowings. During fiscal 2008, the Company recognized a loss of $501,000 in other income resulting from hedge ineffectiveness.

        The Company is exposed to credit losses in the event of nonperformance by counterparties on interest rate swap agreements.

NOTE 10—STOCKHOLDER'S EQUITY

        AMCE has one share of Common Stock issued as of April 3, 2008 which is owned by Holdings. Holdings has one share of Common Stock issued as of April 3, 2008 which is owned by Parent.

        Pursuant to the terms of the Merger Agreement, on January 26, 2006, in connection with the consummation of the Merger, Holdings issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors,

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

the "Sponsors") and other co-investors (the "Coinvestors"), hold all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of residual voting common stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Parent, Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        The fair value of the shares issued by Holdings for LCE Holdings in connection with the Merger was $537,171,000.

        On June 11, 2007, merger sub, a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation. As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to its stockholders. Parent used cash derived from AMCE and proceeds from the issuance of $400,000,000 Credit Agreement issued by Parent (See Note 8) to pay a dividend to its stockholders of $652,800,000 during fiscal year 2008.

        On June 12, 2007, Holdings announced that it had completed a solicitation of consents from holders of its Discount Notes due 2014, and that it had received consents for $301,933,000 in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding Discount Notes due 2014. In connection with the receipt of consents, Holdings paid an aggregate consent fee of approximately $4,360,000, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit Holdings to make restricted payments in an aggregate amount of $275,000,000 prior to making an election to pay cash interest on its senior discount notes. The Amendment also contained a covenant by Holdings to make an election on August 15, 2007, the next semi-annual accretion date under the indenture to pay cash interest on the senior discount notes. As a result, Holdings made its first cash interest payment on the senior discount notes on February 15, 2008. Holdings used cash on hand at AMCE to pay a dividend to Holdings' current stockholder in an aggregate amount of $275,000,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

        On April 3, 2008, the Company distributed to Holdings $21,830,000 which has been recorded by the Company as a reduction to Additional Paid-in Capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount notes due 2014 of $14,447,700.

        As discussed in Note 11—Income Taxes, the Company adopted the provisions of FIN 48 on March 30, 2007. The cumulative effect of the change on adoption charged to accumulated deficit was $5,373,000.

Common Stock Rights and Privileges

        Parent's Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own, but Parent, has adopted a stock-based compensation plan that permits grants of up to 49,107.44681 options on Parent's stock and has granted options on 600.00000 and 38,876.72873 of its shares to certain employees during the periods ended March 30, 2006 and March 31, 2005, respectively. As of April 3, 2008, there was $5,335,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan expected to be recognized over 1.75 years.

        Since the employees to whom the options were granted are employed by the Company, the Company is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term, the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009, the options granted during fiscal 2006 step vest in equal amounts over three years with final vesting occurring on December 23, 2008, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). One of the holders of options fully vested during fiscal 2007 upon entry into his employment separation and general release agreement on March 20, 2007. The Company has recorded $207,000, $10,568,000, and $3,433,000 of stock-based compensation expense related to these options within General and Administrative: Other and has recognized an income tax benefit of $0 in its Consolidated Statements of Operations during each of the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively. One of the holders of stock options has put rights associated with his options deemed to be within his control whereby he can require Holdings to repurchase his options, and as a result, the expense for these options is remeasured each reporting period as liability based options at Holdings and the related compensation expense is included in AMCE's financial statements. However, since the put option that causes liability classification is a put to AMCE's parent Holdings rather than AMCE, AMCE's financial statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

reflect an increase to additional paid-in capital related to stock-based compensation for all outstanding options of $207,000 during fiscal 2008. The Company accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) and SAB 107 and 110 and has valued the options using the Black-Scholes formula including a contemporaneous valuation reflecting market conditions as of April 3, 2008 which indicated a fair value price per share of the underlying shares of $1,000 per share. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Parent's stock option plan.

        As a result of one of the Company's holders of options entry into his current employment agreement on December 17, 2007 and another holders entry into the employment separation and general release agreement on March 20, 2007, the "put right" that allowed each of them to require the Company to repurchase any or all stock and vested stock options then held by each of them under certain circumstances will be available to them if an initial public offering does not occur, in the case of one holder, prior to December 31, 2008, and, in the case of the other holder, prior to December 16, 2007. As reinstated, the put option for one holder will be in effect for up to six months after December 16, 2007. On May 5, 2008, Holdings was notified of this holders intention to exercise the put option.

        In connection with the holdco merger, on June 11, 2007, Parent adopted an amended and restated 2004 stock option plan (f/k/a the 2004 Stock Option Plan of Marquee Holdings Inc.), originally adopted by Holdings on December 22, 2004 and previously amended by Holdings on November 7, 2006. Because the employees to whom the options were granted are employed by AMCE, AMCE continues to reflect the stock-based compensation expense associated with the options within its consolidated statement of operations. The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the antidilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock. The Company applied the guidance in SFAS 123(R) and determined that there was no incremental value transferred as a result of the modification and as a result no additional compensation cost to recognize.

        The Company's Chairman of the Board, President and Chief Executive Officer, Peter C. Brown, has an amended and restated employment agreement that generally will revert to his prior agreement in the event an initial public offering of Parent does not occur on or before December 31, 2008. In the event of an initial public offering on or before December 31, 2008, within 15 days after such initial public offering, Mr. Brown shall receive a grant of restricted stock or restricted stock units having a value of $2,567,000 on the date of grant based on the initial public offering price. This grant was an inducement for Mr. Brown to enter into his amended and restated employment agreement, whereby the term of his employment would be shorter than in his prior employment agreement and he would be subject to certain restrictive covenants that did not exist in his current employment agreement. Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date.

        On November 14, 2007, the Company entered into an agreement with Richard T. Walsh (formerly executive vice president, AMC Entertainment Inc., and chairman, AMC film programming), which extended the exercise period applicable to his outstanding vested stock options from 90 days following his departure on August 17, 2007 until 60 days after an initial public offering of the common stock of AMC Entertainment Holdings, Inc., or in the event no initial public offering has occurred by June 16,

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

2008, until January 2, 2009. The Company has accounted for the extension of the exercise term for vested options for Mr. Walsh as a modification under SFAS No. 123(R), Share Based Payment. The Company measured the compensation cost for the modified award by comparing the fair value of the modified award and the fair value of the original award immediately before it was modified, and recognized a charge to expense during fiscal 2008 and an offsetting increase to additional paid-in capital for the incremental fair value of the vested awards, which was determined to be $32,326 as calculated using the Black-Scholes option pricing model. The unvested options of Mr. Walsh were forfeited at the end of his employment in fiscal 2008 and $126,810 of related expense was reversed. Because Mr. Walsh held no unvested awards and no unvested awards were modified, there is no additional compensation cost to recognize in the future related to his awards.

        A summary of stock option activity under all plans is as follows:

	April 3, 2008		March 29, 2007		March 30, 2006
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	39,476.72873	$491	39,476.72873	$491	38,876.72873	$491
Granted(1)	—		—	—	600.0000	491
Forfeited	(2,455.372338)		—	—	—	—
Exercised	(500.00000)		—	—	—	—

Outstanding and expected to vest at end of year(1)(2)	36,521.356392	$491	39,476.72873	$491	39,476.72873	$491

Exercisable at end of year(3)	25,681.40958	$491	20,661.436174	$491	7,775.345746	$491

Available for grant at end of year	12,086.090418		9,630.71808		9,630.71808

(1)
The weighted average remaining contractual life for outstanding options was 5.1 years, 7.7 years, and 8.7 years for fiscal 2008, 2007, and 2006, respectively.

(2)
The aggregate intrinsic value for these options was $18,589,000 as of April 3, 2008.

(3)
The aggregate intrinsic value for these options was $13,072,000 as of April 3, 2008.

        For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise (determined using the most recent contemporaneous valuation prior to the exercise) and the exercise price of the options. The total intrinsic value of options exercised was $412,000 during fiscal 2008 and there were no options exercised during fiscal 2007 and 2006. Parent received cash from the exercise of stock options during fiscal 2008 of $500,000 and a related tax deduction of $164,800.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 11—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended April 3, 2008 consists of the following components:

(In thousands)	April 3, 2008	March 29, 2007	March 30, 2006
Current:
Federal	$1,200	$3,100	$(232)
Foreign	6,200	3,500	562
State	3,600	5,700	1,230

Total current	11,000	12,300	1,560

Deferred:
Federal	6,000	25,600	77,255
Foreign	2,500	—	834
State	(100)	4,400	10,151

Total deferred	8,400	30,000	88,240

Total provision	19,400	42,300	89,800
Tax benefit (provision) of discontinued operations	—	—	(20,400)

Total provision (benefit) from continuing operations	$19,400	$42,300	$69,400

        Pre-tax income (losses) consisted of the following:

(In thousands)	April 3, 2008	March 29, 2007	March 30, 2006
Domestic	$54,403	$180,780	$(84,545)
Foreign	8,442	(4,401)	(16,531)

Total	$62,845	$176,379	$(101,076)

        The difference between the effective tax rate on earnings (loss) before income taxes and the U.S. federal income tax statutory rate is as follows:

	April 3, 2008	March 29, 2007	March 30, 2006
Federal statutory rate	35.0%	35.0%	35.0%
Foreign rate differential	6.5	—	—
State income taxes, net of federal tax benefit	5.6	5.7	4.9
Change in FIN 48 reserve	(8.5)	—	—
Change in foreign tax law	2.7	—	—
Foreign basis difference	(1.3)	(21.6)	—
Fiscal 2007 change in APB 23 assertion	(9.9)	—	—
Valuation allowance	(2.8)	3.1	(106.0)
Non-deductible goodwill	—	—	(20.8)
Other, net	3.6	1.8	(1.9)

Effective tax rate	30.9%	24.0%	(88.8)%

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 11—INCOME TAXES (Continued)

        Non-deductible goodwill relates to the goodwill disposed of in connection with the sale of the Japan theatres, which is discussed in Note 3.

        The fiscal 2007 change in APB 23 assertion relates to a resolution reached in fiscal 2008 on a pre-filing agreement with a a taxing authority which resulted in additional basis which was deducted on the 2007 tax return. The deduction was the result of a 2007 change in APB 23 assertion. As a result of the additional basis, the Company did not have to utilize certain net operating loss carryforwards.

        The significant components of deferred income tax assets and liabilities as of April 3, 2008 and March 29, 2007 are as follows:

	April 3, 2008		March 29, 2007
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
Property	$37,784	$—	$10,340	$—
Investments in joint ventures	—	(55,297)	—	(42,582)
Intangible assets	—	(53,526)	—	(57,087)
Pension postretirement and deferred compensation	15,685	—	19,797	—
Accrued reserves and liabilities	22,825	—	32,580	—
Deferred revenue	116,562	—	105,355	—
Deferred rents	106,551	—	112,906	—
Alternative minimum tax and other credit carryovers	15,197	—	14,301	—
Capital loss carryforward	8,240	—	—	—
Net operating loss carryforward	113,423	—	159,555	—
Other	—	—	1,514

Total	$436,267	$(108,823)	$456,348	$(99,669)
Less: Valuation allowance	(328,174)	—	(356,679)	—

Total deferred income taxes(1)	$108,093	$(108,823)	$99,669	$(99,669)

(1)
See Note 7—Supplemental Balance Sheet Information for additional disclosures about net current deferred tax assets and net non-current deferred tax liabilities.

        The Company's federal income tax loss carryforward of $274,614,000 will begin to expire in 2020 and will completely expire in 2026 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $319,187,000 which may be used over various periods ranging from 1 to 18 years. During the current year, the Company recognized capital losses in excess of capital gains which may be carried forward for 5 years. The Company received certain proceeds after the close of the current year which will be treated as capital gain and will allow for partial utilization of the capital loss carryforwards in the fiscal year 2009. Accordingly, the Company will record a deferred tax asset in the U.S. jurisdiction of $1,785,000.

        During the fiscal year ended April 3, 2008 a new Mexican flat tax was signed into law. The tax was effective beginning January 1, 2008 and will replace Mexico's asset tax. The tax is calculated differently

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 11—INCOME TAXES (Continued)

than the prior asset tax, and has different deduction rules, which can effect the amount of deferred taxes the Company records. The Company recorded a deferred tax liability and deferred income tax provision of $2,515,000 during the fiscal year ended April 3, 2008, primarily due to book and flat tax basis differences in property.

        As of April 3, 2008, management believed it was more likely than not that net deferred tax assets related to tax net operating loss carryforwards and deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income as a result of the Mergers. The Company has recorded a valuation allowance against its remaining net deferred tax asset in U.S. and foreign jurisdictions of $328,174,000 as of April 3, 2008. The Company had a valuation allowance of $328,174,000 and $356,679,000 as of April 3, 2008 and March 29, 2007, respectively.

        Effective March 30, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109" ("FIN 48"). Relative to the implementation of FIN 48, the Company's financial statements did not include any tax contingencies, after consideration of the full valuation allowance recorded against net deferred tax assets. As a result of the adoption of FIN 48, the Company recorded a $5,373,000 increase in current deferred tax assets, a $5,373,000 reduction of goodwill, a $5,373,000 current FIN 48 liability and a $5,373,000 charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position of stockholder's accumulated deficit at March 30, 2007. A reconciliation of the change in the amount of unrecognized tax benefits during the year ended April 3, 2008 was as follows (in millions):

Balance at March 30, 2007	$39.8
Gross Increases—Current Period Tax Positions	—
Gross Increases—Tax Position in Prior Periods	—
Favorable Resolutions with Authorities	(5.4)
Expired Attributes	—
Lapse of Statute of Limitations	—
Cash Settlements	—

Balance at April 3, 2008	$34.4

        The Company's effective tax rate would not be impacted by the ultimate resolution of the uncertain tax positions because of the retention of a full valuation allowance against its net operating loss carryforwards.

        During December 2007, the IRS informed the Company of its acceptance of certain tax conclusions that the Company had taken on a transaction the Company entered into during the fiscal year ended March 29, 2007 that were presented to the IRS in a Request for a Pre-Filing Agreement. As a result of the IRS accepting the Company's tax conclusions, the $5,373,000 reserve established with the adoption of FIN 48 was resolved and the tax benefit was recorded during the fiscal year ended April 3, 2008.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 11—INCOME TAXES (Continued)

        The Company recognizes income tax-related interest expense and penalties as income tax expense and selling, general, and administrative expense, respectively. As of March 30, 2007 the company did not have any interest or penalties accrued associated with unrecognized tax benefits. The liabilities for interest and penalties did not change as of April 3, 2008.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax year ended March 31, 2005 began during 2007. As of April 3, 2008, the IRS has not proposed any adjustments, but has notified the Company that it will begin examination of the tax period ended March 29, 2006. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S. and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations of the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

NOTE 12—LEASES

        Beginning in fiscal 1998, the Company has completed numerous real estate lease agreements with Entertainment Properties Trust ("EPT") including transactions accounted for as sale and leaseback transactions in accordance with Statement of Financial Accounting Standards No. 98, Accounting for Leases. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. As of April 3, 2008 the Company leases from EPT 41 theatres with 899 screens located in the United States and Canada.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of April 3,

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 12—LEASES (Continued)

2008 (Cinemex operating lease totals include an inflationary factor in the annual minimum lease commitments for all applicable leases):

(In thousands)	Minimum operating lease payments
2009	$415,643
2010	424,142
2011	415,881
2012	402,690
2013	389,275
Thereafter	2,736,409

Total minimum payments required	$4,784,040

        The Company has also entered into agreements to lease space for the operation of 8 theatres with 101 screens not yet fully constructed. The future minimum rental payments required under the terms of these leases included above total approximately $136,766,000. The Company records rent expense on a straight-line basis over the base term of the lease commencing with the date the Company has "control and access" to the leased premises.

        Included in long-term liabilities as of April 3, 2008 and March 29, 2007 is $256,186,000 and $255,478,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities including those related to the Merger transactions.

        Rent expense is summarized as follows:

(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Minimum rentals	$400,452	$390,801	$292,732
Common area expenses	47,104	44,526	32,711
Percentage rentals based on revenues	10,373	10,597	4,435

Theatre rent	457,929	445,924	329,878
General and administrative and other	1,834	1,843	1,559

Total	$459,763	$447,767	$331,437

NOTE 13—EMPLOYEE BENEFIT PLANS

        The Company sponsors a frozen non-contributory qualified defined benefit pension plan generally covering all employees who, as of January 1, 2007 were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

age 55 and has at least 15 years of credited service after age 40. The Company also sponsors a postretirement deferred compensation plan.

        As a result of the Merger, the Company acquired two pension plans in the U.S. and one in Mexico. One of the U.S. plans is a frozen cash balance plan and neither of the U.S. plans have admitted new participants post-merger. The future existence of the U.S. plans will serve to pay benefits to the current participants under the requirements of the plan. In Mexico, a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") is provided to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement.

        On November 7, 2006, the Company's Board of Directors approved an amendment to freeze the Company's Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 the Company amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. The Company will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, the Company recognized a curtailment gain of $10,983,000 in fiscal 2007 in its consolidated financial statements which was recorded within General and Administrative: Other. Additionally, the Company terminated the LCE post-retirement plan as of December 31, 2006 and merged this plan into the AMCE post-retirement plan as of January 1, 2007.

        The Company's reorganization activities during fiscal 2005 and fiscal 2006 resulted in a partial curtailment of the Company's postretirement deferred compensation plan and, as such, curtailment gains of $2,251,000 were recognized during fiscal 2006.

        The reorganization activities also prompted an amendment to the non-contributory nonqualified deferred compensation plan whereby participants who are terminated as a result of reorganization activities and who have at least 15 years of service are eligible to receive benefits under the plan. Prior to this amendment, participants were required to have reached age 55 and have 15 years of service to be eligible for benefits.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made. The assumptions to determine benefit obligations and net periodic benefit cost are as follows:

	LCE		AMCE			LCE		AMCE
	Pension Benefits		Pension Benefits			(Other Benefits		Other Benefits
	April 3, 2008	March 29, 2007	April 3, 2008	March 29, 2007	March 30, 2006	April 3, 2008	March 29, 2007	April 3, 2008	March 29, 2007	March 30, 2006
Weighted-average assumptions used to determine benefit obligations at:
Discount rate	6.25%	5.50%	6.25%	5.75%	5.75%	N/A	5.75%	6.00%	5.75%	5.75%
Rate of compensation increase	N/A	N/A	N/A	N/A	3.50-6.0%	N/A	5.00%	5.00%	5.00%	5.00%

	LCE		AMCE			LCE		AMCE
	Pension Benefits		Pension Benefits			Other Benefits		Other Benefits
	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	52 Weeks ended March 30, 2006	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	53 Weeks ended April 3, 2008	52 Weeks ended March 29, 2007	52 Weeks ended March 29, 2006
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.50%	5.50%	5.75%	5.75%	5.75%	N/A	5.75%	5.75%	5.75%	5.75%
Expected long-term return on plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	3.50-6.00%	3.50-6.00%	N/A	5.00%	5.00%	5.00%	5.00%

        Effective March 29, 2007, the Company adopted SFAS 158, which required the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations that had previously been deferred under the reporting requirements of SFAS 87, SFAS 106 and SFAS 132(R). The following table reflects the effects of the adoption of SFAS 158 on our consolidated balance sheets as of March 29, 2007.

(in thousands)	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Other long-term liabilities	$378,954	$(12,141)	$366,813
Total liabilities	2,724,521	(12,141)	2,712,380
Accumulated other comprehensive income (loss)	(15,975)	12,141	(3,834)
Total stockholders' equity	1,379,739	12,141	1,391,880
Total liabilities and stockholders' equity	4,104,260	—	4,104,260

        Beginning in its fiscal year ending April 2, 2009, the Company will be required to measure plan assets and obligations as of its fiscal year end.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Components of net periodic benefit cost:
Service cost	$443	$3,214	$3,918	$846	$910	$514
Interest cost	4,440	5,272	4,703	1,555	1,550	1,054
Expected return on plan assets	(4,691)	(4,474)	(3,737)	—	—	—
Recognized net actuarial loss	—	3	50	—	—	—
Amortization of net transition obligation	39	41	—	—	—	—
Amortization of net (gain) loss	(1,115)	13	—	—	—	—
Plan amendment	—	—	455	—	—	—
Settlement	(56)	—	—	—	—	—
Curtailment	—	(10,983)	(1,141)	—	—	(1,110)

Net periodic benefit cost	$(940)	$(6,914)	$4,248	$2,401	$2,460	$458

        The following table summarizes the changes in other comprehensive income for fiscal 2008:

	Pension Benefits	Other Benefits
(In thousands)	53 Weeks Ended April 3, 2008	53 Weeks Ended April 3, 2008
Net gain	$(5,758)	$(1,906)
Amortization of net gain	1,115	—
Amortization of net transition obligation	(39)	—
Amount recognized due to settlement	56	—

Total recognized in other comprehensive income	$(4,626)	$(1,906)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the consolidated balance sheets:

	Pension Benefits		Other Benefits
(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007
Change in benefit obligation:
Benefit obligation at beginning of period	$79,542	$92,452	$27,729	$27,977
Service cost	443	3,214	846	910
Interest cost	4,440	5,272	1,555	1,550
Plan participant's contributions	—	—	340	162
Increase due to settlement	—	30	—	—
Actuarial gain	(6,718)	(4,969)	(1,906)	(811)
Benefits paid	(4,420)	(5,486)	(1,734)	(2,059)
Curtailment	—	(10,983)	—	—
Currency translation adjustment	43	12	—	—

Benefit obligation at end of period	$73,330	$79,542	$26,830	$27,729

	Pension Benefits		Other Benefits
(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007(1)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007(1)
Change in plan assets:
Fair value of plan assets at beginning of period	$57,424	$54,010	$—	$—
Actual return on plan assets	3,727	5,923	—	—
Employer contribution	5,383	2,977	1,394	1,897
Plan participant's contributions	—	—	340	162
Benefits paid	(4,420)	(5,486)	(1,734)	(2,059)

Fair value of plan assets at end of period	$62,114	$57,424	$—	$—

Net liability for benefit cost:
Funded status	$(11,216)	$(22,118)	$(26,830)	$(27,729)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

	Pension Benefits		Other Benefits
(In thousands)	April 3, 2008	March 29, 2007(1)	April 3, 2008	March 29, 2007(1)
Amounts recognized in the Balance Sheet:
Other long-term assets	$672	$—	$—	$—
Accrued expenses and other liabilities	(190)	—	(1,390)	—
Other long-term liabilities	(11,698)	(22,118)	(25,440)	(27,729)

Net liability recognized	$(11,216)	$(22,118)	$(26,830)	$(27,729)

(1)
Effective March 29, 2007, the Company adopted SFAS 158.

        The following table sets forth pension and other benefit plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits		Other Benefits
(In thousands)	April 3, 2008	March 29, 2007	April 3, 2008	March 29, 2007
Aggregated benefit obligation	$(63,665)	$(79,542)	$(26,830)	$(27,729)
Aggregated fair value of plan assets	51,777	57,424	—	—

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefit		Other Benefits
(In thousands)	April 3, 2008	March 29, 2007	April 3, 2008	March 29, 2007
Net actuarial gain	$(16,308)	$(11,286)	$(2,451)	$(545)
Net transition obligation	396	—	—	—

        Amounts in accumulated other comprehensive income (loss) expected to be recognized in components of net periodic pension cost in Fiscal 2009 are as follows (in thousands):

	Pension Benefits	Other Benefits
Net actuarial gain	$(1,602)	$—
Net transition obligation	39	—

        For its Defined Benefit Pension Plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, and real

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

estate exposures that are customized to the Plan's cash flow benefit needs. The percentage of plan assets by category as of the plan measurement date:

	April 3, 2008	March 29, 2007
Equity Securities	67%	61%
Debt Securities	26%	31%
Real Estate Investments & Other	7%	8%

	100%	100%

        The expected rate of return on plan assets was 8.25% for fiscal 2008, 2007, and 2006. The rate used is based upon analysis of actual returns on plan assets in prior years including analysis provided by the Plan Administrator.

        The Company expects to contribute $1,952,000 to the pension plans and $1,390,000 to the post-retirement deferred compensation plan during fiscal 2009.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(in thousands)	Pension Benefits	Other Benefits Net of Medicare Part D Adjustments	Medicare Part D Adjustments
2009	$2,054,000	$1,390,000	$70,000
2010	2,143,000	1,440,000	80,000
2011	2,338,000	1,450,000	90,000
2012	2,551,000	1,460,000	100,000
2013	2,663,000	1,450,000	110,000
Years 2014-2018	16,190,000	7,790,000	710,000

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2008 was 8.0% for medical and 3.5% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2010 and remain at 3.5% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 2008 by $3,911,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2008 by $455,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2008 by $3,238,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2008 by $370,000.

        The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D"). Since the Company's plan is more generous than Medicare Part D, it is considered at least actuarially equivalent to Medicare Part D and the government provides a federal subsidy to the plan. The Company made no adjustment to its participation rates due to Medicare

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

Part D and estimated a $400 per year subsidy at age 75 for the initial year of 2006, with the amount of the subsidy moving in direct relation to the participant's age.

        The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. The Company matches 100% of each eligible employee's elective contributions up to 5% of the employee's eligible compensation. The Company's expense under the 401(k) savings plan was $2,476,000, $2,295,000, and $1,919,000 for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively. The Company acquired the LCE defined contribution Profit Sharing and Savings Plan which was frozen as of the Merger date and merged into the AMCE 401(k) savings plan as of January 1, 2007.

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $1,004,000, $792,000, and $358,000, for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006, respectively. As of April 3, 2008, the Company estimates potential complete withdrawal liabilities for certain of these plans of approximately $7,234,000. As of April 3, 2008, other than a payment of $423,000 in connection with the termination of one of the plans, no demand has been received by the Company related to these plans asserting either a complete or partial withdrawal liability.

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violate the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Department on the line of sight aspects of this case and on January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies. AMCE estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $22,000,000, which is expected to be incurred over a 4-5 year term. Through April 3, 2008 AMCE has not incurred any of these costs. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMCE has appealed these decisions and argued its case to the Ninth Circuit Court of Appeals on November 8, 2007. We anticipate a decision soon.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

        As a result of the January 10, 2006 order, AMCE estimates the range of the loss to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability of approximately $349,000.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $53,300,000, which is to be incurred over the remaining term of the consent order of twelve months and is expected to be extended by agreement between the parties prior to the end of the remaining term of the consent order. Through April 3, 2008 AMCE has incurred approximately $16,860,000 of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

         Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. Plaintiff is seeking an order certifying the case as a class action as well as statutory and punitive damages in an unspecified amount. On October 31, 2007, the District Court denied plaintiff's motion for class certification without prejudice pending the Ninth Circuit's decision in an appeal from a denial of certification in a similar FACTA case. The parties have requested the District Court to stay all proceedings in the case pending the outcome of the Ninth Circuit case. The Company believes the plaintiff's allegations, particularly those asserting AMC's willfulness, are without merit.

        The Company is a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed, vacated office space, and from terminating the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres. As of April 3, 2008, the Company has reserved $10,884,000 for lease terminations which have either not been consummated or paid, related primarily to 5 U.S. and Canada theatres with 44 screens and vacant restaurant and office space. In connection with the Loews Merger, the Company accrued $4,845,000 for future lease obligations at facilities that had been closed or were duplicate facilities that were planned to be closed following the Merger. The accrual was primarily related to the planned closing of the New York City home office. The Company is obligated under long-term lease commitments with remaining terms of up to 20 years for theatres

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

which have been closed. As of April 3, 2008, base rents aggregated approximately $1,790,000 annually and $12,036,000 over the remaining terms of the leases. The estimated future lease obligations of the Loews' properties were discounted at the estimated borrowing rate at the date of the Merger of 8.82%. In connection with the merger with Marquee, the carrying value of the theatre closure liability was remeasured by using the Company's estimated borrowing rate on the date of the Merger of 7.55%.

        A rollforward of reserves for theatre and other closure is as follows (in thousands):

	Fifty-three Week Period			Fifty-two Week Period			Fifty-two Week Period
	April 3, 2008			March 29, 2007			March 30, 2006
	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total
Beginning balance	$17,621	$1,274	$18,895	$21,716	$4,618	$26,334	$28,506	$—	$28,506
Merger adjustment	—	—	—	(195)	(718)	(913)	—	4,845	4,845
Theatre and other closure expense (income)	(20,677)	(293)	(20,970)	8,849	162	9,011	557	44	601
Restructuring charge	—	—	—	—	—	—	841	—	841
Transfer of deferred rent and capital lease obligations	10,514	—	10,514	194	—	194	677	—	677
Cash (payments) & receipts, net	3,386	(981)	2,405	(12,943)	(2,788)	(15,731)	(8,865)	(271)	(9,136)

Ending balance	$10,844	$—	$10,844	$17,621	$1,274	$18,895	$21,716	$4,618	$26,334

        During the fifty-three weeks ended April 3, 2008, the Company recognized $20,970,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms at seven of its theatres that were either closed or the lease terms were settled favorably during this period. The Company received net cash payments of $10,159,000 in connection with these seven lease terminations

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. Theatre closure reserves at April 3, 2008 and March 29, 2007 by operating segment are as follows (in thousands):

	April 3, 2008	March 29, 2007
U.S. and Canada Theatrical Exhibition	$10,147	$16,955
International Theatrical Exhibition	628	525
Other	69	57

Total segment reserves	10,844	17,537
Corporate	—	1,358

	$10,844	$18,895

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 16—RESTRUCTURING

        The Company's restructuring activities are described in Note 1 of the Notes to the Consolidated Financial Statements. A summary of restructuring and Merger severance payable activity is set forth below (in thousands):

	Fifty-three Week Period			Fifty-two Week Period			Fifty-two Week Period
	April 3, 2008			March 29, 2007			March 30, 2006
	Restructuring Severance Benefit	Merger Severance Benefit	Total	Restructuring Severance Benefit	Merger Severance Benefit	Total	Restructuring Severance Benefit	Merger Severance Benefit	Total
Beginning balance	$—	$369	$369	$—	$10,571	$10,571	$4,926	$—	$4,926
Restructuring charge	—	—	—	—	—	—	3,139	—	3,139
Merger adjustments	—	—	—	—	(1,244)	(1,244)	—	27,090	27,090
Payments	—	(369)	(369)	—	(8,958)	(8,958)	(8,065)	(16,519)	(24,584)

Ending balance	$—	$—	$—	$—	$369	$369	$—	$10,571	$10,571

        Restructuring and merger severance reserves at March 29, 2007 were recorded in the corporate operating segment. Payments relating to restructuring reserves were complete as of April 3, 2008.

NOTE 17—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value.

        The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. Quoted market prices were used to value publicly held corporate borrowings. The fair value of the Fandango investment was based on the price for which the investment was sold in the first quarter of fiscal 2008. The estimated fair value for the interest rate swap agreements was based on prevailing market data that represents the theoretical cost the company would have to pay to terminate the transactions.

        The estimated fair values of the Company's financial instruments are as follows:

	April 3, 2008		March 29, 2007
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and equivalents	$106,181	$106,181	$317,163	$317,163
Investment in Fandango	—	—	2,000	19,997
Financial liabilities:
Cash overdrafts	$55,246	$55,246	$21,101	$21,101
Corporate borrowings	1,615,672	1,502,662	1,634,265	1,698,788
Interest rate swaps	6,511	6,511	2,937	2,937

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 18—OPERATING SEGMENTS

        The Company has identified three reportable segments around differences in products and services and geographical areas. United States and Canada and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from United States and Canada. Other is identified as a separate segment due to differences in products and services offered and primarily related to on-screen advertising through NCM.

        The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before income taxes, interest expense, depreciation and amortization and adjusted for impairment of long-lived assets, preopening expense, theatre and other closure expense (income), restructuring charge, disposition of assets and other gains, equity in non-consolidated entities, investment income, other (income) expense, stock-based compensation expense, management fees, and merger, acquisition and transaction costs. The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property, intangibles and goodwill.

        The Company's segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

        Information about the Company's operations by operating segment is as follows:

Revenues (In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
U. S. and Canada theatrical exhibition	$2,310,980	$2,284,852	$1,630,529
International theatrical exhibition	193,347	176,546	43,442
Other	—	1,322	31,962
Intersegment elimination	—	(1,149)	(19,055)

Total revenues	$2,504,327	$2,461,571	$1,686,878

Segment Adjusted EBITDA (In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
U.S. and Canada theatrical exhibition	$390,145	$425,884	$270,802
International theatrical exhibition	55,685	48,075	1,471
Other(1)	(258)	(1,617)	(2,062)

Total segment Adjusted EBITDA	$445,572	$472,342	$270,211

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 18—OPERATING SEGMENTS (Continued)

        A reconciliation of earnings (loss) from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

(In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Earnings (loss) from continuing operations before income taxes	$62,845	$173,931	$(96,185)
Plus:
Interest expense	149,589	206,652	120,208
Depreciation and amortization	251,194	256,472	164,047
Impairment of long-lived assets	8,933	10,686	11,974
Preopening expense	7,130	6,569	6,607
Theatre and other closure expense (income)	(20,970)	9,011	601
Restructuring charge	—	—	3,980
Disposition of assets and other gains	(2,408)	(11,183)	(997)
Equity in non-consolidated entities	(43,019)	(233,704)	7,807
Investment loss (income)	(25,538)	(17,982)	(3,151)
Other (income) expense(2)	(745)	1,019	849
General and administrative expense—unallocated:
Management fee	5,000	5,000	2,000
Merger, acquisition and transaction costs	3,739	9,996	12,487
Other(3)	49,822	55,875	39,984

Total Segment Adjusted EBITDA	$445,572	$472,342	$270,211

Long-term Assets (In thousands)	April 3, 2008	March 29, 2007
U.S. and Canada theatrical exhibition	$4,396,156	$4,304,011
International theatrical exhibition	428,931	402,265

Total segment long-term assets	4,825,087	4,706,276
Construction in progress	21,649	29,147
Corporate	175,966	129,207
Accumulated depreciation—property	(1,227,349)	(1,037,380)
Accumulated amortization—intangible assets	(122,424)	(94,037)
Accumulated amortization—other long-term assets	(55,138)	(49,350)
Noncurrent assets held for sale	2,300	7,300

Consolidated long-term assets, net(4)	$3,620,091	$3,691,163

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 18—OPERATING SEGMENTS (Continued)

Long-term Assets, net of accumulated depreciation and amortization (In thousands)	April 3, 2008	March 29, 2007
U.S. and Canada theatrical exhibition	$3,086,819	$3,201,911
International theatrical exhibition	348,358	341,203

Total segment long-term assets(4)	3,435,177	3,543,114
Construction in progress	21,649	29,147
Corporate	160,965	111,602
Noncurrent assets held for sale	2,300	7,300

Consolidated long-term assets, net(4)	$3,620,091	$3,691,163

        The components of the reportable segments' long-term assets to long-term assets presented in the Consolidated Balance Sheet are as follows:

Consolidated Balance Sheet (In thousands)	April 3, 2008	March 29, 2007
Property, net	$1,250,406	$1,298,823
Intangible assets, net	206,674	234,176
Goodwill	2,048,865	2,056,053
Other long-term assets	111,846	94,811
Noncurrent assets held for sale	2,300	7,300

Consolidated long-term assets, net(4)	$3,620,091	$3,691,163

Additions to long-term assets, net of acquisitions (In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
U.S. and Canada theatrical exhibition	$153,592	$121,332	$90,356
International theatrical exhibition	8,007	19,205	7,571

Total segment capital expenditures	161,599	140,537	97,927
Construction in progress	(5,360)	(5,644)	13,634
Corporate	(4,563)	3,846	6,107

Total additions to long-term assets, net of acquisitions(5)	$151,676	$138,739	$117,668

        A reconciliation of the reportable segments' additions to net assets to the Consolidated Statements of Cash Flow is as follows:

Consolidated Statements of Cash Flows (In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
Cash Flows from investing activities:
Capital expenditures(5)	$151,676	$138,739	$117,668

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 18—OPERATING SEGMENTS (Continued)

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006
United States	$2,254,399	$2,232,529	$1,593,976
Canada	56,581	52,496	49,460
China (Hong Kong)	—	—	5,567
France	6,100	5,021	4,492
United Kingdom	15,964	13,176	10,465
Mexico	171,283	158,349	22,918

Total revenues	$2,504,327	$2,461,571	$1,686,878

Long-term assets (In thousands), Gross	April 3, 2008	March 29, 2007
United States	$4,520,273	$4,394,012
Canada	75,798	58,638
France	14,955	9,726
United Kingdom	11,573	14,633
Mexico	402,403	394,921

Total long-term assets(4)	$5,025,002	$4,871,930

(1)
Revenues from Other decreased due to the contribution of NCN's assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. The Company's share of advertising revenues generated by NCM are included in U.S. and Canada theatrical exhibition.

(2)
Other income, net for fiscal 2008 is comprised of net recoveries for property loss related to Hurricane Katrina and ineffectiveness on the Cinemex interest rate swap. Other income, net for fiscal 2007 and 2006 is comprised of the write off of deferred financing charges and net recoveries for property loss related to Hurricane Katrina.

(3)
Including stock-based compensation expense of $207, $10,568, and $3,433 for the periods ended April 3, 2008, March 29, 2007 and March 30, 2006.

(4)
Consolidated long-term assets are comprised of property, intangible assets, deferred income taxes, goodwill and other long-term assets. Segment long term assets are comprised of property, intangible assets and goodwill.

(5)
See Note 2—Acquisitions for additions to property, intangible assets, deferred income taxes, goodwill, and other long-term assets resulting from acquisitions.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulations S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's debts are full and unconditional and joint and several. There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. The Company and its subsidiary guarantor's investments in its consolidated subsidiaries are presented under the equity method of accounting.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,584,350	$118,725	$—	$1,703,075
Concessions	—	634,827	73,959	—	708,786
Other theatre	—	66,731	25,735	—	92,466

Total revenues	—	2,285,908	218,419	—	2,504,327
Costs and Expenses
Film exhibition costs	—	826,259	52,817	—	879,076
Concession costs	—	67,451	16,095	—	83,546
Operating expense	—	590,109	59,781	—	649,890
Rent	—	424,086	33,843	—	457,929
General and administrative:
Merger, acquisition and transaction costs	183	3,488	68	—	3,739
Management fee	—	5,000	—	—	5,000
Other	159	38,720	10,943	—	49,822
Preopening expense	—	7,130	—	—	7,130
Theatre and other closure (income)	—	(15,454)	(5,516)	—	(20,970)
Depreciation and amortization	—	219,602	31,592	—	251,194
Impairment of long-lived assets	—	8,933	—	—	8,933
Disposition of assets and other gains	—	(2,408)	—	—	(2,408)

Total costs and expenses	342	2,172,916	199,623	—	2,372,881

Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	(32,847)	(18,730)	—	51,577	—
Other income	—	(12,932)	501	—	(12,431)
Interest expense	—	—	—	—	—
Corporate borrowings	132,189	172,859	11,283	(173,892)	142,439
Capital and financing lease obligations	—	5,776	1,374	—	7,150
Equity in non-consolidated entities	(1,082)	(25,035)	(16,902)	—	(43,019)
Investment (income)	(149,147)	(46,693)	(3,590)	173,892	(25,538)

Total other expense (income)	(50,887)	75,245	(7,334)	51,577	68,601

Earnings (loss) from continuing operations before income taxes	50,545	37,747	26,130	(51,577)	62,845
Income tax provision	7,100	4,900	7,400	—	19,400

Earnings (loss) from continuing operations	43,445	32,847	18,730	(51,577)	43,445

Net earnings (loss)	$43,445	$32,847	$18,730	$(51,577)	$43,445

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended March 29, 2007:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,550,515	$109,424	$—	$1,659,939
Concessions	—	618,919	67,399	—	686,318
Other theatre	—	87,940	27,374	—	115,314

Total revenues	—	2,257,374	204,197	—	2,461,571
Costs and Expenses
Film exhibition costs	—	806,049	49,755	—	855,804
Concession cost	—	64,312	15,399	—	79,711
Operating expense	—	562,859	56,217	—	619,076
Rent	—	412,762	33,162	—	445,924
General and administrative:
Merger, acquisition and transaction costs	—	9,988	8	—	9,996
Management fee	—	5,000	—	—	5,000
Other	41	45,521	10,313	—	55,875
Preopening expense	—	4,776	1,793	—	6,569
Theatre and other closure expense	—	8,965	46	—	9,011
Depreciation and amortization	—	225,608	30,864	—	256,472
Impairment of long-lived assets	—	10,686	—	—	10,686
Disposition of assets and other gains	—	(11,183)	—	—	(11,183)

Total costs and expenses	41	2,145,343	197,557	—	2,342,941

Other expense (income)
Equity in net earnings (loss) of consolidated subsidiaries	(183,894)	8,294	—	175,600	—
Other income	—	(10,267)	—	—	(10,267)
Interest expense
Corporate borrowings	189,844	169,007	15,957	(173,741)	201,067
Capital and financing lease obligations	—	4,156	1,429	—	5,585
Equity in (earnings) losses of non-consolidated entities	(287)	(235,943)	2,526	—	(233,704)
Investment expense (income)	(153,983)	(34,310)	(3,430)	173,741	(17,982)

Total other expense (income)	(148,320)	(99,063)	16,482	175,600	(55,301)

Earnings (loss) from continuing operations before income taxes	148,279	211,094	(9,842)	(175,600)	173,931
Income tax provision	14,200	27,200	900	—	42,300

Earnings (loss) from continuing operations	134,079	183,894	(10,742)	(175,600)	131,631
Earnings from discontinued operations, net of income taxes	—	—	2,448	—	2,448

Net earnings (loss)	$134,079	$183,894	$(8,294)	$(175,600)	$134,079

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

52 Weeks ended March 30, 2006:

(in thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,111,550	$26,484	$—	$1,138,034
Concessions	—	442,604	13,424	—	456,028
Other theatre	—	88,575	4,241	—	92,816

Total revenues	—	1,642,729	44,149	—	1,686,878
Costs and Expenses:
Film exhibition costs	—	584,050	11,303	—	595,353
Concession costs	—	47,799	2,782	—	50,581
Operating expense	—	435,471	16,051	—	451,522
Rent	—	317,376	12,502	—	329,878
General and administrative:
Merger, acquisition and transaction costs	—	12,487	—	—	12,487
Management fee	—	2,000	—	—	2,000
Other	(8)	37,576	2,416	—	39,984
Preopening expense	—	5,768	839	—	6,607
Theatre and other closure expense	—	1,313	(712)	—	601
Restructuring charge	—	3,980	—	—	3,980
Depreciation and amortization	—	157,187	6,860	—	164,047
Impairment of long-lived assets	—	11,974	—	—	11,974
Disposition of assets and other gains	—	(805)	(192)	—	(997)

Total costs and expenses	(8)	1,616,176	51,849	—	1,668,017

Other expense (income)
Equity in net losses of consolidated subsidiaries	162,499	33,502	—	(196,001)	—
Other income	—	(9,818)	—	—	(9,818)
Interest expense
Corporate borrowings (including intercompany)	115,327	73,270	5,064	(77,521)	116,140
Capital and financing lease obligations	—	3,816	252	—	4,068
Equity in losses of non-consolidated entities	541	6,116	1,150	—	7,807
Investment income	(68,583)	(9,589)	(2,500)	77,521	(3,151)

Total other expense	209,784	97,297	3,966	(196,001)	115,046

Loss before income taxes	(209,776)	(70,744)	(11,666)	196,001	(96,185)
Income tax provision (benefit)	(18,900)	87,116	1,184	—	69,400

Loss from continuing operations	(190,876)	(157,860)	(12,850)	196,001	(165,585)
Loss from discontinued operations, net of income taxes	—	(4,639)	(20,652)	—	(25,291)

Net loss	$(190,876)	$(162,499)	$(33,502)	$196,001	$(190,876)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 3, 2008:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$35,312	$70,869	$—	$106,181
Receivables, net	12	26,049	20,783	—	46,844
Other current assets	—	61,488	12,678	—	74,166

Total current assets	12	122,849	104,330	—	227,191
Investment in equity of subsidiaries	(93,199)	339,524	—	(246,325)	—
Property, net	—	1,119,396	131,010	—	1,250,406
Intangible assets, net	—	183,189	23,485	—	206,674
Intercompany advances	2,720,268	(2,801,590)	81,322	—	—
Goodwill	—	1,846,252	202,613	—	2,048,865
Other long-term assets	30,474	67,775	13,597	—	111,846
Non-current assets held for sale	—	2,300	—	—	2,300

Total assets	$2,657,555	$879,695	$556,357	$(246,325)	$3,847,282

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$163,957	$13,397	$—	$177,354
Accrued expenses and other liabilities	9,820	92,461	12,315	—	114,596
Deferred revenues and income	—	122,357	12,203	—	134,560
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,047	11,206	—	20,753

Total current liabilities	16,320	381,822	49,121	—	447,263
Corporate borrowings	1,502,790	—	95,744	—	1,598,534
Capital and financing lease obligations	—	54,075	12,293	—	66,368
Deferred revenues for exhibitor services agreement	—	250,312	—	—	250,312
Other long-term liabilities	4,950	286,685	59,675	—	351,310

Total liabilities	1,524,060	972,894	216,833	—	2,713,787
Stockholder's equity (deficit)	1,133,495	(93,199)	339,524	(246,325)	1,133,495

Total liabilities and stockholder's equity	$2,657,555	$879,695	$556,357	$(246,325)	$3,847,282

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

March 29, 2007:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$287,422	$29,741	$—	$317,163
Receivables, net	3,289	36,526	25,717	—	65,532
Other current assets	—	23,310	7,092	—	30,402

Total current assets	3,289	347,258	62,550	—	413,097
Investment in equity of subsidiaries	199,721	227,960	—	(427,681)	—
Property, net	—	1,154,258	144,565	—	1,298,823
Intangible assets, net	—	208,326	25,850	—	234,176
Intercompany advances	2,685,922	(2,693,427)	7,505	—	—
Goodwill	—	1,860,198	195,855	—	2,056,053
Other long-term assets	34,060	35,980	24,771	—	94,811
Non-current assets held for sale	—	7,300	—	—	7,300

Total assets	$2,922,992	$1,147,853	$461,096	$(427,681)	$4,104,260

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$147,364	$15,322	$—	$162,686
Accrued expenses and other liabilities	13,837	111,239	12,036	—	137,112
Deferred revenues and income	—	119,704	7,630	—	127,334
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	4,972	12,799	—	24,271

Total current liabilities	20,337	383,279	47,787	—	451,403
Corporate borrowings	1,510,775	—	102,679	—	1,613,454
Capital and financing lease obligations	—	37,052	12,613	—	49,665
Deferred revenues for exhibitor services agreement	—	231,045	—	—	231,045
Other long-term liabilities	—	296,756	70,057	—	366,813

Total liabilities	1,531,112	948,132	233,136	—	2,712,380
Stockholder's equity (deficit)	1,391,880	199,721	227,960	(427,681)	1,391,880

Total liabilities and stockholder's equity	$2,922,992	$1,147,853	$461,096	$(427,681)	$4,104,260

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	AMCE parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$18,329	$169,661	$32,218	$—	$220,208

Cash flows from investing activities:
Capital expenditures	—	(143,669)	(8,007)	—	(151,676)
Construction project costs reimbursable by landlord	—	(2,138)	—	—	(2,138)
Proceeds from restricted cash	—	—	1,513	—	1,513
Proceeds from disposal of Fandango	—	17,977	—	—	17,977
Proceeds from disposal of HGCSA	—	—	28,682	—	28,682
LCE screen integration payment	—	(11,201)	—	—	(11,201)
Proceeds on disposal of long-term assets	—	175	—	—	175
Software licensing and development	—	(18,929)	(495)	—	(19,424)
Other, net	—	1,525	(4,838)	—	(3,313)

Net cash (used in) investing activities	—	(156,260)	16,855	—	(139,405)

Cash flows from financing activities:
Principal payments on Term Loan B	(8,125)	—	—	—	(8,125)
Principal payments under Mortgages and Capital and Financing lease obligation	—	(5,446)	(624)	—	(6,070)
Change in construction payables	—	13,586	—	—	13,586
Repayment of Cinemex Credit Facility	—	—	(12,100)	—	(12,100)
Dividends paid to Marquee Holdings Inc.	(293,551)	—	—	—	(293,551)
Proceeds from financing lease obligations	—	16,872	—	—	16,872
Change in intercompany advances	283,347	(290,523)	7,176	—	—

Net cash used in financing activities	(18,329)	(265,511)	(5,548)	—	(289,388)

Effect of exchange rate changes on cash and equivalents	—	—	(2,397)	—	(2,397)

Net increase (decrease) in cash and equivalents	—	(252,110)	41,128	—	(210,982)
Cash and equivalents at beginning of period	—	287,422	29,741	—	317,163

Cash and equivalents at end of period	$—	$35,312	$70,869	$—	$106,181

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended March 29, 2007:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(68,145)	$464,440	$21,456	$—	$417,751

Cash flows from investing activities:
Capital expenditures	—	(119,534)	(19,205)	—	(138,739)
Construction project costs reimbursable by landlord	—	(9,726)	—	—	(9,726)
NCM Distribution	—	285,814	—	—	285,814
Proceeds on disposal-discontinued operations	—	—	35,446	—	35,446
Proceeds from disposition of long-term assets	—	116,439	—	—	116,439
Software licensing and development	—	(4,703)	—	—	(4,703)
Other, net	4,667	(10,401)	5,172	—	(562)

Net cash provided by investing activities	4,667	257,889	21,413	—	283,969

Cash flows from financing activities:
Repurchase of senior unsecured floating rate notes due 2010	(205,000)	—	—	—	(205,000)
Repurchase of notes due 2011	(212,811)	—	—	—	(212,811)
Repurchase of notes due 2012	(175,000)	—	—	—	(175,000)
Payments on Term Loan B	(6,500)	—	—	—	(6,500)
Principal payments under mortgages and capital and financing lease obligations	—	(3,209)	(639)	—	(3,848)
Deferred financing costs	750	(3,247)	(109)	—	(2,606)
Change in construction payables	—	(7,466)	—	—	(7,466)
Borrowing under Cinemex credit facility	—	—	2,100	—	2,100
Change in intercompany advances	662,039	(617,430)	(44,609)	—	—

Net cash (used in) provided by financing activities	63,478	(631,352)	(43,257)	—	(611,131)

Effect of exchange rate changes on cash and equivalents	—	—	(3,541)	—	(3,541)

Net increase in cash and equivalents	—	90,977	(3,929)	—	87,048
Cash and equivalents at beginning of period	—	196,445	33,670	—	230,115

Cash and equivalents at end of period	$—	$287,422	$29,741	$—	$317,163

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

52 Weeks ended March 30, 2006:

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net cash (used in) provided by operating activities	$(20,567)	$83,702	$(39,481)	$—	$23,654

Cash flows from investing activities:
Capital expenditures	—	(109,647)	(8,021)	—	(117,668)
Proceeds from sale/leasebacks	—	35,010	—	—	35,010
Acquisition of Loews, net of cash acquired	—	138,672	3,840	—	142,512
Payment on disposal—discontinued operations	—	8,595	44,861	—	53,456
Proceeds from disposition of long-term assets	—	3,032	—	—	3,032
Other, net	(116)	(10,211)	3,308	—	(7,019)

Net cash (used in) provided by investing activities	(116)	65,451	43,988	—	109,323

Cash flows from financing activities:
Principal payments under mortgages and capital and finance lease obligations	—	(2,815)	(358)	—	(3,173)
Deferred financing costs	(24,895)	—	—	—	(24,895)
Change in construction payables	—	1,204	—	—	1,204
Proceeds from issuance of 11% Senior Subordinated Notes due 2016	325,000	—	—	—	325,000
Proceeds from issuance of Senior Secured Credit Facility	650,000	—	—	—	650,000
Repayment of LCE credit facility	(620,425)	—	—	—	(620,425)
Repurchase of LCE 9% Senior Subordinated Notes due 2014	(318,938)	—	—	—	(318,938)
Borrowing under Cinemex credit facility	—	—	6,000	—	6,000
Proceeds from financing lease obligations	—	6,661	—	—	6,661
Change in intercompany advances	9,941	(282)	(9,659)	—	—

Net cash provided by (used in) financing activities	20,683	4,768	(4,017)	—	21,434
Effect of exchange rate changes on cash and equivalents	—	—	4,755	—	4,755

Net increase (decrease) in cash and equivalents	—	153,921	5,245	—	159,166
Cash and equivalents at beginning of period	—	42,524	28,425	—	70,949

Cash and equivalents at end of period	$—	$196,445	$33,670	$—	$230,115

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 20—RELATED PARTY TRANSACTIONS

Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other pre-existing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings, including a Second Amended and Restated Certificate of Incorporation of Holdings, a Second Amended and Restated Stockholders Agreement, a Voting Agreement among Holdings and the pre-existing stockholders of Holdings, a Voting Agreement among Holdings and the former stockholders of LCE Holdings and an Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings. These agreements terminated on June 11, 2007, the date of the holdco merger, and were superseded by substantially identical agreements entered into by AMC Entertainment Holdings, Inc., the Sponsors and Holdings' other stockholders (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent consist of up to nine directors, two of whom are designated by JPMP, two of whom are designated by Apollo, one of whom is the Chief Executive Officer of Parent, one of whom is designated by Carlyle, one of whom is designated by Bain, one of whom is designated by Spectrum and one of whom is designated by Bain, Carlyle and Spectrum, voting together, so long as such designee was consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum have three votes on all matters placed before the Board of Directors of Holdings and AMCE and the Chief Executive Officer of Parent and the director designated by Carlyle, Bain and Spectrum voting together have one vote each. The number of directors respectively designated by the Sponsors are to be reduced upon a decrease in such Sponsors' ownership in Parent below certain thresholds.

        The Voting Agreement among Parent and the pre-existing stockholders of Holdings provided that, until the fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) would generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the former stockholders of LCE Holdings further provided that during the Blockout Period, the former LCE Holdings stockholders would generally vote their voting shares of capital stock of Parent on any matter as directed by any two of Carlyle, Bain and Spectrum, except in certain specified instances. In addition, certain actions of Parent, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively held at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE, the Governance Agreements prohibited the Sponsors and the other pre-existing stockholders of Holdings from transferring any of their interests in

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 20—RELATED PARTY TRANSACTIONS (Continued)

Parent, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Parent, including the following:

         Right of first offer.    After the Blockout Date and prior to an initial public offering, Parent and, in the event Parent did not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of Holdings, have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a Sponsor or other former continuing stockholder of Holdings was proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

         Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that resulted in a sale of all or substantially all of Parent, such Sponsors may have elected to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

         Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of Holdings proposes to transfer shares of Parent held by it, then such stockholder would have given notice to each other stockholder, who would each have had the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

         Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of Holdings have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

         Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group have the right at any time following an initial public offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

         Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 20—RELATED PARTY TRANSACTIONS (Continued)

held by stockholders of Parent for sale to the public under the Securities Act, Parent must give written notice of the proposed registration to each stockholder, who then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

         Holdback agreements.    Each stockholder agrees that it would not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provided for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, and such time as the sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provided for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3,500,000 for fees payable by Holdings in any single fiscal year in order to maintain AMCE's and its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by AMC Entertainment Holdings, Inc., Holdings, AMCE, the Sponsors and Holdings' other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.776%); Apollo (20.776%); Bain Capital Partners (15.084%); The Carlyle Group (15.084%); Spectrum Equity Investors (9.76%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.898%); Co-Investment Partners, L.P. (3.898%); Caisse de Depot et Placement du Quebec (3.118%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.728%); SSB Capital Partners (Master Fund) I, L.P. (1.949%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.559%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 20—RELATED PARTY TRANSACTIONS (Continued)

Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.779%); Screen Investors 2004, LLC (0.152%); and members of management (0.439%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors have the ability to control the Company's affairs and policies and the election of directors and appointment of management.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, the Company paid Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, has paid him a lump sum payment of $1,575,000, and provided outplacement assistance and automobile benefits through December 31, 2006 and granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. In June 2007, Parent assumed the options, and the option is subject to other terms and conditions substantially similar to the terms of Parent options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Parent or AMCE if provided for by the Compensation Committee. In addition, in order to facilitate integration following the Mergers, the Company entered into an agreement with Mr. Reid, whereby Mr. Reid provided certain transitional consulting services to the Company and reported to Mr. Peter C. Brown, the Company's Chief Executive Officer. Pursuant to the continuing service agreement, the Company paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for the final five months. The continuing services agreement terminated in February 2007 and the final severance payment to Mr. Reid was made during fiscal 2008.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006 AMCE sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 3, 2008, March 29, 2007 and March 30, 2006

NOTE 20—RELATED PARTY TRANSACTIONS (Continued)

AMCE Dividends to Holdings

        On April 3, 2008 the AMCE declared and made distributions to Holdings in the amount of $21,830,000 which has been recorded by AMCE as a reduction to Additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008 including payment of interest on the Holdings Discount Notes due 2014 of $14,447,700. In connection with the holdco merger, AMCE paid a dividend to Holdings of $275,000,000 which has been recorded by AMCE as a reduction to Additional paid-in capital.

NOTE 21—SUBSEQUENT EVENTS

        On May 2, 2008, the Company's Board of Directors approved revisions to the Company's Post-Retirement Medical and Life Insurance Plan effective as of January 1, 2009. As a result of these revisions and restating this plan to implement the changes, the Company expects to recognize a curtailment gain during fiscal 2009.

        Effective as of May 14, 2008, NCM issued additional common membership units to Regal pursuant to the Common Unit Adjustment Agreement which resulted in a decrease to the Company's interest in NCM from 19.1% to 18.5%.

 Report of Independent Registered Public Accounting Firm

To the Stockholders of
Loews Cineplex Entertainment Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the "Successor Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 7, 2006

 Report of Independent Registered Public Accounting Firm

To the Stockholders of
Loews Cineplex Entertainment Corporation:

        In our opinion, the accompanying combined consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Loews Cineplex Entertainment Corporation and its subsidiaries and Grupo Cinemex, S.A. de C.V. and its subsidiaries (collectively, the "Predecessor Company") for the seven months ended July 31, 2004 and the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 15, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	December 31, 2004	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,015	$145,324
Accounts and other receivables	34,284	43,159
Prepaid rent	9,924	10,052
Inventories	3,981	3,887
Prepaid expenses and other current assets	11,316	12,058

TOTAL CURRENT ASSETS	130,520	214,480
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	732,156	658,744
OTHER ASSETS
Investments in and advances to partnerships	115,577	48,697
Goodwill	550,536	549,470
Other intangible assets, net	164,483	148,237
Assets held for sale	2,408	36,822
Deferred charges and other assets	56,278	56,690

TOTAL ASSETS	$1,751,958	$1,713,140

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$133,800	$134,028
Deferred revenue	33,538	36,105
Current maturities of long-term debt	6,401	6,412
Current portion of capital lease and financing lease obligations	1,044	1,130

TOTAL CURRENT LIABILITIES	174,783	177,675
LONG-TERM DEBT	1,031,506	1,037,852
LONG-TERM CAPITAL LEASE AND FINANCING LEASE OBLIGATIONS	26,989	28,221
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	12,125	14,385
OTHER LIABILITIES	101,165	90,168

TOTAL LIABILITIES	1,346,568	1,348,301

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock voting ($0.01 par value, 3,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2004 and 2005)	—	—
Additional paid-in capital	421,671	422,774
Accumulated other comprehensive income	6,577	9,895
Retained deficit	(22,858)	(67,830)

TOTAL STOCKHOLDERS' EQUITY	405,390	364,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,751,958	$1,713,140

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
REVENUES
Box office	$628,643	$384,814	$237,545	$580,978
Concession	253,406	156,646	94,884	244,625
Other	46,189	25,820	23,609	49,113

Total operating revenues	928,238	567,280	356,038	874,716
EXPENSES
Theatre operations and other expenses	681,493	404,674	264,608	649,290
Cost of concessions	35,460	23,365	13,948	36,648
General and administrative	60,099	43,334	20,934	53,771
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834

Total operating expenses	853,484	517,262	346,691	854,606

INCOME FROM OPERATIONS	74,754	50,018	9,347	20,110
Interest expense, net	35,262	16,663	36,005	80,668
Loss on early extinguishment of debt	—	6,856	882	—
Equity (income)/loss in long-term investments	1,485	(933)	(1,438)	(23,134)

INCOME/(LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	38,007	27,432	(26,102)	(37,424)
Income tax expense/(benefit)	15,339	12,886	(3,244)	7,548

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS	22,668	14,546	(22,858)	(44,972)
Discontinued operations, net of tax of $26,592 and $4,720, respectively	56,183	7,417	—	—

NET INCOME/(LOSS)	$78,851	$21,963	$(22,858)	$(44,972)

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Accumulated Other Comprehensive Loss	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Predecessor Company
Balance as of December 31, 2002	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(22,643)	$539,693	$30,202	$606,341
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,391	—	—	1,391
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(2,396)	—	—	(2,396)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(1,279)	—	—	(1,279)
Net income for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	—	78,851	78,851

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	76,567
Purchase of additional 1% interest in Loeks-Star Theatres	—	—	—	—	—	—	—	—	—	476	—	476

Balance as of December 31, 2003	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(24,927)	$540,169	$109,053	$683,384
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(9,949)	—	—	(9,949)
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(257)	—	—	(257)
Net income for the seven months ended July 31, 2004	—	—	—	—	—	—	—	—	—	—	21,963	21,963

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	11,757
Sale of Canada and Germany to former investors	—	—	—	—	—	—	—	—	(7,288)	172,057	—	164,769

Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(42,421)	$712,226	$131,016	$859,910

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Common Stock	Amount	Accumulated Other Comprehensive Income/(Loss)	Additional Paid-In Capital	Retained Earnings/ (Deficit)	Total Stockholders' Equity
Successor Company
Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	—	$—	$(42,421)	$712,226	$131,016	$859,910
Merger with Loews Acquisition Corp.:
Cancellation of Loews Cineplex Entertainment common stock	—	—	—	—	(48,000)	—	(70,295)	(1)	—	—	1,280	(570,136)	(127,056)	(695,913)
Reissuance of Loews Cineplex Entertainment common stock	—	—	—	—	—	—	—	—	1,000	—	—	421,671	—	421,671
Impact of acquisition of Grupo Cinemex	(3,165,555)	(58,064)	(209,773)	(1,024)	—	—	—	—	—	—	41,141	(142,090)	(3,960)	(163,997)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	3,705	—	—	3,705
Unrealized income on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	2,872	—	—	2,872
Net loss for the five months ended December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	—	(22,858)	(22,858)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,281)

Balance as of December 31, 2004	—	$—	—	$—	—	$—	—	$—	1,000	$—	$6,577	$421,671	$(22,858)	$405,390
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	7,739	—	—	7,739
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	(3,776)	—	—	(3,776)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	—	(1,474)	—	—	(1,474)
Unrealized gain on marketable equity securities	—	—	—	—	—	—	—	—	—	—	829	—	—	829
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	—	(44,972)	(44,972)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(41,654)
Capital contribution from LCE Holdings, Inc.	—	—	—	—	—	—	—	—	—	—	—	1,103	—	1,103

Balance as of December 31, 2005	—	$—	—	$—	—	$—	—	$—	1,000	$—	$9,895	$422,774	$(67,830)	$364,839

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
OPERATING ACTIVITIES
Net income/(loss)	$78,851	$21,963	$(22,858)	$(44,972)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gain from discontinued operations	(56,183)	(7,417)	—	—
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834
Loss on early extinguishment of debt	—	6,856	882	—
Amortization of debt issuance costs	1,908	1,862	7,916	4,461
Equity (income)/loss from long-term investments	1,485	(933)	(1,438)	(23,134)
Deferred income taxes	10,027	7,503	381	4,199
Reorganization costs paid during the period	(3,210)	(522)	(352)	—
Restructuring costs paid during the period	(3,065)	(13)	(17)	—
Change in restricted cash	11,630	—	—	—
Dividends paid to redeemable preferred stockholders	(11,630)	—	—	—
Dividend received from Megabox Cineplex partnership	—	—	—	13,426
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,156)	(1,621)	(1,640)	(8,875)
(Decrease)/increase in accounts payable and accrued expenses	(6,131)	8,724	5,425	(450)
Changes in other operating assets and liabilities, net	(2,999)	(7,065)	2,597	7,889

Net Cash Provided by Operating Activities	88,959	75,226	38,097	67,441

INVESTING ACTIVITIES
Payment of purchase price to former shareholders	—	—	(1,305,861)	—
Proceeds from sale of Cineplex Odeon Canada	—	205,861	—	—
Proceeds from sale of Megabox Cineplex partnership	—	—	—	78,362
Proceeds from sale of assets	13,738	7,449	2,350	1,438
Investment in/advances to partnerships, net	(4,069)	(2,370)	—	—
Investment in marketable equity securities	—	—	—	(1,225)
Payments made related to preacquisition contingencies	—	—	(3,161)	(1,905)
Payment of purchase price for Magic Johnson Theatres	—	—	—	(3,731)
Capital expenditures	(40,895)	(36,638)	(17,205)	(67,326)

Net Cash Provided by/(Used in) Investing Activities	(31,226)	174,302	(1,323,877)	5,613

FINANCING ACTIVITIES
Equity contributions	476	—	421,671	—
Capital contribution from LCE Holdings, Inc.	—	—	—	1,103
Return of capital from Cineplex Galaxy	163,462	—	—	—
Proceeds from revolving credit facility	15,000	—	7,250	—
Repayments of revolving credit facilities	(15,000)	—	(7,250)	—
Proceeds from U.S. Term B Facility	—	—	630,000	—
Repayments of U.S. Term B facility	—	—	(1,575)	(8,000)
Proceeds from issuance of senior subordinated notes	—	—	315,000	—
Proceeds from Grupo Cinemex Term Loan	—	—	90,000	10,000
Repayments under Grupo Cinemex Credit Facilities	—	—	(87,682)	—
Repayments on Term Loan Agreement	(118,868)	(214,979)	(92,335)	—
Repayments under Priority Secured Credit Agreement	(3,688)	(2,400)	(28,650)	—
Repayment of Loeks-Star Theatres revolving credit line	(50,778)	—	—	—
Payment of Transaction related expenses	—	—	(17,365)	—
Debt issuance costs	(1,757)	—	(41,556)	(975)
Repayment of mortgage and capital leases	(961)	(605)	(448)	(1,165)

Net Cash Provided by/(Used in) Financing Activities	(12,114)	(217,984)	1,187,060	963

Effect of exchange rate changes on cash and cash equivalents	(1,837)	(544)	(690)	292
Increase/(decrease) in cash and cash equivalents	43,782	31,000	(99,410)	74,309
Cash and cash equivalents at beginning of period	95,643	139,425	170,425	71,015

Cash and cash equivalents at end of period	$139,425	$170,425	$71,015	$145,324

Supplemental cash flow information:
Income taxes paid	$12,235	$12,277	$5,765	$8,910
Interest paid	$34,189	$17,600	$11,947	$74,080
New capital lease and financing lease obligations	$—	$—	$6,748	$2,351
Assets capitalized under EITF 97-10	$1,450	$5,268	$21,366	$7,966
Sale/leaseback of assets capitalized under EITF 97-10	$—	$—	$—	$21,366

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS

        Loews Cineplex Entertainment Corporation ("LCE" or the "Company") is a major film exhibition company with operations and/or investments in the United States, Mexico and Spain. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. The Company's significant partnership operates theatres under the Yelmo Cineplex name. As of December 31, 2005, the Company owns, or has an interest in, and operates 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in the Company's screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex de Espana, S.L. ("Yelmo Cineplex"), in which the Company holds a 50% partnership interest. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

        On July 30, 2004, LCE Holdings, Inc. ("Holdings"), a company formed by Bain Capital Partners, LLC ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively, the Company's "Sponsors"), acquired 100% of the capital stock of the Company and, indirectly, Grupo Cinemex S.A. de C.V. ("Grupo Cinemex") for an aggregate purchase price of approximately $1.5 billion (the "Acquisition") pursuant to an agreement between LCE Holdings, Inc. and the Company's former investors, Onex Corporation ("Onex") and OCM Cinema Holdings, LLC ("OCM Cinema") (see Note 3).

        On June 20, 2005, LCE's parent company, Holdings, entered into a definitive merger agreement with Marquee Holdings Inc. ("Marquee"), the holding company of AMC Entertainment Inc. ("AMC"), one of the world's leading film exhibition companies. On January 26, 2006, AMC completed its merger with the Company. In accordance with the terms of the merger agreement governing the transaction, the Company has been merged into AMC, with AMC continuing as the surviving corporation. LCE's parent company, Holdings, has similarly been merged into Marquee, the holding company of AMC, with Marquee continuing as the holding company of the merged businesses.

        Upon consummation of the merger, the Company's Sponsors and a member of the Company's management received approximately 40% of the outstanding common stock of Marquee, the surviving holding company, in exchange for their equity in Holdings. The shareholders of Marquee, the surviving holding company, entered into a stockholders agreement that provided for the governance of Marquee. The previous owners of Marquee are entitled to appoint five directors with a majority of the votes of the board of directors. The previous owners of Holdings are entitled to appoint four directors. The terms of the stockholders agreement also require the consent of a specified majority of the stockholders in order to approve many types of transactions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation/Combination

        The combined consolidated financial statements include the accounts of LCE and its consolidated subsidiaries, and, for the period from June 20, 2002 through July 31, 2004, Grupo Cinemex and its consolidated subsidiaries, on a combined basis, as LCE and Grupo Cinemex were entities under common control. As a result of the Acquisition the consolidated financial statements include the accounts of Grupo Cinemex on a consolidated basis from August 1, 2004. Majority-owned companies are consolidated and, except where consolidation is required in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Entities, an interpretation of ARB 51 (revised December 2003)" (see Note 3), 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

        The date of the Acquisition was July 30, 2004, but for accounting purposes and to coincide with its normal financial closing, the Company has utilized July 31, 2004 as the effective date of the Acquisition. As a result, the Company has reported operating results for all periods presented prior to July 31, 2004 as Predecessor Company and the period from August 1, 2004 through December 31, 2004 and the year ended December 31, 2005 as Successor Company due to the resulting change in the basis of accounting (see Note 3).

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues, Film Rental and Advertising Costs

        Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenues from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

        Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settled with the distributors.

        The cost of advertising and marketing programs are charged to operations in the period incurred. Total advertising expenses were $22.0 million, $11.2 million, $8.8 million and $18.1 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

Cash and Cash Equivalents

        The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

        Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Charges and Other Assets

        Deferred charges and other assets consist principally of deferred debt issuance costs, prepaid property taxes, deferred income taxes, prepaid rent and security deposits. The deferred debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the respective debt and recorded as a component of interest expense.

Long-term Investments in/Advances to Partnerships

        Except where consolidation is required in accordance with FIN 46(R) investments in partnerships are recorded under the equity method of accounting. Under the equity method, the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partnerships represent advances to the respective partnerships in which the Company has an interest for working capital and other capital requirements.

Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at carrying value, which approximates fair value. Variable rate long-term debt principally consists of obligations which carry floating interest rates and which approximate current market rates. The Company's senior subordinated notes carry a fixed rate of 9%. As of December 31, 2004 and 2005 the face amount of the senior subordinated notes was $315 million and the fair market value was $341.0 million and $318.9 million, respectively.

Derivatives

        From time to time, the Company utilizes derivative financial instruments to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", the interest rate swaps held by the Company (see Note 11) have been designated as cash flow hedges and qualify for hedge accounting. Under hedge accounting, changes in the fair value of the interest rate swaps are reported as a component of Accumulated other comprehensive income/(loss) in the Company's consolidated balance sheet.

Property, Equipment and Leaseholds

        Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. Costs include major expenditures for new build theatres, renovations, expansions, improvements and replacements that extend useful lives or increase capacity and interest costs

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

associated with significant capital additions. Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings(a)	30-40 years
Equipment	5-10 years
Leasehold Improvements	The shorter of the initial fixed term of the lease and useful life of the related asset

    (a)
    For owned buildings constructed on leased property the useful life does not exceed the fixed term of the land lease.

Capitalized Software Costs

        The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occur only after the preliminary project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. The capitalized costs are amortized on a straight-line basis over the three year estimated useful life of the software.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangible assets primarily represent management agreements, non-compete agreements, screen advertising contracts, tradenames and beneficial leases. The following criteria are considered in determining the recognition of intangible assets: (1) the intangible asset arises from contractual or other rights, or (2) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. Intangible assets with finite lives are amortized over their respective useful lives.

        Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31 and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company determines the fair value of each reporting unit using discounted cash flow analysis and compares such values to the respective reporting unit's carrying amount. While the Company believes its estimates of future cash flows and discount rates are reasonable, different assumptions regarding such cash flows and discount rates could materially affect the evaluation.

Long-Lived Assets

        The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) the Company's estimate of fair value is based on discounted future cash flows. While the Company

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Income Taxes

        Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

Foreign Currency Translation

        The Company's foreign entities utilize the local currency as their functional currency. Accordingly, the Company's foreign entities' financial statements have been translated from their respective functional currencies into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting period for revenues and expenses. The effects of translating foreign currency financial statements into U.S. dollars are included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

        For the period that Grupo Cinemex has been combined and consolidated, Mexico was not considered a highly or hyper inflationary economy. If Mexico becomes a highly or hyper inflationary economy, the Company may need to record translation gains and losses in its income statement.

Leases

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from five to 40 years, with certain leases containing options to extend the leases, generally in intervals of five to ten years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases, on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        During 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to the current and prior periods presented.

        Commencing in 2005, the Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

Financing Lease Obligations

        The Company considers the provisions of EITF No. 97-10, "The Effect of Lessee Involvement in Asset Construction" ("EITF 97-10"), when it is involved in the construction of an asset that will be leased when the construction is completed, to determine if it is, pursuant to EITF 97-10, the owner of such assets during the construction period. If the Company is considered the owner, the Company capitalizes the costs of the property with which the Company is involved during the construction period. A corresponding financing lease obligation is recorded in other long-term liabilities. Once construction is completed, the Company considers the requirements of SFAS No. 98, "Accounting for Leases", for sale/leaseback treatment, and, if the arrangement meets the requirements for sale treatment, the asset and obligation are removed. If the Company fails to meet the requirements for sale treatment, the liability is reclassified to capital lease and financing lease obligations on the Company's consolidated balance sheet. The asset and financing lease obligation are amortized over the initial fixed lease term.

Stock Based Compensation

        As permitted under SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock options were issued or outstanding prior to November 2004. No stock-based compensation expense was recorded in the five months ended December 31, 2004 or the year ended December 31, 2005, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For purposes of the disclosure below, compensation costs for the stock based compensation plans have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

	2004	2005
Expected life (years)	7.0	7.0
Expected volatility	37.0%	39.0%
Expected dividend yield	—	—
Risk free interest rate	3.92%	3.80%-4.39%

        If the fair value method had been applied to stock option grants, the Company's net loss for the five months ended December 31, 2004 and the year ended December 31, 2005 would have changed as follows:

	2004	2005
Net loss
As reported	$(22,858)	$(44,972)
Deduct: total stock-based compensation expense determined under fair value method	(6)	(939)

Pro forma	$(22,864)	$(45,911)

Reclassification

        Certain prior period amounts in these financial statements have been reclassified to conform to current year presentation.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment", which replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and supercedes Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        In April 2005, the SEC delayed the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The adoption of FASB 123(R) will not have a material impact on the results of operations or financial position of the Company, as all outstanding stock options were cancelled in connection with the AMC merger.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 is an interpretation of SFAS 143, "Asset Retirement Obligations", which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 have been adopted by the Company and did not have a material impact on the results of operations or financial position of the Company.

        In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" ("SFAS 154"), a replacement of APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is not expected to have a material impact on the results of operations or financial position of the Company.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, companies will no longer be able to capitalize rental costs during the construction period and will be required to expense these costs as incurred. This FSP is effective for the first reporting period beginning after December 15, 2005. The provisions of FSP 13-1 are consistent with the Company's accounting policies.

NOTE 3—ACQUISITIONS

Acquisition of the Company

        On June 18, 2004, the Company's former stockholders, including Onex and OCM Cinema, entered into a Stock Purchase Agreement with Holdings, a company controlled by investment funds affiliated with the Company's Sponsors, pursuant to which LCE Holdings, Inc. agreed to acquire 100% of the capital stock of LCE and, indirectly, 100% of the capital stock of Grupo Cinemex for an aggregate purchase price of approximately $1.5 billion. On July 30, 2004, LCE Holdings, Inc. completed the Acquisition.

        Prior to the Acquisition, the Company also had operations in Canada and Germany. As a condition to, and immediately prior to, the closing of the Acquisition, the Company sold 100% of the shares of capital stock of Cineplex Odeon Corporation ("COC"), its Canadian subsidiary, and its interest in Neue Filmpalast GmbH & Co. KG, a German partnership, to affiliates of Onex and OCM Cinema for a cash purchase price of $205.9 million (see Note 4). The proceeds from this sale were utilized by the Company to repay debt outstanding under its old credit facilities.

        The aggregate purchase price of approximately $1.5 billion includes assumed debt facilities and was financed with new borrowings by the Company, including a new senior secured credit facility

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—ACQUISITIONS (Continued)

($630.0 million), the issuance of senior subordinated notes ($315.0 million), a borrowing under a new revolving credit facility ($2.0 million), cash equity investments by the new investor group ($421.7 million) and cash from LCE's operations ($112.0 million). A portion of these proceeds was used to pay fees related to the closing of the Acquisition. Concurrent with the Acquisition, the Successor Company's remaining term loan ($92.3 million) and the priority secured credit facility ($28.7 million) were repaid.

        The purchase price under the Stock Purchase Agreement was fixed and there were no adjustments that would result in a change in the overall purchase price.

        The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Under purchase accounting, the acquisition consideration was allocated to the Company's assets and liabilities based upon their relative fair values. The consideration remaining was allocated to identifiable intangibles with a finite life and is being amortized over that life, as well as to goodwill and identifiable intangibles with infinite lives, which will be evaluated, at least, on an annual basis to determine impairment and adjusted accordingly. The final allocation of the acquisition consideration was based on management's analysis with the assistance of a valuation completed during the fourth quarter of 2004.

        The following is a summary of the opening balance sheet of the Successor Company:

	Balances at July 31, 2004
Cash and cash equivalents	$58,632
Other current assets	53,064
Property and equipment	739,776
Goodwill	545,135
Intangible assets	168,739
Other non-current assets	166,962
Current liabilities	158,664
Long-term debt	1,032,821
Other long-term liabilities	119,152

Net assets	$421,671	(a)

    (a)
    Reflects the net assets of the Successor Company of $421.7 million (purchase price of $1,480.8 million less the new debt issued as part of the Transactions ($947.2 million) and cash on hand utilized to pay various fees and expenses ($111.9 million)).

        The Company incurred a total of $59.2 million of fees and expenses as a result of the Acquisition. These fees and expenses were primarily comprised of accounting, legal and professional fees, financial advisory and investment banking fees and fees paid to other service providers including $20.0 million paid to related parties (see Note 15). Of the $59.2 million of fees and expenses incurred $41.6 million was related to debt issuance costs and was capitalized and $17.6 million was Acquisition related costs of which $16.9 million was capitalized as part of the purchase price and $700 was expensed.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—ACQUISITIONS (Continued)

        The amount recorded for goodwill is not subject to amortization, is reported at the reporting unit level and is not deductible for tax purposes. Refer to Note 8 for additional information regarding the goodwill and intangibles recorded.

Pro Forma Information

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the Acquisition of the Company as if it took place at the beginning of each period presented below. Such information is presented for comparative purposes only and is not intended to represent what the Company's results of operations would actually have been had these transactions occurred at the beginning of each period presented.

	Pro forma for the Year ended December 31, 2003	Pro forma for the Year ended December 31, 2004
	(unaudited)	(unaudited)
Total operating revenues	$928,238	$923,318
Income from operations	$54,620	$47,620
Net loss	$(7,511)	$(19,781)

Acquisition of additional interest in Magic Johnson Theatres

        In August of 2005, the Company acquired an additional 49.99% interest in Magic Johnson Theatres ("MJT") from its partner in the MJT partnership, Johnson Development Corporation, for total consideration of $3.7 million, including professional fees paid by the Company and, on the same day, the partnership was converted from a general partnership to a limited partnership. Johnson Development Corporation retained a .01% interest in the limited partnership. The Company had previously consolidated the operating results and financial position of the MJT partnership as a result of the Company's adoption of FIN 46(R), therefore, this transaction has not had any significant effect on the results of operations or financial position of the Company. The $3.7 million purchase price has been allocated to goodwill, as all MJT assets were stated at fair value as estimated by management. The amount recorded for Goodwill is not subject to amortization and is not deductible for tax purposes.

NOTE 4—DISCONTINUED OPERATIONS

        In January 2004, Company management committed to a plan to sell COC, the Company's wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, the Company has reported COC's results of operations for the year ended December 31, 2003 and the seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $198.5 million and $159.7 million and income before taxes of $74.5 million and $12.1 million for the year ended December 31, 2003 and the seven months ended July 31, 2004, respectively. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables consists of:

	December 31, 2004	December 31, 2005
Trade receivables	$16,114	$20,131
Taxes receivable	15,903	18,120
Other	2,267	4,908

Total accounts and other receivables	$34,284	$43,159

        No single customer accounts for more than 10% of total trade receivables or total revenues as of and for all periods presented.

NOTE 6—PROPERTY, EQUIPMENT AND LEASEHOLDS

        Property, equipment and leaseholds consists of:

	December 31, 2004	December 31, 2005
Land	$31,754	$26,861
Buildings and leasehold improvements	520,394	539,185
Equipment	178,438	206,649
Software	988	1,230
Construction in progress	41,442	19,991

Total property, equipment and leaseholds	773,016	793,916
Less: accumulated depreciation and amortization	40,860	135,172

	$732,156	$658,744

        Depreciation expense was $77.2 million, $45.0 million, $39.7 million and $103.0 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively. Amortization expense for capitalized software costs was $404, $257, $207 and $474 for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

        The cost of property and equipment under capital lease and financing lease obligations is classified as buildings and leasehold improvements and amounted to $21.3 million and $24.0 million as of December 31, 2004 and December 31, 2005, respectively, with accumulated depreciation of $401 and $1.5 million as of December 31, 2004 and 2005, respectively.

        Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 was $42, $107, $137 and $196, respectively.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed-upon amount to be reimbursed from the developer. EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction", requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—PROPERTY, EQUIPMENT AND LEASEHOLDS (Continued)

period. As a result, the Company has recorded $21.4 million and $8.0 million of construction project costs and corresponding obligations on its combined consolidated balance sheet related to these types of projects as of December 31, 2004 and 2005, respectively.

        The Company has recognized a provision for impairment of $1.8 million and $2.2 million for the seven months ended July 31, 2004 and for the year ended December 31, 2005, respectively, related to certain theatre leasehold improvements and equipment. These charges are included in Depreciation and amortization line in the combined consolidated statement of operations. There were no such charges recognized for the year ended December 31, 2003 and the five months ended December 31, 2004.

NOTE 7—ASSETS HELD FOR SALE

        On December 2, 2004, the Company entered into an agreement to sell one of its theatre properties located in Arizona. As a result of this transaction, the Company has classified $2.4 million on its December 31, 2004 and 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On August 31, 2005, the Company entered into an agreement to sell a theatre property located in New Jersey. As a result of this transaction, the Company has classified $5.0 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On December 21, 2005, in connection with the pending AMC merger, (see Note 1) LCE's parent company, Holdings, and Marquee, the parent company of AMC, entered into final judgments with the Antitrust Division of the United States Department of Justice, the States of California, Illinois, Massachusetts, New York and Washington and the District of Columbia, pursuant to which the combined companies will sell 10 theatres. As a result of this settlement the Company is required to sell five of its theatres and has classified $29.4 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflects the net book value of the theatre properties to be sold. The Company has determined that there was no impairment write-down deemed necessary for these properties as proceeds of the sales are expected to be in excess of their carrying values.

        The sales of these assets are expected to close during 2006 and the Company does not expect to record a loss on these sales. Additionally, the results associated with the theatres held for sale are not material to the company as a whole and accordingly have not been presented as discontinued operations within the combined consolidated statement of operations.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill and other intangibles for the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are as follows:

Seven Months Ended July 31, 2004 (Predecessor)

	Balance Dec. 31, 2003	Foreign Exchange	Other		Amortization	Balance July 31, 2004	Useful Life
Goodwill	$200,043	$(1,238)	$(6,184	)(a)	$—	$192,621	Indefinite
Tradenames	98,299	(214)	—		—	98,085	Indefinite
Non-compete agreements	5,361	(116)	—		(850)	4,395	5 years
Screen advertising contracts	3,182	(78)	—		(708)	2,396	4 years
Management contracts	7,667	—	—		(196)	7,471	20-29 years

	$314,552	$(1,646)	$(6,184)		$(1,754)	$304,968

(a)
Realization of deferred tax assets causing the release of valuation allowance to goodwill.

Five Months Ended December 31, 2004 (Successor)

	Balance July 31, 2004(a)	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2004		Useful Life
Goodwill	$545,135	$2,304	$3,097	(b)	$—	$550,536	(c)	Indefinite
Tradenames	94,153	203	—		—	94,356		Indefinite
Non-compete agreements	4,395	176	—		(1,079)	3,492		2 years
Screen advertising contracts	27,425	93	—		(3,491)	24,027		3 to 5 years
Beneficial lease rights	34,068	—	—		—	34,068		1 to 19 years
Management contracts	8,700	—	—		(160)	8,540		18 to 26 years

	$713,876	$2,776	$3,097		$(4,730)	$715,019

(a)
Revaluation of the Company's goodwill and other intangible assets as of July 31, 2004 performed as a result of the Acquisition (see Note 3).

(b)
Change in deferred tax assets causing an increase in the valuation allowance and goodwill.

(c)
At December 31, 2004, goodwill by segment and reporting unit is as follows: U.S.—$465.1 million and International—$85.4 million

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Year Ended December 31, 2005 (Successor)

	Balance Dec. 31, 2004	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2005		Useful Life
Goodwill	$550,536	$4,176	$(5,242	)(a)	$—	$549,470	(c)	Indefinite
Tradenames	94,356	434	—		—	94,790		Indefinite
Non-compete agreements	3,492	66	—		(1,151)	2,407		2 years
Screen advertising contracts	24,027	111	—		(8,407)	15,731		3 to 5 years
Beneficial lease rights	34,068	—	(653	)(b)	(6,263)	27,152		1 to 19 years
Management contracts	8,540	—	—		(383)	8,157		18 to 26 years

	$715,019	$4,787	$(5,895)		$(16,204)	$697,707

(a)
Additional goodwill associated with the purchase of MJT ($3.7 million) (see Note 3) offset by a change in deferred tax assets and resulting decrease in the valuation allowance ($4.5 million) and adjustments in tax reserves for ongoing audits related to periods prior to the merger ($4.3 million).

(b)
Decrease associated with closed theatres written off to gain/loss on asset disposition.

(c)
At December 31, 2005, goodwill by segment and reporting unit is as follows: U.S.—$459.9 million and International—$89.6 million

        Accumulated amortization was $4.7 million and $20.9 million at December 31, 2004 and 2005, respectively. The estimated aggregate amortization expense for the next five years is as follows: $13.0 million in 2006; $11.2 million in 2007; $5.1 million in 2008; $3.0 million in 2009 and $3.0 million in 2010.

NOTE 9—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

        The Company's domestic long-term investments consist of a 50% interest in certain U.S. partnerships, which together operate three theatres with 31 screens and are accounted for using the equity method.

        The Company's international long-term investments consist of a 50% interest in Yelmo Cineplex, which operates 27 theatres with 311 screens at December 31, 2005. As of December 31, 2004, long-term investments also included a 50% interest in Megabox Cineplex, Inc. ("Megabox"), which operated seven theatres with 66 screens. The Company has accounted for these investments following the equity method of accounting.

        On December 28, 2005, the Company sold its 50% interest in Megabox to Finventures (UK) Limited ("Finventures"), and Mediaplex, Inc. ("Mediaplex"), the Company's joint venture partner in Megabox, for proceeds of $78.4 million. The Company recognized a gain on asset disposition of $18.8 million in connection with the sale. The gain is reported as a component of Equity (income)/loss in long-term investments. As a result of this transaction the financial information reported below includes the results of operations for Megabox through the date of sale but does not include the financial position of Megabox as of December 31, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

        On June 5, 2003, the Company (through its subsidiary Onex Kinos GmbH) acquired a 50% interest in Neue Filmpalast GmbH & Co. KG ("Neue Filmpalast"), a German partnership formed to hold 30 theatres with 192 screens acquired from UFA Theatre GmbH & Co. KG. During 2004, the Company and its partner in the venture each funded approximately $1.6 million to Neue Filmpalast. The Company accounted for this investment following the equity method of accounting. Substantially all of the Company's investment in Neue Filmpalast was offset by its pro rata share of the operating losses of that entity. On July 30, 2004, as a condition to the closing of the Acquisition, the Company sold its interest in Neue Filmpalast to affiliates of Onex and OCM Cinema for nominal consideration.

        The Company's carrying value of its investment in Yelmo Cineplex was $39.4 million and $37.7 million and its investment in Megabox Cineplex was $64.4 million and nil at December 31, 2004 and 2005, respectively.

        The Company's carrying value of its investment in its U.S. partnerships was $11.8 million and $11.0 million as of December 31, 2004 and 2005, respectively.

        The difference between the Company's carrying value of its long-term investments and advances to partnerships of $115.6 million and $48.7 million as of December 31, 2004 and 2005, respectively, and the proportional underlying net equity of those partnerships of $78.1 million and $46.8 million as of December 31, 2004 and 2005, respectively, is accounted for as goodwill.

        Undistributed earnings of the Company's partnership investments accounted for under the equity method of $2.3 million are included in retained earnings on the Company's consolidated balance sheet as of December 31, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

        The following table presents condensed financial information for the Company's partnerships on a combined basis, excluding Megabox balance sheet information as of December 31, 2005 as it was sold on December 28, 2005:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005
Box office	$158,649	$114,211	$64,928	$153,229
Concession/other	67,256	45,601	27,871	65,482

Total revenues	225,905	159,812	92,799	218,711
Total operating costs	187,378	131,181	72,416	170,426
General and administrative costs	9,514	7,511	4,147	7,999
(Gain)/loss on sale/disposal of theatres	—	(813)	72	—
Depreciation and amortization	25,048	14,366	10,943	23,665

Income from operations	$3,965	$7,567	$5,221	$16,621

Net income/(loss)	$(2,970)	$1,866	$2,875	$8,746

Company's share of income/(loss)	$(1,485)	$933	$1,438	$4,373	(a)

Current assets	$34,418	N/A	$26,795	$9,459
Non-current assets	$241,946	N/A	$242,432	$157,485
Current liabilities	$74,080	N/A	$72,647	$50,833
Non-current liabilities	$70,893	N/A	$54,128	$34,928

    (a)
    Excludes gain on sale of Megabox of $18.8 million.

NOTE 10—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of:

	December 31, 2004	December 31, 2005
Accounts payable—trade	$58,730	$51,430
Accrued occupancy	21,817	19,423
Accrued interest	16,321	18,472
Other accrued expenses	36,932	44,703

	$133,800	$134,028

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS

        Long-term debt and other obligations consist of:

	December 31, 2004	December 31, 2005
U.S. Term Loan	$628,425	$620,425
Senior Subordinated Notes	315,000	315,000
Grupo Cinemex Term Loan	92,061	106,520
Mortgage Payable—non-recourse, 10% due 2007	2,421	2,319

	1,037,907	1,044,264
Less: Current maturities	6,401	6,412

	$1,031,506	$1,037,852

U.S. Term Loan

        On July 30, 2004, the Company entered into a $730 million Credit Agreement (the "Credit Agreement") with Citicorp North America, Inc., as administrative agent. The Credit Agreement is composed of two tranches: (i) a $630 million term loan ("U.S. Term Loan") and (ii) a $100 million revolving credit facility, including a letter of credit sub-facility. The proceeds of the U.S. Term Loan have been used to fund the payment of a portion of the purchase price to the Company's former stockholders. These facilities are guaranteed by the Company's parent, Holdings, and all of the Company's existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (there are no unrestricted subsidiaries as of December 31, 2004 and 2005), and are collateralized by a perfected security interest in substantially all of the Company's and its subsidiaries' assets, including a pledge of 100% of the Company's capital stock, the capital stock of each of its restricted subsidiaries and a portion of the capital stock of certain of its foreign subsidiaries that are directly owned by the Company or its restricted domestic subsidiaries. The U.S. Term Loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The U.S. Term Loan bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company's Adjusted Leverage Ratio (as defined in the Credit Agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company's Adjusted Leverage Ratio (as defined in the Credit Agreement). At December 31, 2005 the Company had not drawn against the revolving credit facility. The U.S. Term Loan bears interest at a weighted average rate of 5.60% at December 31, 2005 and interest is payable on the earlier of: the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

        The Credit Agreement also had a $100 million delayed draw term loan, which could have been used to refinance the Grupo Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the Grupo Cinemex credit facility in August 2004.

        Additionally, as of December 31, 2005, the Company had $5.7 million in stand-by letters of credit issued under its revolving credit facility to support its commitment with respect to certain contractual obligations. As of December 31, 2005, the Company had additional availability of $94.3 million under the revolving credit facility.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS (Continued)

        On January 26, 2006, all amounts outstanding on the Company's U.S. Term Loan, including $620.4 million of principal and $2.2 million of accrued interest were repaid and all related unamortized deferred debt issuance costs ($16.1 million at December 31, 2005) were written off in conjunction with the closing of the merger with AMC.

Senior Subordinated Notes

        On July 30, 2004, the Company issued $315 million of 9% Senior Subordinated Notes due 2014 (the "Notes") in a private placement offering. The Notes are unsecured obligations and are subordinated in right of payment to all of the Company's existing and future senior debt (as defined in the Notes indenture). The Notes are pari passu in right of payment with any of the Company's future senior subordinated indebtedness. The Notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st. The Notes mature on August 1, 2014. The Company used the proceeds of the Notes to fund the payment of a portion of the purchase price to its former stockholders. The Notes are guaranteed by all of the Company's existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Note indenture (there are no unrestricted subsidiaries as of December 31, 2004 and 2005).

        On August 12, 2005, the Company commenced an offer to exchange all of its $315 million outstanding senior subordinated notes due 2014 (the "Old Notes") for an equal amount of its new senior subordinated notes due 2014 (the "New Notes"). On September 12, 2005, the exchange offer closed, with 100% of the Old Notes accepting the Company's offer to exchange. The terms and conditions of the New Notes are identical to those of the Old Notes (i.e., interest rate, maturity date, payment schedule, etc.). The exchange offer did not have a material impact on the Company's results of operations or financial position.

        Under the terms of the indenture governing the Company's Notes, the merger with AMC (see Note 1) constituted a change of control and because the Company did not meet certain conditions in the indenture it would have been required to allow the holders of its Notes to tender the Notes at a price of 101% of the principal amount, plus accrued and unpaid interest and additional interest (as defined in the indenture). As a result, the Company commenced a voluntary tender offer for the New Notes in December 2005. On January 26, 2006, in conjunction with the closing of the merger with AMC (See Note 1), the tender offer and consent solicitation of the New Notes was completed. The Company repaid the $315.0 million in principal outstanding, and paid $3.9 million in tender premiums and $13.8 million of accrued interest and wrote off all related unamortized deferred debt issuance costs ($13.2 million at December 31, 2005).

U.S. Term Loan and Senior Subordinated Note Covenants

        The Credit Agreement and the Note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, the Credit Agreement includes financial performance covenants,

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS (Continued)

including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). The Company was in compliance with all required covenants as of December 31, 2005.

Former Grupo Cinemex Credit Facility

        On December 26, 2002, Cadena Mexicana de Exhibicion, S.A. de C.V. ("Cadena Mexicana"), a subsidiary of Grupo Cinemex, entered into a senior secured credit facility consisting of one billion Mexican pesos (approximately $95.8 million at December 26, 2002) of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other Mexican financial institutions. In connection with the change of control of Grupo Cinemex as a result of the Acquisition, Grupo Cinemex was required to obtain, and obtained, a waiver from its lenders from a covenant that would have treated such ownership change as a default. As a result, its existing term loans remained outstanding immediately following the Acquisition. The remaining balance of these term loans ($87.7 million) was repaid on August 16, 2004 utilizing the proceeds from the new Grupo Cinemex Term Loan described below.

New Grupo Cinemex Credit Facility

        On August 16, 2004, Cadena Mexicana entered into a new senior secured credit facility. The initial amount drawn under the new senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The senior secured credit facility also includes a term loan ("Grupo Cinemex Term Loan") with a one-year delay draw option of the peso equivalent of $10 million. The Grupo Cinemex Term Loan was issued by Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under this senior secured credit facility are guaranteed by Grupo Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

        On August 16, 2005, Grupo Cinemex borrowed an additional $10.0 million (106.3 million pesos) under the Grupo Cinemex Term Loan under terms and conditions similar to those of the Cadena Mexicana senior secured credit facility (maturity date, repayment schedule, etc.).

        The Grupo Cinemex borrowings are non-recourse to LCE. Interest on the Grupo Cinemex Term Loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Grupo Cinemex Term Loan as of December 31, 2005 was 11.12% (see the information at Derivatives below for further information related to the effective rate on the Grupo Cinemex debt). The Grupo Cinemex Term Loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

        The Grupo Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Grupo Cinemex and each of the guarantors and, in certain instances, Grupo Cinemex's subsidiaries that are not guarantors, as defined in the Grupo Cinemex credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS (Continued)

the obligations of Grupo Cinemex and the guarantors under the Grupo Cinemex senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. As of December 31, 2005, Grupo Cinemex was in compliance with its credit facility covenants.

        All amounts due under the Grupo Cinemex Term Loan continue to remain outstanding subsequent to the January 26, 2006 closing if the merger with AMC.

        Annual maturities of obligations under long-term debt for the next five years and thereafter are set forth as follows. These balances do not reflect the subsequent repayments as a result of the merger with AMC.

Year Ending December 31,
2006	$6,412
2007	29,811
2008	38,256
2009	59,560
2010	6,300
Thereafter	903,925

$1,044,264

Derivatives

        On July 28, 2003, Grupo Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of the interest rate swap reduces in accordance with the repayment provisions of Grupo Cinemex's previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Grupo Cinemex Term Loan.

        The face amount of the interest rate swap on December 31, 2005 was 750 million Mexican pesos ($70.5 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $2.5 million as of December 31, 2005.

        On August 5, 2005, Grupo Cinemex entered into a new interest rate swap with a face amount of 382.8 million Mexican pesos ($36.0 million) as a complement to the July 28, 2003 interest rate swap noted above. The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payment for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was $0.2 million as of December 31, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS (Continued)

        The Company is exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. However, the Company does not anticipate non-performance by the counterparties.

NOTE 12—EQUITY

        All of the Company's class A and class B voting common stock (collectively, "common stock") authorized, issued and outstanding prior to August 1, 2004 (Predecessor Company) was cancelled in connection with the Acquisition.

        As a result of the Acquisition, the Company has authorized 3,000 shares of common stock with a par value of $0.01 per share and had 1,000 shares of common stock issued and outstanding as of December 31, 2005. Each share of the Company's common stock is entitled to one vote.

        The components of accumulated other comprehensive income are:

	December 31, 2004	December 31, 2005
Currency translation adjustment	$3,705	$11,444
Minimum pension liability adjustment (net of tax benefit of $373)	—	(1,474)
Unrealized gain on marketable equity securities (net of tax provision of $210)	—	829
Unrealized gain/(loss) on interest rate swaps (net of tax provision of $407 and tax benefit of $229, respectively)	2,872	(904)

	$6,577	$9,895

NOTE 13—LEASES

        As a result of the requirements of EITF No. 97-10, the Company has been deemed the construction period owner of several leased theatre properties (see Note 6), as it paid directly for a substantial portion of the construction costs of these theatres. Upon completion of two of these properties, it was determined that these theatre properties did not qualify for sale/leaseback treatment due to the continuing involvement of the Company in the leased property resulting from the significance of construction costs it funded. As a result, the Company recorded $6.8 million during the five months ended December 31, 2004 and $2.3 million during 2005 as capital lease and financing lease obligations.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—LEASES (Continued)

        Future minimum rent commitments at December 31, 2005 under operating leases and capital lease and financing lease obligations are as follows (Grupo Cinemex operating lease totals included below include an inflationary factor in the annual minimum lease commitments for all applicable leases):

Year Ending December 31,	Operating Leases	Capital Lease and Financing Lease Obligations
2006	$114,438	$3,535
2007	111,643	3,698
2008	107,016	3,833
2009	106,494	3,845
2010	105,899	3,952
Thereafter	801,059	36,627

Total minimum rent	$1,346,549	55,490

Less amount representing interest		26,139

Net minimum rent		$29,351

        Minimum rent expense related to operating leases was $101.6 million, $59.9 million, $42.9 million and $106.2 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively. In addition to the minimum rent expense noted above, the Company incurs percentage rent charges. Percentage rent expense was $11.9 million, $6.8 million, $3.7 million and $8.7 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

Profit Sharing and Savings Plan

        The Company has a defined contribution Profit Sharing and Savings Plan (the "Savings Plan") for substantially all eligible salaried employees in the United States, to which the Company contributes by matching 50% of the employee contribution up to a maximum of the first 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit); however, the incremental amount is not eligible for matching contributions by the Company. The Savings Plan also provides for discretionary profit sharing contributions, the annual amount of which is determined by the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1.6 million, $1.4 million, $327 and $1.7 million for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

Employee Health and Welfare and Other Post-retirement Benefits

        The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of December 31, 2005.

        The significant assumptions used in determining post-retirement benefit cost are as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005

Discount rate for net periodic benefit costs	6.75%	6.25%	6.00%	5.75%

        The significant assumptions used in determining the accumulated post-retirement benefit obligation ("APBO") were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.75%	5.50%
Assumed health care trend rate—Pre 65 Medical	9.00%	8.50%
Assumed health care trend rate—Post 65 Medical	—	8.50%
Assumed health care trend rate—Prescription drug	—	11.00%
Annual decrease in assumed health care trend rate(a)	0.50%	0.50%
Assumed ultimate health care trend rate	5.00%	5.00%
Assumed ultimate trend rate to be reached in year	2013	2013

    (a)
    —The annual decrease in the assumed health care trend rate is 0.50% for all three assumed health care trend rates until 2008 when the annual decrease for the prescription drug rate increases to 1.0% until it reaches the ultimate health care trend rate.

        An increase of 1% in the assumed health care cost trend rate would increase the net periodic costs as of December 31, 2005 by $167 and the accumulated post-retirement benefit obligation at December 31, 2005 by $1.9 million.

        The Company anticipates qualifying for the Medicare Part D prescription drug federal subsidy and intends to apply for the 2007 plan year, therefore the above disclosure reflects, as of January 1, 2005, the future subsidy payments from Medicare, commencing in 2007.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        The reduction in the APBO for the subsidy related to benefits attributed to past service as of January 1, 2005 is estimated to be $1.1 million. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for 2005 is estimated to be $0.2 million. This includes the amortization of the actuarial experience gain as a component of the net amortization, the reduction in current period service cost due to the subsidy and the resulting reduction in interest cost on the APBO as a result of the subsidy.

        Net post-retirement life and medical benefit expense was as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005

Net periodic benefit cost
Service cost	$170	$141	$106	$421
Interest cost	389	325	230	583
Amortization of prior service cost	7	(4)	—	—
Amortization of losses	22	170	—	—

Net periodic post-retirement expense	$588	$632	$336	$1,004

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        The status of the Company's post-retirement life and medical benefits were as follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005

Change in benefit obligation:
Benefit obligation at beginning of period	$6,395	$—	$10,031
Transferred balance from Predecessor	—	9,611	—
Service cost	141	106	421
Interest cost	325	229	583
Plan participant contribution	4	3	9
Actuarial loss	3,279	355	1,562
Benefits paid	(533)	(273)	(341)

Benefit obligation at end of period	$9,611	$10,031	$12,265

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—	$—
Transferred balance from Predecessor	—	—	—
Employer contribution	529	270	332
Plan participant contributions	4	3	9
Benefits paid	(533)	(273)	(341)

Fair value of plan assets at end of period	$—	$—	$—

Accrued benefit costs
Total accumulated obligations	$(8,504)	$(10,031)	$(12,265)
Funded status	—	—	—
Unrecognized net loss	356	356	1,917

Accrued liability	$(8,148)	$(9,675)	$(10,348)

        The Company expects to make the following future benefit payments:

2006	$514
2007	531
2008	556
2009	611
2010	650
years 2011-2015	4,068

        Additionally, the Company expects to make a contribution of $514 to the post retirement benefit plan net of employee contribution for the year ending December 31, 2006.

Pension Plans

        The Company provides several pension plans covering its employees in both the U.S. and Mexico.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        In the U.S., the Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees' Pension Plan (the "U.S. Pension Plan") and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the "SRP"). The U.S. Pension Plan is a frozen cash balance plan. The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

        In Mexico, the Company provides a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Grupo Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement. The Company has not funded the Mexico Plan as of December 31, 2005.

        The significant weighted average assumptions used in determining pension plan costs for all the pension plans were as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005

Discount rate for net periodic benefit costs	6.17%	6.00%	5.67%	5.60%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%	1.00%	1.00%
Assumed return on plan assets	9.00%	9.00%	9.00%	5.00%-8.38%

        The significant weighted average assumptions used in determining accumulated benefit obligations for all the pension plans were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.67%	5.50%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%
Assumed return on plan assets	9.00%	5.00-8.38%

        The discount rate used for the Company's pension plans reflects the rate at which benefits provided under the pension plans could effectively be settled by purchasing annuities from an insurance company. The expected benefit payments were assumed to have been paid mid-year. The discount rate analysis was based on the Citigroup Pension Discount Curve Annual Spot Rate as of December 31, 2005. This rate is comprised of the average spot rate of bonds used to construct a high-quality portfolio, which would match the liability stream of the pension plans.

        The Company considers this approach to be an appropriate guideline on which to base the discount rate assumptions.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        Net periodic pension plan costs in the aggregate for the pension plans include the following components:

	Predecessor		Successor
	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004	Year Ended December 31, 2005

Net periodic benefit cost
Service cost	$351	$198	$155	$425
Interest cost	720	404	274	691
Amortization of transition Obligation	39	22	15	39
Net recognized return on plan assets	(642)	(441)	(314)	(683)
Amortization of losses	12	5	—	1

Net periodic benefit expense	$480	$188	$130	$473

        A reconciliation of the Company's pension plan benefit obligation in the aggregate for all pension plans follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005

Change in benefit obligation:
Benefit obligation at beginning of period	$11,331	$—	$11,219
Transferred balance from Predecessor	—	11,240	—
Service cost	205	149	425
Interest cost	393	285	691
Actuarial loss	211	153	1,216
Benefits paid	(900)	(651)	(1,137)

Benefit obligation at end of period	$11,240	$11,176	$12,414

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        The status of the Company's pension plan assets and funded status in the aggregate for all pension plans was as follows:

	Predecessor	Successor
	Seven Months Ended July 31, 2004	August 1, 2004 to December 31, 2004	Year Ended December 31, 2005

Change in plan assets:
Fair value of plan assets at beginning of period	$8,128	$—	$8,552
Transferred balance from Predecessor	—	8,374	—
Actual return on plan assets	565	409	2
Company contributions	581	420	345
Benefits paid	(900)	(651)	(1,137)

Fair value of plan assets at end of period	$8,374	$8,552	$7,762

Change in funded status of plan:
Funded status of plan	$(2,866)	$(2,625)	$(4,652)
Unrecognized actuarial loss	(295)	(295)	1,604
Unrecognized transition obligation	498	498	486
Additional liability	(28)	(28)	(1,474)

Accrued benefit cost at end of period	$(2,691)	$(2,450)	$(4,036)

        The Company's weighted average pension plan asset allocations by asset category for all pension plans and the target allocation ranges by asset category for all pension plans, excluding the SRP, are shown in the table below. The SRP's target asset allocation is 100% in fixed income investments and is not reflected in the table below.

Asset Categories for Pension Plans	Actual Allocation 2004	Actual Allocation 2005	Target Allocation
Cash and equivalents	6.3%	3.6%	0.0%
International equities	10.1%	11.4%	16.0%
Fixed income	22.1%	22.7%	30.0%
Domestic equities	61.5%	62.3%	54.0%

        The Company's pension plan committee's policy is to invest pension plan assets in a diversified portfolio consisting of a traditional mix of U.S. and International equity securities and fixed income securities. These investments are made in order to achieve a targeted long-term rate of return from 5.00% for the SRP to 9.00% for the U.S. Pension Plan. The pension plan committee believes that the pension plans' risk and liquidity are, in large part, a function of asset mix and has reviewed the long-term performance characteristics of various asset classes and has focused on balancing risk and reward over the long-term. The pension plan committee utilizes specialists to assist it with its analysis of investment allocations.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS (Continued)

        The Company expects to make the following future benefit payments:

2006	$1,096
2007	1,075
2008	1,077
2009	999
2010	1,346
years 2011-2014	4,891

        Additionally, the Company expects to make contributions of $1.1 million to the pension plans for the year ending December 31, 2006.

Other Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $1.1 million, $526, $267 and $682 for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 15—RELATED PARTY TRANSACTIONS

        The Company has entered into transactions with certain related parties, including its stockholders. A summary of significant transactions with these parties is provided below.

        The Company had agreed to pay Onex and OCM Cinema an annual management fee of $5.0 million. A total of $7.9 million of this management fee was accrued as of July 31, 2004. This liability was discharged in connection with the Acquisition (see Note 3).

        The Company agreed to pay Onex and OCM Cinema $1.4 million and $720, respectively, for reimbursement of third party invoices related to financial advisory services provided to the Company. This fee was paid during 2003 and is included in General and administrative expense in the combined consolidated statement of operations for the year then ended.

        The Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of December 31, 2004 and 2005 and $1.7 million and $4.0 million was included in the General and administrative expenses line item in the consolidated statement of operations for the five months ended December 31, 2004 and the year ended December 31, 2005, respectively.

        The Company paid, concurrent with the closing of the Acquisition, Bain, Carlyle and Spectrum $20.0 million for financial advisory services provided to the Company. Of this $20.0 million, $10.1 million was related to the Acquisition and $9.9 million was related to the Company's new debt. Additionally, the Company agreed to reimburse Bain, Carlyle and Spectrum $300 for various out-of-pocket expenses they incurred as a result of the Acquisition. This expense reimbursement was paid concurrent with the closing of the Acquisition.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

        The Company has an outstanding note receivable from a former officer of Grupo Cinemex. This note receivable is denominated in U.S. dollars and bears interest at a fixed rate of 8.0% per annum. This note receivable balance was $1.4 million and $1.0 million as of December 31, 2004 and 2005, respectively. The Company has a liability of $2.4 million and $1.6 million payable to the same former officer related to a non-compete agreement as of December 31, 2004 and 2005, respectively.

        Construction of Grupo Cinemex' theatres are primarily performed by two companies: Inmobiliaria y Constructora K, S.A. de C.V. ("Inmobiliaria K") and Constructora Andres Bello ("Andres Bello"). An individual who has investments in each of the two entities is the Director of Real Estate of Grupo Cinemex. The general manager of Inmobiliaria K and Andres Bello is the father of the same individual. The construction services provided by the two companies are generally negotiated at cost plus a predetermined margin.

        The following table provides additional information related to the transactions between Grupo Cinemex and the related parties noted above.

	Amounts paid during the year ended December 31, 2003	Amounts paid during the seven months ended July 31, 2004	Amounts paid during the five months ended December 31, 2004	Amounts paid during the year ended December 31, 2005
	(Predecessor Company)	(Predecessor Company)	(Successor Company)	(Successor Company)

Andres Bello	$8,006	$1,867	$228	$174
Inmobiliaria K	$3,345	$5,025	$4,432	$2,325

NOTE 16—INCOME TAXES

        The components of income/(loss) before income taxes and discontinued operations are as follows:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005

United States	$34,657	$26,694	$(18,277)	$(29,394)
Foreign	3,350	738	(7,825)	(8,030)

Total	$38,007	$27,432	$(26,102)	$(37,424)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

        The provision/(benefit) for income taxes consists of the following:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004	For the Year Ended December 31, 2005

Current tax provision/(benefit)
Federal	$—	$3,092	$(3,303)	$—
State and local	1,963	1,450	(1,281)	1,570
Foreign	3,349	841	959	1,779

Total current	5,312	5,383	(3,625)	3,349
Deferred tax provision/(benefit)
Federal	10,980	4,892	2,442	4,590
State and local	1,592	1,794	(753)	1,036
Foreign	(2,545)	817	(1,308)	(1,427)

Total deferred	10,027	7,503	381	4,199

Total tax provision/(benefit)	$15,339	$12,886	$(3,244)	$7,548

        Reconciliation of the provision/(benefit) for income taxes to the statutory federal income tax rate follows:

	Combined Consolidated Predecessor				Consolidated Successor
	For the Year Ended December 31,		Period from January 1 to July 31,		Period from August 1 to December 31,		For the Year Ended December 31,
	2004	%	2004	%	2004	%	2005	%

Provision/(benefit) on income/(loss) before Income taxes and discontinued operations at statutory federal income tax rate	$13,302	35.0	$9,601	35.0	$(9,136)	35.0	$(13,099)	35.0
Provision/(benefit) for state and local taxes (net of federal income tax benefit)	2,311	6.1	2,109	7.7	(1,322)	5.1	1,800	(4.8)
Increase in valuation allowance	—	—	—	—	5,171	(19.8)	—	—
Sale of Megabox	—	—	—	—	—	—	10,448	(27.9)
Megabox dividend	—	—	—	—	—	—	4,180	(11.2)
Mexican inflationary adjustment	265	0.7	1,399	5.1	2,390	(9.2)	1,213	(3.2)
Foreign equity investments	19	0.0	(223)	(0.8)	(386)	1.5	(1,285)	3.4
Foreign withholding tax	—	—	—	—	—	—	1,480	(4.0)
Other	(558)	(1.4)	—	—	39	(0.2)	2,811	(7.5)

	$15,339	40.4	$12,886	47.0	$(3,244)	12.4	$7,548	(20.2)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

        Significant components of the deferred tax assets and liabilities follow:

	December 31, 2004	December 31, 2005
Deferred tax assets:
Net operating loss carryforwards	$188,162	$195,251
Accrued liabilities	3,515	2,933
Property and equipment	86,895	92,441
Deferred rent liability	9,024	6,157
Deferred revenue	5,501	4,178
Capital loss carryforward	13,592	—
Other	10,114	13,314

	316,803	314,274
Deferred tax liabilities:
Intangible asset	12,423	10,300
Partnership equity interest	16,382	18,169
Other	3,394	3,742

	32,199	32,211
Less: Valuation allowance	(272,818)	(268,278)

Net deferred tax asset	$11,786	$13,785

        The valuation allowance of $268.3 million as of December 31, 2005 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with depreciation and net operating loss ("NOL") carryforwards. The Company has concluded that, based upon expected future results, it is more likely than not that the deferred income tax asset balance related to its U.S. operations will not be realized.

        As a result of LCT's emergence from bankruptcy in 2002 and the ownership changes in 2002 and 2004 the ability to utilize the remaining U.S. NOLs will be subject to limitations. Substantially all of the deferred tax asset and the valuation allowances were established with the Acquisition and the related purchase accounting. As a result, any tax benefit derived from the release of the valuation allowances subsequent to the Acquisition will be accounted for as a credit to goodwill until exhausted, then intangible assets until exhausted and lastly as a deduction from the income tax provision.

        The deferred tax asset for NOL carryforwards at December 31, 2005 primarily relates to the U.S. operations and will expire between the years 2006 and 2026. The capital loss carryforward of $32.1 million at December 31, 2004 was utilized in 2005 and since it originated during the predecessor period it reduced goodwill rather than the current tax provision.

        No provision has been made for foreign withholding taxes or U.S. income taxes associated with the cumulative undistributed earnings of foreign corporate joint ventures at December 31, 2005, as these earnings are expected to be reinvested indefinitely in working capital and other business needs. It is not practicable to make a determination of the amount of unrecognized deferred income tax liability with respect to such earnings.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—INCOME TAXES (Continued)

        In October 2004, the American Jobs Creation Act of 2004 (the "AJCA") was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company has evaluated the impact of AJCA and has determined not to elect the temporary incentive.

NOTE 17—SEGMENTS

        The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic segment. Financial information related to the Company's international joint ventures and its investment in Grupo Cinemex is included in International. Information related to the international joint ventures is included on an equity method basis. There were no material amounts of sales or transfers among geographic segments.

Predecessor Company	United States	International	Combined Consolidated
Year ended December 31, 2003
Box office revenues	$556,380	$72,263	$628,643
Concessions	211,806	41,600	253,406
Total operating revenues	797,614	130,624	928,238
Gain on asset disposition	(4,508)	—	(4,508)
Income from continuing operations	63,111	11,643	74,754
Equity (income)/loss	1,541	(56)	1,485
Total assets	1,195,697	401,622	1,597,319
Capital expenditures	23,793	17,102	40,895
Depreciation and amortization expense	57,149	23,791	80,940
Seven months ended July 31, 2004
Box office revenues	$336,544	$48,270	$384,814
Concessions	126,942	29,704	156,646
Total operating revenues	480,910	86,370	567,280
(Gain)/loss on asset disposition	(4,550)	816	(3,734)
Income from continuing operations	44,453	5,565	50,018
Equity income	(94)	(839)	(933)
Capital expenditures	27,835	8,803	36,638
Depreciation and amortization expense	35,817	13,806	49,623

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SEGMENTS (Continued)

Successor Company	United States	International	Combined Consolidated
Five months ended December 31, 2004
Box office revenues	$210,686	$26,859	$237,545
Concessions	78,891	15,993	94,884
Total operating revenues	304,172	51,866	356,038
Loss on asset disposition	156	1,274	1,430
Income/(loss) from continuing operations	12,584	(3,237)	9,347
Equity income	(99)	(1,339)	(1,438)
Total assets	1,338,082	413,876	1,751,958
Capital expenditures	9,054	8,151	17,205
Depreciation and amortization expense	32,776	12,995	45,771
Year ended December 31, 2005
Box office revenues	$503,788	$77,190	$580,978
Concessions	197,455	47,170	244,625
Total operating revenues	732,265	142,451	874,716
Loss on asset disposition	128	706	834
Income from continuing operations	17,844	2,266	20,110
Equity income	(19,096)	(4,038)	(23,134)
Total assets	1,335,517	377,623	1,713,140
Capital expenditures	24,344	42,982	67,326
Depreciation and amortization expense	80,903	33,160	114,063

NOTE 18—STOCK-BASED COMPENSATION

Stock Option Plan

        On November 8, 2004, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. approved and these companies adopted a new Management Stock Option Plan (the "Option Plan") providing for the granting of options to key employees of the Company. The Option Plan provides for the grant of stock options to participants thereunder to purchase up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates beginning July 30, 2005. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011. During November 2004, all stock options available for grant under the Option Plan were granted to the Chief Executive Officer of Grupo Cinemex. No other grants were made during 2004 and there were no options issued or outstanding in any of the prior periods presented.

        On January 1, 2005, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—STOCK-BASED COMPENSATION (Continued)

of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 12, 2005, the Company granted stock options to purchase up to 1,254,514 shares of Class A Common Stock and 139,389 shares of Class L Common Stock of LCE Holdings, Inc. and 24,977 shares of Preferred Stock of LCE Intermediate Holdings, Inc. Additionally, on April 4, 2005, the Company granted stock options to purchase up to 76,262 shares of Class A Common Stock and 8,474 shares of Class L Common Stock of LCE Holdings, Inc. and 1,518 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options granted on January 12, 2005 will expire on July 30, 2014 and the options granted on April 4, 2005 will expire on April 4, 2015. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates from July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011 (or April 4, 2012 in the case of the options granted on April 4, 2005).

        As a result of the completion of the merger with AMC all stock options were cancelled on January 26, 2006.

        The following table summarizes stock option activity and information about the stock options outstanding at December 31:

	2004		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year (August 1, for 2004)	—	$—	66,846	$10.60
Granted	66,846	$10.60	1,505,134	$10.60
Exercised	—	$—	—	$—
Forfeited/Expired	—	$—	—	$—

Outstanding at end of year	66,846	$10.60	1,571,980	$10.60

Options exercisable at end of year	—	$—	104,799	$10.60
Weighted average fair value of options granted		$4.89		$4.89
Options available for grant at year end	—		1,662,541
Weighted average remaining contractual life		10 years		10 years

Stock Appreciation Rights

        In November 2004, the Company entered into a Stock Appreciation Rights Agreement (the "SAR Agreement") with the Chief Executive Officer of Grupo Cinemex under which stock appreciation rights ("SARs") based upon the equity value of Grupo Cinemex were granted. The SARs granted allow for the receipt of cash payments equivalent to the increase in value of 4,405 units (representing 4,405 shares of Grupo Cinemex Common Stock and 67,737 shares of Grupo Cinemex Preferred Stock) from July 30, 2004. The SARs vest in a manner consistent with that of the stock options granted under the Option Plan except that the equity valuation is based upon the equity of Grupo Cinemex.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—STOCK-BASED COMPENSATION (Continued)

        No stock-based compensation expense related to the SARs granted is reflected in the five months ended December 31, 2004 and the year ended December 31, 2005, as there has been no appreciation in the equity value (as defined in the SAR Agreement) of Grupo Cinemex.

        The SARs remain outstanding following the merger with Marquee.

NOTE 19—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

        The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

        In November 2003, the Cineplex Galaxy Income Fund (the "Fund"), a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions the Company, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC's assets and the offering. The Company's total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify the Company for any and all liabilities resulting from the Company's indemnification obligations.

        In January 2004, the Company issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, the Company made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of the Company was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of the Company's interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from the Company's indemnification obligations.

        In December 2005, the Company sold its 50% interest in Megabox to Finventures and Mediaplex (see Note 9). Under the terms of the stock purchase agreement with Fineventures, Loews Cineplex Theatres, Inc. ("LCT"), a subsidiary of the Company, agreed to indemnify Finventures for losses resulting from any breach by LCT of certain representations, warranties and covenants contained in the stock purchase agreement to the extent that such losses exceeded $1 million, but no more than $4 million. In addition, LCT agreed to indemnify Finventures for 45% of any losses, up to a maximum of $2.9 million, sustained by Megabox related to an existing lawsuit between Megabox and the landlord at one of its theatres. LCT has recorded a liability of $2.9 million related to this indemnification as of December 31, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—COMMITMENTS AND CONTINGENCIES (Continued)

        Except as noted above and based upon the Company's historical experience and information known as of December 31, 2005, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

        As of December 31, 2005, the Company has aggregate capital commitments in the U.S. of $100.6 million primarily related to the completion of construction of four theatre properties (comprising 64 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the period from 2006 to 2007.

        As of December 31, 2005, Grupo Cinemex had planned capital investments (but not contractual obligations) of $27.3 million related to eight theatre properties (comprising 137 screens). Grupo Cinemex expects to complete construction and to open these theatres during the next five years.

Metreon Arbitration

        In May 1997, the Company entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company's responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that the Company occupies at least 48.5% of the center. The Company asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to the Company were improper. In the Chapter 11 proceeding the Company assumed the Metreon lease without prejudice to any of the Company's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by the Company and directing Metreon to pay the Company's legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon's motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon's motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceeded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease. The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, the Company filed a petition for review of this decision with the Supreme Court of California. The petition was recently denied. Therefore, the arbitration award previously entered by the trial court will be formally vacated by that court and a new arbitration hearing will be scheduled. The Company believes it has meritorious defenses to all of Metreon's claims against the Company under the lease and the Company intends to continue to vigorously defend its position. However, the Company cannot predict the outcome of this

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—COMMITMENTS AND CONTINGENCIES (Continued)

arbitration. Management believes it has adequately estimated and provided for such costs associated with this matter.

Six West Retail Acquisition, Inc.

        Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, the Company and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. In March 2004, the judge in this case issued an opinion and order granting defendants' motion for summary judgment and dismissed all of Six West's claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30, 2005, a panel of the court of appeals affirmed the lower court's decision. On April 13, 2005, Six West petitioned the court of appeals for a rehearing of its appeal by the full court. This motion was subsequently denied. In September 2005, Six West filed a petition for writ of certiorari with the Supreme Court of the United States regarding this case, which was also subsequently denied. As a result, Six West's claims relating to this case in the Company's 2001 bankruptcy proceedings have been expunged.

Discount Ticket Litigation

        The Company sold various types of advance sale discount movie tickets with expiration dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company that alleged its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California's Business and Professions Code Section 17200 et seq. The Weaver compliant alleged that such corporate discount tickets constituted gift certificates subject to California's prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and sought declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The Company reached agreement to settle this case, and in November 2005 the Court approved the settlement agreement. The Company's obligations under the settlement agreement did not have a material impact on its operating results or financial position.

Other

        Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company's operating results, financial position or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia LLC (the "Company") as of December 27, 2007 and as of December 28, 2006 and the related statements of operations, members' equity (deficit) and cash flows for the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of National CineMedia LLC as of December 27, 2007 and the related statements of operations, members' equity (deficit) and cash flows for the period February 13, 2007 through December 27, 2007, the period December 29, 2006 through February 12, 2007, for the year ended December 28, 2006, and for the period March 29, 2005 through December 29, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 21, 2008

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	December 27, 2007	December 28, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7.5	$6.7
Receivables, net of allowance of $1.5 million in 2007 and $1.1 million in 2006	91.6	63.9
Prepaid expenses	1.9	1.6
Prepaid management fees to managing member	0.5	—

Total current assets	101.5	72.2
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $17.3 million in 2007 and $12.7 million in 2006	22.2	12.6
OTHER ASSETS:
Debt issuance costs, net	13.0	0.2
Investment in affiliate	7.0	—
Restricted cash	0.3	—
Other assets	0.2	5.0

Total other assets	20.5	5.2

TOTAL	$144.2	$90.0

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6.6	$5.4
Amounts due to founding members	15.8	53.9
Amounts due to managing member	16.7	—
Accrued payroll and related expenses	7.2	6.4
Accrued expenses	10.0	5.5
Deferred revenue	3.3	3.4

Total current liabilities	59.6	74.6
OTHER LIABILITIES:
Unit option plan payable	—	1.9
Interest rate swap agreements and other liabilities	14.4	—
Borrowings	784.0	10.0

Total other liabilities	798.4	11.9

Total liabilities	858.0	86.5

COMMITMENTS AND CONTINGENCIES (NOTE 10)
MEMBERS' EQUITY (DEFICIT)	(713.8)	3.5

TOTAL	$144.2	$90.0

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006	Period March 29, 2005 through December 29, 2005
REVENUE:
Advertising (including revenue from founding members of $40.9 and $0.0 for all remaining periods)	$282.7	$20.6	$188.2	$56.0
Administrative fees—founding members	—	0.1	5.4	30.8
Meetings and events	25.4	2.9	25.4	11.7
Other	0.2	—	0.3	0.3

Total	308.3	23.6	219.3	98.8

EXPENSES:
Advertising operating costs	9.1	1.1	9.2	6.3
Meetings and events operating costs	15.4	1.4	11.1	5.4
Network costs	13.3	1.7	14.7	9.2
Theatre access fees/circuit share costs—founding members	41.5	14.4	130.1	38.6
Selling and marketing costs	40.9	5.2	38.2	24.9
Administrative costs	10.0	2.8	16.4	9.8
Administrative fee- managing member	9.2	—	—	—
Severance plan costs	1.5	0.4	4.2	8.5
Depreciation and amortization	5.0	0.7	4.8	3.0
Other costs	0.9	—	0.6	—

Total	146.8	27.7	229.3	105.7

OPERATING INCOME (LOSS)	161.5	(4.1)	(10.0)	(6.9)
Interest Expense, Net	47.8	0.1	0.5	—

NET INCOME (LOSS)	$113.7	$(4.2)	$(10.5)	$(6.9)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/ (DEFICIT)
AND COMPREHENSIVE INCOME

(In millions, except share data)

Total
Members' Equity
Balance—March 29, 2005	—
Issuance of initial units at inception date in exchange for contributed assets, net of liabilities assumed	$0.9
Issuance of additional units in exchange for cash	$7.3
Contribution of Severance Plan payments	$8.5
Net loss	$(6.9)

Balance—December 29, 2005	$9.8

Capital contribution from Members	$0.9
Contribution of Severance Plan payments	$4.2
Distribution to Members	$(0.9)
Net loss	$(10.5)

Balance—December 28, 2006	$3.5

Contribution of Severance Plan payments	$0.4
Net loss	$(4.2)

Balance—February 12, 2007	$(0.3)

Members' Equity
Balance—February 13, 2007	$(0.3)
Contribution of Severance Plan payments	$1.5
Capital contribution from managing member	$746.1
Capital contribution from founding members	$11.2
Distribution to managing member	$(53.3)
Distributions to founding members	$(1,521.6)
Reclassification of unit option plan	$2.3
Comprehensive Income:
Unrealized (loss) on cash flow hedge	$(14.4)
Net income	$113.7

Total Comprehensive Income, net of tax	$99.3
Share-based compensation expense	$1.0

Balance—December 27, 2007	$(713.8)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006	Period March 29, 2005 through December 29, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss)	$113.7	$(4.2)	$(10.5)	$(6.9)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5.0	0.7	4.8	3.0
Non-cash severance plan and share-based compensation	2.5	0.7	6.1	8.0
Amortization of debt issuance costs and loss on repayment of debt	1.7	—	—	—
Changes in operating assets and liabilities:
(Increase) decrease in receivables—net	(40.3)	12.6	(27.3)	(36.6)
Increase (decrease) in accounts payable and accrued expenses	10.4	(4.4)	4.4	8.2
(Decrease) increase in amounts due to founding members and managing member	(51.1)	(3.7)	33.4	20.5
Payment of severance plan costs	—	—	(3.5)	—
Increase (decrease)in other	(1.3)	0.5	0.9	0.9

Net cash provided by operating activities	40.6	2.2	8.3	(2.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13.8)	(0.5)	(6.3)	(5.9)
Investment in restricted cash	(0.3)	—	—	—
Increase in investment in affiliate	(7.0)	—	—	—

Net cash (used in) provided by investing activities	(21.1)	(0.5)	(6.3)	(5.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reimbursement (payment) of offering costs and fees	4.7	(0.1)	(4.0)	—
Proceeds of short-term borrowings from founding members	—	—	3.0	9.5
Repayments of short-term borrowings to founding members	—	—	(4.3)	(8.2)
Proceeds from borrowings	924.0	13.0	66.0	—
Repayments of borrowings	(150.0)	(13.0)	(56.0)	—
Payment of debt issuance costs	(14.6)	—	—	—
Proceeds from issuance of units	—	—	—	7.3
Contributions from managing member	746.1	—	—	—
Proceeds from founding member contributions	7.5	—	0.9	0.2
Distribution to founding members and managing member	(1,538.0)	—	(0.9)	—

Net cash (used in) provided by financing activities	(20.3)	(0.1)	4.7	8.8

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(0.8)	1.6	6.7	—
CASH AND CASH EQUIVALENTS:
Beginning of period	8.3	6.7	—	—

End of period	$7.5	$8.3	$6.7	$—

Supplemental disclosure of non-cash financing and investing activity:
Contribution for severance plan payments	$1.5	$0.4	$4.2	$8.5
Increase in distributions payable to founding members and managing member	$37.0	—	—	—
Contributions from members collected after period end	$3.7	—	—	—
Increase in property and equipment not requiring cash in the period	$0.6	—	$0.3	—
Increase in deferred offering costs	—	—	$0.5	—
Unit option plan reclassified to equity	$2.3	—	—	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$44.0	$0.1	$0.4	—

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        National CineMedia, LLC ("NCM LLC" or the "Company") commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America that allows NCM to distribute advertising, business meeting, and Fathom event services under long-term exhibitor services agreements ("ESAs") with American Multi-Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMC Entertainment Inc. ("AMCE"), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group ("Regal"), and Cinemark USA, Inc. ("Cinemark USA"), a wholly owned subsidiary of Cinemark Holdings, Inc. ("Cinemark"). AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members". NCM LLC also provides such services to certain third-party theater circuits under Network Affiliate Agreements which expire at various dates.

        NCM LLC was formed through the combination of the operations of National Cinema Network, Inc. ("NCN"), a wholly owned subsidiary of AMCE, and Regal CineMedia Corporation ("RCM"), a wholly owned subsidiary of Regal. In accordance with the Contribution and Unit Holders Agreement entered into on that date by NCM LLC, NCN, and RCM, 16,387,670 units were issued to NCN and 27,903,330 units were issued to Regal CineMedia Holdings, LLC ("RCM Holdings") in exchange for the contribution of $0.9 million of cash and other assets, net of liabilities assumed. All assets contributed to and liabilities assumed by NCM LLC were recorded on NCM LLC's records in the amounts as reflected on the Members' historic accounting records, based on the application of accounting principles for the formation of a joint venture under Emerging Issues Task Force ("EITF") 98-4, Accounting by a Joint Venture for Businesses Received at its Formation. Although legally structured as a limited liability company, NCM LLC was considered a joint venture for accounting purposes given the joint control provisions of the operating agreement among the members, consistent with Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.

        On July 15, 2005, in exchange for a cash contribution of $7.3 million, 11,559,951 units were issued to Cinemark Media, Inc. ("Cinemark Media"), a wholly owned subsidiary of Cinemark USA, Inc.

        As the result of final adjustments to the valuations attributed to the contributed assets and liabilities resulting from AMCE's merger on December 23, 2004, with Marquee Holdings Inc., NCN contributed additional cash to NCM LLC during 2006, which was then distributed to RCM Holdings and Cinemark Media, thus having no impact on the assets and liabilities of NCM LLC.

        On February 13, 2007, National CineMedia, Inc. ("NCM, Inc." or "managing member"), a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM, LLC, closed its initial public offering ("IPO"). NCM, Inc. used the net proceeds from the IPO to purchase a 44.8% interest in NCM LLC, paying NCM LLC $746.1 million, which included reimbursement to NCM LLC for expenses it advanced related to the NCM, Inc. IPO and paying the founding members $78.5 million for a portion of the NCM LLC units owned by them. NCM LLC paid $686.3 million of the funds received from NCM, Inc. to the founding members as consideration for their agreement to modify the then-existing ESAs. Proceeds received by NCM LLC from NCM, Inc. of $59.8 million, together with $709.7 million net proceeds from NCM LLC's new senior secured credit facility (see Note 7) entered into concurrently with the completion of NCM, Inc.'s IPO were used to redeem $769.5 million in NCM LLC preferred

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

units held by the founding members. The preferred units were created immediately prior to the NCM, Inc. IPO in a non-cash recapitalization of each membership unit into one common unit and one preferred unit. Immediately prior to this non-cash recapitalization, the existing common units and employee unit options (see Note 8) were split on a 44,291-to-1 basis. All unit and per unit amounts in these financial statements reflect the impact of this split. At December 27, 2007, NCM LLC had 93,850,951 membership units outstanding, of which 42,000,000 (44.8%) were owned by NCM, Inc., 21,230,712 (22.6%) were owned by RCM, 17,474,890 (18.6%) were owned by AMC, and 13,145,349 (14.0%) were owned by Cinemark.

        In connection with the completion of the NCM, Inc.'s IPO, NCM, Inc. and the founding members entered into a third amended and restated limited liability company operating agreement of NCM LLC ("LLC Operating Agreement"). Under the LLC Operating Agreement, NCM, Inc. became a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. is able to control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. NCM, Inc. cannot be removed as manager of NCM LLC. NCM LLC entered into a management services agreement with NCM, Inc. pursuant to which NCM, Inc. agrees to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs (see Note 6). NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8). NCM LLC will indemnify NCM, Inc. for any losses arising from NCM, Inc.'s performance under the management services agreement, except that NCM, Inc. will indemnify NCM LLC for any losses caused by NCM, Inc.'s willful misconduct or gross negligence.

        Under the amended and restated ESAs with the founding members, subject to limited exceptions, NCM LLC is the exclusive provider of advertising services to the founding members for a 30-year term (with a five-year right of first refusal commencing one year before the end of the term) and meetings and event services to the founding members for an initial five-year term, with an automatic five-year renewal providing certain financial tests are met. In exchange for the right to provide these services to the founding members, NCM LLC is required to pay to the founding members a theatre access fee which is a specified calculation based on the attendance at the founding member theatres and the number of digital screens in founding member theatres. Prior to the NCM, Inc. IPO, NCM LLC paid to the founding members a percentage of NCM LLC's advertising revenue as advertising circuit share. Upon the completion of the NCM, Inc. IPO, the founding members assigned to NCM LLC all "legacy contracts", which are generally contracts for advertising sold by the founding members prior to the formation of NCM LLC but which were unfulfilled at the date of formation. In addition, the founding members made additional time available for sale by NCM LLC, subject to a first right to purchase the time, if needed, by the founding members to fulfill advertising obligations with their in-theatre beverage concessionaries. NCM, Inc. also entered into employment agreements with five executive officers to

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carry out obligations entered into pursuant to a management services agreement between NCM, Inc. and NCM LLC.

Basis of Presentation

        The financial statements contained herein were prepared in accordance with accounting principles generally accepted in the United States of America. The results of operations for the period ended December 27, 2007 are presented in two periods, reflecting operations prior to and subsequent to the NCM, Inc. IPO. The period from December 29, 2006 through February 12, 2007 is referred to as the "2007 pre-IPO period". The period from February 13, 2007 through December 27, 2007 is referred to as the "2007 post-IPO period". Separate periods have been presented because there were significant changes at the time of the IPO of NCM, Inc. due to the ESA modifications and related expenses thereunder, and significant changes to revenue arrangements and contracts with the founding members.

        The financial statements for both the 2007 pre-IPO period and 2007 post-IPO period give effect to allocations of revenues and expenses made using relative percentages of founding member attendance or days in each period, discrete events and other methods management considered to be a reasonable reflection of the results for such periods.

        The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation and presentation of NCM LLC's financial statements. Certain accounting policies involve significant judgments, assumptions and estimates by management that have a material impact on the carrying value of certain assets and liabilities, which management considers critical accounting policies. The judgments, assumptions and estimates used by management are based on historical experience, knowledge of the accounts and other factors, which are believed to be reasonable under the circumstances and are evaluated on an ongoing basis. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of NCM LLC. As a result of the various related-party agreements discussed above and in Note 6, the operating results as presented are not necessarily indicative of the results that would have occurred if all agreements were with non-related third parties.

        The founding members received all of the proceeds NCM LLC received from NCM, Inc. at the date of NCM, Inc.'s IPO and the related issuance of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses, and $10.0 million to repay outstanding amounts under NCM LLC's then-existing revolving line of credit agreement. In conformity with accounting guidance of Securities and Exchange Commission concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters and because the founding members had no cost basis in the ESAs, all payments to the founding members with the proceeds of the managing member's IPO and related debt issuance, amounting to approximately $1.456 billion, have been accounted for as distributions, except for the payments to liquidate accounts payable to the founding members arising from the ESAs.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Summary of Significant Accounting Policies

        Accounting Period—The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year.

        Revenue Recognition—Advertising revenue and administrative fees from legacy contracts are recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Advertising revenue is recorded net of make-good provisions to account for delivered attendance that is less than contracted attendance. When remaining delivered attendance is provided, that portion of the revenue earned is recognized in that period. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Meetings and events revenue is recognized in the period in which the event is held. NCM LLC considers estimates regarding make-good provisions in advertising revenue to be a critical accounting policy that requires complicated mathematical calculations used in the preparation of its financial statements. Legacy contracts are advertising contracts with the founding members prior to the formation of NCM LLC, which were not assigned to NCM LLC until the NCM, Inc. IPO was completed. Administrative fees earned by the Company prior to the NCM, Inc. IPO for its services in fulfilling the legacy contracts were based on a percentage of legacy contract revenue (32% during the 2007 pre-IPO period and 2006, and 35% during 2005, respectively).

        Operating Costs—Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, and to a lesser degree, production costs of non-digital advertising, and payments due to unaffiliated theatres circuits under the "Network Affiliate Agreements."

        Meeting and event operating costs include equipment rental, catering, movie tickets acquired primarily from the founding members, revenue share under the amended and restated ESAs and other direct costs of the meeting or event.

        In the 2007 pre-IPO period and prior periods, circuit share costs were fees payable to the founding members for the right to exhibit advertisements within the theatres, based on a percentage of advertising revenue. In the 2007 post-IPO period, under the amended and restated ESAs, a payment to the founding members of a theatre access fee, in lieu of circuit share expense, comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time, is reflected in expense.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs relate primarily to the advertising business and to a lesser extent to the meetings and events business.

        Leases—The Company leases various office facilities under operating leases with terms ranging from month-to-month to 8 years. The Company calculates straight-line rent expense over the initial lease term and renewals that are reasonably assured.

        Advertising Costs—Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of the business, the Company has an insignificant amount of advertising costs included in selling and marketing costs on the statement of operations.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents. Periodically these are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—At December 27, 2007, other non-current assets included restricted cash of $0.3, which is a letter of credit used as a lease deposit on NCM LLC's New York office.

        Investments—NCM LLC considers estimates regarding fair value of the Company's investment in the preferred stock of IdeaCast, Inc. to be a critical accounting policy that requires significant judgments, assumptions and estimates used in the preparation of its financial statements. Refer to Note 5, Investment in Affiliate.

        Receivables—Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. Refer to Note 2, Receivables. Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables and delinquencies in account balances past customary terms at the end of the period. Receivables are written off when management determines amounts are uncollectible. Estimating the amount of allowance for doubtful accounts requires significant judgment and the use of estimates related to the amount and timing of estimated losses based on historical loss experience, consideration of current economic trends and conditions and debtor-specific factors, all of which may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for bad debt could be required that could adversely affect earnings or financial position in future periods.

        Property and Equipment—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 2, Property and Equipment. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network that is located within the theatre is owned by the founding members, while equipment outside the theatre is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        The Company follows the Accounting Standards Executive Committee Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP requires the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of the software costs, which are included in equipment, are depreciated over three to five years. As of December 27, 2007 and December 28, 2006, NCM LLC had a net book value of $9.3 million and $6.1 million, respectively, of capitalized software costs. The Company recorded approximately $2.8 million, $0.3 million, $1.9 million and $0.6 million for the 2007 post-IPO period, 2007 pre-IPO period, year ended December 28, 2006 and the period ended December 29, 2005, respectively, in depreciation expense.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Construction in progress includes costs relating to the affiliate installations. Assets under construction are not depreciated until placed into service.

        NCM LLC's long-lived assets consist principally of property, plant and equipment. It is the Company's policy to assess impairment of long-lived assets pursuant with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets annually. This includes determining if certain triggering events have occurred, including significant decreases in the market value of certain assets, significant changes in the manner in which an asset is used or its physical condition, significant changes in the legal climate or business climate that could affect the value of an asset, or current period or continuing operating or cash flow losses or projections that demonstrate continuing losses associated with certain assets used for the purpose of producing revenue that might be an indicator of impairment. When the Company performs the SFAS No. 144 impairment tests, the Company identifies the appropriate asset group as the total digital system, which includes the grouping of all of the assets required to provide service to our customers. The Company bases this conclusion of asset grouping on the revenue dependency, operating interdependency and shared costs to operate the Company's network. Thus far, none of the above triggering events has resulted in any impairment charges.

        Amounts Due to/from Founding Members—In the 2007 pre-IPO period and prior periods, amounts due to/from founding members included circuit share costs and cost reimbursements, net of the administrative fees earned on Legacy contracts. Amounts due to/from founding members in the 2007 post-IPO period include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members, as well as revenue share earned for meetings and events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

        Amounts Due to/from Managing Member—In the 2007 post-IPO period, amounts due to/from managing member includes amounts due under the LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made periodically.

        Network Affiliate Agreements—Network affiliate agreements were contributed at NCM LLC's formation at the net book value of the founding members and are amortized on a straight-line basis over the remaining life of the agreement. These agreements require payment to the affiliate of a percentage of the advertising revenue associated with the advertisements played in affiliate theatres, and also specify minimum payments that must be made. Amortization expense related to the network affiliate agreements was $0.2 million, $0.1 million, $0.8 million and $1.2 million for the 2007 post-IPO period, 2007 pre-IPO period, year ended December 28, 2006 and the period ended December 29, 2005, respectively.

        Income Taxes—As a limited liability company, NCM LLC's taxable income or loss is allocated to the founding members and managing member and, therefore, no provision or liability for income taxes is included in the financial statements.

        Interest Rate Swap—NCM LLC has entered into interest rate swap agreements which qualify for and have been designated as a cash flow hedge against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138. The interest

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

rate swap agreements have the effect of converting a portion of the variable rate debt to a fixed rate of 6.734%. Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair value of the interest rate swap is recorded on the Company's balance sheet as an asset or liability with the change in fair value recorded in other comprehensive income since the instruments were determined to be perfectly effective at December 27, 2007. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented. The fair value of the Company's interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR.

(in millions)
Fair value of swap at inception	$—
Change in fair value—interest rate changes	(14.4)

Fair value of swap (liability) at December 27, 2007	$(14.4)

        The Company will not use financial instruments for trading or other speculative purposes, nor will the Company be a party to any leveraged derivative instrument. The use of derivative financial instruments is monitored through regular communication with senior management. The Company will be exposed to credit loss in the event of nonperformance by the counter parties. This credit risk is minimized by dealing with a group of major financial institutions with whom the Company has other financial relationships. The Company does not anticipate nonperformance by these counter parties.

        Debt Issuance Costs—In relation to the issuance of long-term debt discussed in Note 7, Borrowings, the Company has a balance of $13.0 million and $0.2 million in deferred financing costs as of December 27, 2007 and December 28, 2006, respectively. These debt issuance costs are being amortized over the terms of the underlying obligation and are included in interest expense. For the 2007 post-IPO period, 2007 pre-IPO period, year ended December 28, 2006 and the period ended December 29, 2005 the Company amortized $1.6 million, $0.0 million, $0.0 million and $0.0 million of debt issuance costs, respectively.

        Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and the credit facility as reported in the Company's balance sheets approximate their fair values due to their short maturity or floating rate terms, as applicable. The carrying amount and fair value of the interest rate swap agreement are the same since the Company recorded the fair value on the balance sheet.

        Share-Based Compensation—Stock-based employee compensation is accounted for at fair value under SFAS No. 123(R), Share-Based Payment. The Company adopted SFAS No. 123(R) on December 30, 2005 prospectively for new equity based grants, as there were no equity based grants prior to the date of adoption. The determination of fair value of options requires that management make complex estimates and judgments. The Company utilizes the Black-Scholes option price model to estimate the fair value of the options, which model requires estimates of various factors used, including expected life of options, risk free interest rate, expected volatility and dividend yield. Refer to Note 8, Share-Based Compensation.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, deferred revenue, equity-based compensation and the valuation of investments in absence of market data. Actual results could differ from those estimates.

Recent Accounting Pronouncements

        During September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company expects its investment in IdeaCast, Inc. (see Note 5) to be measured for fair value based on unobservable inputs (level 3) and expects the impact that SFAS No. 157 will have on its results of operations, financial condition and liquidity will not be significant.

        During February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these investments in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company expects the impact that SFAS No. 159 will have on its results of operations, financial condition and liquidity will not be significant.

        The Company has considered all other recently issued accounting pronouncements and do not believe the adoption of such pronouncements will have a material impact on the financial statements.

2. RECEIVABLES

        Receivables consisted of the following, in millions:

	As of December 27, 2007	As of December 28, 2006
Trade accounts	$92.2	$64.8
Other	0.9	0.2
Less allowance for doubtful accounts	(1.5)	(1.1)

Total	$91.6	$63.9

        At December 27, 2007, there is one individual account representing approximately 15% of the outstanding gross receivable balance.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

2. RECEIVABLES (Continued)

        The changes in NCM's allowance for doubtful accounts are as follows, in millions:

	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007	Year Ended December 28, 2006	Period March 29, 2005 through December 29, 2005
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$1.1	$1.1	$0.5	$—
Provision for bad debt	1.0	0.1	0.8	0.5
Write-offs, net	(0.6)	(0.1)	(0.2)	—

Balance at end of period	$1.5	$1.1	$1.1	$0.5

3. PROPERTY AND EQUIPMENT (in millions)

	As of December 27, 2007	As of December 28, 2006
Equipment	$37.3	$24.1
Leasehold Improvements	1.4	1.2
Less accumulated depreciation	(17.3)	(12.7)

Subtotal	21.4	12.6
Construction in Progress	0.8	—

Total property and equipment	$22.2	$12.6

        For the 2007 post-IPO period, 2007 pre-IPO period, year ended December 28, 2006 and the period ended December 29, 2005 the Company recorded depreciation of $4.8 million, $0.6 million, $4.0 million and $1.8 million, respectively.

4. ACCRUED EXPENSES (in millions)

	As of December 27, 2007	As of December 28, 2006
Makegood Reserve	$4.0	$2.6
Accrued Interest	2.3	0.1
Accrued beverage concessionaire unit cost	2.4	1.1
Other accrued expenses	1.3	1.7

Total accrued expenses	$10.0	$5.5

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

5. INVESTMENT IN AFFILIATE

        On June 26, 2007, NCM LLC invested $5.0 million of cash in 6% convertible preferred stock of IdeaCast, Inc., a provider of advertising to fitness centers and health clubs throughout the United States. On September 27, 2007, NCM LLC invested an additional $2.0 million of cash in 6% convertible preferred stock of IdeaCast, Inc. The amount of IdeaCast, Inc. 6% convertible preferred stock owned by NCM LLC at December 27, 2007 is convertible into a minority interest of IdeaCast, Inc.'s common stock. The preferred stock is accounted for as an investment in debt securities per SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, due to the provisions in the agreement, which gave the Company a mandatory redemption right five years after the date of investment. The securities are not held for trading purposes and are therefore by default and definition, classified as available-for-sale even though it is not the Company's intent to sell these securities. There are no marketplace indicators of value that management can use to determine the fair value of the investment in IdeaCast. Management concluded that the estimated fair value of the securities at December 27, 2007 had not changed from their cost based on quantitative analysis which considered IdeaCast's potential future operating results under a variety of conditions and consideration of various qualitative factors. Management's assessment considered that there have been no significant changes in the prospects of IdeaCast's business since the original investment and the decision to make a follow-on investment. As a result, there were no gains or losses recorded in other comprehensive income for the investment in IdeaCast, Inc. for the 2007 post-IPO period.

        During September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for us as of fiscal 2008. The Company expects the investment in IdeaCast, Inc. to be measured for fair value based on unobservable inputs (level 3) and expects the impact that SFAS No. 157 will have on its results of operations, financial condition and liquidity will not be significant.

        A further agreement was entered into whereby, at the option of NCM LLC during the period June 30, 2008 through December 2009, a further investment may be made by NCM LLC to purchase common stock of IdeaCast, Inc. at a predetermined valuation formula, to bring NCM LLC's total investment to approximately 50.1% of the capital stock of IdeaCast, Inc. (on a fully diluted basis assuming conversion of all of the 6% convertible preferred stock). The option to purchase common stock of IdeaCast, Inc. has not yet been exercised. The companies also entered into a shared services agreement which allows for cross-marketing and certain services to be provided between the companies at rates which will be determined on an arms length basis. The services provided by IdeaCast for the 2007 post-IPO period were not material to NCM.

6. RELATED-PARTY TRANSACTIONS

2007 Pre-IPO Period, 2006 and 2005—

        At the formation of NCM LLC and upon the admission of Cinemark as a founding member, circuit share arrangements and administrative services fee arrangements were in place with each

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

6. RELATED-PARTY TRANSACTIONS (Continued)

founding member. Circuit share cost and administrative fee revenue by founding member were as follows (in millions):

	Pre-IPO Period December 29, 2006 through February 12, 2007		Year Ended December 28, 2006		Period March 29, 2005 through December 29, 2005
	Circuit	Administrative Fee Revenue	Circuit Share Cost	Administrative Fee Revenue	Circuit Share Cost	Administrative Fee Revenue
AMC	$4.1	$—	$38.6	$0.2	$19.4	$8.3
Cinemark	3.7	0.1	29.7	0.4	0.1	—
Regal	6.6	—	61.8	4.8	19.1	22.5

Total	$14.4	$0.1	$130.1	$5.4	$38.6	$30.8

        NCM LLC's administrative services fee was earned at a rate of 32% of the $0.3 million and $16.8 million of legacy contract value for the 2007 pre-IPO period and year ended December 28, 2006, and at a rate of 35% of the $88.0 million of legacy contract value for the period ended December 29, 2005, respectively. At the closing of the NCM, Inc. IPO, the founding members entered into amended and restated ESAs which, among other things, amended the circuit share structure in favor of the theatre access fee structure and assigned all remaining legacy contracts to NCM LLC.

        Pursuant to the agreements entered into at the completion of the NCM, Inc. IPO, amounts owed to the founding members through the date of the NCM, Inc. IPO of $50.8 million were paid by NCM LLC on March 15, 2007.

        Amounts due to/from founding members at December 28, 2006, were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Circuit share payments	$15.2	$14.0	$24.8	$54.0
Cost reimbursement	0.1	—	0.4	0.5
Administrative fee	—	(0.1)	(0.5)	(0.6)

Total	$15.3	$13.9	$24.7	$53.9

2007 Post-IPO Period—

        Pursuant to the amended and restated ESAs in place since the close of the NCM, Inc. IPO, NCM LLC makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen of the founding member theatres. The theatre access fee replaced the circuit share expenses. Also, under the amended and restated ESAs, the founding members can purchase advertising time for the display of up to 90 seconds of on-screen advertising under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand ("CPM") impressions. The total theatre access fee to the founding members for the 2007 post-IPO period is $41.5 million. The total revenue related to the beverage concessionaire agreements for the 2007 post-IPO period is $40.9 million. In addition, pursuant to the amended and restated ESAs,

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

6. RELATED-PARTY TRANSACTIONS (Continued)

NCM LLC makes monthly payments to the founding members for use of their screens and theatres for the meetings and events business. These payments are at agreed upon rates based on the nature of the event. Payments to the founding members for these events totaled $3.8 million for the 2007 post-IPO period. Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the close of the NCM, Inc. IPO, NCM LLC is required to made mandatory distributions to the members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to the founding members of NCM LLC for post-IPO period is $65.8 million, of which $20.5 million is included in the due to/from founding members at December 27, 2007.

        On January 26, 2006, AMC acquired the Loews theatre circuit. The Loews screen integration agreement, effective as of January 5, 2007 and amended and restated as of February 13, 2007, between NCM LLC and AMC, commits AMC to cause the theatres it acquired from Loews to participate in the exhibitor services agreements beginning on June 1, 2008. In accordance with the Loews screen integration agreement, AMC pays us amounts based on an agreed-upon calculation to reflect amounts that approximate what NCM LLC would have generated if NCM LLC were able to sell on-screen advertising in the Loews theatre chain on an exclusive basis. These Loews payments are made on a quarterly basis in arrears through May 31, 2008 in accordance with certain run-out provisions. For the 2007 post-IPO period the Loews payment is $11.2 million, of which $3.7 million is included in the due to/from founding members at December 27, 2007. The Loews payment is recorded directly to NCM LLC's members' equity account.

        Amounts due to/from founding members at December 27, 2007 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$(0.2)	$0.1	$0.2	$0.1
Cost and other reimbursement	(0.4)	(0.2)	(0.5)	(1.1)
Distributions payable, net	3.2	5.2	8.4	16.8

Total	$2.6	$5.1	$8.1	$15.8

Founding Members' Other—

        During the 2007 post-IPO period, the 2007 pre-IPO period, the year ended December 28, 2006 and the period ended December 29, 2005, AMC and Regal purchased $1.4 million, $0.1 million, $2.1 million and $1.1 million, respectively, of NCM LLC's advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC's advertising rate card and is included in advertising revenue with a percentage of such amounts returned by NCM LLC to the founding members as advertising circuit share during the 2007 pre-IPO period and the year ended December 28, 2006.

        Included in media and events operating costs is $3.3. million, $0.2 million, $4.1 million and $2.1 million for the 2007 post-IPO period, the 2007 pre-IPO period, the year December 28, 2006 and the period ended December 29, 2005, respectively, related to purchases of movie tickets and concession products from the founding members primarily for resale to NCM LLC's customers.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

6. RELATED-PARTY TRANSACTIONS (Continued)

        Included in advertising operating costs is $0.2 million, $0.0 million, $0.0 million and $0.0 million for the 2007 post-IPO period, the 2007 pre-IPO period, the year ended December 28, 2006 and the period ended December 29, 2005, respectively, related to payments to founding members for costs associated with lobby promotions and concession items.

RCI Unit Option Plan—

        In connection with the formation of NCM, LLC in 2005, Regal Cinemas, Inc. adopted and approved the RCI Severance Plan for Equity Compensation. Participation in the Severance Plan is limited to employees of RCM, who held unvested shares of Regal's restricted common stock pursuant to the terms of the incentive plan immediately prior to such employees' termination of employment with RCM and commenced employment with NCM, LLC. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan is, at the times set forth in the Severance Plan, entitled to a cash payments and payments in lieu of dividends as defined in the Severance Plan until the date that each such participant's restricted stock would have vested in accordance with the incentive plan. As this severance plan provides for payments over future periods that are contingent upon continued employment with the Company, the cost of the severance plan is being recorded as an expense over the remaining required service periods. As the payments under the plan are being funded by Regal, Regal is credited with a capital contribution at NCM LLC equal to this severance plan expense. During the 2007 post-IPO period, the 2007 pre-IPO period, the year ended December 28, 2006 and the period ended December 29, 2005, severance expense and the related capital contribution recognized for amounts under the Regal option plan were $1.5 million, $0.4 million, $4.2 million and $8.5 million, respectively. The Company records the expense as a separate line item in the statements of operations. The amount recorded is not allocated to advertising operating costs, network costs, selling and marketing costs and administrative costs because the recorded expense is associated with the past performance of Regal's common stock market value rather than current period performance.

National CineMedia, Inc.—

        Pursuant to the LLC Operating Agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs. During the 2007 post-IPO period, NCM LLC paid NCM, Inc. $9.2 million for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At December 27, 2007, $0.5 million has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 8).

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

6. RELATED-PARTY TRANSACTIONS (Continued)

        Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the close of the NCM, Inc. IPO, the Company is required to made mandatory distributions to the members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis. The available cash distribution to NCM, Inc. for the 2007 post-IPO period is $53.3 million, of which $16.6 million is included in the due to/from managing member at December 27, 2007.

        Amounts due to/from managing member at December 27, 2007 were comprised of the following (in millions):

Total
Distributions payable	$16.6
Cost and other reimbursement	0.1

Total	$16.7

7. BORROWINGS

        Short-Term Borrowings From Members—In 2005, NCM signed an Amended and Restated Demand Promissory Note (the "Demand Note") with its founding members under which the Company could borrow up to $11.0 million on a revolving basis. Borrowings under the Demand Note were funded by the founding members pro rata to their ownership of units. Interest was payable monthly at 200 basis points over LIBOR. Interest paid to the founding members during the period ended December 29, 2005 and the year ended December 28, 2006 was less than $0.1 million, in each period. The demand note was repaid and cancelled on March 22, 2006.

Long-Term Borrowings—

        Revolving Credit Agreement—On March 22, 2006, NCM LLC entered into a bank-funded $20.0 million Revolving Credit Agreement, of which $2.0 million could have been utilized in support of letters of credit. The revolving credit agreement was collateralized by trade receivables, and borrowings under the revolving credit agreement were limited to 85% of eligible trade receivables, as defined. The revolving credit agreement bore interest, at NCM LLC's option, at either an adjusted Eurodollar rate or the base rate plus, in each case, an applicable margin. Outstanding borrowings at December 28, 2006, were $10.0 million. The revolving credit agreement was repaid and cancelled on February 13, 2007.

        Senior Secured Credit Facility—On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The term loan is due on the eighth anniversary of the funding. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit. The outstanding balance of the term loan facility at December 27, 2007 was $725.0 million. The outstanding balance under the revolving credit facility at December 27, 2007 was $59.0 million. The obligations under the credit facility are secured by a lien on substantially all of the assets of NCM LLC. Borrowings under the senior secured credit facility bear

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

7. BORROWINGS (Continued)

interest, at the option of the Company, at a rate equal to an applicable margin plus either a variable base rate or a eurodollar rate. The applicable margin for both the term loan facility and the revolving credit facility is 0.75% with respect to base rate loans and 1.75% with respect to eurodollar loans. As of December 27, 2007, the effective rate on the term loan was 6.77% (the interest rate swap hedged $550.0 million of the $725.0 million term loan at a fixed interest rate of 6.734% while the unhedged portion was at an interest rate of 6.87%) and the weighted-average interest rate on the revolver was 6.81%. Commencing with the third fiscal quarter in fiscal year 2008, the applicable margin for the revolving credit facility will be determined quarterly and will be subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (defined in the NCM LLC credit agreement as the ratio of secured funded debt less unrestricted cash and cash equivalents, over adjusted EBITDA, as defined). Upon the occurrence of any payment default, certain amounts under the senior secured credit facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.00% per annum. The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which, at December 27, 2007, the Company was in compliance. Upon occurrence of an event of default, among other remedies available to the lenders, all outstanding loans may be accelerated and/or the lenders' commitments may be terminated.

Future Maturities of Long-Term Borrowings—

        There are no scheduled annual maturities on the credit facility for the next five years and as of December 27, 2007; the next scheduled annual maturity on the outstanding credit facility of $784.0 million is after fiscal year 2012.

8. SHARE-BASED COMPENSATION

        On April 4, 2006, NCM LLC's board of directors approved the NCM LLC 2006 Unit Option Plan, under which 1,131,728 units were outstanding as of December 28, 2006. Under certain circumstances, holders of unit options could put the options to NCM LLC for cash. As such, the Unit Option Plan was accounted for as a liability plan and the liability was measured at its fair value at each reporting date. The valuation of the liability was determined based on provisions of SFAS No. 123(R), and factored into the valuation that the options were granted in contemplation of an IPO. The Company used the estimated pricing of the IPO at the time of the grant to determine the equity value, for each unit underlying the options. The Unit Option Plan allowed for additional equity awards to be issued to outstanding option holders in the event of the occurrence of an IPO, with the purpose of the additional option awards or restricted units being to ensure that the economic value of outstanding unit options, as defined in the agreement, held just prior to an IPO was maintained by the option holder immediately after the offering.

        At the date of NCM, Inc.'s IPO, NCM, Inc. adopted the NCM, Inc. 2007 Equity Incentive Plan. The employees of NCM, Inc. and the employees of NCM LLC are eligible for participation in the Equity Incentive Plan. There are 2,576,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan. Under the Equity Incentive Plan, NCM, Inc. issued stock options on 1,589,625 shares of common stock to holders of outstanding unit options in substitution of the unit options and also issued 262,466 shares of restricted stock. In connection with the conversion at the date of the NCM, Inc. IPO, and pursuant to the antidilution adjustment terms of the Unit Option Plan, the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

8. SHARE-BASED COMPENSATION (Continued)

exercise price and the number of shares of common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the NCM, Inc. IPO. The Equity Incentive Plan is treated as an equity plan under the provisions of SFAS No. 123(R), and the existing liability under the Unit Option Plan at the end of the 2007 pre-IPO period of $2.3 million was reclassified to members' equity of NCM LLC at that date.

        Activity in the Equity Incentive Plan, as converted, is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Life (in years)	Aggregate Intrinsic Value (in Millions)
Outstanding at December 28, 2006	1,131,728	$23.85
Granted	274,500	22.33
Exercised	—	—
Anti-dilution adjustments made to outstanding options in connection with the plan conversion	457,897	16.98
Forfeited	(41,219)	18.72

Outstanding at December 27, 2007	1,822,906	$17.75	12.7	$12.1
Vested at December 27, 2007	—	—	—	—

Exercisable at December 27, 2007	—	$—	—	$—

        NCM, Inc. has estimated the fair value of these options to range from $5.46 to $8.17 per share based on the Black-Scholes option pricing model. The Black-Scholes model requires that NCM, Inc. make estimates of various factors used, as noted below. The fair value of the options is being charged to operations over the vesting period.

        Options awarded under the Equity Incentive Plan are generally granted with an exercise price equal to the market price of NCM, Inc. common stock on the date of the grant. The options vest annually over periods between 59 through 81 months and have either 10-year or 15-year contractual terms. The following table summarizes information about the stock options at December 27, 2007, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at Dec. 27, 2007	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number Exercisable at Dec. 27, 2007	Weighted Average Exercise Price
$16.35 - $18.01	1,473,041	13.3	$16.52	—	$—
$21.00	197,000	9.1	21.00	—	—
$24.04 - $24.74	114,865	13.0	24.25	—	—
$26.76 - $29.05	38,000	14.1	28.87	—	—

	1,822,906	12.7	$17.75	—	$—

        The following assumptions were used in the valuation of the options:

  •
  Expected life of options—6.5 to 9 years. The expected life of the options was determined by using the average of the vesting and contractual terms of the options (the "simplified method" as described in Securities and Exchange Commission Staff Accounting Bulletin 110).

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

8. SHARE-BASED COMPENSATION (Continued)

  •
  Risk free interest rate—4.1% to 4.9%. The risk-free interest rate was determined by using the applicable Treasury rates as of the grant dates, commensurate with the expected terms of the options.

  •
  Expected volatility—30.0%. Expected volatility was estimated based on comparable companies for historic stock price volatility.

  •
  Dividend yield—3.0%. The estimated dividend yield was determined using NCM, Inc.'s expectations based on estimated cash flow characteristics and expected long-term dividend policy after the NCM, Inc. IPO.

        Under the fair value recognition provisions of SFAS No. 123R, recognizes stock-based compensation is recognized net of an estimated forfeiture rate, and therefore only stock-based compensation cost for those shares expected to vest over the requisite service period of the award is recognized. A forfeiture rate of 5% was estimated for all employees to reflect the potential separation of employees. NCM, Inc. expects approximately 1,732,000 of the outstanding options to vest.

        The Company recognized $1.9 million, $0.3 million and $1.9 million for the 2007 post-IPO period, the 2007 pre-IPO period and the year ended December 28, 2006, respectively, of share-based compensation expense for these options and no amounts were capitalized. The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM, LLC. As of December 27, 2007, unrecognized compensation cost related to nonvested options was approximately $8.9 million, which will be recognized over a remaining period of between 48 and 60 months.

        Non-vested Stock—NCM, Inc. implemented a restricted stock program as part of the Equity Incentive Plan. The plan provides for restricted stock awards to officers, board members and other key employees, including employees of NCM, LLC. Under the restricted stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to a continued employment restriction and as such restrictions lapse (generally at the start of each subsequent calendar year), the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares at NCM, Inc., although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. The restricted stock vests in equal annual installments over a five-year period, except awards to non-employee directors, which vest after one year. Compensation cost is valued based on the market price on the grant date and is expensed over the vesting period.

        The following table represents the shares of non-vested stock of NCM, Inc. that were granted during the period and outstanding as of December 27, 2007:

	Period February 13, 2007 through December 27, 2007	Weighted Average Grant-Date Fair Value
Non-vested at December 28, 2006	—
Granted	275,184	$21.21
Forfeited	(3,339)	21.00

Non-vested as of December 27, 2007	271,845	$21.21

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of and for the periods ended December 28, 2006 and December 27, 2007

8. SHARE-BASED COMPENSATION (Continued)

        The forfeiture rates are consistent with the rates used for options. The Company recorded $1.2 million in compensation expense related to such outstanding restricted shares during the 2007 post-IPO period and no amounts were capitalized. The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM, LLC. As of December 27, 2007, unrecognized compensation cost related to non-vested restricted stock was approximately $4.5 million, which will be recognized over a remaining period of between 2 months and 53 months.

9. EMPLOYEE BENEFIT PLANS

        NCM, LLC sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The Company made discretionary contributions of $0.6 million, $0.0 million, $0.6 million and $0.3 million during the 2007 post-IPO period, 2007 pre-IPO period, the year ended December 28, 2006 and the period ended December 29, 2005, respectively.

10. COMMITMENTS AND CONTINGENCIES

        The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

Operating Lease Commitments

        The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the 2007 post-IPO period, 2007 pre-IPO period, year ended December 28, 2006 and the period ended December 29, 2005, was $1.3 million, $0.3 million, $1.6 million and $1.1 million, respectively.

        Future minimum lease payments under noncancelable operating leases are as follows (in millions):

2008	$1.8
2009	1.8
2010	1.5
2011	1.3
2012	1.3
Thereafter	1.3

Total	$9.0

* * * * * *

AMC ENTERTAINMENT INC.

$325,000,000 11% Series B Senior Subordinated Notes due 2016
$250,000,000 8 5/8% Series B Senior Notes due 2012
$300,000,000 8% Series B Senior Subordinated Notes due 2014,
each of which is fully and unconditionally guaranteed
by all of our domestic subsidiaries that guarantee our other indebtedness

Prospectus

Dated August 12, 2008

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. Our amended and restated certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, we shall bear the burden of proof that the claimant is not entitled to indemnification. Section 145 of the Delaware General Corporation Law also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation of the Company contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law. The effect of these provisions is to eliminate our and our stockholders' rights (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of us or our stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1(a)	Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
2.1(b)	Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2	Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).

Exhibit Number	Description
2.3	Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
3.1(a)	Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.1(b)	Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (restated for filing purposes in accordance with Rule 102(c) of Regulation S-T) (incorporated by reference from Exhibit 3.1(b) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004). Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	S&J Theatres, Inc. (incorporated by reference from Exhibit 3.3.2 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.3	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.4	Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	Loews Theatre Management Corp. (incorporated by reference from Exhibit 3.3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.8	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.95 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	Centertainment, Inc. (incorporated by reference from Exhibit 3.3.96 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.10	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.11	Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.3.100 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.4	By-laws of the following Additional Registrants: (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Loews Citywalk Theatre Corporation
Loews Theatre Management Corp.
S&J Theatres Inc.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC. (incorporated by reference from Exhibit 3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

Exhibit Number	Description
3.8	By-laws of AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.9	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.10	By-laws of Centertainment, Inc. (incorporated by reference from Exhibit 3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.11	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.12	By-laws of Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(a)	Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)	Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(c)	Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)	Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(a)	Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.2(b)	First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)	Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).
4.2(d)	Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.3	Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.4(a)	Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

Exhibit Number	Description
4.4(b)	First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.4(c)	Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2006).
4.4(d)	Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.5(a)	Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.5(b)	Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.6(a)	Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.6(b)	First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.7	Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.8(a)	Indenture, dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.13 to Holdings' Registration Statement on Form S-4 (file No. 333-122636) filed on February 8, 2005).
4.8(b)	Registration Rights Agreement dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.14 to Holdings' Registration Statement on Form S-4 (File No. 333-122636) filed on February 8, 2005).
*5.1	Opinion of O'Melveny & Myers LLP.
5.2	Opinion of Quarles & Brady Streich Lang LLP (incorporated by reference from Exhibit 5.2 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.3	Opinion of Cohn Birnbaum & Shea P.C. (incorporated by reference from Exhibit 5.3 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.4	Opinion of Hackman Hulett & Cracraft, LLP (incorporated by reference from Exhibit 5.4 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).

Exhibit Number	Description
5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (incorporated by reference from Exhibit 5.5 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.6	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.6 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.7	Opinion of Warner Norcross & Judd LLP (incorporated by reference from Exhibit 5.7 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.8	Opinion of Lathrop & Gage L.C. (incorporated by reference from Exhibit 5.8 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.9	Opinion of Porter, Wright, Morris & Arthur LLP (incorporated by reference from Exhibit 5.9 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.10	Opinion of Fulbright & Jaworski, LLP (incorporated by reference from Exhibit 5.10 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
10.1	Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1- 8747) filed on December 27, 2005).
10.2	Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3	Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4	Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5	District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6	Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7	Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc. (incorporated by reference from Exhibit 10.1 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.9	Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.3 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.10	Management Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.4 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)

Exhibit Number	Description
10.11	Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12	Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.13	Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.14	American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.15(a)	Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.15(A) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.15(b)	AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.15(B) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.16	Amended and Restated Employment Agreement, dated as of June 11, 2007, by and among Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.8 to the Company's Form 8-K filed June 13, 2007).
10.17	Employment Separation and General Release Agreement, dated as of March 20, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 20, 2007).
10.17(a)	First Amendment to Employment Separation and General Release Agreement, dated as of April 4, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.17(A) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.18	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.19	Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).

Exhibit Number	Description
10.20	American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.20 to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.21	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.22	AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005. (incorporated by reference from Exhibit 10.22 to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.23	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.24	Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.25	Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.26	Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)
10.27	Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.28	Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.

Exhibit Number	Description
10.29	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.30	Form of Non-Qualified Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.18 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.31	Form of Incentive Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.19 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.32	Retainer agreement with Raymond F. Beagle, Jr. dated October 1, 2002. (Incorporated by Reference from Exhibit 10.27 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 26, 2002).
10.33	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.34	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
10.35	Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.36	Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.37	Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (Incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.38	Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (Incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
10.39	Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).

Exhibit Number	Description
10.40	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.41	Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.42(a)	AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan. (incorporated by reference from Exhibit 10.9 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.42(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.42(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.43	Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).
10.44	Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.45	First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.46	Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
10.47	Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
10.48	Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
10.49	Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to the Company's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.50	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)

Exhibit Number	Description
10.51	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.52	Agreement with Richard T. Walsh (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on February 8, 2008)
10.53	Employment Agreement, dated as of July 1, 2001 by and among Mark A. McDonald, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.48 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2008).
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
*21.1	Subsidiaries.
*23.1	Consent of PricewaterhouseCoopers LLP as to AMC Entertainment Inc.'s financial statements.
*23.2	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Entertainment Corporation's financial statements.
*23.3	Consent of Deloitte & Touche LLP as to National CineMedia, LLC's financial statements.
*23.4	Consent of O'Melveny & Myers LLP (incorporated in Exhibit 5.1).
23.5	Consent of Quarles & Brady Streich Lang LLP (incorporated in Exhibit 5.2).
23.6	Consent of Cohn Birnbaum & Shea P.C. (incorporated in Exhibit 5.3).
23.7	Consent of Hackman Hulett & Cracraft, LLP (incorporated in Exhibit 5.4).
23.8	Consent of Ballard Spahr Andrews & Ingersoll, LLP (incorporated in Exhibit 5.5).
23.9	Consent of Ropes & Gray LLP (incorporated in Exhibit 5.6).
23.10	Consent of Warner Norcross & Judd LLP (incorporated in Exhibit 5.7).
23.11	Consent of Lathrop & Gage L.C. (incorporated in Exhibit 5.8).
23.12	Consent of Porter, Wright, Morris & Arthur LLP (incorporated in Exhibit 5.9).
23.13	Consent of Fulbright & Jaworski, LLP (incorporated in Exhibit 5.10).
24.1	Power of Attorney.
25.1	Statement of Eligibility and Authorization of the Bank of New York, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 AMCE's Registration Statement on Form S-4 (File No. 333-74139) filed on March 9, 1999).
25.2	Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25 AMCE's Registration Statement on Form S-4 (File No. 333-85062) filed on March 27, 2002).
25.3	Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
25.4	Statement of Eligibility and Authorization of HSBC Bank USA, National Association, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

Exhibit Number	Description
25.5	Statement of Eligibility and Authorization of HSBC Bank USA, National Association, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-133574) filed on March April 27, 2006).

*
Filed herewith.

Item 22.    Undertakings

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

 SIGNATURE

        Pursuant to the requirements of the Securities Act, the AMC Entertainment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 12, 2008.

AMC ENTERTAINMENT INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter C. Brown Principal Executive Officer	Chairman of the Board, Chief Executive Officer, President and Director	August 12, 2008
* Michael R. Hannon	Director	August 12, 2008
* Stephen P. Murray	Director	August 12, 2008
* Stan Parker	Director	August 12, 2008
* Aaron J. Stone	Director	August 12, 2008
* John Connaughton	Director	August 12, 2008
* Eliot P.S. Merrill	Director	August 12, 2008

Signature	Title	Date

* Kevin Maroni	Director	August 12, 2008
* Travis Reid	Director	August 12, 2008
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	August 12, 2008
* Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	August 12, 2008

*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-Fact

 SIGNATURE

        Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 12, 2008.

AMC CARD PROCESSING SERVICES, INC.
AMC ENTERTAINMENT INTERNATIONAL, INC
AMC REALTY, INC.
AMERICAN MULTI-CINEMA, INC.
CENTERTAINMENT, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION
LOEWS THEATRE MANAGEMENT CORP.
PREMIUM THEATRE OF FRAMINGHAM, INC.
S&J THEATRES, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter C. Brown Principal Executive Officer	Chairman of the Board, Chief Executive Officer, President and Director	August 12, 2008
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President, Chief Financial Officer and Director	August 12, 2008
* Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	August 12, 2008

*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-Fact

 SIGNATURE

        Pursuant to the requirements of the Securities Act, Loews Cineplex U.S. Callco, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 12, 2008.

LOEWS CINEPLEX U.S. CALLCO, LLC
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer of American Multi-Cinema, Inc., the Sole Member

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter C. Brown Principal Executive Officer	Chief Executive Officer and President	August 12, 2008
/s/ CRAIG R. RAMSEY Craig R. Ramsey Principal Financial Officer	Executive Vice President and Chief Financial Officer	August 12, 2008
* Chris A. Cox Principal Accounting Officer	Vice President and Chief Accounting Officer	August 12, 2008

*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description
2.1(a)	Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
2.1(b)	Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2	Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
2.3	Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
3.1(a)	Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.1(b)	Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (restated for filing purposes in accordance with Rule 102(c) of Regulation S-T) (incorporated by reference from Exhibit 3.1(b) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	S&J Theatres, Inc. (incorporated by reference from Exhibit 3.3.2 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.3	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.4	Loews Cineplex U.S. Callco, LLC (incorporated by reference from Exhibit 3.3.17 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	Loews Theatre Management Corp. (incorporated by reference from Exhibit 3.3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

Exhibit Number	Description
3.3.8	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.95 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	Centertainment, Inc. (incorporated by reference from Exhibit 3.3.96 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.10	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.11	Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.3.100 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.4	By-laws of the following Additional Registrants: (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Loews Citywalk Theatre Corporation
Loews Theatre Management Corp.
S&J Theatres Inc.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC. (incorporated by reference from Exhibit 3.7 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	By-laws of AMC Entertainment Interational, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.9	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.22 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.10	By-laws of Centertainment, Inc. (incorporated by reference from Exhibit 3.23 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.11	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.12	By-laws of Premium Theater of Framingham, Inc. (incorporated by reference from Exhibit 3.26 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(a)	Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)	Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(c)	Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)	Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

Exhibit Number	Description
4.2(a)	Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.2(b)	First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)	Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).
4.2(d)	Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.3	Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.4(a)	Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.4(b)	First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.4(c)	Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2006).
4.4(d)	Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.5(a)	Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.5(b)	Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.6(a)	Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.6(b)	First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

Exhibit Number	Description
4.7	Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.8(a)	Indenture, dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.13 to Holdings' Registration Statement on Form S-4 (file No. 333-122636) filed on February 8, 2005).
4.8(b)	Registration Rights Agreement dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.14 to Holdings' Registration Statement on Form S-4 (File No. 333-122636) filed on February 8, 2005).
*5.1	Opinion of O'Melveny & Myers LLP.
5.2	Opinion of Quarles & Brady Streich Lang LLP (incorporated by reference from Exhibit 5.2 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.3	Opinion of Cohn Birnbaum & Shea P.C. (incorporated by reference from Exhibit 5.3 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.4	Opinion of Hackman Hulett & Cracraft, LLP (incorporated by reference from Exhibit 5.4 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (incorporated by reference from Exhibit 5.5 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.6	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.6 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.7	Opinion of Warner Norcross & Judd LLP (incorporated by reference from Exhibit 5.7 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.8	Opinion of Lathrop & Gage L.C. (incorporated by reference from Exhibit 5.8 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.9	Opinion of Porter, Wright, Morris & Arthur LLP (incorporated by reference from Exhibit 5.9 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
5.10	Opinion of Fulbright & Jaworski, LLP (incorporated by reference from Exhibit 5.10 to the Company's Form S-1 (File No. 333-133940) filed May 9, 2006).
10.1	Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1- 8747) filed on December 27, 2005).
10.2	Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3	Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4	Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).

Exhibit Number	Description
10.5	District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6	Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7	Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc. (incorporated by reference from Exhibit 10.1 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.9	Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.3 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.10	Management Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.4 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.11	Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12	Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.13	Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.14	American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

Exhibit Number	Description
10.15(a)	Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.15(A) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.15(b)	AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.15(B) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.16	Amended and Restated Employment Agreement, dated as of June 11, 2007, by and among Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.8 to the Company's Form 8-K filed June 13, 2007).
10.17	Employment Separation and General Release Agreement, dated as of March 20, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 20, 2007).
10.17(a)	First Amendment to Employment Separation and General Release Agreement, dated as of April 4, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.17(A) to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.18	Division Operations Incentive Program (incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.19	Summary of American Multi-Cinema, Inc. Executive Incentive Program (incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.20	American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006. (incorporated by reference from Exhibit 10.20 to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.21	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.22	AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005. (incorporated by reference from Exhibit 10.22 to AMCE's Form 10-K (File No. 001-08747) filed June 15, 2007).
10.23	American Multi-Cinema, Inc. Executive Savings Plan (incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.24	Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.25	Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

Exhibit Number	Description
10.26	Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)
10.27	Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.28	Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.29	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.30	Form of Non-Qualified Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.18 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.31	Form of Incentive Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.19 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.32	Retainer agreement with Raymond F. Beagle, Jr. dated October 1, 2002. (Incorporated by Reference from Exhibit 10.27 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 26, 2002).
10.33	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.34	Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).

Exhibit Number	Description
10.35	Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.36	Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.37	Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.38	Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
10.39	Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).
10.40	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.41	Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.42(a)	AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan. (incorporated by reference from Exhibit 10.9 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.42(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.42(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.43	Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).
10.44	Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).

Exhibit Number	Description
10.45	First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.46	Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
10.47	Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
10.48	Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
10.49	Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to the Company's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.50	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.51	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007)
10.52	Agreement with Richard T. Walsh (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on February 8, 2008)
10.53	Employment Agreement, dated as of July 1, 2001 by and among Mark A. McDonald, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.48 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2008).
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
*21.1	Subsidiaries.
*23.1	Consent of PricewaterhouseCoopers LLP as to AMC Entertainment Inc.'s financial statements.

Exhibit Number	Description
*23.2	Consent of PricewaterhouseCoopers LLP as to Loews Cineplex Entertainment Corporation's financial statements.
*23.3	Consent of Deloitte & Touche LLP as to National CineMedia, LLC's financial statements.
*23.4	Consent of O'Melveny & Myers LLP (incorporated in Exhibit 5.1).
23.5	Consent of Quarles & Brady Streich Lang LLP (incorporated in Exhibit 5.2).
23.6	Consent of Cohn Birnbaum & Shea P.C. (incorporated in Exhibit 5.3).
23.7	Consent of Hackman Hulett & Cracraft, LLP (incorporated in Exhibit 5.4).
23.8	Consent of Ballard Spahr Andrews & Ingersoll, LLP (incorporated in Exhibit 5.5).
23.9	Consent of Ropes & Gray LLP (incorporated in Exhibit 5.6).
23.10	Consent of Warner Norcross & Judd LLP (incorporated in Exhibit 5.7).
23.11	Consent of Lathrop & Gage L.C. (incorporated in Exhibit 5.8).
23.12	Consent of Porter, Wright, Morris & Arthur LLP (incorporated in Exhibit 5.9).
23.13	Consent of Fulbright & Jaworski, LLP (incorporated in Exhibit 5.10).
24.1	Power of Attorney.
25.1	Statement of Eligibility and Authorization of the Bank of New York, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 AMCE's Registration Statement on Form S-4 (File No. 333-74139) filed on March 9, 1999).
25.2	Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25 AMCE's Registration Statement on Form S-4 (File No. 333-85062) filed on March 27, 2002).
25.3	Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
25.4	Statement of Eligibility and Authorization of HSBC Bank USA, National Association, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
25.5	Statement of Eligibility and Authorization of HSBC Bank USA, National Association, as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-133574) filed on March April 27, 2006).

*
Filed herewith.

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EXPLANATORY NOTE
TABLE OF CONTENTS
MARKET AND INDUSTRY INFORMATION
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Industry
Recent Developments
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
AMCE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LOEWS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Our Competitive Strengths
Our Strategy
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Grants of Plan-based Awards—Fiscal 2008
Outstanding Equity Awards at end of Fiscal 2008
Option Exercises and Stock Vested—Fiscal 2008
Pension Benefits
Nonqualified Deferred Compensation
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF 2016 NOTES
DESCRIPTION OF SENIOR NOTES
DESCRIPTION OF 2014 NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
LOEWS CINEPLEX ENTERTAINMENT CORPORATION CONSOLIDATED BALANCE SHEET (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF OPERATIONS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS (IN THOUSANDS OF U.S. DOLLARS)
LOEWS CINEPLEX ENTERTAINMENT CORPORATION NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
  PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
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